As filed with the Securities and Exchange Commission on July 16, 2015

Registration No. 333-203873

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to the

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mylan N.V.

(Exact Name of Registrant as Specified in its Charter)

The Netherlands	2834	98-1189497
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building 4, Trident Place

Mosquito Way, Hatfield

Hertfordshire, AL10 9UL England

Tel: +44 (0) 1707-853-000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph F. Haggerty

Corporate Secretary

Mylan N.V.

c/o Mylan Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

Tel: (724) 514-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley L. Wideman, Esq. Vice President, Associate General Counsel, Securities and Assistant Secretary Mylan N.V. c/o Mylan Inc. 1000 Mylan Boulevard Canonsburg, Pennsylvania 15317 (724) 514-1800	Scott A. Barshay, Esq. Mark I. Greene, Esq. Thomas E. Dunn, Esq. Aaron M. Gruber, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale of securities to the public: Pursuant to Rule 162 under the Securities Act, the offer described herein will commence as soon as practicable after the date of this Registration Statement. The offer cannot, however, be completed prior to the time this Registration Statement becomes effective. Accordingly, any actual sale or purchase of securities pursuant to the offer will occur only after this Registration Statement is effective, subject to the conditions set forth in this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus/offer to exchange may be changed. Mylan N.V. may not complete the offer and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus/offer to exchange is not an offer to sell these securities, and Mylan N.V. is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 16, 2015

Offer to Exchange

Each Outstanding Ordinary Share

of

Perrigo Company plc

for

$75.00 in Cash and

2.3 Mylan N.V. Ordinary Shares

by

MYLAN N.V.

Mylan N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands (“Mylan”), is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange each of the issued and outstanding ordinary shares, par value €0.001 per ordinary share (“Perrigo ordinary shares”), of Perrigo Company plc, a public limited company incorporated under the laws of Ireland (“Perrigo”), for (i) $75.00 in cash, without interest and less any required withholding taxes, and (ii) 2.3 ordinary shares, nominal value €0.01 per share, of Mylan (“Mylan ordinary shares”). Mylan’s obligation to accept for exchange, and to exchange, Perrigo ordinary shares for Mylan ordinary shares is subject to conditions which are described in Appendix I to this prospectus/offer to exchange.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 1:00 P.M. (IRISH TIME)/8:00 A.M. (NEW YORK CITY TIME), ON [●], 2015, OR THE “EXPIRATION DATE,” UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT DURING ANY SUBSEQUENT OFFER PERIOD. SEE “THE OFFER” BEGINNING ON PAGE 42.

Mylan ordinary shares are listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “MYL.” Perrigo ordinary shares are listed on the New York Stock Exchange (“NYSE”) and the Tel Aviv Stock Exchange (“TASE”) under the symbol “PRGO.”

FOR A DISCUSSION OF RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED “RISK FACTORS” BEGINNING ON PAGE 21.

Mylan has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this prospectus/offer to exchange, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Mylan.

MYLAN IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY TO MYLAN.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The date of this prospectus/offer to exchange is July [●], 2015

THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT MYLAN AND PERRIGO FROM DOCUMENTS THAT EACH COMPANY HAS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, REFERRED TO AS THE “SEC,” BUT WHICH HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE.

THIS INFORMATION IS AVAILABLE AT THE INTERNET WEBSITE THE SEC MAINTAINS AT WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED “WHERE YOU CAN FIND MORE INFORMATION” BEGINNING ON PAGE 151. YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM MYLAN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO MYLAN’S INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN [●], 2015, OR FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE, WHICHEVER IS LATER.

The offer is being made solely by this prospectus/offer to exchange and the accompanying letter of transmittal, and any amendments or supplements thereto, and is being made to all holders of Perrigo ordinary shares. Mylan is not aware of any State within the United States where the making of the offer or the tender of Perrigo ordinary shares in connection therewith would not be in compliance with the laws of such State. If Mylan becomes aware of any State in which the making of the offer or the tender of Perrigo ordinary shares in connection therewith would not be in compliance with applicable law, Mylan will make a good faith effort to comply with any such law. If, after such good faith effort, Mylan cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Perrigo ordinary shares in such State. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Mylan by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

If you are in doubt about this offer, you should consult an independent financial adviser who, if you are taking advice in Ireland, is authorised or exempted under the European Communities (Markets in Financial Instruments) Regulations 2007 (S.I. No. 60 of 2007).

Mylan reserves the right, with the consent of the Irish Takeover Panel (the “Irish Takeover Panel”), to elect to implement the acquisition of the Perrigo ordinary shares by way of a scheme of arrangement under Sections 449 to 455 of the Companies Act 2014 of Ireland, as the case may be. In such event, the scheme of arrangement will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the offer. In particular, condition (a) to the offer will not apply and the scheme of arrangement will become effective and binding on the following:

(i)	approval at a court meeting or any separate class meeting, if applicable, which may be required by the court (or any adjournment thereof) by a majority in number of the holders of Perrigo ordinary shares present and voting, either in person or by proxy, representing 75% or more in value of the Perrigo ordinary shares held by such holders;

(ii)	the resolutions required to approve and implement the scheme of arrangement and any related reduction of capital and amendments to Perrigo’s memorandum and articles of association, to be set out in a notice of extraordinary general meeting of the holders of the Perrigo ordinary shares, being passed by the requisite majority at such extraordinary general meeting;

(iii)	the sanction of the scheme of arrangement and confirmation of any reduction of capital involved therein by the court (in both cases with or without modifications, on terms reasonably acceptable to Mylan); and

(iv)	office copies of the orders of the court sanctioning the scheme of arrangement and confirming the reduction of capital involved therein and the minute required by Section 86 of the Companies Act 2014 of Ireland in respect of the reduction of capital being delivered for registration to the Registrar of Companies in Ireland and the orders and minute confirming the reduction of capital involved in the scheme of arrangement being registered by the Registrar of Companies in Ireland.

NOTE ON INFORMATION CONCERNING PERRIGO

We have taken all information concerning Perrigo, its business, management and operations contained or incorporated by reference in this prospectus/offer to exchange from publicly available information. This information may be examined and copies may be obtained at the places and in the manner set forth in the section of this prospectus/offer to exchange entitled “Where You Can Find More Information” beginning on page 151. We are not affiliated with Perrigo, and we have not had the cooperation of Perrigo’s management, advisors or auditors or due diligence access to Perrigo or its business or management. Therefore, non-public information concerning Perrigo’s business and financial condition was not available to us for the purpose of preparing this prospectus/offer to exchange. Although we have no knowledge that would indicate that any information or statements relating to Perrigo contained or incorporated by reference in this prospectus/offer to exchange are inaccurate or incomplete, we were not involved in the preparation of the information or the statements and cannot verify them.

Any financial information regarding Perrigo that may be detrimental to Mylan and its subsidiaries, including Perrigo, after completion of the offer, and that has not been publicly disclosed by Perrigo, or errors in our estimates due to the lack of cooperation from Perrigo, may have an adverse effect on the benefits we expect to achieve through the consummation of the offer.

Pursuant to Rule 409 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12b-21 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are requesting that Perrigo provide us with information required for complete disclosure regarding Perrigo’s businesses, operations, financial condition and management. If we receive the information before the offer expires and we consider it to be material, reliable and appropriate, then we will amend or supplement this prospectus/offer to exchange to provide this information.

Auditor’s reports were issued on Perrigo’s financial statements and included in Perrigo’s filings with the SEC. Pursuant to Rule 439 under the Securities Act, we are required to obtain the consent of Perrigo’s independent registered public accounting firm to incorporate by reference their audit reports included in Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014 into this prospectus/offer to exchange or to refer to them by name in this prospectus/offer to exchange. We are requesting such consent from Perrigo’s independent registered public accounting firm and, as of the date hereof, have not received such consent. If we receive this consent, we will promptly file it as an exhibit to our registration statement of which this prospectus/offer to exchange forms a part.

An auditor’s report was issued on Omega Pharma Invest N.V.’s (“Omega”) financial statements and filed as an exhibit to Perrigo’s filings with the SEC. Pursuant to Rule 439 under the Securities Act, we are required to obtain the consent of Omega’s statutory audit firm to incorporate by reference their audit reports included in Omega’s financial statements for the year ended December 31, 2013 (which have been filed as Exhibit 99.1 to Perrigo’s Current Report on Form 8-K dated November 20, 2014, which is otherwise incorporated herein by reference) or to refer to them by name in this prospectus/offer to exchange. We are requesting such consent from Omega’s statutory audit firm and, as of the date hereof, have not received such consent. If we receive this consent, we will promptly file it as an exhibit to our registration statement of which this prospectus/offer to exchange forms a part.

i

IMPORTANT DATES AND TIMES

You should take note of the dates and times set forth in the table below in connection with the offer. These dates and times may change in accordance with the terms and conditions of the offer, as described in this prospectus/offer to exchange.

Event	Time and/or date
Mylan extraordinary general meeting of shareholders	[●], 2015

Mailing of this prospectus/offer to exchange and transmittal materials and publication of the other offer documents; beginning of the initial offer period	[●], 2015

Latest time and date for Perrigo shareholders to accept the offer	1:00 p.m. (Irish Time) 8:00 a.m. (New York City Time), on [●], 2015

Payment of consideration to Perrigo shareholders who accept during the offer period (the “Settlement Date”)	[●], 2015

Mylan ordinary shares to be issued in the offer begin trading on the NASDAQ	On or about the Settlement Date

If the offer becomes or is declared wholly unconditional and sufficient acceptances have been received, Mylan intends to apply the provisions of Sections 456 to 460 of the Companies Act 2014 of Ireland to acquire compulsorily any outstanding Perrigo ordinary shares not acquired or agreed to be acquired pursuant to the offer or otherwise.

v

QUESTIONS AND ANSWERS ABOUT THE OFFER

This section includes some of the questions that you, as a holder of the ordinary shares Perrigo Company plc, or “Perrigo,” may have regarding the offer, along with answers to those questions. This section and the section of this prospectus/offer to exchange entitled “Summary of the Offer” together provide a summary of the material terms of the offer. These sections highlight selected information from this prospectus/offer to exchange, but do not contain all of the information that may be important to you. To better understand the offer, you should read this entire prospectus/offer to exchange, including the appendices, carefully, as well as those additional documents incorporated by reference or referred to in this prospectus/offer to exchange. You may obtain the information incorporated by reference into this prospectus/offer to exchange by following the instructions in the section of this prospectus/offer to exchange entitled “Where You Can Find More Information” beginning on page 151.

References in this prospectus/offer to exchange to “Mylan,” “we,” “us” and “our” refer to Mylan N.V. and, where applicable, its subsidiaries.

1.	Who is offering to acquire my Perrigo ordinary shares?

The offer is made by Mylan N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands. Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to the broadest range of high quality, affordable medicine, Mylan innovates to satisfy unmet needs; makes reliability and service excellence a habit; does what’s right, not what’s easy; and impacts the future through passionate global leadership. Mylan offers a growing portfolio of around 1,400 generic pharmaceuticals and several brand medications. In addition, Mylan offers a wide range of antiretroviral therapies, upon which nearly 50% of HIV/AIDS patients in developing countries depend. Mylan also operates one of the largest active pharmaceutical ingredient manufacturers, and currently markets products in about 145 countries and territories. Mylan’s workforce of approximately 30,000 people is dedicated to creating better health for a better world, one person at a time.

2.	What is Mylan offering to acquire in the offer?

We are seeking to acquire all issued and outstanding ordinary shares, par value €0.001 per share, of Perrigo.

3.	What will I receive for my Perrigo ordinary shares?

In exchange for each Perrigo ordinary share you validly tender and do not properly withdraw before the expiration date, you will receive (i) $75.00 in cash, without interest and less any required withholding taxes, and (ii) 2.3 Mylan ordinary shares. No fractions of Mylan ordinary shares will be issued to Perrigo shareholders as consideration. Any fractional entitlements will be rounded up or down to the nearest whole number (with fractional entitlements of 0.5 of a Mylan ordinary share being rounded up). Mylan’s offer reflects an effective implied value of $232.23 per Perrigo ordinary share based on the closing price of a Mylan ordinary share of $68.36 on April 8, 2015, the first day of market reaction to Mylan’s initial proposal to acquire Perrigo.

Mylan believes that the closing price of $68.36 per Mylan ordinary share on April 8, 2015 is the appropriate basis for calculating the effective implied value per Perrigo ordinary share because, as the closing price on the date that Mylan’s offer for Perrigo was first made public, it is a recent market price and is indicative of the value that a former Perrigo shareholder can expect to receive in an at-market transaction following consummation of the Transaction. Because the $68.36 per Mylan ordinary share price is a market price, it does not reflect a change-of-control premium for Mylan’s ordinary shares which would only be realized in a transaction involving a change of control of Mylan.

Solely for purposes of illustration, the following table sets forth the value of the cash and Mylan ordinary shares you will receive in the offer in exchange for each Perrigo ordinary share you validly tender and do not properly withdraw before the expiration date at different assumed market prices of Mylan ordinary shares (without giving effect to any required withholding taxes):

Assumed Market Price of Mylan Ordinary Shares	Assumed Value of 2.3 Mylan Ordinary Shares	Cash Consideration per Perrigo Ordinary Share	Value of Cash and Share Consideration per Perrigo Ordinary Share
$66.00	$151.80	$75.00	$226.80
$74.00	$170.20	$75.00	$245.20
$82.00	$188.60	$75.00	$263.60

The market prices of Mylan ordinary shares used in the above table are for purposes of illustration only. The price of Mylan ordinary shares fluctuates and may be higher or lower than the prices assumed in these examples at the time Perrigo ordinary shares are exchanged pursuant to this offer. Each $1.00 increase or decrease in the market value of Mylan ordinary shares corresponds to an increase or decrease, respectively, of $2.30 to the value of the cash and ordinary share consideration you will receive in the offer in exchange for each Perrigo ordinary share you validly tender and do not properly withdraw. On July 15, 2015, the last trading date prior to the date of this prospectus/offer to exchange, the closing price of a Mylan ordinary share was $70.06. You are encouraged to obtain current market quotations for Perrigo ordinary shares and Mylan ordinary shares prior to making any decision with respect to the offer.

For more information, see “Risk Factors—Risks Related to the Offer and Compulsory Acquisition—The exchange ratio for the share portion of the offer consideration does not include an adjustment mechanism. Because the market price of Mylan ordinary shares may fluctuate, Perrigo shareholders cannot be sure of the market value of the Mylan ordinary shares that will be issued in connection with the offer” on page 26 of this prospectus/offer to exchange.

4.	Will I have to pay any fee or commission to exchange Perrigo ordinary shares?

If you are the record owner of your Perrigo ordinary shares and you directly tender your Perrigo ordinary shares to us in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your Perrigo ordinary shares through a broker, dealer, bank, trust company or other nominee and your broker, dealer, bank, trust company or other nominee tenders your Perrigo ordinary shares on your behalf, your broker, dealer, bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply.

5.	Why is Mylan making this offer?

We are making the offer to acquire control of Perrigo and, ultimately, all of the outstanding Perrigo ordinary shares. The offer, as the first step in the acquisition of Perrigo, is intended to facilitate the acquisition of Perrigo as promptly as practicable. If the offer becomes or is declared wholly unconditional and sufficient acceptances have been received, Mylan intends to apply the provisions of Sections 456 to 460 of the Companies Act 2014 of Ireland to acquire compulsorily any outstanding Perrigo ordinary shares not acquired or agreed to be acquired pursuant to the offer or otherwise. The amount of cash and number of Mylan ordinary shares payable as consideration for the acquisition of any Perrigo ordinary shares compulsorily acquired in this manner will be the same as that payable in respect of Perrigo ordinary shares tendered under the offer (any fractional entitlements will be rounded up or down to the nearest whole number with fractional entitlements of 0.5 of a Mylan ordinary share being rounded up), as described in Question 3 above “What will I receive for my Perrigo ordinary shares?”. For more information, see “The Offer—Plans for Perrigo” beginning on page 69 of this prospectus/offer to exchange.

6.	What are the benefits of a combination of Mylan and Perrigo?

Mylan believes that Perrigo is the right next strategic transaction for Mylan and that the combination of Mylan and Perrigo demonstrates clear and compelling industrial logic and will generate significant value for our shareholders and other stakeholders through the creation of a one-of-a-kind global healthcare company that has complementary businesses and cultures, unmatched scale in its operations, one of the industry’s broadest and most diversified portfolios, and immense reach across distribution channels around the world. This unique infrastructure will be able to maximize evolving industry dynamics and capitalize on key trends. We believe that the combination of Mylan and Perrigo would deliver to Mylan’s and Perrigo’s shareholders significantly greater near-term and long-term value than they could otherwise obtain on a standalone basis and further the interests of Mylan’s other stakeholders and the sustainable success of Mylan’s business.

While Mylan continues pursuing engagement with Perrigo on a consensual transaction, Mylan has commenced this offer in order to bring this compelling transaction directly to shareholders in the event that the Perrigo board of directors continues to block Mylan from pursuing the acquisition of Perrigo.

For more information, see “Background and Reasons for the Offer—Reasons for the Offer” beginning on page 39 of this prospectus/offer to exchange.

7.	Will the Perrigo board of directors make a solicitation/recommendation statement concerning the offer?

On April 29, 2015, Perrigo issued announcements purporting to reject the offer. Under SEC rules, the Perrigo board of directors will be required to make a recommendation or state that it is neutral or is unable to take a position with respect to the offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and related matters, no later than ten business days from the date the offer is first published, sent or given to Perrigo shareholders. Perrigo will also be required to send to you a copy of its Schedule 14D-9 that you should review carefully upon receipt. Under the Irish Takeover Panel Act, 1997, Takeover Rules 2013 (the “Irish Takeover Rules”), the Perrigo board of directors must, unless the Irish Takeover Panel consents otherwise, mail a first response document to Perrigo shareholders within 14 days of the mailing of this document. The first response document must, among other things, contain the Perrigo board’s opinion on the offer (and any alternative offers).

8.	Have you discussed the offer with the Perrigo board of directors?

As of the date of this prospectus/offer to exchange, Perrigo and its board of directors have refused to engage in discussions with Mylan regarding the offer despite repeated requests by Mylan to engage. On April 6, 2015, Mylan’s Executive Chairman Robert J. Coury delivered a non-binding proposal to acquire Perrigo in a cash-and-share transaction to Perrigo’s President, Chief Executive Officer and Chairman, Joseph P. Papa. Mr. Coury also explained to Mr. Papa that Mylan was seeking a friendly and cooperative transaction between Mylan and Perrigo. On April 24, 2015, Mylan issued a Rule 2.5 announcement under the Irish Takeover Rules setting forth its legally binding commitment to commence the offer, subject to satisfaction of a pre-condition relating to clearance of the transaction under the HSR Act (as defined below). On April 29, 2015, Mylan revised and updated the Rule 2.5 announcement to increase the offer price for each Perrigo ordinary share to $75 in cash and 2.3 Mylan ordinary shares. For more information, see “The Offer—Regulatory Approvals; Certain Other Legal Matters” beginning on page 78 of this prospectus/offer to exchange.

9.	Will U.S. taxpayers be taxed on the Mylan ordinary shares and cash received in the offer or compulsory acquisition?

The receipt of Mylan ordinary shares and cash in exchange for Perrigo ordinary shares pursuant to the offer or compulsory acquisition will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. Therefore, generally, a U.S. Holder of Perrigo ordinary shares will recognize capital gain or loss equal to the difference between (i) the sum of the fair market value of the Mylan ordinary shares and cash received and (ii) the shareholder’s adjusted tax basis in the Perrigo ordinary shares exchanged therefor. A U.S. Holder’s adjusted tax basis in the Perrigo ordinary shares generally should equal the holder’s purchase price for the shares, as adjusted to take into account stock dividends, stock splits or similar transactions. Mylan recommends that U.S. Holders consult their own tax advisors as to the particular tax consequences of the offer and compulsory acquisition, including the effect of U.S. federal, state, and local tax laws or foreign tax laws. For more information, see “The Offer—Material Tax Considerations—U.S. Federal Income Tax Considerations” beginning on page 53 of this prospectus/offer to exchange for a more detailed description of the U.S. federal income tax consequences of the offer and compulsory acquisition.

10.	Will Irish taxpayers be taxed on the Mylan ordinary shares and cash received in the offer or compulsory acquisition?

For Irish tax purposes, Irish Holders (as defined in “The Offer—Material Tax Considerations—Irish Tax Considerations”) who receive cash in respect of their Perrigo ordinary shares may be subject to Irish capital gains tax (in the case of individuals) or Irish corporation tax (in the case of companies) to the extent that the proceeds realised from such disposition exceed the indexed base cost of their Perrigo ordinary shares plus incidental selling expenses. Shareholders who are not resident in Ireland and do not carry on any trade in Ireland through a branch or agency with which the shares are connected will not have a liability to Irish capital gains tax or corporation tax on gains in respect of the transaction. For more information, see “The Offer—Material Tax Considerations—Irish Tax Considerations” beginning on page 61 of this prospectus/offer to exchange.

11.	Will Israeli taxpayers be taxed on the Mylan ordinary shares and cash received in the offer or compulsory acquisition?

The exchange of Perrigo ordinary shares pursuant to the offer or compulsory acquisition will be a taxable transaction for Israeli income tax purposes. Accordingly, an Israeli Holder (as defined in “The Offer—Material Tax Considerations—Israeli Income Tax Considerations”) of Perrigo ordinary shares who receives Mylan ordinary shares and cash in exchange for such Israeli Holder’s Perrigo ordinary shares generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the fair market value of the Mylan ordinary shares and cash received and such Israeli Holder’s adjusted tax basis in the Perrigo ordinary shares exchanged therefor. For more information, see “The Offer—Material Tax Considerations—Israeli Income Tax Considerations” beginning on page 67 of this prospectus/offer to exchange.

MYLAN URGES YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU AS A RESULT OF THE OFFER AND/OR THE COMPULSORY ACQUISITION.

12.	What are the conditions of the offer?

The consummation of the offer is conditioned on, among other things:

•	Mylan receiving valid acceptances in respect of such number of Perrigo ordinary shares representing not less than 80% of the entire issued and unconditionally allotted (i.e., shares which a person has an unconditional right to have issued to him or her, but which have not yet been issued) Perrigo ordinary shares (calculated on a fully-diluted basis) (the “acceptance threshold”), provided that Mylan may, in its discretion, but subject to obtaining a majority lender consent as required under the terms of the agreement governing the new bridge loan credit facility (the “Bridge Credit Agreement”), decide to lower the acceptance threshold to a number of Perrigo shares representing more than 50% of the voting rights then exercisable at a general meeting of Perrigo (the 50% threshold being the minimum level of acceptances permissible for a successful offer under the Irish Takeover Rules);

•	Mylan shareholders having approved the offer and adopted any other resolutions instrumental thereto;

•	there being no share buyback, redemption or reduction in respect of Perrigo ordinary shares;

•	there being no distributions or dividends with respect to Perrigo ordinary shares;

•	there being no acquisitions or disposals, joint ventures or similar transactions by Perrigo;

•	no resolution being passed at a shareholder meeting of Perrigo to approve any transaction for the purposes of Rule 21 of the Irish Takeover Rules;

•	Perrigo taking no frustrating action (within the meaning of Rule 21 of the Irish Takeover Rules);

•	to the extent applicable to the offer or its implementation, all notifications and filings, where necessary, having been made and all applicable waiting periods (including any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, of the United States and the rules and regulations thereunder (the “HSR Act”) having been terminated or having expired (in each case in connection with the offer) or a final decision to clear or approve the consummation of the acquisition contemplated by the offer under the HSR Act having been obtained, irrespective of the conditions attaching thereto, in each case prior to the latest time the offer may become or be declared wholly unconditional as to acceptances in accordance with the Irish Takeover Rules (the “HSR Condition”);

•	the European Commission deciding that the proposed transaction is compatible with the relevant provisions of Council Regulation (EC) No. 139/2004 (the “EU Merger Regulation”), and the terms or conditions to which any such decision is or may be subject being acceptable to Mylan; and

•	apart from the immediately preceding conditions, all other necessary or appropriate permits, approvals, clearances and consents of, or filings with, any governmental regulatory authority having been procured or made, as applicable, all necessary or appropriate waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or having been terminated (as appropriate), and no governmental authority, regulatory body, court or tribunal having decided to take or having done or decided to do anything which would or would reasonably be expected to make the offer void, illegal or unenforceable or materially delay the ability of Mylan, or render Mylan unable, to acquire some or all of the Perrigo ordinary shares.

Mylan has reserved the right to waive certain conditions to the consummation of the offer. Mylan may not assert any condition to the offer (other than the acceptance condition or the EU Merger Regulation condition) unless the circumstances that give rise to such assertion are of material significance to Mylan in the context of the offer, and the Irish Takeover Panel has agreed that this is the case.

See “The Offer—Certain Conditions of the Offer” on page 50 and Appendix I to this prospectus/offer to exchange for all the conditions to the offer.

13.	What does it mean for the offer to become or be declared “ wholly unconditional?”

The offer will become or be declared wholly unconditional when all of the conditions of the offer set forth in Appendix I have been satisfied, fulfilled or, to the extent permitted, waived by Mylan. The minimum acceptance condition of 80% cannot be, or be treated as, satisfied until all of the other conditions have been satisfied, fulfilled or, to the extent permitted, waived. Mylan will not acquire your Perrigo ordinary shares pursuant to the offer until the conditions to the offer are satisfied or waived. The offer cannot become wholly unconditional prior to the end of the offer period and you will not have withdrawal rights after the offer becomes or is declared wholly unconditional, except in certain limited circumstances. The offer generally may not be extended without the consent of the Irish Takeover Panel.

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14.	How long will it take to complete your proposed transaction?

The timing of completing the transaction will depend on a variety of factors. Mylan is committed to facilitating the acquisition of Perrigo as promptly as practicable.

The commencement of the offer to Perrigo shareholders is pre-conditioned on one of the following having occurred: (i) the expiration or termination of all applicable waiting periods (including any extensions thereof) under the HSR Act, (ii) a final decision to clear or approve the consummation of the acquisition of Perrigo contemplated by the offer under the HSR Act having been obtained, irrespective of the conditions attaching thereto, or (iii) September 13, 2015. The consummation of the offer and compulsory acquisition are also subject to certain additional regulatory requirements. For more information, see “The Offer—Regulatory Approvals; Certain Other Legal Matters” beginning on page 78 of this prospectus/offer to exchange.

Mylan has an unconditional commitment to take all actions, including making regulatory submissions, responding to information requests and doing everything necessary to obtain a decision from the U.S. Federal Trade Commission, including making any and all divestitures and other substantive actions, necessary or required in order to ensure that the pre-condition to making the offer relating to the clearance of the Transaction under the HSR Act is satisfied. For more information, see “The Offer—Regulatory Approvals; Certain Other Legal Matters” beginning on page 78 of this prospectus/offer to exchange.

15.	Do I have to vote to approve the offer or compulsory acquisition?

No. Your vote is not required. You simply need to tender your ordinary shares if you choose to do so. However, the offer can only be completed if Perrigo shareholders shall have validly tendered and not properly withdrawn prior to the expiration of the offer such number of Perrigo ordinary shares representing not less than 80% of the entire issued and unconditionally allotted (i.e., shares which a person has an unconditional right to have issued to him/her, but which have not yet been issued) Perrigo ordinary shares (calculated on a fully-diluted basis).

16.	Do Mylan shareholders have to vote to approve the offer or compulsory acquisition?

Yes. Mylan shareholders must approve the offer and the issuance of Mylan ordinary shares to Perrigo shareholders in the offer and the compulsory acquisition. Mylan must receive the affirmative vote of a majority of the votes cast at a general meeting of its shareholders at which holders of at least one-third of the issued shares are present or represented in respect of such resolutions.

17.	Is Mylan’s financial condition relevant to my decision to tender Perrigo ordinary shares in the offer?

Yes. Mylan’s financial condition is relevant to your decision to tender your Perrigo ordinary shares because part of the consideration you will receive if your Perrigo ordinary shares are exchanged in the offer will consist of Mylan ordinary shares. You should therefore consider Mylan’s financial condition before you decide to become one of Mylan’s shareholders through the offer. You also should consider the possible effect that Mylan’s acquisition of Perrigo will have on Mylan’s financial condition. This prospectus/offer to exchange contains financial information regarding Mylan and Perrigo, as well as pro forma financial information (which does not reflect any of our expected synergies) for the proposed combination of Mylan and Perrigo, all of which we encourage you to review. For more information, see “Risk Factors—Risks Related to Mylan Following Completion of the Offer—Mylan will incur a substantial amount of indebtedness to acquire the Perrigo ordinary shares pursuant to the offer and compulsory acquisition” on page 24 of this prospectus/offer to exchange.

18.	Does Mylan have the financial resources to complete the offer and compulsory acquisition?

The offer is fully financed and not subject to any financing condition or contingency.

The cash portion of the consideration in the offer will be financed by a new bridge loan credit facility of approximately $12.5 billion arranged by Goldman Sachs Bank USA that was entered into by Mylan on April 24, 2015, and amended on April 29, 2015.

We estimate that the total amount of cash required to complete the transactions contemplated by the offer and compulsory acquisition, including payment of any fees, expenses and other related amounts incurred in connection with the offer and compulsory acquisition, will be approximately $11.6 billion.

Goldman Sachs, in its capacity as financial advisor to Mylan, has stated that it is satisfied that sufficient resources will be available to satisfy in full the cash consideration payable upon full acceptance of the offer by Perrigo’s shareholders.

For additional details on the proposed financing, see “The Offer—Financing of the Offer; Source and Amount of Funds” beginning on page 73 of this prospectus/offer to exchange.

19.	What percentage of Mylan ordinary shares will former holders of Perrigo ordinary shares own after the offer and compulsory acquisition?

Mylan has assumed that the number of Perrigo ordinary shares outstanding on the date of consummation of the offer and compulsory acquisition will be the same number reported in Perrigo’s Quarterly Report on Form 10-Q for the period ended March 28, 2015, and that the number of Mylan ordinary shares outstanding on the date of consummation of the offer and compulsory acquisition will be the same number reported in this prospectus/offer to exchange. Based on these assumptions regarding the number of shares, we expect that, if all Perrigo ordinary shares are acquired pursuant to the offer and compulsory acquisition, Mylan shareholders will own, in the aggregate, approximately 61% of the outstanding Mylan ordinary shares on a fully diluted basis at the date of the consummation of the offer and compulsory acquisition and former Perrigo shareholders will own, in the aggregate, approximately 39% of the outstanding Mylan ordinary shares on a fully diluted basis at the date of the consummation of the offer and compulsory acquisition.

20.	When does your offer expire?

The offer is scheduled to expire at 1:00 p.m. (Irish Time)/8:00 a.m. (New York City Time), on [●], 2015, unless further extended by Mylan with the consent of the Irish Takeover Panel. When we make reference to “the expiration of the offer” or the “expiration date” anywhere in this prospectus/offer to exchange, this is the time to which we are referring, including, if extended, any later time that may apply. The offer generally may not be extended without the consent of the Irish Takeover Panel. For more information, see “The Offer—Extension, Termination and Amendment” beginning on page 43 of this prospectus/offer to exchange. Also see Question 13 above “What does it mean for the offer to become or be declared “wholly unconditional”?”.

21.	Can the offer be extended and, if so, under what circumstances?

The offer generally may not be extended without the consent of the Irish Takeover Panel. With such consent, Mylan could extend the offer at any time or from time to time until 1:00 p.m. (Irish Time) / 8:00 a.m. (New York City Time), on the first business day after the previously scheduled expiration date.

Mylan will also provide a “subsequent offer period” for the offer of at least 14 days. The subsequent offer period is not an extension of the offer. Rather, the subsequent offer period will be an additional period of time, beginning after Mylan has accepted for exchange all ordinary shares tendered during the offer, during which Perrigo shareholders who did not tender their ordinary shares in the offer may tender their ordinary shares and receive the same consideration provided in the offer. For more information, see “The Offer—Extension, Termination and Amendment” beginning on page 43 of this prospectus/offer to exchange.

Any decision to extend the offer will be made public by announcement regarding such extension as described under “The Offer—Extension, Termination and Amendment” beginning on page 43 of this prospectus/offer to exchange.

22.	After the offer is consummated, do you intend to replace some or all of Perrigo’s directors with your designees for directors?

Yes. We currently intend, as soon as practicable after consummation of the offer, to replace at least a majority of the Perrigo directors with our designees for directors.

We also have previously indicated that we are open to discussing with Perrigo the possibility of potentially including some of the Perrigo directors on the Mylan Board.

23.	How do I tender my ordinary shares?

To tender shares into the offer, you must deliver a completed and executed letter of transmittal (which constitutes the form of acceptance for the offer for the purposes of the Irish Takeover Rules) and any other required documents, including, if you hold Perrigo shares directly in certificated form, the certificates representing your ordinary shares, to [●], the exchange agent for the offer, or tender such shares pursuant to the procedure for book-entry transfer set forth in “The Offer—Procedure for Tendering” beginning on page 46 of this prospectus/offer to exchange, not later than the expiration date. The letter of transmittal is enclosed with this prospectus/offer to exchange. If your shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your shares through The Depository Trust Company.

If you cannot deliver everything required to make a valid tender to the exchange agent before the expiration of the offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the exchange agent within three New York Stock Exchange trading days. However, the exchange agent must receive the missing items within that three-trading-day period.

For a complete discussion on the procedures for tendering your shares, see “The Offer—Procedure for Tendering” beginning on page 46 of this prospectus/offer to exchange.

24.	Until what time can I withdraw tendered shares?

You can withdraw tendered shares at any time until the expiration date of the offer, and if we have not agreed to accept your shares for exchange within 60 days after commencement of the offer, you can withdraw them at any time after such time until we accept shares for exchange. You may not withdraw shares tendered during the subsequent offer period. For more information, see Question 20 above “When does your offer expire?”.

For a complete discussion on the procedures for withdrawing your shares, see “The Offer—Withdrawal Rights” beginning on page 49 of this prospectus/offer to exchange.

25.	How do I withdraw tendered shares?

To withdraw tendered shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the exchange agent while you have the right to withdraw shares. If you tendered shares by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct the broker, dealer, bank, trust company or other nominee to arrange for the withdrawal of your shares and such broker, dealer, bank, trust company or other nominee must effectively withdraw such shares while you still have the right to withdraw shares. For a complete discussion on the procedures for withdrawing your shares, see “The Offer—Withdrawal Rights” beginning on page 49 of this prospectus/offer to exchange.

26.	When and how will I receive the offer consideration in exchange for my tendered ordinary shares?

If the offer becomes or is declared wholly unconditional on the expiration date of the offer, Mylan will accept for exchange and will promptly exchange for cash and Mylan ordinary shares all Perrigo ordinary shares validly tendered and not properly withdrawn prior to the expiration date. In addition to the requirement under the U.S. tender offer rules to promptly pay the consideration for tendered Perrigo ordinary shares, the Irish Takeover Rules separately require payment no later than 14 days after the expiration date of the offer. For further information in relation to the conditions to the offer, please refer to the section of this prospectus/offer to exchange entitled “The Offer—Certain Conditions of the Offer” beginning on page 50 of this prospectus/offer to exchange. We will deliver the consideration for your validly tendered and not properly withdrawn Perrigo ordinary shares by depositing the cash and share consideration therefor with the exchange agent, which will act as your agent for the purpose of receiving the offer consideration from us and transmitting such consideration to you. In all cases, an exchange of Perrigo ordinary shares that have been tendered and accepted for exchange will be made only after timely receipt by the exchange agent of (1) the certificates representing such shares or a confirmation of a book-entry transfer of such shares into the exchange agent’s account at The Depository Trust Company pursuant to the procedures set forth in “The Offer—Procedure for Tendering” beginning on page 46 of this prospectus/offer to exchange, (2) the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in “The Offer—Acceptance for Exchange, and Exchange, of Perrigo Ordinary Shares; Delivery of Mylan Ordinary Shares” beginning on page 45 of this prospectus/offer to exchange) and (3) any other documents required under the letter of transmittal.

27.	Will the offer be followed by a compulsory acquisition?

If the offer becomes or is declared wholly unconditional and acceptances are received in respect of at least 80% or more of the Perrigo ordinary shares, we intend to apply the provisions of Sections 456 to 460 of the Companies Act 2014 of Ireland to acquire compulsorily any outstanding Perrigo ordinary shares not acquired or agreed to be acquired pursuant to the offer or otherwise. The amount of cash and number of Mylan ordinary shares payable as consideration for the acquisition of any Perrigo ordinary shares compulsorily acquired in this manner will be the same as that payable in respect of Perrigo ordinary shares tendered under the offer. For more information, see “The Offer—Plans for Perrigo” beginning on page 69 of this prospectus/offer to exchange.

28.	If 80% or more of the shares are tendered and accepted for exchange, will Perrigo continue as a public company?

If the compulsory acquisition takes place, Perrigo will no longer be a separate publicly-traded company. Even if the compulsory acquisition does not take place, if we exchange all the tendered Perrigo ordinary shares, there may be so few remaining shareholders and publicly held shares that the Perrigo ordinary shares will no longer be eligible to be traded on a securities exchange, there may not be a public trading market for the Perrigo ordinary shares, and Perrigo may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. For more information, see “The Offer—Effect of the Offer on the Market for Perrigo ordinary shares; NYSE and TASE Listing; Registration under the Exchange Act; Margin Regulations” beginning on page 71 of this prospectus/offer to exchange.

29.	If I decide not to tender, how will the offer affect my Perrigo ordinary shares?

If you do not tender your shares during the offer, and the offer becomes or is declared wholly unconditional, there will be a subsequent offer period of at least 14 days during which you can exchange your Perrigo shares for the same amount of cash and the same number of Mylan shares that they would have received had you tendered your shares during the initial offer period.

If the offer becomes or is declared wholly unconditional, Mylan intends to apply the provisions of Sections 456 to 460 of the Companies Act 2014 of Ireland to acquire compulsorily any outstanding Perrigo ordinary shares not acquired or agreed to be acquired pursuant to the offer or otherwise. In these circumstances, holders of Perrigo ordinary shares who have not tendered in the offer or the subsequent offer period will receive, in the compulsory acquisition, the same amount of cash and the same number of Mylan ordinary shares that they would have received had they tendered their shares in the offer.

Mylan will be entitled to initiate the compulsory acquisition process in respect of any outstanding Perrigo ordinary shares once Mylan receives acceptances in respect of at least 80% of Perrigo’s ordinary shares under the offer and the offer becomes or is declared wholly unconditional. Notwithstanding that Mylan intends to initiate the compulsory acquisition process promptly following the date on which the offer becomes or is declared wholly unconditional, Mylan will be entitled to compulsorily acquire outstanding Perrigo ordinary shares at any time before the expiration of the period of six months after the date of this prospectus/offer to exchange.

In order to compulsorily acquire the outstanding Perrigo ordinary shares, Mylan will be required to issue a call notice to Perrigo ordinary shareholders who did not tender their shares during the offer indicating that Mylan wishes to acquire the beneficial ownership of their shares. Following receipt of a call notice, Perrigo shareholders who did not tender their shares in the offer will be entitled to apply to the Irish High Court for an order allowing them to retain their shares in Perrigo or amend the terms of the compulsory acquisition. The granting of such an order is at the High Court’s discretion and such an order would usually only be granted where the High Court determines the compulsory acquisition to be unfair or inequitable. Mylan will become obliged to compulsorily acquire any outstanding Perrigo ordinary shares in respect of which notice has been given following the expiration of 30 days after the date on which the call notice was given, or, in the event that a Perrigo shareholder applies to the Irish High Court seeking to retain their shares or amend the terms of the compulsory acquisition, as soon as may be practicable after that application is disposed of.

Notwithstanding that Mylan intends to compulsorily acquire outstanding Perrigo ordinary shares in this manner, if Mylan has received acceptances in respect of at least 80% of Perrigo’s ordinary shares under the offer, you will have the right (under Sections 456 to 460 of the Companies Act 2014 of Ireland) to require Mylan to acquire your Perrigo ordinary shares for the same amount of cash and the same number of Mylan ordinary shares as that payable to Perrigo shareholders who tendered in the offer. This right must be exercised within three months of the date on which Mylan issues a notification that the 80% threshold has been reached.

If the compulsory acquisition takes place in the circumstances described above (i.e., following a compulsory acquisition initiated by Mylan or a compulsory acquisition initiated by you as the holder of outstanding Perrigo ordinary shares), the key difference to you if you did not tender your ordinary shares in the offer or the subsequent offer period is that you will receive consideration at a later date, and the Mylan ordinary shares received on that later date may have a market price that is greater or less than the price of Mylan ordinary shares on the date you would have received the consideration if you had tendered in the offer or the subsequent offer period. Mylan will be required to pay the consideration for any outstanding Perrigo ordinary shares compulsorily acquired no later than 30 days after the date on which it becomes obliged to acquire those shares, or in the event that a Perrigo shareholder applies to the Irish High Court seeking to retain his or her shares or amend the terms of the compulsory acquisition, as soon as may be practicable after that application is disposed of.

If the offer is consummated and the compulsory acquisition does not take place, the number of Perrigo shareholders and the number of Perrigo ordinary shares that are still in the hands of the public may be so small that there will no longer be an active public trading market, or, possibly, any public trading market, for these shares, which may affect the prices at which the shares trade. Also, Perrigo may cease making filings with the SEC or otherwise cease to be subject to the SEC rules relating to publicly held companies. For more information, see “The Offer—Effect of the Offer on the Market for Perrigo ordinary shares; NYSE and TASE Listing; Registration under the Exchange Act; Margin Regulations” beginning on page 71 of this prospectus/offer to exchange.

30.	Are dissenters’ or appraisal rights available in either the offer or compulsory acquisition?

No dissenters’ or appraisal rights are available under the terms of the offer.

If Mylan has received acceptances in respect of at least 80% of Perrigo’s ordinary shares under the offer, you will have the right (under Sections 456 to 460 of the Companies Act 2014 of Ireland) to require Mylan to acquire your Perrigo ordinary shares for the same amount of cash and the same number of Mylan ordinary shares as that payable to Perrigo shareholders who tendered in the offer. This right must be exercised within 3 months of the date on which Mylan issues a notification that the 80% threshold has been reached.

In the event that the compulsory acquisition procedures described in Question 29 above are implemented, Perrigo shareholders who have not participated in the offer and whose Perrigo ordinary shares are to be compulsorily acquired will have certain rights under the Companies Act 2014 of Ireland to make an application to the Irish courts objecting to the compulsory acquisition or the terms of the compulsory acquisition.

31.	What is the market value of my Perrigo ordinary shares as of a recent date?

On April 7, 2015, the last trading day prior to the disclosure of our initial proposal to acquire Perrigo, the closing price of a Perrigo ordinary share was $164.71 on the NYSE. You are encouraged to obtain a recent quotation for Perrigo ordinary shares and Mylan ordinary shares before deciding whether or not to tender your shares.

32.	Where can I find more information on Mylan and Perrigo?

You can find more information about Mylan and Perrigo from various sources described in the section of this prospectus/offer to exchange entitled “Where You Can Find More Information” beginning on page 151.

33.	Whom can I talk to if I have questions about the offer?

You can call the information agent for the offer.

The information agent for the offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll Free: (877) 456-3507

Banks and Brokers May Call Collect: (212) 750-5833

SUMMARY OF THE OFFER

This summary highlights selected information from this prospectus/offer to exchange. To obtain a better understanding of the offer to holders of Perrigo ordinary shares, you should read this entire prospectus/offer to exchange carefully, as well as those additional documents to which we refer you. You may obtain the information incorporated by reference into this prospectus/offer to exchange by following the instructions in the section of this prospectus/offer to exchange entitled “Where You Can Find More Information” beginning on Page 151 of this prospectus/offer to exchange. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Mylan (see page 33)

Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to the broadest range of high quality, affordable medicine, Mylan innovates to satisfy unmet needs; makes reliability and service excellence a habit; does what’s right, not what’s easy; and impacts the future through passionate global leadership. Mylan offers a growing portfolio of around 1,400 generic pharmaceuticals and several brand medications. In addition, Mylan offers a wide range of antiretroviral therapies, upon which nearly 50% of HIV/AIDS patients in developing countries depend. Mylan also operates one of the largest active pharmaceutical ingredient (“API”) manufacturers, and currently markets products in about 145 countries and territories. Mylan’s workforce of approximately 30,000 people is dedicated to creating better health for a better world, one person at a time.

Mylan is a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, and its principal executive offices located at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL England and its global headquarters at 1000 Mylan Blvd., Canonsburg, PA 15317. The telephone number of Mylan’s principal executive offices is +44 (0) 1707-853-000. The telephone number of Mylan’s global headquarters is +1 (724) 514-1800. Mylan’s ordinary shares are traded on NASDAQ under the symbol “MYL”.

Perrigo (see page 33)

Perrigo develops, manufactures and distributes over-the-counter (“OTC”) and generic prescription pharmaceuticals, nutritional products and API, and has a specialty sciences business comprised of assets focused predominantly on the treatment of Multiple Sclerosis (Tysabri®). Perrigo is the world’s largest manufacturer of OTC healthcare products for the store brand market. Perrigo offers products across a wide variety of product categories primarily in the United States, the United Kingdom, Mexico, Israel and Australia, as well as many other key markets worldwide, including Canada, China and Latin America.

Perrigo is a public limited company incorporated under the laws of Ireland with its principal executive offices located at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland. The telephone number of Perrigo’s principal executive offices is +353 1 7094000. In addition, the recent acquisition of Omega provides access to key European countries. The Perrigo ordinary shares are traded on the NYSE and the TASE under the symbol “PRGO”.

Tysabri® is a registered trademark of Biogen MA Inc.

The Offer (see page 42)

Mylan is offering to exchange each outstanding Perrigo ordinary share that is validly tendered and not properly withdrawn prior to the expiration date for (i) $75.00 in cash, without interest and less any required withholding taxes, and (ii) 2.3 Mylan ordinary shares, upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal. Mylan will not issue any fractional ordinary shares pursuant to the offer. Any fractional entitlements will be rounded up or down to the nearest whole number (with fractional entitlements of 0.5 of a Mylan ordinary share being rounded up). Mylan’s offer reflects an effective implied value of $232.23 per Perrigo ordinary share based on the closing price of a Mylan ordinary share of $68.36 on April 8, 2015, the first day of market reaction to Mylan’s initial proposal to acquire Perrigo.

Certain Conditions of the Offer (see page 50)

The consummation of the offer is conditioned on, among other things:

•	Mylan receiving valid acceptances in respect of such number of Perrigo ordinary shares representing not less than 80% of the entire issued and unconditionally allotted (i.e., shares which a person has an unconditional right to have issued to him or her, but which have not yet been issued) Perrigo ordinary shares (calculated on a fully-diluted basis) (the “acceptance threshold”), provided that Mylan may, in its discretion, but subject to obtaining a majority lender consent as required under the terms of the Bridge Credit Agreement, decide to lower the acceptance threshold to a number of Perrigo shares representing more than 50% of the voting rights then exercisable at a general meeting of Perrigo (the 50% threshold being the minimum level of acceptances permissible for a successful offer under the Irish Takeover Rules);

•	Mylan shareholders having approved the offer and adopted any other resolutions instrumental thereto;

•	there being no share buyback, redemption or reduction in respect of Perrigo ordinary shares;

•	there being no distributions or dividends with respect to Perrigo ordinary shares;

•	there being no acquisitions or disposals, joint ventures or similar transactions by Perrigo;

•	no resolution being passed at a shareholder meeting of Perrigo to approve any transaction for the purposes of Rule 21 of the Irish Takeover Rules;

•	Perrigo taking no frustrating action (within the meaning of Rule 21 of the Irish Takeover Rules);

•	to the extent applicable to the offer or its implementation, all notifications and filings, where necessary, having been made and all applicable waiting periods (including any extensions thereof) under the HSR Act having been terminated or having expired (in each case in connection with the offer) or a final decision to clear or approve the consummation of the acquisition contemplated by the offer under the HSR Act having been obtained, irrespective of the conditions attaching thereto, in each case prior to the latest time the offer may become or be declared unconditional as to acceptances in accordance with the Irish Takeover Rules;

•	the European Commission deciding that the proposed transaction is compatible with the relevant provisions of the EU Merger Regulation, and the terms or conditions to which any such decision is or may be subject being acceptable to Mylan; and

•	apart from the immediately preceding conditions, all other necessary or appropriate permits, approvals, clearances and consents of, or filings with, any governmental regulatory authority having been procured or made, as applicable, all necessary or appropriate waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or having been terminated (as appropriate), and no governmental authority, regulatory body, court or tribunal having decided to take or having done or decided to do anything which would or would reasonably be expected to make the offer void, illegal or unenforceable or to materially delay the ability of Mylan, or render Mylan unable, to acquire some or all of the Perrigo ordinary shares.

Mylan has reserved the right to waive certain conditions to the consummation of the offer.

Mylan has given an unconditional commitment to take all actions, including making regulatory submissions, responding to information requests and doing everything necessary to obtain a decision from the U.S. Federal Trade Commission, including making any and all divestitures and other substantive actions, necessary or required in order to ensure that the HSR Pre-Condition is satisfied.

See Appendix I to this prospectus/offer to exchange for all conditions to the offer. Mylan may not assert any condition to the offer (other than the acceptance condition or the EU Merger Regulation condition) unless the circumstances that give rise to such assertion are of material significance to Mylan in the context of the offer, and the Irish Takeover Panel has agreed that this is the case.

Reasons for the Offer (see page 39)

We believe that Perrigo is the right next strategic transaction for Mylan and that the combination of Mylan and Perrigo demonstrates clear and compelling industrial logic and will generate significant value for shareholders and other stakeholders of both companies through the creation of a one-of-a-kind global healthcare company that has complementary businesses and cultures, unmatched scale in its operations and ability to deliver products and services, one of the industry’s broadest and most diversified portfolios, and immense reach across distribution channels around the world. This unique infrastructure will be able to maximize evolving industry dynamics and capitalize on key trends. We believe that the combination of Mylan and Perrigo would deliver to Mylan’s and Perrigo’s shareholders significantly greater near-term and long-term value than they could otherwise obtain on a standalone basis and further the interests of Mylan’s other stakeholders and the sustainable success of Mylan’s business.

Meaningful Premium, Significant Cash Payment and Superior Equity Value to Perrigo Shareholders.

•	The offer and compulsory acquisition will provide the Perrigo shareholders with a significant cash payment and a meaningful premium.

•	Additionally, if the acquisition is consummated, Perrigo shareholders will become shareholders of Mylan, which has a clear track record of creating shareholder value, with an annualized three-year total shareholder return of approximately 37.9%.

More Diverse and Powerful Platform.

•	The businesses of Mylan and Perrigo are highly complementary. Mylan believes that the combined company will have a strong presence in key developed and emerging markets around the world, will open new markets to Mylan products and provide a significant opportunity to optimize platforms in overlapping geographic regions.

•	Mylan expects the combined company will have an attractive, diversified portfolio with critical mass across generics, OTC, specialty brands, and nutritionals.

•	Mylan anticipates the combined company will be a powerful commercial platform with strong reach across multiple channels, giving the combined company an increasingly important strategic advantage in light of the evolving distributor and payor dynamics across geographies.

•	Mylan believes the combined company would have a world-class operating platform, including an unrivaled combined manufacturing platform, renowned supply chain capabilities, vertical integration, and global sourcing excellence with the cost advantages and flexibility to be a leading reliable source of high quality products around the world.

•	Each of Mylan and Perrigo have strong and complementary R&D capabilities, including broad technological capabilities across prescription, OTC and nutritionals products, a track record of success in securing approvals and expertise in complex, difficult-to-formulate products, and Mylan believes that the combined company would continue to expand our robust pipeline, bring hundreds of new products to market every year and drive long-term growth.

•	Mylan anticipates that the combined company will have greater potential for continued expansion through business development and acquisitions across business lines.

A Combined Company with a Strong Financial Profile.

•	The combination of Mylan and Perrigo will result in a stronger and more diverse platform with a strong financial profile, including approximately $15.3 billion in 2014 pro forma total revenues.

•	Mylan currently anticipates that the acquisition of Perrigo will be accretive to the combined company’s adjusted annual earnings per share by year four following the consummation of the offer and compulsory acquisition, assuming all anticipated annual pre-tax operational synergies of at least $800 million are fully realized.

•	Mylan anticipates that the combined company will maintain an investment grade credit rating.

Meaningful Cost Savings and Other Synergies.

•	Mylan currently expects the combination of Mylan and Perrigo will result in at least $800 million of annual pre-tax operational synergies by the end of year four following the consummation of the offer and compulsory acquisition. This preliminary estimate is based on certain assumptions which are described on page 69 of this prospectus/offer to exchange.

Seasoned Acquirer and Integrator with a Proven Management Team.

•	As reflected in Schedule I to this prospectus/offer to exchange, Mylan offers Perrigo shareholders a highly experienced, first-class management team. Mylan’s management team has demonstrated the ability to execute growth strategies successfully, carefully manage risk and deliver enhanced shareholder value.

•	Under the stewardship of its current management, Mylan has completed a series of significant acquisitions of companies and assets within the industry, including Matrix Laboratories and the generics business of Merck KGaA in 2007, Bioniche Pharma in 2010, Agila Specialties in 2013 and Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business in 2015, resulting in increased revenues, synergies ahead of our target levels, robust growth in adjusted earnings per share and significant benefits to Mylan’s shareholders and other stakeholders.

•	Mylan is confident in its ability to integrate Perrigo. Mylan has a demonstrated ability to acquire and integrate large and complex companies, with a proven track record of achieving and exceeding synergy targets and maximizing the values of the assets acquired in past transactions.

Aligned Cultures.

•	Mylan believes that its and Perrigo’s shared culture of integrity, respect and responsibility and common focus on innovation, reliability and customer service will be key contributors to a successful integration.

Clear Path to Completion.

•	Mylan and its advisors have carefully studied the regulatory aspects of a combination of Mylan and Perrigo, and we are confident that we have structured a transaction that would not pose material impediments to closing.

•	Accordingly, Mylan is confident in its evaluation of the proposed combination of Mylan and Perrigo, and as such, the offer and compulsory acquisition is a legally binding commitment, that is fully financed and not conditioned on due diligence, and Mylan has committed to make any and all divestitures and other substantive actions necessary or required in order to ensure the HSR Pre-Condition is satisfied.

Financing of the Offer; Source and Amount of Funds (See page 73)

The offer is fully financed and not subject to any financing condition or contingency.

Mylan expects to use the borrowings from its new bridge credit facility of approximately $12.5 billion arranged by Goldman Sachs Bank USA to finance the acquisition of Perrigo pursuant to the offer to the extent that the cash portion of the consideration under the offer is not funded from our own resources and/or alternative funding sources. The terms of the bridge credit facility are described under “The Offer—Financing of the Offer; Source and Amount of Funds” beginning on page 73 of this prospectus/offer to exchange. Subject to market conditions, Mylan expects to refinance or reduce advances under the bridge credit facility from proceeds of alternative financing sources.

Goldman Sachs, in its capacity as financial advisor to Mylan, has stated that it is satisfied that sufficient resources are available to satisfy in full the cash consideration payable upon full acceptance of the offer by Perrigo’s shareholders.

Ownership of Mylan After the Offer (See page 52)

Mylan has assumed that the number of Perrigo ordinary shares outstanding on the date of consummation of the offer and compulsory acquisition will be the same number reported in Perrigo’s Quarterly Report on Form 10-Q for the period ended March 28, 2015, and that the number of Mylan ordinary shares outstanding on the date of consummation of the offer and compulsory acquisition will be the same number reported in this prospectus/offer to exchange. Based on these assumptions regarding the number of shares, we expect that, if all Perrigo ordinary shares are acquired pursuant to the offer and compulsory acquisition, Mylan shareholders will own, in the aggregate, approximately 61% of the outstanding Mylan ordinary shares on a fully diluted basis at the date of the consummation of the offer and compulsory acquisition, and former Perrigo shareholders will own, in the aggregate, approximately 39% of the outstanding Mylan ordinary shares on a fully diluted basis at the date of the consummation of the offer and compulsory acquisition. For a discussion of the assumptions on which this estimate is based, see the section of this prospectus/offer to exchange entitled “The Offer—Ownership of Mylan After the Offer” beginning on page 52.

Comparative Market Price and Dividend Information (See page 19)

Mylan ordinary shares are traded on the NASDAQ under the symbol “MYL.” Perrigo ordinary shares are traded on the NYSE and the TASE under the symbol “PRGO.”

The following table sets forth the closing prices of Mylan ordinary shares and Perrigo ordinary shares as reported on April 7, 2015, the last trading day prior to the disclosure of our initial proposal to acquire Perrigo, April 8, 2015, the date we made our public announcement pursuant to Rule 2.4 of the Irish Takeover Rules, and July 15, 2015, the last trading day prior to the filing of this prospectus/offer to exchange.

	Mylan Ordinary Share Closing Price	Perrigo Ordinary Share Closing Price
April 7, 2015	$59.57	$164.71
April 8, 2015	$68.36	$195.00
July 15, 2015	$70.06	$186.68

The value of the Mylan ordinary shares that forms a part of the offer consideration will change as the market price of Mylan ordinary shares fluctuate during the pendency of the offer and thereafter, and therefore will likely be different from the prices set forth above at the time you receive your Mylan ordinary shares. See “Risk Factors—Risks Related to the Offer and Compulsory Acquisition—The exchange ratio for the share portion of the offer consideration does not include an adjustment mechanism. Because the market price of Mylan ordinary shares may fluctuate, Perrigo shareholders cannot be sure of the market value of the Mylan ordinary shares that will be issued in connection with the offer” beginning on page 26 of this prospectus/offer to exchange. Shareholders are urged to obtain current market quotations for Mylan ordinary shares and Perrigo ordinary shares prior to making any decision with respect to the offer.

Appraisal/Dissenters’ Rights (See page 69)

No dissenters’ or appraisal rights are available under the terms of the offer.

If Mylan has received acceptances in respect of at least 80% of Perrigo’s ordinary shares under the offer, you will have the right (under Sections 456 to 460 of the Companies Act 2014 of Ireland) to require Mylan to acquire your Perrigo ordinary shares for the same amount of cash and the same number of Mylan ordinary shares as that payable to Perrigo shareholders who tendered in the offer. This right must be exercised within 3 months of the date on which Mylan issues a notification that the 80% threshold has been reached.

In the event that the compulsory acquisition procedures described in Question 27 of the section entitled “Questions and Answers About The Offer” are implemented (either on the initiative of Mylan or a Perrigo shareholder), Perrigo shareholders who have not participated in the offer and whose Perrigo ordinary shares are to be compulsorily acquired, will have certain rights under the Companies Act 2014 of Ireland to make an application to the Irish courts objecting to the compulsory acquisition or the terms of the compulsory acquisition

Material Tax Considerations (See page 52)

U.S. Federal Income Tax Considerations (See page 53)

The receipt of Mylan ordinary shares and cash in exchange for Perrigo ordinary shares pursuant to the offer or compulsory acquisition will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. Therefore, generally, a U.S. Holder of Perrigo ordinary shares will recognize capital gain or loss equal to the difference between (i) the sum of the fair market value of the Mylan ordinary shares and cash received and (ii) the shareholder’s adjusted tax basis in the Perrigo ordinary shares exchanged therefor. A U.S. Holder’s adjusted tax basis in the Perrigo ordinary shares generally should equal the holder’s purchase price for the shares, as adjusted to take into account stock dividends, stock splits or similar transactions. Mylan recommends that U.S. Holders consult their own tax advisors as to the particular tax consequences of the offer and compulsory acquisition, including the effect of U.S. federal, state, and local tax laws or foreign tax laws. See “The Offer—Material Tax Considerations—U.S. Federal Income Tax Considerations” beginning on page 53 of this prospectus/offer to exchange for a more detailed description of the U.S. federal income tax consequences of the offer and compulsory acquisition.

Irish Tax Considerations (See page 61)

For Irish tax purposes, Irish Holders (as defined in “The Offer—Material Tax Considerations—Irish Tax Considerations”) who receive cash in respect of their Perrigo ordinary shares may be subject to Irish capital gains tax (in the case of individuals) or Irish corporation tax (in the case of companies) to the extent that the proceeds realised from such disposition exceed the indexed base cost of their Perrigo ordinary shares plus incidental selling expenses. Shareholders who are not resident in Ireland and do not carry on any trade in Ireland through a branch or agency with which the shares are connected will not have a liability to Irish Capital gains tax or corporation tax on gains in respect of the transaction.

Israeli Income Tax Considerations (See page 67)

The exchange of Perrigo ordinary shares pursuant to the offer or compulsory acquisition will be a taxable transaction for Israeli income tax purposes. Accordingly, an Israeli Holder (as defined in “The Offer—Material Tax Considerations—Israeli Income Tax Considerations”) of Perrigo ordinary shares who receives Mylan ordinary shares and cash in exchange for such Israeli Holder’s Perrigo ordinary shares generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the fair market value of the Mylan ordinary shares and cash received and such Israeli Holder’s adjusted tax basis in the Perrigo ordinary shares exchanged therefor.

THIS PROSPECTUS/OFFER TO EXCHANGE CONTAINS A GENERAL DESCRIPTION OF THE MATERIAL INCOME TAX CONSEQUENCES OF THE OFFER AND COMPULSORY ACQUISITION. CONSEQUENTLY, MYLAN URGES YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

Accounting Treatment (See page 81)

Mylan will account for the acquisition of Perrigo ordinary shares using the acquisition method of accounting for business combinations. In determining the acquirer for accounting purposes, Mylan considered the factors required under FASB Accounting Standards Codification (ASC), Business Combinations, which is referred to as ASC 805, and determined that Mylan will be considered the acquirer for accounting purposes.

Regulatory Approvals; Certain Other Legal Matters (See page 78)

The making of the offer to acquire all of the outstanding Perrigo ordinary shares is pre-conditioned on one of the following having occurred: (i) the expiration or termination of all applicable waiting periods (including any extensions thereof) under the HSR Act, (ii) a final decision to clear or approve the consummation of the acquisition of Perrigo contemplated by the offer under the HSR Act having been obtained, irrespective of the conditions attaching thereto, or (iii) September 13, 2015 (the “HSR Pre-Condition”). Mylan reserves the right to waive the HSR Pre-Condition.

Mylan has given an unconditional commitment to take all actions, including making regulatory submissions, responding to information requests and doing everything necessary to obtain a decision from the U.S. Federal Trade Commission, including making any and all divestitures and other substantive actions, necessary or required in order to ensure that the HSR Pre-Condition is satisfied.

Mylan has committed to comply with any conditions attaching to any final decision to clear or approve the acquisition contemplated by the offer under the HSR Act.

Mylan and, based on our examination of publicly available information, Perrigo derive revenues in a number of jurisdictions where antitrust or competition filings or approvals are or may be required. In particular, we believe that the closing of the offer is subject to the receipt of regulatory approvals from the relevant competition authorities in the European Union, Mexico, Russia, and Ukraine or the expiration of the applicable waiting periods under the antitrust and competition laws of such jurisdictions. On June 15, 2015, Mylan filed a formal antitrust notification with the Federal Economic Competition Commission in Mexico. On June 22, 2015, Mylan filed a formal antitrust notification with the Anti-Monopoly Committee in Ukraine. On June 23, 2015, Mylan filed a formal antitrust notification with the European Commission in the European Union. Lastly, on June 29, 2015, Mylan filed a formal antitrust notification with the Federal Antimonopoly Service in Russia.

Mylan has not made a formal unconditional commitment to take any and all actions as may be necessary or required in order to ensure that non-U.S. antitrust and competition approvals, including any such approvals as may be required in the EU, Mexico, Russia and Ukraine, are obtained. However, pursuant to the legally binding process under the Irish Takeover Rules to commence its offer for Perrigo in order to effect the acquisition, Mylan is generally required to commit to take, and to take, any and all steps necessary to avoid or eliminate impediments or objections, if any, that may be asserted by governmental agencies from which Mylan seeks consents or approvals, including any divestitures needed to obtain any antitrust or competition approvals, provided, in the case of any non-U.S. antitrust and competition approvals, that it is a condition to the offer that the terms and condition of any such antitrust and competition approvals must be acceptable or reasonably satisfactory to Mylan.

The closing of the offer cannot be consummated until after the relevant approvals have been obtained or applicable waiting periods have expired under the antitrust and competition laws of the countries listed above where filings or approvals are or may be required. We cannot assure you that a challenge to the Perrigo acquisition will not be made or that, if a challenge is made, it will not succeed.

Effect of the Offer on the Market for Perrigo Ordinary Shares; NYSE and TASE Listing; Registration Under the Exchange Act; Margin Regulations (See page 71)

Mylan will submit the necessary applications to cause the Mylan ordinary shares to be issued in the offer and compulsory acquisition to be approved for listing on the NASDAQ. Approval of this listing is a condition to the offer.

Depending upon the number of Perrigo ordinary shares exchanged pursuant to the offer and the number of holders of Perrigo ordinary shares remaining thereafter, the Perrigo ordinary shares may no longer meet the requirements of the NYSE or the TASE for continued listing and may be delisted from the NYSE and/or the TASE.

If the Perrigo ordinary shares are not delisted prior to the compulsory acquisition, then Mylan intends to delist the Perrigo ordinary shares from the NYSE and the TASE, and to propose a resolution to re-register Perrigo as a private company under the relevant provisions of Irish law.

Comparison of Shareholders’ Rights (See page 91)

Upon the terms and subject to the conditions of the offer, if the offer is consummated, you will receive Mylan ordinary shares as part of the offer consideration if you tender your Perrigo ordinary shares in the offer. For a description of the differences between the rights of a shareholder of Perrigo and the rights of a shareholder of Mylan, see “Comparison of Shareholders’ Rights” beginning on page 91 of this prospectus/offer to exchange.

Expiration Date of the Offer (See page 43)

The offer is scheduled to expire at 1:00 p.m. (Irish Time) / 8:00 a.m. (New York City Time), on [•], 2015 unless further extended by Mylan.

Extension, Termination and Amendment (See page 43)

The offer generally may not be extended without the consent of the Irish Takeover Panel. Mylan expressly reserves the right, at any time or from time to time, to the fullest extent permitted by law, (1) subject to obtaining the consent of the Irish Takeover Panel, to extend, for any reason, the period of time during which the offer is open, (2) to delay acceptance for exchange of, or exchange of, Perrigo ordinary shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act), (3) to amend or terminate the offer without accepting for exchange of, or exchanging, Perrigo ordinary shares if any of the conditions referred to in this prospectus/offer to exchange under the caption “The Offer—Conditions of the Offer” have not been satisfied and (4) to amend the offer or to waive any conditions to the offer at any time, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

In addition, even if Mylan has accepted for exchange, but has not exchanged, shares in the offer, it may, subject to compliance with applicable law, terminate the offer and not exchange Perrigo ordinary shares that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer. See “The Offer—Certain Conditions of the Offer” beginning on page 50 of this prospectus/offer to exchange.

Procedure for Tendering (See page 46)

The procedure for tendering Perrigo ordinary shares varies depending on whether you possess physical certificates or a nominee holds your certificates for you, and on whether or not you hold your securities in book-entry form. In addition to the procedures outlined in this prospectus/offer to exchange, Mylan urges you to read the accompanying transmittal materials, including the accompanying letter of transmittal.

Withdrawal Rights (See page 49)

You can withdraw your tendered shares at any time until the expiration date of the offer, and if we have not accepted your shares for exchange within 60 days after commencement of the offer, you can withdraw them at any time after such date until we accept shares for exchange. You may not withdraw shares tendered during the Subsequent Offer Period (as defined in Appendix I).

Acceptance for Exchange, and Exchange, of Perrigo Ordinary Shares; Delivery of Mylan Ordinary Shares (See page 45)

The offer will become or be declared wholly unconditional when all of the conditions of the offer set forth in Appendix I have been satisfied, fulfilled or, to the extent permitted, waived by Mylan. The minimum acceptance condition of 80% cannot be, or be treated as, satisfied until all of the other conditions have been satisfied, fulfilled or, to the extent permitted, waived.

Since Mylan has designated the first closing date of the offer for purposes of the Irish Takeover Rules as the same date as the expiration date of the offer, the offer will not become or be declared wholly unconditional until the expiration date of the offer, which is [●], 2015. In addition, since the Irish Takeover Panel has granted a derogation to the effect that Mylan does not have to declare the offer unconditional as to acceptances until all other conditions have also been satisfied, if the offer is not wholly unconditional by the expiration date (and not merely unconditional as to acceptances), the offer will lapse on the expiration date unless extended with the consent of the Irish Takeover Panel.

If the offer becomes or is declared wholly unconditional on the expiration date of the offer, Mylan will accept for exchange and will promptly exchange for cash and Mylan ordinary shares all Perrigo ordinary shares validly tendered and not properly withdrawn prior to the expiration date. In addition to the requirement under the U.S. tender offer rules to promptly pay the consideration for tendered Perrigo ordinary shares, the Irish Takeover Rules separately require payment no later than 14 days after the expiration date of the offer. Any fractional entitlements will be rounded up or down to the nearest whole number (with fractional entitlements of 0.5 of a Mylan ordinary share being rounded up). There also will be a subsequent offer period following the expiration of the offer of at least 14 days. Shares tendered during such subsequent offer period will be accepted for exchange immediately upon tender and will be promptly exchanged for the offer consideration (and as separately required under the Irish Takeover Rules, in no event later than 14 days after tender).

Risk Factors (See page 21)

The offer and compulsory acquisition are, and if the offer and compulsory acquisition are consummated, Mylan will be, subject to a number of risks which you should carefully consider prior to participating in the offer.

General

Appendix I to this prospectus/offer to exchange contains the conditions and other terms of the offer and Appendix II to this prospectus/offer to exchange contains additional information that we are required to disclose under the Irish Takeover Rules. The terms, provisions, instructions and authorities contained in or deemed to be incorporated in any letter of transmittal, including any electronic acceptance, as well as those set forth in this prospectus/offer to exchange and those set forth in Appendix I and Appendix II constitute a part of the offer. You should carefully review these terms and provisions. References in this prospectus/offer to exchange to “outstanding” Perrigo ordinary shares refer to all issued and unconditionally allotted (i.e., shares which a person has an unconditional right to have issued to him/her, but which have not yet been issued) share capital of Perrigo. References in this prospectus/offer to exchange to the “offer” refer to any subsequent revision, variation, extension or renewal of the offer, including any election or alternative available in connection with it.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR MYLAN

The following table sets forth the selected historical consolidated financial and operating data of Mylan for each of the years in the five-year period ended December 31, 2014. We derived the selected historical financial information as of and for the fiscal years ended December 31, 2014, 2013, 2012, 2011, and 2010, from Mylan’s audited consolidated financial statements and the selected historical financial information as of and for the three months ended March 31, 2015 and 2014 from its unaudited interim condensed consolidated financial statements which include, in the opinion of Mylan’s management, all normal and recurring adjustments that are necessary for the fair presentation of the results for such interim periods and dates. The information set forth below is only a summary that you should read together with the audited consolidated financial statements of Mylan and the related notes contained in Mylan’s Annual Report on Form 10-K for the year ended December 31, 2014, as revised by Mylan’s Current Report on Form 8-K filed on June 11, 2015 and Mylan’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015 that was previously filed with the SEC and are incorporated by reference into this prospectus/offer to exchange. Mylan N.V. is considered the successor to Mylan Inc., and the information set forth below refers to Mylan Inc. for periods prior to February 27, 2015, and to Mylan N.V. on and after February 27, 2015. On February 27, 2015, Mylan completed the acquisition of the Acquired EPD Business. The “Acquired EPD Business” refers to the non-U.S. developed markets specialty and branded generics business of Abbott Laboratories, an Illinois corporation (“Abbott”). The results of the Acquired EPD Business’s operations have been included in our condensed consolidated financial statements since the acquisition date. The selected historical financial information may not be indicative of the future performance of Mylan. For more information, see “Where You Can Find More Information” beginning on page 151 of this prospectus/offer to exchange.

	(Unaudited) Three Months Ended March 31,		Year Ended December 31,
(in millions, except per share amounts)	2015	2014	2014	2013	2012	2011(1)	2010
Statements of Operations:
Total revenues	$1,871.7	$1,715.6	$7,719.6	$6,909.1	$6,796.1	$6,129.8	$5,450.5
Cost of sales(2)	1,041.6	977.8	4,191.6	3,868.8	3,887.8	3,566.4	3,233.1

Gross profit	830.1	737.8	3,528.0	3,040.3	2,908.3	2,563.4	2,217.4
Operating expenses:
Research and development	169.9	118.0	581.8	507.8	401.3	294.7	282.1
Selling, general, and administrative	483.2	377.7	1,625.7	1,408.5	1,392.4	1,214.6	1,086.6
Litigation settlements, net	17.7	3.1	47.9	(14.6)	(3.1)	48.6	127.1
Other operating (income) expense, net	—	—	(80.0)	3.1	8.3	—	—

Earnings from operations	159.3	239.0	1,352.6	1,135.5	1,109.4	1,005.5	721.6
Interest expense	79.5	82.7	333.2	313.3	308.7	335.9	331.5
Other expense (income), net	18.5	4.6	44.9	74.9	(3.5)	15.0	34.2

Earnings before income taxes and noncontrolling interest	61.3	151.7	974.5	747.3	804.2	654.6	355.9
Income tax provision	4.7	35.1	41.4	120.8	161.2	115.8	10.4
Net earnings attributable to the noncontrolling interest	—	(0.7)	(3.7)	(2.8)	(2.1)	(2.0)	(0.4)

	(Unaudited) Three Months Ended March 31,		Year Ended December 31,
(in millions, except per share amounts)	2015	2014	2014	2013	2012	2011(1)	2010
Net earnings attributable to Mylan N.V. before preferred dividends	56.6	115.9	929.4	623.7	640.9	536.8	345.1
Preferred dividends	—	—	—	—	—	—	121.5

Net earnings attributable to Mylan N.V. ordinary shareholders	$56.6	$115.9	$929.4	$623.7	$640.9	$536.8	$223.6

Selected Balance Sheet data:
Total assets	$22,123.8	$15,355.0	$15,886.6	$15,294.8	$11,931.9	$11,598.1	$11,536.8
Working capital(3)	2,138.4	1,692.9	1,481.2	1,507.1	1,709.2	1,005.7	1,749.8
Short-term borrowings	169.2	370.5	330.7	439.8	299.0	128.1	162.5
Long-term debt, including current portion of long-term debt	8,292.7	7,780.6	8,138.5	7,586.5	5,431.9	5,168.2	5,268.2
Total equity	9,093.2	3,191.7	3,276.0	2,959.9	3,355.8	3,504.8	3,615.4
Earnings per ordinary share attributable to Mylan N.V. ordinary shareholders:
Basic	$0.14	$0.31	$2.49	$1.63	$1.54	$1.25	$0.69
Diluted	$0.13	$0.29	$2.34	$1.58	$1.52	$1.22	$0.68
Weighted average ordinary shares outstanding:
Basic	418.0	372.3	373.7	383.3	415.2	430.8	324.5
Diluted	443.8	396.7	398.0	394.5	420.2	438.8	329.0

(1)	The weighted average common shares outstanding includes the full year effect of the conversion of the 6.50% mandatorily convertible preferred stock into approximately 125.2 million shares of Mylan common stock.
(2)	Cost of sales includes the following amounts primarily related to the amortization of purchased intangibles from acquisitions: $140.2 million and $99.9 million, for the three months ended March 31, 2015 and 2014, respectively, and $391.3 million, $353.1 million, $349.5 million, $348.6 million and $309.2 million for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, respectively. In addition, cost of sales included the following amounts related to impairment charges to intangible assets: $27.7 million, $18.0 million, $41.6 million and $16.2 million for the years ended December 31, 2014, 2013, 2012, and 2011, respectively.
(3)	Working capital is calculated as current assets minus current liabilities.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR PERRIGO

The following table sets forth the selected historical financial and operating data of Perrigo for the nine month periods ended March 28, 2015 and March 29, 2014 and for each of the fiscal years in the five-fiscal-year period ended June 28, 2014. Perrigo’s fiscal year is a 52- or 53-week period, which ends the Saturday on or about June 30. We derived the selected historical financial information as of and for the fiscal years ended June 28, 2014, June 29, 2013, June 30, 2012, June 25, 2011 and June 26, 2010, from Perrigo’s audited consolidated financial statements and the selected historical financial information as of and for the nine months ended March 28, 2015 and March 29, 2014, from Perrigo’s unaudited interim condensed consolidated financial statements as filed with the SEC. Perrigo closed on its acquisition of Omega on March 30, 2015 and, therefore, Omega is not included in the results below. The information set forth below is only a summary that you should read together with the audited consolidated financial statements of Perrigo and the related notes contained in Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014, and Perrigo’s Quarterly Report on Form 10-Q for the nine-month period ended March 28, 2015 that were previously filed with the SEC and are incorporated by reference into this prospectus/offer to exchange. The selected historical financial information may not be indicative of the future performance of Perrigo. For more information, see “Where You Can Find More Information” beginning on page 151 of this prospectus/offer to exchange.

	(Unaudited) Nine Months Ended		Fiscal Year Ended
(in millions, except per share amount)	March 28, 2015	March 29, 2014	2014(1)	2013(2)	2012(3)	2011	2010(4)(5)
Statement of Income Data
Net Sales	$3,072.3	$2,916.6	$4,060.8	$3,539.8	$3,173.2	$2,755.0	$2,268.2
Cost of sales	1,988.0	1,884.7	2,613.1	2,259.8	2,077.7	1,810.2	1,521.9

Gross profit	1,084.3	1,031.9	1,447.7	1,280.0	1,095.6	944.9	746.2
Operating expenses:
Distribution	44.0	41.2	55.3	47.5	39.1	34.7	28.3
Research and development	125.2	114.5	152.5	115.2	105.8	89.3	83.5
Selling	144.0	150.0	208.6	186.1	148.3	132.4	91.5
Administration	245.1	314.2	411.3	240.2	224.4	197.3	178.5
Write-off of in-process research and development	—	6.0	6.0	9.0	—	—	19.0
Restructuring	5.3	36.5	47.0	2.9	8.8	1.0	9.5

Total	563.6	662.4	880.7	600.9	526.4	454.7	410.3

Operating income	520.7	369.5	567.0	679.1	569.2	490.2	336.0
Interest expense, net	100.0	77.3	103.5	65.8	60.7	42.3	28.4
Other expense (income), net	320.5	19.5	12.4	0.9	(3.5)	(2.7)	(1.2)
Losses on sales of investments	—	—	12.7	4.7	—	—	—
Loss on extinguishment of debt	9.6	165.8	165.8	—	—	—	—

Income from continuing operations before income taxes	90.6	106.9	272.6	607.7	512.0	450.6	308.8
Income tax expense	19.1	33.5	67.3	165.8	119.0	110.0	84.2

Income from continuing operations	71.5	73.4	205.3	441.9	393.0	340.6	224.6
Income (loss) from discontinued operations, net of tax	—	—	—	—	8.6	(1.4)	(0.6)

Net income	$71.5	$73.4	$205.3	$441.9	$401.6	$339.2	$224.0

	(Unaudited) Nine Months Ended		Fiscal Year Ended
(in millions, except per share amount)	March 28, 2015	March 29, 2014	2014(1)	2013(2)	2012(3)	2011	2010(4)(5)
Basic earnings from continuing operations per share	$0.52	$0.67	$1.78	$4.71	$4.22	$3.69	$2.46
Diluted earnings from continuing operations per share	$0.52	$0.67	$1.77	$4.68	$4.18	$3.64	$2.42
Basic earnings per share	$0.52	$0.67	$1.78	$4.71	$4.31	$3.67	$2.45
Diluted earnings per share	$0.52	$0.67	$1.77	$4.68	$4.27	$3.63	$2.41
Weighted average share outstanding:
Basic	137.0	108.9	115.1	93.9	93.2	92.3	91.4
Diluted	137.5	109.4	115.6	94.5	94.1	93.5	92.8
Dividends declared per share	$0.335	$0.285	$0.39	$0.35	$0.31	$0.2725	$0.2425

	(Unaudited)
	March 28, 2015	March 29, 2014	June 28, 2014	June 29, 2013	June 30, 2012	June 25, 2011	June 26, 2010(6)
(in millions, except per share amount)
Balance Sheet Data
Cash, cash equivalents, and current portion of investment securities	$3,452.2	$617.1	$805.4	$779.9	$602.5	$310.1	$110.3
Restricted cash	—	—	—	—	—	—	400.0
Working capital, excluding cash and current portion of investment securities(7)	393.6	734.3	670.8	707.6	540.7	462.7	367.9
Property and equipment, net	769.2	740.9	779.9	681.4	578.4	507.3	448.6
Goodwill and other indefinite-lived intangible assets	3,467.3	3,276.1	3,543.8	1,174.1	820.1	644.9	618.0
Other intangible assets, net	6,527.8	7,181.4	6,787.0	1,157.6	729.3	567.6	587.0
Total assets	16,182.8	13,742.7	13,880.2	5,350.8	4,024.0	3,189.2	3,109.0
Long-term debt, less current portion	4,367.8	3,125.5	3,090.5	1,927.8	1,329.2	875.0	935.0
Shareholder’s equity	9,585.7	8,558.7	8,693.7	2,332.6	1,852.6	1,531.0	1,093.9

(1)	Includes the results of operations for Elan, Fera (Methazolomide), and Aspen for the six, five and four months ended, June 28, 2014, respectively.
(2)	Includes the results of operations for Fera, Velcera, Rosemont, Cobrek, and Sergeant’s for the two weeks, and three, five, six and nine months ended June 29, 2013, respectively.
(3)	Includes the results of operations for Paddock and CanAm for the eleven and six months ended June 30, 2012, respectively.
(4)	Financial data has been retrospectively adjusted due to the voluntary change in accounting principle to eliminate a one-month reporting lag for Perrigo’s non-U.S. subsidiaries.
(5)	Includes the results of operations for Orion and PBM for the four and two months ended June 26, 2010, respectively.
(6)	Financial data has been retrospectively adjusted due to the voluntary change in accounting principle to eliminate a one-month reporting lag for Perrigo’s foreign subsidiaries.
(7)	Working capital is calculated as current assets, excluding cash and cash equivalents and current portion of investment securities, minus current liabilities.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE ACQUIRED EPD BUSINESS

The following table sets forth the selected historical financial information of the Acquired EPD Business. On February 27, 2015, Mylan completed the acquisition of the Acquired EPD Business. The results of the Acquired EPD Business’s operations have been included in our condensed consolidated financial statements since the acquisition date. The selected historical financial information as of December 31, 2014, 2013, 2012 and 2011 have been derived from the audited combined financial statements of the Acquired EPD Business. Net sales for the fiscal year ended December 31, 2010 has been derived from the accounting records of Abbott. The following information is only a summary that you should read together with the applicable combined financial statements of the Acquired EPD Business and the related notes thereto for the fiscal years ended December 31, 2014, 2013, 2012 and 2011 incorporated by reference into this prospectus/offer to exchange. The selected historical financial information may not be indicative of the future performance of the Acquired EPD Business or Mylan.

The selected historical financial information of the Acquired EPD Business for the fiscal year ended December 31, 2010 (except net sales) has been omitted from this prospectus/offer to exchange because it is not available without the expenditure of unreasonable effort and expense. Separate stand-alone financial statements for the Acquired EPD Business have never been prepared and there was no requirement to complete such financial statements in the past. Mylan believes the omission of this financial data does not have a material impact on the understanding of the results of operations, financial condition, liquidity, and related operating and financial trends of the Acquired EPD Business.

	Year Ended December 31,
(in millions)	2014	2013	2012	2011
Statements of Operations:
Net sales(1)	$1,985.0	$2,112.0	$2,364.0	$2,666.0
Cost of sales	933.0	1,050.0	1,089.0	1,213.0

Gross profit	1,052.0	1,062.0	1,275.0	1,453.0
Operating expenses:
Research and development	104.0	101.0	102.0	103.0
Selling, general, and administrative	646.0	665.0	798.0	914.0

Earnings from operations	302.0	296.0	375.0	436.0
Net foreign exchange loss	(3.0)	(3.0)	(6.0)	(1.0)
Other (expense) income, net	—	—	25.0	2.0

Earnings before income taxes and noncontrolling interest	299.0	293.0	394.0	437.0
Income tax provision	34.0	48.0	143.0	148.0

Net earnings	$265.0	$245.0	$251.0	$289.0

Selected Balance Sheet data:
Total assets(2)	$2,792.0	$3,414.0	$3,716.0	$3,622.0
Total equity(2)	2,143.0	2,572.0	2,735.0	2,604.0

(1)	The Acquired EPD Business’s net sales were $2,542.0 million for the year ended December 31, 2010.
(2)	The Acquired EPD Business’s total assets and total equity were $3,851.0 million and $2,546.0 million, respectively, for the year ended December 31, 2010.

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information gives effect to the acquisition of the Acquired EPD Business and the proposed acquisition of Perrigo (including Omega) both of which are accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Mylan as the acquirer. The selected unaudited pro forma financial information has been compiled and prepared in accordance with U.S. GAAP. The selected unaudited pro forma balance sheet information as of March 31, 2015 is based on the condensed consolidated balance sheet of Mylan as of March 31, 2015, the condensed consolidated balance sheet of Perrigo as of March 28, 2015, the condensed consolidated balance sheet of Omega as of December 31, 2014, the pro forma impacts of the Omega transaction on Perrigo as reported by Perrigo on June 15, 2015, and has been prepared to reflect the acquisition of Perrigo (including Omega) as if it had occurred on March 31, 2015. The selected unaudited pro forma condensed combined statements of operations information for the three months ended March 31, 2015 and the year ended December 31, 2014 is based on the condensed consolidated statements of operations of Mylan for the three months ended March 31, 2015 and the consolidated statement of operations for the year ended December 31, 2014 and the condensed consolidated statements of operations of Perrigo for the three months ended March 28, 2015 and the twelve months ended December 27, 2014, the condensed consolidated statements of operations of Omega for the twelve months ended June 30, 2014 and for the three months ended December 31, 2014, the pro forma impacts of the Omega transaction on Perrigo as reported by Perrigo on June 15, 2015, and the combined statement of earnings of the Acquired EPD Business for the year ended December 31, 2014 and the results of operations of the Acquired EPD Business for the period from January 1, 2015 to February 27, 2015, the acquisition date of the Acquired EPD Business. On February 27, 2015, Mylan completed the acquisition of the Acquired EPD Business. The results of the Acquired EPD Business’s operations have been included in our condensed consolidated financial statements since the acquisition date. The selected unaudited pro forma statements of operations information gives effect to the acquisition of Perrigo (including Omega) and of the Acquired EPD Business as if each had occurred on January 1, 2014, reflecting only pro forma adjustments that are factually supportable, directly attributable to the proposed acquisition of Perrigo, and expected to have a continuing impact on the combined results.

The selected unaudited pro forma financial information has been derived from and should be read in conjunction with the more detailed unaudited pro forma financial information appearing elsewhere in this prospectus/offer to exchange and the related notes thereto. In addition, the unaudited pro forma financial information was based on, and should be read in conjunction with, the consolidated and the condensed consolidated financial statements of Mylan and the related notes thereto, the consolidated and the condensed consolidated financial statements of Perrigo and the related notes thereto, the condensed consolidated financial statements of Omega and the notes thereto as disclosed by Perrigo, the pro forma impact of the Omega transaction on Perrigo as disclosed by Perrigo and the combined financial statements of the Acquired EPD Business, each of which is incorporated by reference into this prospectus/offer to exchange. See “Where You Can Find More Information” beginning on page 151 of this prospectus/offer to exchange.

The selected unaudited pro forma financial information is for informational purposes only. It does not purport to indicate the results that would have actually been attained had the proposed acquisition of Perrigo (including Omega) or the acquisition of the Acquired EPD Business been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the unaudited pro forma financial information, Mylan allocated the estimated purchase price using its best estimates of fair value. Also, as explained in more detail in the accompanying notes to the unaudited pro forma financial information, these estimates are based on the most recently available public information. To the extent there are significant changes to the business of Perrigo, the assumptions and estimates herein could change significantly.

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Information

(in millions)

March 31, 2015
(Pro forma combined)
Total assets	$69,999.0
Long-term debt, including current portion	25,623.8
Total liabilities	37,335.6
Total equity	$32,663.4

Selected Unaudited Pro Forma Condensed Combined Statements of Operations Information

(in millions, except per share amounts)

	Three Months Ended March 31, 2015	Year Ended December 31, 2014(a)
	(Pro forma combined)
Total revenues	$3,561.4	$15,574.7
Net (loss) earnings attributable to Mylan N.V. ordinary shareholders	(291.1)	513.4
(Loss) earnings per ordinary share attributable to Mylan N.V. ordinary shareholders:
Basic	$(0.35)	$0.62
Diluted	$(0.35)	$0.61
Weighted average ordinary shares outstanding:
Basic	829.8	822.2
Diluted	829.8	846.5

(a)	Pro forma total revenue included in this table reflects the impact of actual 2014 foreign exchange rates. The pro forma total revenue in 2014 of $15.3 billion disclosed elsewhere within this prospectus/offer to exchange was computed based on current foreign exchange rate assumptions.

HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The historical per share earnings, dividends and book value of Mylan and Perrigo shown in the tables below are derived from (a) with respect to Mylan, its unaudited consolidated financial statements for the three months ended March 31, 2015 and its audited consolidated financial statements for the year ended December 31, 2014 and (b) with respect to Perrigo, its unaudited consolidated financial statements for the three months ended March 28, 2015 and its audited consolidated financial statements for the fiscal year ended June 28, 2014. The pro forma comparative basic and diluted earnings per share data give effect to the offer and compulsory acquisition using the acquisition method of accounting in accordance with ASC 805, Business Combinations, as if the offer and compulsory acquisition had been completed on January 1, 2014. The pro forma book value per share information was computed as if the offer and compulsory acquisition had been completed on March 31, 2015 and December 31, 2014. You should read this information in conjunction with the historical financial information of Mylan and Perrigo included elsewhere or incorporated in this prospectus/offer to exchange, including Mylan and Perrigo’s financial statements and related notes. The per share pro forma information assumes that all Perrigo ordinary shares are converted into Mylan ordinary shares at the exchange ratio of 2.3. The equivalent pro forma per share information was derived by multiplying the combined company pro forma per share information by the exchange ratio of 2.3.

The pro forma data shown in the tables below is unaudited and for illustrative purposes only. You should not rely on this data as being indicative of the historical results that would have been achieved had Mylan and Perrigo always been combined or the future results that the combined company will achieve after the consummation of the offer and compulsory acquisition. This pro forma information is subject to risks and uncertainties, including those discussed in the section entitled “Risk Factors” beginning on page 21 of this prospectus/offer to exchange.

	Three Months Ended March 31, 2015
	Mylan		Perrigo
	Historical	Combined Company Pro Forma	Equivalent Pro Forma
Basic earnings (loss) per share	$0.14	$(0.35)	$(0.81)
Diluted earnings (loss) per share	$0.13	$(0.35)	$(0.81)
Cash dividends declared per share	—	—	—
Book value per share at period end	$18.58	$39.36	$90.53

Three Months Ended March 28, 2015
Perrigo
Historical
Basic loss per share	$(0.67)
Diluted loss per share	$(0.67)
Cash dividends declared per share	$0.125
Book value per share at period end	$65.54

	Year Ended December 31, 2014
	Mylan		Perrigo
	Historical	Combined Company Pro Forma	Equivalent Pro Forma
Basic earnings per share	$2.49	$0.62	$1.43
Diluted earnings per share	$2.34	$0.61	$1.40
Cash dividends declared per share	—	—	—
Book value per share at period end	$8.73	—	—

Year Ended June 28, 2014
Perrigo
Historical
Basic earnings per share	$1.78
Diluted earnings per share	$1.77
Cash dividends declared per share	$0.39
Book value per share at period end	$64.97

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Mylan ordinary shares are listed on the NASDAQ under the symbol “MYL.” Perrigo ordinary shares are listed on the NYSE and the TASE under the symbol “PRGO.”

The following table sets forth the high and low sales prices per Mylan ordinary share on the NASDAQ and Perrigo ordinary share on the NYSE for the periods indicated, in each case as reported in publicly available sources.

	Mylan Ordinary Shares ($)				Perrigo Ordinary Shares ($)
	High	Low	Dividend		High	Low	Dividend
Fiscal 2015, quarter ended				Fiscal 2015, quarter ended
First Quarter	65.63	52.21	—	Third Quarter	174.65	147.21	0.125
				Second Quarter	171.57	142.38	0.105
				First Quarter	160.65	135.00	0.105

Fiscal 2014, quarter ended				Fiscal 2014, quarter ended
Fourth Quarter	59.60	45.02	—	Fourth Quarter	158.99	125.37	0.105
Third Quarter	53.05	44.80	—	Third Quarter	168.39	144.46	0.105
Second Quarter	55.30	44.74	—	Second Quarter	157.47	122.56	0.10
First Quarter	57.52	41.97	—	First Quarter	134.31	115.94	0.09

Fiscal 2013, quarter ended				Fiscal 2013, quarter ended
Fourth Quarter	44.73	36.97	—	Fourth Quarter	122.04	112.05	0.09
Third Quarter	39.41	30.01	—	Third Quarter	118.86	98.79	0.09
Second Quarter	32.27	27.66	—	Second Quarter	120.78	99.93	0.09
First Quarter	31.22	27.38	—	First Quarter	119.29	104.86	0.08

The following table sets forth the closing prices of Mylan ordinary shares and Perrigo ordinary shares as reported on April 7, 2015, the last trading day prior to disclosure of our initial proposal to acquire Perrigo, April 8, 2015, the date we made our public announcement pursuant to Rule 2.4 of the Irish Takeover Rules and July 15, 2015, the last trading day prior to the filing of this prospectus/offer to exchange.

Mylan believes that the closing price of $68.36 per Mylan ordinary share on April 8, 2015 is the appropriate basis for calculating the effective implied value per Perrigo ordinary share because, as the closing price on the date that Mylan’s offer for Perrigo was first made public, it is a recent market price and is indicative of the value that a former Perrigo shareholder can expect to receive in an at-market transaction following consummation of the Transaction. Because the $68.36 per Mylan ordinary share price is a market price, it does not reflect a change-of-control premium for Mylan’s ordinary shares which would only be realized in a transaction involving a change of control of Mylan.

	Mylan Ordinary Share Closing Price	Perrigo Ordinary Share Closing Price
April 7, 2015	$59.57	$164.71
April 8, 2015	$68.36	$195.00
July 15, 2015	$70.06	$186.68

The value of the Mylan ordinary shares that forms a part of the offer consideration will change as the market price of Mylan ordinary shares fluctuate during the pendency of the offer and thereafter, and therefore will likely be different from the prices set forth above at the time you receive your Mylan ordinary shares. See “Risk Factors—Risks Related to the Offer and Compulsory Acquisition—The exchange ratio for the share portion of the offer consideration does not include an adjustment mechanism. Because the market price of Mylan ordinary shares may fluctuate, Perrigo shareholders cannot be sure of the market value of the Mylan ordinary shares that will be issued in connection with the offer” beginning on page 26 of this prospectus/offer to exchange. Shareholders are urged to obtain current market quotations for Mylan ordinary shares and Perrigo ordinary shares prior to making any decision with respect to the offer.

See “The Offer—Effect of the Offer on the Market for Perrigo Ordinary Shares; NYSE and TASE Listing; Registration Under the Exchange Act; Margin Regulations” beginning on page 71 of this prospectus/offer to exchange for a discussion of the possibility that Perrigo ordinary shares will cease to be listed on the NYSE or on the TASE.

RISK FACTORS

By accepting the offer, Perrigo shareholders will be choosing to invest in Mylan ordinary shares. In deciding whether to accept the offer, you should consider carefully the following risk factors in addition to the other information contained in or incorporated by reference into this prospectus/offer to exchange, including the matters addressed under the caption “Cautionary Statement Regarding Forward Looking Statements.” In addition to the other information included and incorporated by reference into this prospectus/offer to exchange, you should carefully consider the following risks before deciding whether to accept the offer. See “Where You Can Find More Information” beginning on page 151 of this prospectus/offer to exchange.

Risks Related to Mylan Following Completion of the Offer

IF COMPLETED, THE OFFER AND COMPULSORY ACQUISITION MAY NOT ACHIEVE THE INTENDED BENEFITS OR MAY DISRUPT MYLAN’S PLANS AND OPERATIONS.

We cannot assure you that Mylan will be able to successfully integrate the business of Perrigo with the business of Mylan or otherwise realize the expected benefits of the offer and compulsory acquisition. Mylan’s ability to realize the anticipated benefits of the offer and compulsory acquisition will depend, to a large extent, on Mylan’s ability to integrate Perrigo with the business of Mylan and realize the benefits of the combined business. The combination of two independent businesses is a complex, costly, and time-consuming process. Mylan’s business may be negatively impacted following the offer and compulsory acquisition if it is unable to effectively manage its expanded operations. The integration will require significant time and focus from management following the offer and compulsory acquisition and may divert attention from the day-to-day operations of the combined business. Additionally, consummation of the offer and compulsory acquisition could disrupt current plans and operations, which could delay the achievement of Mylan’s strategic objectives.

The expected synergies and operating efficiencies of the offer and compulsory acquisition may not be fully realized, which could result in increased costs and have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price. In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention, among other potential adverse consequences. The difficulties of combining the operations of the businesses include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated synergies, operating efficiencies, business opportunities, and growth prospects from combining Perrigo with Mylan;

•	difficulties in the integration of operations and systems, including enterprise resource planning systems;

•	difficulties in the integration of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers; and

•	challenges in attracting and retaining key personnel.

Many of these factors will be outside of Mylan’s control and any one of them could result in increased costs, decreased revenues, and diversion of management’s time and energy, which could have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price. In addition, even if the operations of Mylan and Perrigo are integrated successfully, Mylan may not realize the full anticipated benefits of the offer and compulsory acquisition, including the synergies, operating efficiencies, or sales or growth opportunities. These benefits may not be achieved within the anticipated time frame or at all. All of these factors could cause dilution to the earnings per share of the combined business, decrease or delay the expected accretive effect of the offer and compulsory acquisition, and/or negatively impact the price of the ordinary shares of the combined business.

IF GOODWILL OR OTHER INTANGIBLE ASSETS THAT MYLAN RECORDS IN CONNECTION WITH THE OFFER AND COMPULSORY ACQUISITION BECOME IMPAIRED, MYLAN COULD HAVE TO TAKE SIGNIFICANT CHARGES AGAINST EARNINGS.

In connection with the accounting for the offer and compulsory acquisition, Mylan expects to record a significant amount of goodwill and other intangible assets. Under U.S. GAAP, Mylan must assess, at least annually, whether the value of goodwill and indefinite-lived intangible assets has been impaired. Amortizing intangible assets will also be assessed for impairment in the event of an impairment indicator. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could have a material adverse effect on Mylan’s business, financial condition, results of operations, shareholder’s equity, and/or share price.

AN INABILITY TO IDENTIFY OR SUCCESSFULLY BID FOR SUITABLE ACQUISITION TARGETS, OR CONSUMMATE AND EFFECTIVELY INTEGRATE RECENT AND FUTURE POTENTIAL ACQUISITIONS, OR TO EFFECTIVELY DEAL WITH AND RESPOND TO UNSOLICITED BUSINESS PROPOSALS, COULD LIMIT MYLAN’S FUTURE GROWTH AND HAVE A MATERIAL ADVERSE EFFECT ON MYLAN’S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS, AND/OR SHARE PRICE.

After the consummation of the offer, Mylan intends to continue to seek to expand its product line and/or business platform organically as well as through complementary or strategic acquisitions of other companies, products, or assets or through joint ventures, licensing agreements, or other arrangements. Acquisitions or similar arrangements may prove to be complex and time consuming and require substantial resources and effort. Mylan may compete for certain acquisition targets with companies having greater financial resources than Mylan or other advantages over Mylan that may hinder or prevent Mylan from acquiring a target company or completing another transaction, which could also result in significant diversion of management time, as well as substantial out-of-pocket costs.

If an acquisition is consummated, the integration of such acquired business, product, or other assets into Mylan may also be complex, time consuming, and result in substantial costs and risks. The integration process may distract management and/or disrupt Mylan’s ongoing businesses, which may adversely affect Mylan’s relationships with customers, employees, partners, suppliers, regulators, and others with whom Mylan has business or other dealings. In addition, there are operational risks associated with the integration of acquired businesses. These risks include, but are not limited to, difficulties in achieving or inability to achieve identified or anticipated financial and operating synergies, cost savings, revenue synergies, and growth opportunities; difficulties in consolidating or inability to effectively consolidate information technology and manufacturing platforms, business applications, and corporate infrastructure; the impact of pre-existing legal and/or regulatory issues, such as quality and manufacturing concerns, among others; the risks that the acquired business does not operate to the same quality, manufacturing, or other standards as Mylan does; the impacts of substantial indebtedness and assumed liabilities; challenges associated with operating in new markets; and the unanticipated effects of export controls, exchange rate fluctuations, domestic and foreign political conditions, and/or domestic and foreign economic conditions.

In addition, in April 2015 we received an unsolicited non-binding indication of interest from a large competitor to acquire all of our outstanding shares and may receive similar proposals in the future. Such unsolicited business proposals may not be consistent with or enhancing to our financial, operational, or market strategies (which we believe have proven to be successful), may not further the interests of our shareholders and other stakeholders, including employees, creditors, customers, suppliers, relevant patient populations and communities in which Mylan operates and may jeopardize the sustainable success of Mylan’s business. However, the evaluation of and response to such unsolicited business proposals may nevertheless distract management and/or disrupt our ongoing businesses, which may adversely affect our relationships with customers, employees, partners, suppliers, regulators, and others with whom we have business or other dealings.

Mylan may be unable to realize synergies or other benefits, including tax savings, expected to result from acquisitions, joint ventures, or other transactions or investments Mylan may undertake, or Mylan may be unable to generate additional revenue to offset any unanticipated inability to realize these expected synergies or benefits. Realization of the anticipated benefits of acquisitions or other transactions could take longer than expected, and implementation difficulties, unforeseen expenses, complications and delays, market factors, or deterioration in domestic and global economic conditions could reduce the anticipated benefits of any such transactions. Mylan also may inherit legal, regulatory, and other risks that occurred prior to the acquisition, whether known or unknown to Mylan.

Any one of these challenges or risks could impair Mylan’s growth and ability to compete, require Mylan to focus additional resources on integration of operations rather than other profitable areas, require Mylan to reexamine its business strategy, or otherwise cause a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

MYLAN’S ACTUAL FINANCIAL POSITION AND RESULTS OF OPERATIONS MAY DIFFER MATERIALLY FROM THE UNAUDITED PRO FORMA FINANCIAL INFORMATION INCLUDED IN THIS PROSPECTUS/OFFER TO EXCHANGE.

The unaudited pro forma financial information contained in this prospectus/offer to exchange is presented for illustrative purposes only and may not be an indication of what Mylan’s financial position or results of operations would have been had the offer and compulsory acquisition been completed on the dates indicated. The unaudited pro forma financial information has been derived from the consolidated financial statements of Mylan and Perrigo and certain adjustments and assumptions have been made regarding Mylan after giving effect to the offer and compulsory acquisition. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. For example, the unaudited pro forma financial information does not reflect all costs that are expected to be incurred by Mylan in connection with the offer and compulsory acquisition. In addition, the final amount of any charges relating to acquisition accounting adjustments that Mylan may be required to record will not be known until following the closing of the offer and, if applicable, the compulsory acquisition, in particular because Mylan does not currently have any access to information related to Perrigo beyond what Perrigo has made publicly available, and as a result Mylan’s estimates of fees and expenses that may be incurred by Perrigo in connection with the business combination are inherently imprecise. Accordingly, the actual financial position and results of operations of Mylan following the offer and compulsory acquisition may not be consistent with, or evident from, this unaudited pro forma financial information. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect Mylan’s business, financial condition, results of operations, cash flows, and/or share price following closing, including, among others, those described herein. See “Unaudited Pro Forma Financial Information” beginning on page 123 of this prospectus/offer to exchange.

MYLAN WILL NEED TO TIMELY AND EFFECTIVELY IMPLEMENT ITS INTERNAL CONTROLS OVER PERRIGO’S OPERATIONS AS REQUIRED UNDER THE SARBANES-OXLEY ACT OF 2002.

Following the consummation of the offer and compulsory acquisition, Mylan will need to timely and effectively implement its own internal controls and procedures over Perrigo necessary for Mylan to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including the requirements to provide an annual management assessment of the effectiveness of internal controls over financial reporting and a report by Mylan’s independent registered public accounting firm addressing these assessments. Mylan intends, to the extent necessary, to take appropriate measures to establish or implement an internal control environment at Perrigo so that Mylan meets the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. However, it is possible that Mylan may experience delays in implementing or will be unable to implement the required internal financial reporting controls and procedures with respect to Perrigo. In addition, in connection with the attestation process required under the Sarbanes-Oxley Act of 2002 by Mylan’s independent registered public accounting firm, Mylan may encounter problems or delays in completing the implementation of any requested improvements or receiving a favorable attestation. If Mylan cannot favorably assess the effectiveness of its internal controls over financial reporting, or if Mylan’s independent registered public accounting firm is unable to provide an unqualified attestation report, there could be a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

ALTHOUGH MYLAN CURRENTLY EXPECTS THAT THE OFFER AND COMPULSORY ACQUISITION WILL BE ACCRETIVE, THE OFFER AND COMPULSORY ACQUISITION, ONCE COMPLETED, MAY NOT BE ACCRETIVE AND MAY CAUSE DILUTION TO MYLAN’S ADJUSTED EARNINGS PER SHARE, WHICH MAY NEGATIVELY AFFECT THE MARKET PRICE OF MYLAN ORDINARY SHARES.

Mylan currently expects that the offer and compulsory acquisition will be accretive to its adjusted annual earnings per share by year four following the consummation of the offer and compulsory acquisition, assuming all anticipated annual pre-tax operational synergies of at least $800 million are fully realized. This preliminary estimate is based on certain assumptions (which are described on page 69 of this prospectus/offer to exchange) and may change materially. Mylan could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the offer and compulsory acquisition or the difficulty of managing a larger company. All of these factors could cause dilution to Mylan’s adjusted earnings per share or decrease or delay the expected accretive effect of the offer and compulsory acquisition and cause a decrease in the market price of Mylan ordinary shares.

MYLAN WILL INCUR A SUBSTANTIAL AMOUNT OF INDEBTEDNESS TO ACQUIRE THE PERRIGO ORDINARY SHARES PURSUANT TO THE OFFER AND COMPULSORY ACQUISITION.

In connection with the offering, Mylan is entering into a new bridge loan credit facility of approximately $12.5 billion to fund the cash portion of the consideration of the offer. Mylan cannot guarantee that it will be able to generate sufficient cash flow to make all of the principal and interest payments under this indebtedness when such payments are due or that it will be able to refinance such indebtedness on favorable terms, or at all. The failure to so repay or refinance such indebtedness when due could have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows and/or share price.

DISRUPTION IN THE FINANCIAL MARKETS COULD AFFECT MYLAN’S ABILITY TO REFINANCE THE BRIDGE LOAN CREDIT FACILITY ON FAVORABLE TERMS, OR AT ALL.

If and to the extent drawn, the bridge loan credit facility must be repaid within 364 days with respect to the $11.0 billion Tranche A Loan and within six months with respect to the approximately $1.5 billion Tranche C Loan, in each case after the loans are funded. Mylan anticipates refinancing, or obtaining alternative financing to repay, the bridge loan credit facility. Disruptions in the commercial credit markets or uncertainty in the United States, European Union or elsewhere could result in a tightening of financial markets. As a result of financial market turmoil or other economic, financial or commercial factors, Mylan may not be able to obtain alternate financing in order to repay the bridge loan credit facility or refinance the bridge loan facility on favorable terms, or at all. The failure to so repay or refinance such indebtedness when due could have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows and/or share price.

If Mylan is unable to successfully obtain alternative financing or refinance the bridge loan credit facility on favorable terms and conditions (including, but not limited to, pricing and other fee payments), this could result in additional costs to Mylan. If Mylan is unable to obtain alternate financing or refinance at all, the outstanding amounts under the bridge loan credit facility must be repaid within 364 days with respect to the $11.0 billion Tranche A Loan and within six months with respect to the approximately $1.5 billion Tranche C Loan, in each case after the loans are funded.

MYLAN WILL HAVE SIGNIFICANT ADDITIONAL INDEBTEDNESS WHICH COULD ADVERSELY AFFECT OUR FINANCIAL POSITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS WITH RESPECT TO SUCH INDEBTEDNESS. ANY REFINANCING OF THIS DEBT COULD BE AT SIGNIFICANTLY HIGHER INTEREST RATES. MYLAN’S SUBSTANTIAL INDEBTEDNESS COULD LEAD TO ADVERSE CONSEQUENCES.

Mylan’s increased indebtedness following the consummation of the offer and compulsory acquisition could have adverse consequences, including but not limited to:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	requiring us to dedicate a substantial portion of our cash flow from operations to make debt service payments, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, challenges and opportunities, and changes in our businesses and the markets in which we operate;

•	limiting our ability to obtain additional financing to fund our working capital, capital expenditures, acquisitions and debt service requirements and other financing needs;

•	increasing our vulnerability to increases in interest rates in general because a substantial portion of our indebtedness bears interest at floating rates; and

•	placing us at a competitive disadvantage to our competitors that have less debt.

In addition, although the combined company is expected to maintain an investment grade credit rating, Mylan’s increased indebtedness following the consummation of the offer and compulsory acquisition could result in a downgrade in the credit rating of Mylan or any indebtedness of Mylan or its subsidiaries, which could increase the cost of further borrowings or refinancings of such indebtedness, limit access to sources of financing in the future or lead to other adverse consequences.

The terms of Mylan’s indebtedness today impose, and any additional indebtedness we incur in the future, or may impose, significant operating and financial restrictions on us. These restrictions limit our ability to, among other things, incur additional indebtedness, make investments, pay certain dividends, prepay other indebtedness, sell assets, incur certain liens, enter into agreements with our affiliates and restrict our subsidiaries’ ability to pay dividends, merge or consolidate. In addition, certain of our credit facilities and accounts receivable securitization facility, as well as certain agreements governing Perrigo’s indebtedness, require us to maintain specified financial ratios. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default under the related indebtedness. If a default occurs, the relevant lenders could elect to declare our indebtedness, together with accrued interest and other fees, to be immediately due and payable. These factors could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price.

LOSS OF KEY PERSONNEL COULD LEAD TO LOSS OF CUSTOMERS, BUSINESS DISRUPTION, AND A DECLINE IN REVENUES, ADVERSELY AFFECT THE PROGRESS OF PIPELINE PRODUCTS, OR OTHERWISE ADVERSELY AFFECT THE OPERATIONS OF MYLAN.

Mylan’s success after the offer and compulsory acquisition will depend in part upon its ability to retain key employees of Mylan and Perrigo. Prior to and following the offer and compulsory acquisition, employees of Mylan and Perrigo might experience uncertainty about their future roles with Mylan following the consummation of the offer and compulsory acquisition, which might adversely affect Mylan’s ability to retain key managers and other employees of both companies. Competition for qualified personnel in the pharmaceutical industry is very intense. Mylan may lose key personnel or may be unable to attract, retain, and motivate qualified individuals or the associated costs to Mylan may increase significantly, which could have a material adverse effect on the business, financial condition, results of operations, cash flows, and/or share price of Mylan.

Risks Related to the Offer and Compulsory Acquisition

THE EXCHANGE RATIO FOR THE SHARE PORTION OF THE OFFER CONSIDERATION DOES NOT INCLUDE AN ADJUSTMENT MECHANISM. BECAUSE THE MARKET PRICE OF MYLAN ORDINARY SHARES MAY FLUCTUATE, PERRIGO SHAREHOLDERS CANNOT BE SURE OF THE MARKET VALUE OF THE MYLAN ORDINARY SHARES THAT WILL BE ISSUED IN CONNECTION WITH THE OFFER.

Each Perrigo ordinary share that is validly tendered and not properly withdrawn prior to the expiration date will be exchanged for (i) $75.00 in cash, without interest and less any required withholding taxes, and (ii) 2.3 Mylan ordinary shares upon consummation of the offer. The exchange ratio for the share portion of the offer consideration does not include an adjustment mechanism in case of any increases or decreases in the price of Mylan ordinary shares or Perrigo ordinary shares. The market value of the Mylan ordinary shares that tendering Perrigo shareholders will receive in the offer will depend on the market value of Mylan ordinary shares at the time tendered shares are exchanged and could vary significantly from the market value of Mylan ordinary shares as of the date of this prospectus/offer to exchange.

Changes in the price of Mylan ordinary shares may result from a variety of factors, including general market and economic conditions, changes in Mylan’s business, operations and prospects, regulatory considerations, market reaction to the offer and related developments and as a result of the risks described in the section of this prospectus/offer to exchange entitled “Risk Factors” beginning on page 21. Many of these factors are beyond the control of Mylan. If the price of Mylan ordinary shares declines, Perrigo shareholders may receive less value for their shares upon exchange of tendered shares in the offer than the value calculated pursuant to the exchange ratio on the date the offer was announced. Because the offer may not be completed until certain conditions have been satisfied or waived (see “The Offer—Certain Conditions of the Offer” beginning on page 50 of this prospectus/offer to exchange), a significant period of time may pass between the commencement of the offer and the time that Mylan accepts Perrigo ordinary shares for exchange. Therefore, at the time you tender your shares pursuant to the offer, you will not know the exact market value of the Mylan ordinary shares that will be issued if Mylan accepts such shares for exchange. See “Comparative Market Price and Dividend Information” beginning on page 19 of this prospectus/offer to exchange for the historical high and low sales prices of Mylan ordinary shares and Perrigo ordinary shares, as well as the historical cash dividends per Mylan ordinary share and Perrigo ordinary share, respectively.

You are urged to obtain current market quotations for Mylan ordinary shares and Perrigo ordinary shares when you consider whether to tender your Perrigo ordinary shares pursuant to the offer.

THE OFFER MAY ADVERSELY AFFECT THE LIQUIDITY AND VALUE OF NON-TENDERED PERRIGO ORDINARY SHARES.

In the event that not all of the Perrigo ordinary shares are tendered in the offer and we accept for exchange those ordinary shares tendered in the offer, the number of shareholders and the number of Perrigo ordinary shares held by individual holders will be greatly reduced. As a result, Mylan’s acceptance of ordinary shares for exchange in the offer could adversely affect the liquidity and could also adversely affect the market value of the remaining Perrigo ordinary shares held by the public. If permitted by the rules of the NYSE and the TASE, as applicable, Mylan currently intends to cause Perrigo to delist the Perrigo ordinary shares from the NYSE and the TASE following consummation of the offer. As a result of such delisting, Perrigo ordinary shares not tendered pursuant to the offer may become illiquid and may be of reduced value. See “The Offer—Plans for Perrigo” beginning on page 69 of this prospectus/offer to exchange.

If non-tendered Perrigo ordinary shares are subsequently tendered in the subsequent offer period or if a compulsory acquisition takes place in respect of non-tendered Perrigo ordinary shares, Perrigo shareholders who have not tendered in the offer will receive their consideration at a later date, and the Mylan ordinary shares received on that later date may have a market price that is less than the price of Mylan ordinary shares delivered to Perrigo shareholders who tendered in the offer.

FAILURE TO ACQUIRE 100% OF THE PERRIGO ORDINARY SHARES MAY AFFECT OUR ABILITY TO COMPLETE ANY POST-CLOSING RESTRUCTURING OF PERRIGO AND ITS SUBSIDIARIES. THIS COULD REDUCE OR DELAY THE COST SAVINGS OR REVENUE BENEFITS TO MYLAN.

To effect a compulsory acquisition of the remaining Perrigo ordinary shares, we will need to first obtain acceptances in respect of at least 80% of the Perrigo ordinary shares to which the offer relates. The offer is conditional upon valid acceptances being received (and not, where permitted, withdrawn) in respect of not less than 80% of Perrigo ordinary shares (on a fully diluted basis), but this percentage may be reduced by Mylan, subject to obtaining a majority lender consent as required under the terms of the Bridge Credit Agreement, to any number of Perrigo shares representing more than 50% of the voting rights then exercisable at a general meeting of Perrigo. Were this percentage to be reduced, we could complete the offer without being able to acquire compulsorily the remaining Perrigo ordinary shares we do not own. We would then be entitled to exercise control of Perrigo and affect the composition of Perrigo’s board of directors. However, depending on the level of acceptances received, it may take longer and be more difficult to complete any post-closing restructuring and the full amount of the operational and other synergies identified for Mylan may not be obtained or may only be obtained over a longer period of time. See “Certain Conditions of the Offer” on page 50 of this prospectus/offer to exchange.

In addition, if we own less than 100% of Perrigo after completion of the offer, we may not be able to carry out joint cash pooling or other intra-company transactions with Perrigo and its subsidiaries on favorable terms or at all. This may adversely affect our ability to achieve the expected amount of operational and other synergies after the offer is completed.

ALTHOUGH MYLAN HAS COMMITTED TO MAKE ANY AND ALL DIVESTITURES AND OTHER SUBSTANTIVE ACTIONS, NECESSARY OR REQUIRED, IN ORDER TO CLEAR OR APPROVE THE ACQUISITION UNDER THE HSR ACT, MYLAN MUST OBTAIN REQUIRED APPROVALS AND CONSENTS TO CONSUMMATE THE OFFER AND COMPULSORY ACQUISITION, WHICH, IF DELAYED OR NOT GRANTED, MAY JEOPARDIZE OR DELAY THE CONSUMMATION OF THE OFFER AND COMPULSORY ACQUISITION, RESULT IN ADDITIONAL EXPENDITURES OF MONEY AND RESOURCES, AND/OR REDUCE THE ANTICIPATED BENEFITS OF THE OFFER AND COMPULSORY ACQUISITION.

The offer and compulsory acquisition are subject to customary closing conditions. These closing conditions include, among others, the effectiveness of the registration statement to register the issuance of the Mylan ordinary shares in connection with the offer and the receipt of the relevant approvals under the antitrust and competition laws of certain countries under which filings or approvals are required. Mylan has committed to take all actions, including making regulatory submissions, responding to information requests and doing everything necessary to obtain a decision from the U.S. Federal Trade Commission, including making any and all divestitures and other substantive actions necessary or required in order to ensure the HSR Pre-Condition is satisfied.

The governmental agencies from which Mylan will seek certain of these approvals have broad discretion in administering the governing regulations. As a condition to their approval of the offer and compulsory acquisition, agencies may impose requirements, limitations, or costs or require divestitures or place restrictions on the conduct of Mylan’s businesses after closing. These requirements, limitations, costs, divestitures, or restrictions could delay the consummation of the offer or may reduce the anticipated benefits of the offer and compulsory acquisition. Further, no assurance can be given that the required approval by the Mylan shareholders will be obtained or that the required closing conditions will be satisfied, and, if all required consents and approvals are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions, and timing of the consents and approvals. Mylan has not made a formal unconditional commitment to take any and all actions as may be necessary or required in order to ensure that non-U.S. antitrust and competition approvals, including any such approvals as may be required in the EU, Mexico, Russia and Ukraine, are obtained. However, pursuant to the legally binding process under the Irish Takeover Rules to commence its offer for Perrigo in order to effect the acquisition, Mylan is generally required to commit to take, and take, any and all steps necessary to avoid or eliminate impediments or objections, if any, that may be asserted by governmental agencies from which Mylan seeks consents or approvals, including any divestitures needed to obtain any antitrust or competition approvals, provided, in the case of any non-U.S. antitrust and competition approvals, that it is a condition to the offer that the terms and conditions of such antitrust and competition approvals must be acceptable or reasonably satisfactory to Mylan. Although we do not expect that any required divestitures will be material to the combined company, we cannot assure you that no such divestitures will be material. If Mylan agrees to any material requirements, limitations, costs, divestitures, or restrictions in order to obtain any approvals required to consummate the offer and compulsory acquisition, these requirements, limitations, costs, divestitures or restrictions could adversely affect Mylan’s ability to integrate Mylan’s operations with Perrigo or reduce the anticipated benefits of the acquisition. This could delay the consummation of the offer and/or compulsory acquisition or have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price. For a more detailed description of the regulatory approvals required in the offer and/or compulsory acquisition, see “The Offer—Regulatory Approvals; Certain Other Legal Matters” beginning on page 78 of this prospectus/offer to exchange.

MYLAN HAS NOT NEGOTIATED THE PRICE OR TERMS OF THE OFFER OR COMPULSORY ACQUISITION WITH PERRIGO’S BOARD OF DIRECTORS.

In evaluating this offer, you should be aware that Mylan has not negotiated the price or terms of the offer or compulsory acquisition with Perrigo or its board of directors. Neither Perrigo nor its board of directors has approved the offer or compulsory acquisition. On April 24, 2015, Perrigo issued an announcement purporting to reject the offer. Perrigo, however, is required under the rules of the SEC to issue a statement as to whether it recommends acceptance or rejection of the offer, that it expresses no opinion and remains neutral toward the offer or that it is unable to take a position with respect to the offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and certain related information, no later than 10 business days from the date the offer is first published, sent or given to Perrigo shareholders. Under the Irish Takeover Rules, the board of directors of Perrigo must, unless the Irish Takeover Panel consents otherwise, mail a first response document to Perrigo shareholders within 14 days of the mailing of this document. The first response document must, amongst other things, contain the Perrigo board’s opinion on the offer (and any alternative offers). Mylan recommends that you review the Schedule 14D-9 and first response document when such document(s) become available.

MYLAN HAS NOT HAD ACCESS TO PERRIGO’S NON-PUBLIC INFORMATION. THEREFORE, MYLAN MAY BE SUBJECT TO UNKNOWN LIABILITIES OF PERRIGO.

To date, Mylan has conducted a due diligence review based only on Perrigo’s publicly available information. The consummation of the offer may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under Perrigo’s agreements that are not publicly available. As a result, after the consummation of the offer, Mylan may be subject to unknown liabilities, or other unknown risks related to the business and operations, of Perrigo, which may have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

In respect of all information relating to Perrigo presented in, incorporated by reference into or omitted from, this prospectus/offer to exchange, Mylan has relied upon publicly available information, including information publicly filed by Perrigo with the SEC. Although Mylan has no knowledge that would indicate that any statements contained herein regarding Perrigo’s condition, including its financial or operating condition, based upon such publicly available information are inaccurate, incomplete or untrue, Mylan was not involved in the preparation of such information and statements. For example, Mylan has made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus/offer to exchange that have necessarily involved Mylan’s estimates with respect to Perrigo’s financial information. Any financial, operating or other information regarding Perrigo that may be detrimental to Mylan following Mylan’s acquisition of Perrigo that has not been publicly disclosed by Perrigo, or errors in Mylan’s estimates, may have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price or the benefits Mylan expects to achieve through the consummation of the offer.

THE MARKET PRICE OF MYLAN ORDINARY SHARES AFTER THE OFFER AND COMPULSORY ACQUISITION MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE CURRENTLY AFFECTING PERRIGO ORDINARY SHARES.

The businesses of Mylan and Perrigo differ in many respects, including relative focus on specialty brands, generics, OTC and nutritional products and, accordingly, the results of operations of Mylan and the market price of Mylan ordinary shares after the offer and compulsory acquisition may be affected by factors different from those currently affecting the independent results of operations of Mylan and Perrigo. For a discussion of the businesses of Mylan and Perrigo and of certain factors to consider in connection with their respective businesses, see the documents incorporated by reference into this prospectus/offer to exchange and referred to under “Where You Can Find More Information” beginning on page 151 of this prospectus/offer to exchange. See “Comparative Market Price and Dividend Information” beginning on page 19 of this prospectus/offer to exchange for additional information on the historical market value of Mylan ordinary shares and Perrigo ordinary shares.

THE MARKET FOR MYLAN ORDINARY SHARES MAY BE ADVERSELY AFFECTED BY THE ISSUANCE OF SHARES PURSUANT TO THE OFFER AND COMPULSORY ACQUISITION.

In connection with the completion of the offer and compulsory acquisition, and as described and based on the assumptions in the section of this prospectus/offer to exchange entitled “The Offer—Ownership of Mylan After the Offer” beginning on page 52, Mylan expects to issue approximately 339,346,561 Mylan ordinary shares and could issue more ordinary shares depending on Perrigo’s share capital at the completion of the Transaction. The issuance of these new Mylan ordinary shares could have the effect of depressing the market price for shares of our ordinary shares.

THE MYLAN ORDINARY SHARES TO BE RECEIVED BY PERRIGO SHAREHOLDERS AS CONSIDERATION WILL HAVE DIFFERENT RIGHTS FROM THE PERRIGO ORDINARY SHARES.

There will be material differences between your current rights as a holder of Perrigo ordinary shares and the rights you can expect as a shareholder of Mylan. Under the terms of the offer, Perrigo shareholders will receive a combination of Mylan ordinary shares and cash consideration if the offer becomes or is declared unconditional, and will consequently become holders of Mylan ordinary shares. Mylan is organized under the laws of the Netherlands and Perrigo is organized under the laws of Ireland. Therefore, differences in the rights of holders of Mylan ordinary shares and Perrigo ordinary shares arise both from differences between the articles of association of Mylan and the amended and restated memorandum and articles of association of Perrigo and also from differences between Dutch and Irish law. As holders of Mylan ordinary shares, your rights with respect thereto will be governed primarily by Dutch law, including the Dutch Civil Code, as well as Mylan’s constituent documents. For a detailed discussion of the material differences between the current rights of Perrigo shareholders, and the rights you can expect as a holder of Mylan ordinary shares, please see our discussion in the section of this prospectus/offer to exchange entitled “Comparison of Shareholders’ Rights” beginning on page 91.

Certain features of our governance arrangements or that are otherwise available under Dutch law may discourage, delay, or prevent a change in control of Mylan, even if such a change in control is sought by Mylan’s shareholders. This may affect the market price of Mylan ordinary shares. See “Description of Ordinary Shares—Protective Measures” beginning on page 88 of this prospectus/offer to exchange for summaries of such anti-takeover provisions.

PERRIGO SHAREHOLDERS WILL HAVE A REDUCED OWNERSHIP AND VOTING INTEREST AFTER THE CONSUMMATION OF THE OFFER AND COMPULSORY ACQUISITION AND WILL EXERCISE LESS INFLUENCE OVER THE MANAGEMENT AND POLICIES OF MYLAN THAN THEY DO OVER PERRIGO.

Perrigo shareholders currently have the right to vote in the election of the board of directors of Perrigo and on other matters affecting Perrigo. When the shares tendered in the offer are exchanged, each participating Perrigo shareholder (and following consummation of the compulsory acquisition, each Perrigo shareholder) will become a shareholder of Mylan with a percentage ownership of the combined company that is much smaller than the shareholder’s percentage ownership of Perrigo. Mylan has assumed that the number of Perrigo ordinary shares outstanding on the date of consummation of the offer and compulsory acquisition will be the same number reported in Perrigo’s Quarterly Report on Form 10-Q for the period ended March 28, 2015, and that the number of Mylan ordinary shares outstanding on the date of consummation of the offer and compulsory acquisition will be the same number reported in this prospectus/offer to exchange. Based on these assumptions regarding the number of shares, we expect that, if all Perrigo ordinary shares are acquired pursuant to the offer and compulsory acquisition, Mylan shareholders will own, in the aggregate, approximately 61% of the outstanding Mylan ordinary shares on a fully diluted basis at the date of the consummation of the offer and compulsory acquisition, and former Perrigo shareholders will own, in the aggregate, approximately 39% of the outstanding Mylan ordinary shares on a fully diluted basis at the date of the consummation of the offer and compulsory acquisition. As a result, Perrigo shareholders will have less influence over the management and policies of Mylan than they now have over the management and policies of Perrigo.

MYLAN WILL INCUR SIGNIFICANT TRANSACTION-RELATED COSTS IN CONNECTION WITH THE OFFER AND COMPULSORY ACQUISITION, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON MYLAN’S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS AND/OR SHARE PRICE.

Mylan will incur significant transaction costs relating to the offer and compulsory acquisition, including legal, accounting, financial advisory, regulatory, and other expenses, which could have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows and/or share price. Many of these expenses are payable by Mylan whether or not the offer or compulsory acquisition are completed. Most of these expenses will be comprised of transaction costs related to the offer, compulsory acquisition and the bridge loan credit facility. Mylan will also incur transaction fees and costs related to formulating integration plans. These fees and costs may be higher or lower than estimated. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses.

Although Mylan expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Mylan to offset incremental transaction-related costs over time, this net benefit may not be achieved in the near term, or at all.

THE BUSINESS RELATIONSHIPS OF MYLAN AND PERRIGO, INCLUDING CUSTOMER RELATIONSHIPS, MAY BE SUBJECT TO DISRUPTION DUE TO UNCERTAINTY ASSOCIATED WITH THE OFFER AND COMPULSORY ACQUISITION.

Parties with which Mylan and Perrigo currently do business or may do business in the future, including customers and suppliers, may experience uncertainty associated with the offer and compulsory acquisition, including with respect to current or future business relationships with Mylan, Perrigo or the combined company. As a result, the business relationships of Mylan and Perrigo may be subject to disruptions if customers, suppliers, or others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Mylan or Perrigo. For example, certain customers and collaborators may have contractual consent rights or termination rights that may be triggered by a change of control or assignment of the rights and obligations of contracts that will be transferred in the offer and compulsory acquisition. In addition, the contract manufacturing business of the combined business could be impaired if existing or potential customers of Mylan or Perrigo determine not to continue or initiate contract manufacturing relationships with the combined business. These disruptions could have a material adverse effect on the business, financial condition, results of operations, cash flows, and/or share price of Mylan or the combined business or a material adverse effect on the business, financial condition, results of operations, and/or cash flows of Perrigo. The effect of such disruptions could be exacerbated by a delay in the consummation of the offer and compulsory acquisition.

IF COUNTERPARTIES TO CERTAIN AGREEMENTS WITH PERRIGO, INCLUDING CERTAIN DEBT AGREEMENTS, DO NOT CONSENT, CHANGE OF CONTROL RIGHTS UNDER THOSE AGREEMENTS MAY BE TRIGGERED AS A RESULT OF THE OFFER AND COMPULSORY ACQUISITION, WHICH COULD CAUSE MYLAN TO LOSE THE BENEFIT OF SUCH AGREEMENTS AND INCUR MATERIAL LIABILITIES OR REPLACEMENT COSTS.

Perrigo may be party to agreements that contain change-of-control, or certain other provisions that will be triggered as a result of the offer and compulsory acquisition. If the counterparties to these agreements do not consent to the acquisition of Perrigo, the counterparties may have the ability to exercise certain rights (including termination rights), resulting in Perrigo incurring liabilities as a consequence of breaching such agreements, or causing the combined business to lose the benefit of such agreements or incur costs in seeking replacement agreements.

Perrigo may have certain debt obligations that contain change-of-control, or certain other provisions, that will be triggered as a result of the Acquisition. If these provisions are triggered, the debt obligations may have to be repurchased, refinanced or otherwise settled. We cannot assure you that sufficient funds will be available to repurchase any outstanding debt obligations or that we will be able to refinance or otherwise settle such debt obligations on favorable terms, if at all.

Mylan has not had the opportunity to conduct comprehensive due diligence on Perrigo and to evaluate fully the extent to which these risk factors will affect the combined company. To date, Mylan has conducted a due diligence review based only on Perrigo’s publicly available information. As a result, after the consummation of the offer, Mylan may be subject to unknown liabilities, or other unknown risks related to the business or operations, of Perrigo, which may have a material adverse effect on Mylan’s business, financial condition, results of operations, cash flows, and/or share price.

THE OFFER AND COMPULSORY ACQUISITION, IF SUCCESSFUL, WILL TRIGGER CERTAIN PROVISIONS CONTAINED IN PERRIGO’S EMPLOYEE BENEFIT PLANS OR AGREEMENTS THAT WILL REQUIRE MYLAN TO MAKE CHANGE IN CONTROL PAYMENTS.

Certain of Perrigo’s employee benefit plans or agreements contain change in control clauses providing for compensation to be paid to, or received by, certain Perrigo employees either upon a change in control, or if, following a change in control, Perrigo terminates the employment relationship with these employees under certain circumstances or these employees terminate the employment relationship because of certain adverse changes. If successful, the offer and compulsory acquisition would constitute a change in control of Perrigo, thereby giving rise to change in control payments.

Risks Related to Mylan’s Business

You should read and consider risk factors specific to Mylan’s business that will also affect the combined company after the offer and compulsory acquisition, described in Part I, Item 1A of Mylan Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (as amended by the Form 10-K/A filed on April 30, 2015), in Part II, Item 1A of Mylan’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and in other documents that are incorporated by reference into this prospectus/offer to exchange. See “Where You Can Find More Information” beginning on page 151 of this prospectus/offer to exchange for the location of information incorporated by reference in this prospectus/offer to exchange.

Risks Related to Perrigo’s Business

You should read and consider risk factors specific to Perrigo’s businesses that Mylan believes would be applicable to the combined company after the offer and compulsory acquisition, described in Part I, Item 1A of the Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014, as supplemented and amended by the risk factors described in Part II, Item 1A of Perrigo’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 27, 2014, December 27, 2014 and March 28, 2015, and in other documents that are incorporated by reference into this prospectus/offer to exchange. See “Where You Can Find More Information” beginning on page 151 of this prospectus/offer to exchange for the location of information incorporated by reference in this prospectus/offer to exchange. Mylan has not had the opportunity to conduct comprehensive due diligence on Perrigo and to evaluate fully the extent to which these risk factors will affect the combined company.

THE COMPANIES

Mylan

Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to the broadest range of high quality, affordable medicine, Mylan innovates to satisfy unmet needs; makes reliability and service excellence a habit; does what’s right, not what’s easy; and impacts the future through passionate global leadership. Mylan offers a growing portfolio of around 1,400 generic pharmaceuticals and several brand medications. In addition, Mylan offers a wide range of antiretroviral therapies, upon which nearly 50% of HIV/AIDS patients in developing countries depend. Mylan also operates one of the largest active pharmaceutical ingredient manufacturers, and currently markets products in about 145 countries and territories. Mylan’s workforce of approximately 30,000 people is dedicated to creating better health for a better world, one person at a time.

Mylan is a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, and its principal executive offices located at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, England and its global headquarters at 1000 Mylan Blvd., Canonsburg, PA 15317. Mylan’s ordinary shares are listed on NASDAQ under the symbol “MYL”.

Perrigo

Perrigo develops, manufactures and distributes over-the-counter (“OTC”) and generic prescription pharmaceuticals, nutritional products and API, and has a specialty sciences business comprised of assets focused predominantly on the treatment of Multiple Sclerosis (Tysabri®). Perrigo is the world’s largest manufacturer of OTC healthcare products for the store brand market. Perrigo offers products across a wide variety of product categories primarily in the United States, the United Kingdom, Mexico, Israel and Australia, as well as many other key markets worldwide, including Canada, China and Latin America.

Perrigo is a public limited company incorporated under the laws of Ireland with its principal executive offices located at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland. In addition, the recent acquisition of Omega provides access to key European countries. The Perrigo ordinary shares are traded on the NYSE and the TASE under the symbol “PRGO”.

Tysabri® is a registered trademark of Biogen MA Inc.

BACKGROUND AND REASONS FOR THE OFFER

Background of the Offer

During the past decade, Mylan has undergone a strategic transformation from a domestic generics company into a global leader in the pharmaceutical industry—one with unprecedented scale in its operating platform, diversity in its portfolio, and significant control over the cost and quality of its products. In addition to the cultivation of numerous organic growth drivers, a key aspect of its transformation and growth has been meaningful participation in the ongoing consolidation of the global pharmaceutical industry and the completion of accretive transactions.

Mylan has been highly active in evaluating quality companies and assets within the industry to identify those that would most effectively build on its operating platform and commercial presence, complement its existing strengths and capabilities, enhance its financial flexibility, strengthen its competitive position, promote the sustainable success of Mylan’s business, be accretive to its shareholders and provide benefits to its other stakeholders, including employees, creditors, customers, suppliers, relevant patient populations and communities in which Mylan operates. Mylan’s senior management team has clearly outlined this strategy in numerous public statements over the last several years.

In the spring of 2014, Robert J. Coury, Executive Chairman of Mylan, engaged in discussions with Mr. Joseph C. Papa, President, Chief Executive Officer and Chairman of Perrigo, regarding a potential combination between Mylan and Perrigo. These discussions, like several similar earlier discussions between Mr. Papa and Mr. Coury, ended without a transaction resulting.

On July 13, 2014, Mylan Inc., the predecessor to Mylan, entered into an agreement with Abbott Laboratories that provided for, among other things, the acquisition by Mylan of Mylan Inc. and Abbott’s non-U.S. developed markets specialty and branded generics business, and these acquisitions closed on February 27, 2015.

On April 6, 2015, Mr. Coury, on behalf of Mylan, called Mr. Papa by telephone to discuss a non-binding proposal by Mylan to acquire Perrigo for $205 per Perrigo ordinary share in a combination of cash and Mylan ordinary shares. Mr. Coury also explained to Mr. Papa that Mylan was seeking a friendly and cooperative transaction between Mylan and Perrigo. Mr. Coury also delivered to Mr. Papa a letter describing the non-binding proposal, the contents of which letter is set forth below:

April 6, 2015

Joseph C. Papa

President, Chief Executive Officer and Chairman

Perrigo Company plc

Treasury Building

Lower Grand Canal St.

Dublin 2, Ireland

Dear Joe:

As you and I have discussed on a number of occasions over the past few years, a combination of Mylan and Perrigo offers clear and compelling strategic and financial benefits, has sound industrial logic, and would create a global leader with a unique and one-of-a-kind profile. We have complementary operations across all of our businesses, both from a product and geographic perspective. In an environment where scale and reach are becoming increasingly important, the combination of our companies would result in an unmatched global platform, substantial revenue and operating synergies, and enhanced long-term growth potential, all of which would serve to create significant value for the combined company’s shareholders and other stakeholders.

Based on our many conversations over the years and my knowledge of Perrigo, I have often noted the similarity in the culture and core values of our two companies. We both place paramount emphasis on integrity, respect and responsibility in our commitment to provide the world’s 7 billion people access to the broadest range of affordable, high quality medicine. We also have a common focus on innovation, reliability and excellent customer service. Most importantly, all of our people are dedicated to creating better health for a better world, one person at a time. This shared culture and these common values will be key contributors to a successful integration.

For the foregoing reasons, I am writing on behalf of Mylan to propose a combination of Mylan and Perrigo in a transaction that would deliver to your shareholders significantly greater near-term and long-term value than they could otherwise obtain on a standalone basis. Our proposal is the natural culmination of our prior discussions and reflects our shared vision for the industry. This is the right time for our two companies to move forward together, and Mylan and our Board are firmly committed to making this combination a reality.

Specifically, we propose to offer Perrigo shareholders $205 in a combination of cash and Mylan stock for each Perrigo share, which represents a greater than 25% premium to the Perrigo trading price as of the close of business on Friday, April 3, 2015, a greater than 29% premium to Perrigo’s sixty-day average share price and a greater than 28% premium to Perrigo’s ninety-day average share price.

Our proposal provides a very significant cash payment to Perrigo shareholders. In addition, even with conservative assumptions for what we believe to be significant and meaningful synergies coming from both companies, our proposal provides Perrigo shareholders with an even greater equity value in the combined company than they currently have in Perrigo today.

In addition to the compelling value to shareholders, a combination of Mylan and Perrigo would offer substantial benefits to the other stakeholders of both companies. In particular, the combination would provide a broader variety of opportunities to our employees and increased stability for the communities in which we operate and serve. The position of our creditors and suppliers would be enhanced by the combined company’s scale and significant free cash flows, and patients would receive improved access to affordable, high quality medicine through increased scale across geographies and robust capabilities to drive innovation.

As you and I have acknowledged in our prior discussions, we have no doubt that you and your Board will recognize the compelling logic of this transaction as outlined below:

•	Highly complementary businesses with strong presence in key developed and emerging markets around the world;

•	Attractive, diversified portfolio with critical mass across generics, OTC, specialty brands and nutritionals;

•	Powerful commercial platform with strong reach across multiple channels, giving the combined company an increasingly important strategic advantage in light of the evolving distributor and payor dynamics across geographies;

•	World-class operating platform, including an unrivaled combined manufacturing platform, renowned supply chain capabilities, vertical integration and global sourcing excellence with the cost advantages and flexibility to be a leading reliable source of high quality products around the world; and

•	Strong R&D capabilities, including broad technological capabilities across prescription, OTC and nutritionals products, and expertise in complex, difficult-to-formulate products, which would continue to expand our pipeline and drive long-term growth.

Our proposed transaction not only makes compelling strategic sense, it also results in a combined company with a very strong financial profile, including:

•	Approximately $15.3 billion in 2014 pro forma sales;

•	Substantial free cash flows driving rapid deleveraging and enhanced reinvestment into the business;

•	Compelling synergies resulting in operating margin expansion and EPS accretion;

•	Scope for meaningful revenue synergies given the strength of the combined business, rich pipeline of launches, and opportunities to mean more to our customers across business lines;

•	A much stronger, larger and more diverse platform to create enhanced and more predictable earnings growth; and

•	Greater opportunities for continued growth through strategic acquisitions.

Mylan is a seasoned integrator and quality operator, and we have extensive and proven experience in successfully integrating combinations like this one and capturing the significant value we see ahead.

We and our advisors have carefully studied the regulatory aspects of a combination of Mylan and Perrigo, and we are confident that we would be able to structure a transaction that would not pose material impediments to closing.

The Mylan Board would like to offer you the opportunity to serve with me as co-Chairman and as a member of the Mylan Board. In addition, I look forward to discussing with you the possibility of potentially including other Perrigo directors on the Mylan Board.

The Mylan Board believes that continuity of our management team, with its successful track record of execution and proven strategic vision, is critical to the success of the combined company. As such, I will continue to serve as Mylan’s Executive Chairman, Heather Bresch will continue to serve as CEO and Rajiv Malik will continue to serve as President. Our Board also has great respect for your senior management team, and we envision the combined company leveraging the best of our collective management and employee talent. To that end, we are hopeful that, among others at Perrigo, Judy Brown and Todd Kingma would be willing to serve in important roles with the combined company. We also envision important roles in the combined company for members of Marc Coucke’s Omega Pharma management team. We look forward to exploring with you other ways of maximizing the benefits to our shareholders and other stakeholders presented by combining these two very strong management teams.

We have dedicated a full team to the evaluation of Perrigo, including both Mylan management and outside advisors, and have conducted a thorough review of the business and its operations based on publicly available information. In order to finalize our proposal, we would welcome the opportunity to complete customary confirmatory due diligence, which we believe could be completed quickly. We stand ready to begin working with you and your team immediately and are prepared to commit the resources and time required to complete the proposed transaction expeditiously. To that end, we have retained Goldman Sachs as financial advisors and Cravath, Swaine & Moore as legal advisors to assist us in completing this transaction.

This preliminary proposal is a non-binding indication of interest.

We look forward to working together with you to deliver compelling value and benefits to our respective shareholders and other stakeholders.

Very truly yours,

/s/ Robert J. Coury

Robert J. Coury

Executive Chairman

Later that same day, Mr. Coury again spoke by telephone with Mr. Papa to further discuss the letter that Mr. Coury had delivered earlier that day. During the conversation, Mr. Coury requested a meeting with Mr. Papa to discuss a potential acquisition of Perrigo by Mylan. Mr. Papa did not agree to a meeting.

Pursuant to advice by outside counsel, on April 8, 2015, Mylan issued a public announcement pursuant to Rule 2.4 of the Irish Takeover Rules, in which it stated that it had made a proposal to acquire Perrigo for $205 per Perrigo ordinary share in cash and Mylan ordinary shares. This announcement contained the full text of the letter provided above. In advance of issuing the announcement, Mr. Coury spoke by telephone to Mr. Papa to notify him of Mylan’s intent to do so. We believe that the market, taking into account all available information, recognizes the value of the proposed combination of Mylan and Perrigo, as evidenced by the increases in the closing trading prices of Mylan ordinary shares (to $68.36) and Perrigo ordinary shares (to $195.00) of 14.8% and 18.4%, respectively, between April 7, 2015 and April 8, 2015, the day we first publicly disclosed our offer for Perrigo.

Between April 11, 2015 and April 12, 2015, Mr. Coury exchanged email correspondence with Mr. Papa regarding the proposed acquisition of Perrigo and the April 8th public announcement. In each of the exchanges, Mr. Coury requested to discuss the non-binding proposal that Mylan had delivered to Perrigo with Mr. Papa. Each time, Mr. Papa denied Mr. Coury’s request.

On April 13, 2015, Mylan filed a premerger notification under the HSR Act with the U.S. Federal Trade Commission and the U.S. Department of Justice regarding its proposed acquisition of Perrigo. Mylan also notified Perrigo of this notification filing and issued a public announcement stating that it had delivered such notification the same day.

On April 15, 2015, the Mylan Executive Committee met in London, United Kingdom to discuss, among other matters, the proposed acquisition of Perrigo and subject to Mylan first completing its arrangement of required financing, approved commencing an offer to acquire all of the outstanding Perrigo ordinary shares for $60 in cash and 2.2 Mylan ordinary shares for each Perrigo ordinary share.

On April 21, 2015, Perrigo issued an announcement rejecting the proposed acquisition, without having engaged in any substantive discussions with Mylan about the acquisition.

Also on April 21, 2015, Mr. Coury received a letter from Erez Vigodman, the President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd. or “Teva”, containing a non-binding expression of interest by Teva to acquire Mylan for $82.00 per Mylan ordinary share, with the consideration to be comprised of approximately 50 percent cash and 50 percent Teva stock. Teva stated that its non-binding expression of interest was subject to customary conditions, including receipt of regulatory approvals, and was contingent on Mylan not completing its proposed acquisition of Perrigo or any other alternative transactions. At the same time, Teva issued a press release containing its non-binding expression of interest to acquire Mylan and a copy of the text of the letter sent to Mr. Coury. Upon receiving Mr. Vigodman’s letter Mr. Coury immediately telephoned to Mr. Vigodman to schedule a meeting.

On April 24, 2015, Mylan issued a public announcement pursuant to Rule 2.5 of the Irish Takeover Rules, setting forth its legally binding commitment to commence an offer to acquire all of the outstanding Perrigo ordinary shares for consideration per Perrigo ordinary share of (i) $60 in cash with no interest and (ii) 2.2 Mylan ordinary shares, which offer was fully financed, cash confirmed and not conditional on due diligence. Later that same day, Perrigo issued another announcement rejecting the proposed acquisition, again without having engaged in any substantive discussions with Mylan about the acquisition.

Also on April 24, 2015, Mr. Coury met with Mr. Vigodman in New York to discuss Teva’s expression of interest in acquiring Mylan.

On April 27, 2015, the Mylan Board met in London, United Kingdom to discuss, among other matters, Teva’s non-binding expression of interest to acquire Mylan for $82.00 per Mylan ordinary share. After a comprehensive review conducted in consultation with its financial and legal advisors, the Mylan Board concluded that Teva’s non-binding expression of interest did not meet any of the key criteria that would cause the

Mylan Board to depart from Mylan’s successful and longstanding standalone strategy, and consider engaging in discussions concerning a possible sale of Mylan. The Mylan Board’s criteria included (i) Mylan’s strategic focus going forward (including between generics and specialty), (ii) the offer price reflecting an acceptable change of control premium, (iii) the currency of acquisition consideration, (iv) geographical overlap and footprint, (v) product portfolio redundancy, (vi) industrial logic, (vii) cultural fit, (viii) financial performance of the potential acquirer, (ix) regulatory risk (including the scope of expected divestitures required to meet antitrust approval conditions), (x) integration and its impact on management and employee positions, (xi) the way in which stated synergies could be realized, (xii) the effects on operations, (xiii) the continuation or expansion of research and development capabilities, (xiv) commitment to innovation and (xv) Mylan’s activities in developing countries. Later on April 27, 2015, Mylan announced that the Mylan Board had unanimously rejected Teva’s non-binding expression of interest and Mr. Coury sent Mr. Vigodman a letter outlining the Mylan Board’s reasons for its rejection of Teva’s non-binding expression of interest. In response to Mylan’s announcement, Teva issued an announcement reiterating its non-binding expression of interest.

Also on April 27, 2015, Mr. Coury exchanged email correspondence with Mr. Papa regarding the proposed acquisition of Perrigo. In the exchange, Mr. Coury expressed his disappointment in Mr. Papa’s unwillingness to engage in substantive discussions about the acquisition and reiterated Mylan’s commitment to its proposal. Mr. Coury also again requested to schedule a meeting with Mr. Papa to discuss Mylan’s proposal. Mr. Papa again denied Mr. Coury’s request.

On April 29, 2015, the Mylan Board again met in London, United Kingdom to discuss, among other matters, a potential increase in the offer price Mylan had announced on April 24, 2015 with respect to all of the outstanding Perrigo ordinary shares. After a comprehensive review conducted in consultation with its financial and legal advisors, the Mylan Board determined to increase Mylan’s offer, such that Perrigo shareholders would receive $75 in cash and 2.3 Mylan ordinary shares for each Perrigo ordinary share, which are the terms set forth in this prospectus/offer to exchange. Later on April 29, 2015, Mylan issued an announcement setting forth its increased offer. Mylan’s offer reflects an effective implied value of $232.23 per Perrigo ordinary share based on the closing price of a Mylan ordinary share of $68.36 on April 8, 2015, the first day of market reaction to Mylan’s initial proposal to acquire Perrigo. Later that same day, Perrigo issued another announcement rejecting the proposed acquisition, again without having engaged in any substantive discussions with Mylan about the acquisition.

Also on April 29, 2015, Mr. Coury received a letter from Mr. Vigodman reiterating Teva’s non-binding expression of interest to acquire Mylan on the terms previously disclosed. While this letter purported to address the key criteria identified by the Mylan Board in its April 27th announcement, the letter contained mostly conclusory statements about these criteria and Teva’s historical performance.

On May 5, 2015, Teva issued a public announcement that purported to provide additional detail with respect to its expression of interest for Mylan. The public announcement reiterated the terms that Teva had set forth in Mr. Vigodman’s letter to Mr. Coury on April 21, 2015 and did not add any new terms.

Also on May 5, 2015, Mylan hosted a conference call with investors to review its financial results for the first quarter ended March 31, 2015 and to provide an update on its proposed acquisition of Perrigo. On the conference call, Ms. Bresch reiterated Mylan’s commitment to making the Mylan-Perrigo combination a reality and Mylan provided additional detail regarding the strategic rationale for the combination.

On May 12 and 13, 2015, Mylan participated in the Bank of America Merrill Lynch Health Care Conference. At the conference, Ms. Bresch had a brief discussion with Mr. Papa, who was also participating in the conference, in which she requested to discuss Mylan’s proposed acquisition of Perrigo with him. No meeting resulted from Ms. Bresch’s request.

On May 27, 2015, Teva issued its first public disclosure of its acquisition of greater than one percent of Mylan stock on the open market. In the days that followed, Teva continued to acquire, and publish disclosures regarding its acquisition of, Mylan ordinary shares. As of June 19, 2015, Teva has disclosed that it has acquired approximately 4.61% of the outstanding Mylan ordinary shares.

On June 1, 2015, Mr. Coury, on behalf of the Mylan Board, sent a letter to Mr. Vigodman to ask for clarification on whether or not Teva would make an actual offer to acquire Mylan, noting that Teva’s recent actions appeared designed to improperly influence the Mylan shareholder vote with respect to Mylan’s proposed acquisition of Perrigo.

On June 8, 2015, Mr. Coury received a letter from Mr. Vigodman in response to Mylan’s letter of June 1, 2015. However, the letter did not provide answers to the issues raised in Mylan’s letter, including Teva’s intentions (i.e., whether Teva intends to promptly make a binding offer to acquire Mylan, and what the terms and conditions of such an offer would be).

Also on June 8, 2015, Mr. Coury responded to Mr. Vigodman’s letter and asked Teva to answer two specific questions, namely, whether Teva is planning to quickly make a legally binding exchange offer to acquire Mylan and, if so, whether that offer will contain a “hell or high water” provision whereby Teva will agree to whatever the U.S. Federal Trade Commission requires in order to clear the transaction under the HSR Act.

Between June 9, 2015 and June 10, 2015, Mr. Coury corresponded with Mr. Papa requesting a meeting to discuss the proposed acquisition of Perrigo. Mr. Papa denied Mr. Coury’s request, stating that, as Perrigo had previously indicated, the board of directors of Perrigo did not believe there was any reason for a meeting at the present time.

On June 12, 2015, a representative of Goldman Sachs, financial advisors to Mylan, called a representative of Morgan Stanley, financial advisors to Perrigo, by telephone requesting a meeting to discuss Mylan’s proposed acquisition of Perrigo. On June 13, 2015, the representative of Morgan Stanley responded to the representative of Goldman Sachs by electronic mail to deny the request, stating that Perrigo did not see any reason for a meeting at the present time.

On June 16, 2015, Abbott, Mylan’s largest shareholder, issued a press release announcing its support for Mylan’s standalone strategy and announced its intention to vote its ownership stake in favor of the acquisition of Perrigo. Miles D. White, Chairman and Chief Executive Officer of Abbott, stated that “Abbott has considered the entire situation and [believes] that Mylan’s standalone strategy and acquisition of Perrigo will further enhance its platform, is strategically compelling, value enhancing for shareholders, and offers a clear path to completion.” Also on June 16, 2015, Mylan issued a statement responding to the Abbott announcement expressing Mylan’s appreciation for Abbott’s support of Mylan’s long-term vision.

Reasons for the Offer

The Mylan Board believes that Perrigo is the right next strategic transaction for Mylan and that the combination of Mylan and Perrigo demonstrates clear and compelling industrial logic and will generate significant value for both companies’ stakeholders through the creation of a one-of-a-kind global healthcare company that has complementary businesses and cultures, unmatched scale in its operations, one of the industry’s broadest and most diversified portfolios, and immense reach across distribution channels around the world. This unique infrastructure will be able to maximize evolving industry dynamics and capitalize on key trends. We believe that the combination of Mylan and Perrigo would deliver to Perrigo’s shareholders significantly greater near-term and long-term value than they could otherwise obtain on a standalone basis and further the interests of Mylan’s other stakeholders and the sustainable success of Mylan’s business.

While Mylan continues to pursue engaging with Perrigo in a consensual transaction, Mylan has commenced this offer in order to bring this compelling transaction directly to Perrigo’s shareholders, in the event that the Perrigo board of directors continues to refuse to engage in an substantive discussion with Mylan about the transaction.

Mylan believes that this offer is compelling for the following reasons:

Meaningful Premium, Significant Cash Payment and Superior Equity Value to Perrigo Shareholders.

•	The offer and compulsory acquisition will provide the Perrigo shareholders with a significant cash payment and a meaningful premium.

•	Additionally, if the acquisition is consummated, Perrigo shareholders will become shareholders of Mylan, which has a clear track record of creating shareholder value, with an annualized three-year total shareholder return of approximately 37.9%.

More Diverse and Powerful Platform.

•	The businesses of Mylan and Perrigo are highly complementary. Mylan believes that the combined company will have a strong presence in key developed and emerging markets around the world, will open new markets to Mylan products and provide a significant opportunity to optimize platforms in overlapping geographic regions.

•	Mylan expects the combined company will have an attractive, diversified portfolio with critical mass across generics, OTC, specialty brands and nutritionals.

•	Mylan anticipates the combined company will be a powerful commercial platform with strong reach across multiple channels, giving the combined company an increasingly important strategic advantage in light of the evolving distributor and payor dynamics across geographies.

•	Mylan believes the combined company would have a world-class operating platform, including an unrivaled combined manufacturing platform, renowned supply chain capabilities, vertical integration and global sourcing excellence with the cost advantages and flexibility to be a leading reliable source of high quality products around the world.

•	Each of Mylan and Perrigo have strong and complementary R&D capabilities, including broad technological capabilities across prescription, OTC and nutritionals products, a track record of success in obtaining approvals and expertise in complex, difficult-to-formulate products, and Mylan believes that the combined company would continue to expand our robust pipeline, bring hundreds of new products to market every year and drive long-term growth.

•	Mylan anticipates that the combined company will have greater potential for continued expansion through business development and acquisitions across business lines.

A Combined Company with a Strong Financial Profile.

•	The combination of Mylan and Perrigo will result in a stronger and more diverse platform with a strong financial profile, including approximately $15.3 billion in 2014 pro forma total revenues.

•	Mylan currently anticipates that the acquisition of Perrigo will be accretive to the combined company’s adjusted annual earnings per share by year four following the consummation of the acquisition, assuming all anticipated annual pre-tax operational synergies of at least $800 million are fully realized.

•	Mylan currently anticipates that the combined company will maintain an investment grade credit rating.

Meaningful Cost Savings and Other Synergies.

•	Mylan expects the combination of Mylan and Perrigo will result in at least $800 million of annual pre-tax operational synergies by the end of year four following the consummation of the offer. This preliminary estimate is based on certain assumptions which are described on page 69 of this prospectus/offer to exchange.

Seasoned Acquirer and Integrator with a Proven Management Team.

•	As reflected in Schedule I to this prospectus/offer to exchange, Mylan offers Perrigo shareholders a highly experienced, first-class management team. Mylan’s management team has demonstrated the ability to execute growth strategies successfully, carefully manage risk and deliver enhanced shareholder value.

•	Under the stewardship of its current management, Mylan has completed a series of significant acquisitions of companies and assets within the industry, including Matrix Laboratories and the generics business of Merck KGaA in 2007, Bioniche Pharma in 2010, Agila Specialties in 2013 and Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business in 2015, resulting in increased revenues, synergies ahead of our target levels, robust growth in adjusted earnings per share and significant benefits to Mylan’s shareholders and other stakeholders.

•	Mylan is confident in its ability to integrate Perrigo. Mylan has a demonstrated ability to acquire and integrate large and complex companies, with a proven track record of achieving and exceeding synergy targets and maximizing the values of the assets acquired in past transactions.

Aligned Cultures.

•	Mylan believes that its and Perrigo’s shared culture of integrity, respect and responsibility and common focus on innovation, reliability and customer service will be key contributors to a successful integration.

Clear Path to Completion.

•	Mylan and its advisors have carefully studied the regulatory aspects of a combination of Mylan and Perrigo, and we are confident that we have structured a transaction that would not pose material impediments to closing.

•	Accordingly, Mylan is confident in its evaluation of the proposed combination of Mylan and Perrigo, and as such, the offer and compulsory acquisition is a legally binding commitment, fully financed and not conditioned on due diligence, and Mylan has committed to make any and all divestitures and other substantive actions necessary or required in order to ensure the HSR Pre-Condition is satisfied.

In addition to the compelling value to shareholders, a combination of Mylan and Perrigo would offer substantial benefits to the other stakeholders of both companies. For example, the combination would provide a broader variety of opportunities to employees and increased stability for the communities in which the companies operate and serve. The position of creditors, customers and suppliers would also be enhanced by the combined company’s scale and significant cash flows, and patients would receive improved access to affordable, high quality medicine through increased scale across geographies and robust capabilities to drive innovation.

The information contained in this section details (for the purposes of Rule 24.2(b)(xiii) of the Irish Takeover Rules) the effect of full acceptances of the offer upon Mylan’s assets, profits and business which may be significant for a proper appreciation of the offer.

We caution you that there can be no assurance about future results, including results considered or expected as described in this section, such as assumptions regarding potential synergies. We have not had discussions with Perrigo’s management nor had access to Perrigo’s books and records to confirm the reasonableness of the assumptions we made to support our estimate of cost savings. The information presented in this section is forward looking in nature and, therefore, you should read it in light of the factors discussed in the section of this prospectus/offer to exchange entitled “Forward-Looking Statements” beginning on page 146.

THE OFFER

Mylan is offering to exchange for each outstanding Perrigo ordinary share that is validly tendered and not properly withdrawn prior to the expiration date (i) $75.00 in cash, without interest and less any required withholding taxes, and (ii) 2.3 Mylan ordinary shares, upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal. Any fractional entitlements to Mylan ordinary shares will be rounded up or down to the nearest whole number (with fractional entitlements to 0.5 of a Mylan ordinary share being rounded up).

The term “expiration date” means 1:00 p.m. Irish Time/8:00 a.m. (New York City Time), on [●], 2015, unless Mylan extends the period of time for which the offer is open, in which case the term “expiration date” means the latest time and date on which the offer, as so extended, expires. Under the Irish Takeover Rules, the initial offering period generally cannot be extended without the consent of the Irish Takeover Panel.

The offer is subject to conditions which are set forth in Appendix I to this prospectus/offer to exchange and are summarized in this section of this prospectus/offer to exchange under the caption “—Certain Conditions of the Offer.” Mylan expressly reserves the right, subject to the applicable rules and regulations of the SEC and the Irish Takeover Rules, to waive any condition of the offer described herein in its discretion. Mylan expressly reserves the right to make any changes to the terms and conditions of the offer (subject to the Irish Takeover Rules and any obligation to extend the offer pursuant to the applicable rules and regulations of the SEC), including, without limitation, with respect to adding or removing conditions to the offer or increasing or decreasing the cash, stock or aggregate consideration payable per Perrigo ordinary share in the offer.

If you are the record owner of your shares and you directly tender your shares to us in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares through a broker, dealer, bank, trust company or other nominee and your broker, dealer, bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply.

The purpose of the offer is for Mylan to acquire control of, and ultimately the entire interest in, Perrigo. We announced the offer to facilitate the acquisition of Perrigo as promptly as practicable.

Mylan intends, promptly following its acceptance for exchange and exchange of Perrigo ordinary shares in the offer, to apply the provisions of Sections 456 to 460 of the Companies Act 2014 of Ireland to acquire compulsorily any outstanding Perrigo ordinary shares not acquired or agreed to be acquired pursuant to the offer or otherwise. In a compulsory acquisition, Perrigo shareholders will receive as consideration the same amount of cash and the same number of Mylan ordinary shares received by any accepting Perrigo shareholder in the offer. See “—Plans for Perrigo” beginning on page 69 of this prospectus/offer to exchange.

Mylan has assumed that the number of Perrigo ordinary shares outstanding on the date of consummation of the offer and compulsory acquisition will be the same number reported in Perrigo’s Quarterly Report on Form 10-Q for the three months ended March 28, 2015, and that the number of Mylan ordinary shares outstanding on the date of consummation of the offer and compulsory acquisition will be the same number reported in this prospectus/offer to exchange. Based on these assumptions regarding the number of shares, we expect that, if all Perrigo ordinary shares are acquired pursuant to the offer and compulsory acquisition, Mylan shareholders will own, in the aggregate, approximately 61% of the outstanding Mylan ordinary shares on a fully diluted basis at the date of the consummation of the offer and compulsory acquisition, and former Perrigo shareholders will own, in the aggregate, approximately 39% of the outstanding Mylan ordinary shares on a fully diluted basis at the date of the consummation of the offer and compulsory acquisition. For a detailed discussion of the assumptions on which this estimate is based, see “—Ownership of Mylan After the Offer” beginning on page 52 of this prospectus/offer to exchange.

Expiration Date of the Offer

The offer is initially scheduled to expire at 1:00 p.m. (Irish Time)/8:00 a.m. (New York City Time), on [●], 2015, which is the initial expiration date, unless extended by Mylan. Under the Irish Takeover Rules, the expiration date generally cannot be extended without the consent of the Irish Takeover Panel. For more information, you should read the discussion below under the caption “—Extension, Termination and Amendment.”

Extension, Termination and Amendment

Under the Irish Takeover Rules, the Initial Offer Period (as defined in Appendix I) generally cannot be extended without the consent of the Irish Takeover Panel.

Mylan expressly reserves the right, in its sole discretion, at any time or from time to time, to the fullest extent permitted by law, (1) subject to obtaining the consent of the Irish Takeover Panel, to extend, for any reason, the period of time during which the offer is open, (2) to delay acceptance for exchange of, or exchange of, Perrigo ordinary shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return Perrigo ordinary shares deposited by or on behalf of shareholders promptly (and as separately required under the Irish Takeover Rules, in no event later than 14 days) after the termination or withdrawal of the offer), (3) to amend or terminate the offer without accepting for exchange of, or exchanging, Perrigo ordinary shares if any of the conditions referred to in this section of this prospectus/offer to exchange under the caption “—Certain Conditions of the Offer” have not been satisfied and (4) to amend the offer or to waive any conditions to the offer at any time, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof. Mylan will only be obligated to take any of the actions described in the immediately preceding sentence to the extent required by the Irish Takeover Rules, Irish Takeover Panel or applicable rules and regulations of the SEC.

Mylan has designated the first closing date of the offer for the purposes of the Irish Takeover Rules as the expiration date. The Initial Offer Period (as defined in Appendix I) will not therefore end until the expiration date, and the expiration date will not generally be extended without the consent of the Irish Takeover Panel. If the offer is extended, delayed, terminated, waived or amended, Mylan will make an appropriate announcement in accordance with Rule 2.9 of the Irish Takeover Rules, by 8:00 a.m. (New York City time) on the next business day (the “relevant day”) following the day on which the offer is extended, delayed, terminated, waived or amended, as the case may be (or such later time(s) or date(s) as the Irish Takeover Panel may agree) and in accordance with SEC rules and regulations. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes, and the Irish Takeover Rules, which may, in the discretion of the Irish Takeover Panel, require that material changes be mailed to shareholders), and without limiting the manner in which Mylan may choose to make any public announcement, Mylan will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement. In such public announcement, Mylan will state (unless otherwise permitted by the Irish Takeover Panel and SEC rules and regulations) the total number of Perrigo Shares Affected (as defined in Appendix I) (as nearly as practicable):

(i)	for which acceptances of the offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting or deemed to be in concert (for the purposes of the Irish Takeover Rules and in relation to the offer) with Mylan);

(ii)	acquired or agreed to be acquired by or on behalf of Mylan or any person acting or deemed to be in concert with Mylan during the Offer Period (as defined in Appendix I); and

(iii)	held by or on behalf of Mylan or any person acting or deemed to be acting in concert with Mylan prior to the Offer Period,

and will specify the percentage of Perrigo Shares Affected represented by each of these figures. The announcement will include a statement of the total number of Perrigo Shares Affected which Mylan may count towards the satisfaction of the Acceptance Condition (as defined in Appendix I) and the percentage of the Maximum Perrigo Shares Affected (as defined in Appendix I) represented by this figure.

The announcement will also state details of any relevant securities of Perrigo in which Mylan or any person acting in concert with Mylan is interested, or in respect of which it holds a short position, in each case specifying the nature of the interest or short position concerned.

If the offer has become or been declared wholly unconditional (with the result that the Initial Offer Period has ended), the announcement to be made by 5:00 p.m. (New York City time) on the expiration date will state that the offer will remain open for a Subsequent Offer Period (as defined in Appendix I) until further notice or until a specified date of not less than 14 days after the end of the Initial Offer Period.

If Mylan revises the offer, it will remain open for acceptance for a period of at least 14 days (or such other period as may be permitted by the Irish Takeover Panel and in accordance with SEC rules and regulations). Mylan will comply with Rule 14d-4(d)(2) under the Exchange Act in connection with material changes to the terms of the offer. Except with the consent of the Irish Takeover Panel, no revision of the offer may be made after the earlier of (i) 14 days before and (ii) 10 business days before the expiration date of the offer (the date on which the offer can become or be declared wholly unconditional). If, prior to the expiration date, Mylan increases the cash, stock or aggregate consideration being exchanged for Perrigo ordinary shares pursuant to the offer, such increased consideration will be received by all shareholders whose Perrigo ordinary shares are exchanged pursuant to the offer, whether or not such Perrigo ordinary shares were tendered prior to the announcement of the increase of such consideration.

If the offer becomes or is declared wholly unconditional on the expiration date of the offer, the Initial Offer Period will end, and the Subsequent Offer Period will begin. The Subsequent Offer Period will not be less than 14 days from the end of the Initial Offer Period.

Pursuant to Rule 14d-7(a)(2) under the Exchange Act and Rule 34 of the Irish Takeover Rules, no withdrawal rights apply to shares tendered during the Subsequent Offer Period and no withdrawal rights apply during the Subsequent Offer Period with respect to shares tendered in the offer and accepted for exchange. The same consideration will be received by shareholders tendering Perrigo ordinary shares in the offer or in the Subsequent Offer Period. See “—Withdrawal Rights” beginning on page 49 of this prospectus/offer to exchange.

As used in this prospectus/offer to exchange, a “business day” means a business day as defined in the Exchange Act and the rules and regulations thereunder unless otherwise specified.

To comply with the Exchange Act, Mylan will (1) keep the Initial Offer Period open for at least 20 business days and not declare the offer wholly unconditional prior to the expiration date of the offer, (2) offer the same form and amount of consideration for Perrigo ordinary shares in the Subsequent Offer Period as in the Initial Offer Period, (3) if the offer becomes or is declared wholly unconditional on the expiration date, accept for exchange and promptly exchange for cash and Mylan ordinary shares all Perrigo ordinary shares validly tendered and not properly withdrawn prior to the expiration date of the offer (and as separately required under the Irish Takeover Rules, in no event later than 14 days after the expiration date), (4) announce the results of the offer, including the approximate number and percentage of Perrigo ordinary shares deposited in the offer, no later than 5:00 p.m. (New York City Time), on the expiration date and immediately begin the Subsequent Offer Period and (5) immediately accept for exchange and promptly exchange Perrigo ordinary shares as they are tendered during the Subsequent Offer Period. Mylan will notify shareholders of Perrigo by making a public announcement on the next business day after the expiration date consistent with the requirements of Rule 14d-11 under the Exchange Act.

The offer, whether revised or not, shall not (except with the consent of the Irish Takeover Panel) be capable of becoming or being declared wholly unconditional, and accordingly the expiration date is not (except with the consent of the Irish Takeover Panel) capable of being delayed, beyond 5:00 pm (New York City time) on

[●], 2015 (“Day 60”) nor of being kept open for acceptance after that time and/or date unless the offer has previously become or been declared wholly unconditional on Day 60. If the conditions are not satisfied, fulfilled or, to the extent permitted, waived by 1:00 p.m. (New York City time) on Day 60 (in the case of all conditions other than the Acceptance Condition) or 5:00 pm (Irish time) / 12:00 noon (New York City time) on Day 60 (in the case of the Acceptance Condition), the offer will lapse in the absence of a competing bid and/or unless the Irish Takeover Panel agrees otherwise. If the offer lapses for any reason, the offer shall cease to be capable of further acceptance and Mylan and Perrigo shareholders shall cease to be bound by prior acceptances. Mylan reserves the right, subject to the consent of the Irish Takeover Panel, to extend the time allowed under the Irish Takeover Rules for satisfaction of the Acceptance Condition and accordingly for the satisfaction, fulfillment or, where permitted, waiver of the other conditions, and thus to delay the expiration of the Initial Offer Period.

A request has been made to Perrigo pursuant to Rule 10.2 of the Irish Takeover Rules for the use of Perrigo’s shareholder lists and security position listings for the purpose of disseminating the offer to shareholders. Upon compliance by Perrigo with this request, this prospectus/offer to exchange, the letter of transmittal and all other relevant materials will be mailed to record holders of Perrigo ordinary shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Perrigo’s shareholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Perrigo ordinary shares by Mylan or, if it so elects, the materials will be mailed by Perrigo.

Acceptance for Exchange, and Exchange, of Perrigo Ordinary Shares; Delivery of Mylan Ordinary Shares

If the offer becomes or is declared wholly unconditional on the expiration date of the offer, Mylan will accept for exchange, and will promptly exchange for cash and Mylan ordinary shares all Perrigo ordinary shares validly tendered (and not withdrawn in accordance with the procedure set out in the section of this prospectus/offer to exchange entitled “—Withdrawal Rights”) prior to the expiration date. In addition to the requirement under the U.S. tender offer rules to promptly pay the consideration for tendered Perrigo ordinary shares, the Irish Takeover Rules separately require payment no later than 14 days after the expiration date of the offer. Mylan expressly reserves the right, in its discretion, but subject to the applicable rules of the SEC and to the extent permitted by the Irish Takeover Panel, to delay acceptance for and thereby delay exchange of Perrigo ordinary shares in order to comply in whole or in part with applicable laws or if any of the conditions referred to in this section of this prospectus/offer to exchange under the caption “—Certain Conditions of the Offer” have not been satisfied or if any event specified in that section has occurred. During the Subsequent Offer Period, Mylan will immediately accept for exchange and promptly exchange all validly tendered Perrigo ordinary shares as they are received during the Subsequent Offer Period. See “—Withdrawal Rights” beginning on page 49 of this prospectus/offer to exchange.

In all cases (including during the Subsequent Offer Period), Mylan will exchange all Perrigo ordinary shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of (1) the certificates representing such Perrigo ordinary shares (where such shares are held directly or indirectly in certificated form) or timely confirmation (a “book-entry confirmation”) of a book-entry transfer of such Perrigo ordinary shares into the exchange agent’s account at The Depository Trust Company pursuant to the procedures set forth in this section of this prospectus/offer to exchange under the caption “—Procedure for Tendering,” (2) the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) and (3) any other documents required under the letter of transmittal. This prospectus/offer to exchange refers to The Depository Trust Company as the “Book-Entry Transfer Facility.” As used in this prospectus/offer to exchange, the term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the exchange agent and forming a part of the book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Perrigo ordinary shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the letter of transmittal and that Mylan may enforce such agreement against such participant. The letter of transmittal constitutes the form of acceptance for the offer for the purposes of the Irish Takeover Rules.

For purposes of the offer (including during the Subsequent Offer Period), Mylan will be deemed to have accepted for exchange, and thereby exchanged, Perrigo ordinary shares validly tendered and not properly withdrawn as, if and when Mylan gives oral or written notice to the exchange agent of Mylan’s acceptance for exchange of such Perrigo ordinary shares pursuant to the offer. Upon the terms and subject to the conditions of the offer, the exchange of Perrigo ordinary shares accepted for exchange pursuant to the offer will be made by deposit of the cash and stock consideration being exchanged therefor with the exchange agent, which will act as agent for tendering shareholders for the purpose of receiving the offer consideration from Mylan and transmitting such consideration to tendering shareholders whose Perrigo ordinary shares have been accepted for exchange. Any payment to which a Perrigo shareholder is entitled to receive from Mylan will be implemented in full without regard to any lien, right of set-off, counterclaim or other analogous right to which Mylan may be, or claim to be, entitled against any such Perrigo shareholder. Under no circumstances will Mylan pay interest on the offer consideration for Perrigo ordinary shares, regardless of any extension of the offer or other delay in making such exchange.

If any tendered Perrigo ordinary shares are not accepted for exchange for any reason pursuant to the terms and conditions of the offer (including if the offer lapses (i.e., expires before becoming wholly unconditional)), or if certificates representing such shares are submitted representing more Perrigo ordinary shares than are tendered, certificates representing unexchanged or untendered Perrigo ordinary shares will be returned (by post or such other method as may be approved by the Irish Takeover Panel), without expense to the tendering shareholder (or, in the case of Perrigo ordinary shares tendered by book-entry transfer into the exchange agent’s account at a Book-Entry Transfer Facility pursuant to the procedure set forth in this section of this prospectus/offer to exchange under the caption “—Procedure for Tendering,” such Perrigo ordinary shares will be credited to an account maintained at such Book-Entry Transfer Facility), within 14 days following the expiration or termination of the offer.

Mylan reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the Perrigo ordinary shares tendered pursuant to the offer, but any such transfer or assignment will not relieve Mylan of its obligations under the offer or prejudice the rights of tendering shareholders to exchange Perrigo ordinary shares validly tendered and accepted for exchange pursuant to the offer.

Fractional Mylan Ordinary Shares

Mylan will not issue fractional Mylan ordinary shares pursuant to the offer. Any fractional entitlements will be rounded up or down to the nearest whole number (with fractional entitlements to 0.5 of a Mylan ordinary share being rounded up).

Procedure for Tendering

In order for a holder of Perrigo ordinary shares validly to tender Perrigo ordinary shares pursuant to the offer, the exchange agent must receive prior to the expiration date (i) the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of transmittal, at one of its addresses set forth on the back cover of this prospectus/offer to exchange and either (A) the certificates representing tendered Perrigo ordinary shares must be received by the exchange agent at such address or (B) such Perrigo ordinary shares must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent (including an Agent’s Message), in each case prior to the expiration date or the expiration of the Subsequent Offer Period, if any, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

The method of delivery of share certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The exchange agent will establish accounts with respect to the Perrigo ordinary shares at the Book-Entry Transfer Facility for purposes of the offer within two business days after the date of this offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Perrigo ordinary shares by causing the Book-Entry Transfer Facility to transfer such Perrigo ordinary shares into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Perrigo ordinary shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal (or facsimile thereof) properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a letter of transmittal) and any other required documents must, in any case, be received by the exchange agent prior to the expiration date or the expiration of the Subsequent Offer Period, if any, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the exchange agent.

Signature Guarantees. No signature guarantee is required on a letter of transmittal (1) if the letter of transmittal is signed by a registered holder of Perrigo ordinary shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or (2) if Perrigo ordinary shares are tendered for the account of a financial institution that is a member of the Security Transfer Agent Medallion Signature Program, or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”). In all other cases, all signatures on letters of transmittal must be guaranteed by an Eligible Institution. If a certificate representing Perrigo ordinary shares is registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made or certificates for Perrigo ordinary shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then such certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) or owner(s) appear on the Share Certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the letter of transmittal.

Guaranteed Delivery. If a shareholder desires to tender Perrigo ordinary shares pursuant to the offer and such shareholder’s certificate representing such Perrigo ordinary shares are not immediately available, such shareholder cannot deliver such certificates and all other required documents to the exchange agent prior to the expiration date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Perrigo ordinary shares may nevertheless be tendered, provided that all the following conditions are satisfied:

(1)	such tender is made by or through an Eligible Institution;

(2)	a properly completed and duly executed notice of guaranteed delivery, in the form made available by Mylan is received prior to the expiration date by the exchange agent as provided below; and

(3)	the share certificates (or a book-entry confirmation) representing all tendered Perrigo ordinary shares, in proper form for transfer, in each case together with the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand or mail or by facsimile transmission to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in the notice of guaranteed delivery. The procedures for guaranteed delivery above may not be used during the Subsequent Offer Period.

In all cases, exchange of Perrigo ordinary shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of the certificates representing such Perrigo ordinary shares, or a book-entry confirmation of the delivery of such Perrigo ordinary shares, and the letter of transmittal

(or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of transmittal.

IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING PERRIGO ORDINARY SHARES, PLEASE CONTACT THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE.

Matters Concerning Validity and Eligibility; Appointment as Proxy

Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Perrigo ordinary shares will be determined by Mylan in its sole discretion, which determination shall be final and binding to the fullest extent permitted by law. Mylan reserves the absolute right to reject any and all tenders determined by either of them not to be in proper form or the acceptance of or for exchange for which may, in the opinion of their counsel, be unlawful. Mylan also reserves the absolute right to waive any condition of the offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Perrigo ordinary shares of any particular shareholder. No tender of Perrigo ordinary shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither Mylan nor any of its affiliates or assigns, the exchange agent, the information agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

A tender of Perrigo ordinary shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the offer, as well as the tendering shareholder’s representation and warranty to Mylan that (1) such shareholder owns the tendered Perrigo ordinary shares (and any and all other Perrigo ordinary shares or other securities issued or issuable in respect of such Perrigo ordinary shares on or after the date of this prospectus/offer to exchange), (2) the tender complies with Rule 14e-4 under the Exchange Act, (3) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered Perrigo ordinary shares (and any and all other Perrigo ordinary shares or other securities issued or issuable in respect of such Perrigo ordinary shares on or after the date of this prospectus/offer to exchange) and (4) when the same are accepted for exchange by Mylan, Mylan will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for exchange by Mylan of Perrigo ordinary shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Mylan upon the terms and subject to the conditions of the offer. The tendering holder of Perrigo ordinary shares will, upon request, be required to execute any additional documents and take all such other necessary actions as deemed by the exchange agent or Mylan to be necessary or desirable to complete the sale, assignment and transfer of Perrigo shares in respect of which the offer is being accepted and, for the avoidance of doubt, to perfect any of the authorities and/or powers of attorney expressed to be given hereunder and/or pursuant to any letter of transmittal completed and executed by such tendering Perrigo shareholder in connection with the offer.

Appointment as Proxy. By executing the letter of transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering shareholder irrevocably appoints designees of Mylan as such shareholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the letter of transmittal, to the full extent of such shareholder’s rights with respect to the Perrigo ordinary shares tendered by such shareholder and accepted for exchange by Mylan (and with respect to any and all other Perrigo ordinary shares or other securities issued or issuable in respect of such Perrigo ordinary shares on or after the date of this prospectus/offer to exchange). This proxy will be governed by and construed in accordance with applicable U.S.

Federal securities laws. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Perrigo ordinary shares (and such other Perrigo ordinary shares and securities). Such appointment will be effective when, and only to the extent that, Mylan accepts such Perrigo ordinary shares for exchange. Upon appointment, all prior powers of attorney and proxies given by such shareholder with respect to such Perrigo ordinary shares (and such other Perrigo ordinary shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Mylan will, with respect to the Perrigo ordinary shares (and such other Perrigo ordinary shares and securities) for which the appointment is effective, be empowered to exercise all voting, consent and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of Perrigo shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Mylan reserves the right to require that, in order for Perrigo ordinary shares to be deemed validly tendered, immediately upon Mylan’s acceptance of Perrigo ordinary shares for exchange, Mylan must be able to exercise full voting, consent and other rights with respect to such Perrigo ordinary shares (and such other Perrigo ordinary shares and securities).

The foregoing proxies are effective only upon acceptance for exchange of Perrigo ordinary shares tendered pursuant to the offer. The offer does not constitute a solicitation of proxies or consents for any meeting of, or action in lieu of a meeting by, Perrigo shareholders.

Withdrawal Rights

Tenders of Perrigo ordinary shares made pursuant to the offer may be withdrawn at any time until the expiration date of the offer. The offer is initially scheduled to expire at 8:00 a.m. (New York City Time), on [●], 2015 and generally may not be extended without the consent of the Irish Takeover Panel. In addition, any tendered shares that have not been accepted for exchange within 60 days after commencement of the offer may be withdrawn thereafter at anytime prior to when accepted for exchange. See “—Extension, Termination and Amendment” beginning on page 43 of this prospectus/offer to exchange.

Upon the offer becoming or being declared wholly unconditional on the expiration date of the offer, the right to withdraw tendered Perrigo ordinary shares will terminate. If the offer expires before becoming wholly unconditional Mylan will procure the return of all documents of title and other documents lodged with the exchange agent as soon as possible (and in any event within 14 days of such lapse). Perrigo ordinary shares tendered during the Subsequent Offer Period may not be withdrawn.

Rule 10.6 of the Irish Takeover Rules states that, except as otherwise directed by the Panel, the offer shall be deemed to become unconditional as to acceptances and the Acceptance Condition of the offer shall be deemed satisfied when and only when Mylan’s receiving agent issues a certificate to Mylan which certifies that the number of acceptances of the offer received, together with the number of shares otherwise acquired, are sufficient to meet the requirements of the Acceptance Condition of the Offer and that this certificate must be issued promptly once the receiving agent is satisfied that the Acceptance Condition has been met.

Rule 34 of the Irish Takeover Rules states that acceptances can be withdrawn until the earlier of: (i) the time at which the offer becomes wholly unconditional as to acceptances; and (ii) the final time at which the offer could become or be declared unconditional as to acceptances pursuant to the Irish Takeover Rules.

On 24 April 2015, the Irish Takeover Panel agreed to grant Mylan a derogation from Rule 10.6 in order to harmonize the requirements of the Irish Takeover Rules and US securities laws. The derogation means that Mylan does not have to declare the offer unconditional as to acceptances until all other conditions have also been satisfied. This in turn means that holders of Perrigo ordinary shares who accept the offer can withdraw their tendered Perrigo ordinary shares at any time from the mailing of this prospectus/offer to exchange until the offer becomes or is declared wholly unconditional on the expiration date of the offer. As a result, Mylan is under no obligation to declare the offer unconditional as to acceptances until all other conditions are satisfied.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange. Any such notice of withdrawal must specify the name of the person who tendered the Perrigo ordinary shares to be withdrawn, the number of Perrigo ordinary shares to be withdrawn and the name of the registered holder of such Perrigo ordinary shares, if different from that of the person who tendered such Perrigo ordinary shares. If certificates representing Perrigo ordinary shares to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such Perrigo ordinary shares have been tendered by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Perrigo ordinary shares have been tendered pursuant to the procedure for book-entry transfer as set forth in this section of this prospectus/offer to exchange under the caption “—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Perrigo ordinary shares.

Withdrawals of Perrigo ordinary shares may not be rescinded. Any Perrigo ordinary shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer. However, withdrawn Perrigo ordinary shares may be re-tendered at any time prior to the expiration date (or during the Subsequent Offer Period, if any) by following one of the procedures described in this section of this prospectus/offer to exchange under the caption “—Procedure for Tendering” (except Perrigo ordinary shares may not be re-tendered using the procedures for guaranteed delivery during the Subsequent Offer Period).

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Mylan, in its sole discretion, whose determination will be final and binding to the fullest extent permitted by law. Neither Mylan nor any of its affiliates or assigns, the exchange agent, the information agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Announcement of Results of the Offer

Mylan will announce the final results of the offer, in accordance with U.S. Federal securities laws and Rule 2.9 of the Irish Takeover Rules, including whether all of the conditions to the offer have been fulfilled or waived and whether Mylan will accept for exchange the tendered Perrigo ordinary shares for exchange after expiration of the offer. The announcement will be made by a press release by 5:00 p.m. (New York City time) on the expiration date of the offer.

Certain Conditions of the Offer

The consummation of the offer is conditioned on, among other things:

•	Mylan receiving valid acceptances in respect of such number of Perrigo ordinary shares representing not less than 80% of the entire issued and unconditionally allotted (i.e., shares which a person has an unconditional right to have issued to him or her, but which have not yet been issued) Perrigo ordinary shares (calculated on a fully-diluted basis) (the “acceptance threshold”), provided that Mylan may, in its discretion, but subject to obtaining a majority lender consent as required under the terms of the Bridge Credit Agreement, decide to lower the acceptance threshold to a number of Perrigo shares representing more than 50% of the voting rights then exercisable at a general meeting of Perrigo (the 50% threshold being the minimum level of acceptances permissible for a successful offer under the Irish Takeover Rules);

•	Mylan shareholders having approved the offer and adopted any other resolutions instrumental thereto;

•	there being no share buyback, redemption or reduction in respect of Perrigo ordinary shares;

•	there being no distributions or dividends with respect to Perrigo ordinary shares;

•	there being no acquisitions or disposals, joint ventures or similar transactions by Perrigo;

•	no resolution being passed at a shareholder meeting of Perrigo to approve any transaction for the purposes of Rule 21 of the Irish Takeover Rules;

•	Perrigo taking no frustrating action (within the meaning of Rule 21 of the Irish Takeover Rules);

•	the HSR Condition;

•	the European Commission deciding that the proposed transaction is compatible with the relevant provisions of the EU Merger Regulation, and the terms or conditions to which any such decision is or may be subject being acceptable to Mylan; and

•	apart from the immediately preceding conditions, all other necessary or appropriate permits, approvals, clearances and consents of, or filings with, any governmental regulatory authority having been procured or made, as applicable, and all necessary or appropriate waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or having been terminated (as appropriate).

Mylan has reserved the right to waive certain conditions to the consummation of the offer. Mylan may not assert any condition to the offer (other than the acceptance condition or the EU Merger Regulation condition) unless the circumstances that give rise to such assertion are of material significance to Mylan in the context of the offer, and the Irish Takeover Panel has agreed that this is the case.

The making of the offer to acquire all of the outstanding Perrigo ordinary shares is pre-conditioned on one of the following having occurred: (i) the expiration or termination of all applicable waiting periods (including any extensions thereof) under the HSR Act, (ii) a final decision to clear or approve the consummation of the Acquisition under the HSR Act having been obtained, irrespective of the conditions attaching thereto, or (iii) September 13, 2015 (the “HSR Pre-Condition”). Mylan reserves the right to waive the HSR Pre-Condition and commence the offer, but if Mylan waives the HSR Pre-Condition or the HSR Pre-Condition is satisfied pursuant to clause (iii) above, the consummation of the offer will remain subject to the HSR Condition.

Mylan has given an unconditional commitment to take all actions, including making regulatory submissions, responding to information requests and doing everything necessary to obtain a decision from the U.S. Federal Trade Commission, including making any and all divestitures and other substantive actions, necessary or required in order to ensure that the HSR Pre-Condition is satisfied.

The Irish Takeover Rules require that any voluntary offer for equity share capital conferring voting rights or other transferable voting securities which, if accepted in full, would result in the offeror holding more than 50% of the voting rights of the offeree, contain a condition that the offer will lapse unless the offeror has acquired or agreed to acquire securities conferring more than 50% of the voting rights in the offeree. Under the Irish Takeover Rules, the offeror is also entitled to reduce the acceptance condition during the course of the offer, subject however to the minimum threshold condition of 50% of the voting rights of the offeree plus one vote. Mylan is seeking in the first instance to acquire 80% of the voting rights in Perrigo in order to avail itself of the compulsory acquisition mechanism available under Irish law which would allow it to compulsorily acquire any outstanding Perrigo ordinary shares not tendered in the offer. In accordance with customary practice in Irish takeover offers, Mylan has also reserved the right to reduce the acceptance condition to below 80%, subject to obtaining a majority lender consent as required under the Bridge Credit Agreement, where it deems it appropriate to do so in order to consummate the offer (i.e., to prevent the offer from lapsing). Mylan’s ability to reduce the acceptance condition remains subject to the 50% threshold condition imposed by the Irish Takeover Rules and the terms of the Bridge Credit Agreement.

As a failure to satisfy the Acceptance Condition on the expiry date would cause the offer to lapse, Mylan may consider reducing, subject to obtaining a majority lender consent as required under the terms of the Bridge Credit

Agreement, the acceptance condition to below 80% (but not less than 50% plus one vote) in order to consummate the offer by acquiring a controlling interest in Perrigo even where it would not be entitled to implement a compulsory acquisition of the outstanding Perrigo ordinary shares. In such circumstances, Mylan would be entitled to exercise control of Perrigo and its board of directors.

Failure to obtain acceptances in respect of at least 80% of Perrigo ordinary shares may affect Mylan’s ability to complete any post-closing restructuring of Perrigo and its subsidiaries, which could reduce or delay the cost savings or revenue benefits to Mylan. See “Risk Factors—Risks Related to the Offer and Compulsory Acquisition—Failure to acquire 100% of the Perrigo ordinary shares may affect our ability to complete any post-closing restructuring of Perrigo and its subsidiaries. This could reduce or delay the cost savings or revenue benefits to Mylan” on page 27 of this prospectus/offer to exchange. Failure to obtain acceptances in respect of at least 80% of Perrigo ordinary shares could adversely affect Perrigo shareholders. See “Risk Factors—Risks Related to the Offer and Compulsory Acquisition—The Offer may adversely affect the liquidity and value of non-tendered Perrigo ordinary shares” on page 26 and “Effect of the Offer on the Market for Perrigo Ordinary Shares; NYSE and TASE Listing; Registration under the Exchange Act; Margin Regulations—Effect of the Offer on the Market for the Perrigo Ordinary Shares” on page 71 of this prospectus/offer to exchange.

See Appendix I to this prospectus/offer to exchange for all the conditions to the offer.

Ownership of Mylan after the Offer

Upon consummation of the offer and compulsory acquisition, former Perrigo shareholders would own in the aggregate approximately 39% (on a fully diluted basis) of the outstanding Mylan ordinary shares, assuming, solely for purposes of estimating the percentage of Mylan ordinary shares that Perrigo shareholders would own upon consummation of the offer and compulsory acquisition, that:

•	all outstanding Perrigo ordinary shares, of which there are assumed to be 146,262,983 (the total number of ordinary shares reported by Perrigo to be outstanding on April 24, 2015 as disclosed in Perrigo’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2015), are exchanged for $75.00 in cash and 2.3 Mylan ordinary shares pursuant to either the offer or compulsory acquisition; and

•	Perrigo ordinary shares that could be issued to satisfy the exercise of options and settlement of other share-based awards under Perrigo share schemes (assuming exercise of such options and settlement of such awards at target levels of performance), of which there are assumed to be 1,279,000 (based on Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014), are issued and those shares are each exchanged for $75.00 in cash and 2.3 Mylan ordinary shares pursuant to either the offer or compulsory acquisition.

The percentage of outstanding Mylan ordinary shares former Perrigo shareholders would own following the consummation of the offer and compulsory acquisition may be materially different from the percentage identified above if any of the assumptions set forth above change or prove to be incorrect or if the effect of the offer and compulsory acquisition on the outstanding Perrigo options and other share-based awards under Perrigo share schemes would be other than as set forth above. Perrigo has not participated in the preparation of the assumptions set forth above and these assumptions are based on certain publicly available information as of certain dates noted above; therefore, certain information relating to Perrigo may have changed materially since the dates the information was publicly reported by Perrigo.

Material Tax Considerations

The following sections contain a general discussion of the material tax consequences of the offer and compulsory acquisition to holders of Perrigo ordinary shares and the post-offer-and-compulsory-acquisition ownership and disposition of Mylan ordinary shares.

U.S. Federal Income Tax Considerations

Scope of Discussion

The discussion below is based upon the existing provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, judicial authority, administrative rulings effective as of the date hereof, and the income tax treaty between the United Kingdom and the United States (“Tax Treaty”). These laws and authorities are subject to change, possibly with retroactive effect. Any such change could produce tax consequences to the holders of Perrigo ordinary shares and Mylan ordinary shares that are different than those described herein. The discussion below does not address any state, local or foreign tax consequences or any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate and gift tax consequences or U.S. Medicare contribution tax consequences that may be applicable to a holder).

The discussion below is limited to U.S. Holders and non-U.S. Holders, in each case, who hold Perrigo ordinary shares or Mylan ordinary shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is only a summary of the material U.S. federal income tax consequences of the offer and compulsory acquisition and the ownership and disposition of Mylan ordinary shares and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to approve the offer. In particular, the tax treatment of holders will vary depending upon their particular situations and, except as otherwise noted, this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances, such as holders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, that are banks, financial institutions, insurance companies, or tax-exempt entities, who own, directly, indirectly or constructively, 10% or more of the outstanding Perrigo ordinary shares or Mylan ordinary shares, who do not hold their Perrigo ordinary shares or Mylan ordinary shares as a capital asset, who acquired their Perrigo ordinary shares or Mylan ordinary shares in connection with stock option or stock purchase plans or in other compensatory transactions, who hold Perrigo ordinary shares or Mylan ordinary shares as part of an integrated investment (including a “straddle”) comprised of Perrigo ordinary shares or Mylan ordinary shares, as the case may be, and one or more other positions, or who may hold Perrigo ordinary shares or Mylan ordinary shares subject to the constructive sale provisions of Section 1259 of the Code.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds Perrigo ordinary shares or Mylan ordinary shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Perrigo ordinary shares or Mylan ordinary shares should consult their own tax advisors.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Perrigo ordinary shares or Mylan ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a U.S. corporation or an entity taxable as a U.S. corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (x) a U.S. court can exercise primary supervision over the trust’s administration and (y) one or more U.S. persons are authorized to control all substantial decisions of the trust.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of Perrigo ordinary shares or Mylan ordinary shares that is not a U.S. Holder or a partnership (or an entity treated as a partnership U.S. federal income tax purposes).

As described under “Risk Factors—We expect to be treated as a non-U.S. corporation for U.S. federal income tax purposes. Any changes to the tax laws or changes in other laws, regulations, rules, or interpretations thereof applicable to inverted companies and their affiliates, whether enacted before or after the Transaction, may materially adversely affect us” in Part II, Item 1A of Mylan’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015, Mylan expects to be treated as a non-U.S. corporation for U.S. federal income tax purposes and this discussion assumes that Mylan will be so treated. The U.S. federal income tax consequences of receiving or owning Mylan ordinary shares would be materially different than those stated herein if, notwithstanding Mylan’s expectation, Mylan were to be treated as a U.S. corporation for U.S. federal income tax purposes.

Tax Consequences of the Offer and Compulsory Acquisition to Holders of Perrigo Ordinary Shares

U.S. Holders

The receipt of Mylan ordinary shares and cash in exchange for Perrigo ordinary shares pursuant to the offer or compulsory acquisition will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. Therefore, generally, a U.S. Holder of Perrigo ordinary shares will recognize capital gain or loss equal to the difference between (i) the sum of the fair market value of the Mylan ordinary shares and cash received and (ii) the shareholder’s adjusted tax basis in the Perrigo ordinary shares exchanged therefor. A U.S. Holder’s adjusted tax basis in the Perrigo ordinary shares generally should equal the holder’s purchase price for the shares, as adjusted to take into account stock dividends, stock splits or similar transactions.

Capital gains of a non-corporate U.S. Holder (including an individual) will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. Holder has held its Perrigo ordinary shares for more than one year as of the date of the offer or compulsory acquisition, as applicable. The deductibility of capital losses is subject to limitations.

If a U.S. Holder acquired different blocks of Perrigo ordinary shares at different times or at different prices, the U.S. Holder must determine its tax basis and holding period separately with respect to each block of Perrigo ordinary shares.

A U.S. Holder will have an aggregate tax basis in the Mylan ordinary shares received in the exchange that is equal to the fair market value of the Mylan ordinary shares as of the effective date of the offer or compulsory acquisition, as applicable, and the holding period of the Mylan ordinary shares will begin on the day after the offer or compulsory acquisition, as applicable, becomes effective.

Except in the case of certain corporations or other exempt holders, Mylan ordinary shares and cash received by a U.S. Holder in the offer or compulsory acquisition may be subject to U.S. information reporting requirements and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number on a properly completed U.S. Internal Revenue Service (“IRS”) Form W-9 (or appropriate successor form) and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding will be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

MYLAN RECOMMENDS THAT U.S. HOLDERS CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE COMPULSORY ACQUISITION TO THEM, INCLUDING THE EFFECT OF U.S. FEDERAL, STATE, AND LOCAL TAX LAWS OR FOREIGN TAX LAWS.

Non-U.S. Holders

A non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon an exchange pursuant to the offer or compulsory acquisition unless:

•	the gain is “effectively connected” with the non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for subjecting the holder to U.S. federal income taxation on a net income basis, the gain is attributable to a U.S. permanent establishment of the non-U.S. Holder; or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied.

Gain recognized by a non-U.S. Holder described in the first bullet point above will be subject to tax under the rules described above as if it were a U.S. Holder and, in the case of a non-U.S. corporation, might be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). An individual non-U.S. Holder of Perrigo ordinary shares who is present in the United States for 183 days or more during the taxable year of the offer or compulsory acquisition, as applicable, and satisfies certain other conditions will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the gain, which may be offset by U.S. source capital losses of the non-U.S. Holder so long as the non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

A non-U.S. Holder will not be subject to U.S. backup withholding if it provides a certification of foreign status on a properly completed W-8BEN or W-8BEN-E (or other applicable form). Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against any non-U.S. Holder’s U.S. federal tax liability, so long as the required information is timely furnished to the IRS.

If a non-U.S. Holder is a citizen or resident of, or otherwise subject to taxation in, a country other than the United States, the foreign tax consequences of the receipt of Mylan ordinary shares and cash pursuant to the offer or compulsory acquisition will depend on the applicable tax laws in such country. Mylan recommends that non-U.S. Holders consult their own tax advisors regarding the tax consequences of the receipt of Mylan ordinary shares and cash pursuant to the offer or compulsory acquisition.

MYLAN RECOMMENDS THAT NON-U.S. HOLDERS CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND COMPULSORY ACQUISITION TO THEM, INCLUDING THE EFFECT OF U.S. FEDERAL, STATE, AND LOCAL TAX LAWS OR FOREIGN TAX LAWS.

Tax Consequences of Holding Shares in Mylan

U.S. Holders

Dividends. The gross amount of cash distributions on Mylan ordinary shares (including amounts withheld in respect of taxes, if any) will be taxable as dividends to the extent paid out of Mylan’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includable in a U.S. Holder’s gross income as ordinary income on the day actually or constructively received. Such dividends will not be eligible for the dividends-received deduction allowed to corporations under the Code.

Subject to exceptions for short-term and hedged positions, non-corporate U.S. Holders (including individuals) may be eligible for reduced rates of taxation applicable to “qualified dividend income” on certain dividends if (i) Mylan is eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury Department determines to be satisfactory for purposes of the qualified dividend rules and that includes an exchange of information program and (ii) Mylan was not, in its taxable year prior to the distribution, and is not, in its taxable year of the distribution, a passive foreign investment company (“PFIC”) under Section 1297 of the Code. The U.S. Treasury Department has determined that the Tax Treaty meets these requirements, and Mylan believes that it is eligible for benefits under the Tax Treaty. As explained below, Mylan believes it will not be a PFIC in the current taxable year, and does not anticipate becoming a PFIC in any subsequent taxable year.

Except if certain exceptions apply, dividends paid by Mylan should constitute foreign source income and will, depending on the U.S. Holder’s circumstances, be either “passive” or “general” category income for purposes of computing the foreign tax credit allowable to the holder. Foreign tax credits will not be allowed for foreign dividend withholding taxes, if any, imposed on a U.S. Holder in respect of certain short-term or hedged positions in Mylan ordinary shares. The foreign tax credit rules are complex and Mylan recommends that U.S. Holders consult their own tax advisors concerning the implications of these rules in light of their particular circumstances.

To the extent that the amount of any distribution exceeds Mylan’s current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of the U.S. Holder’s Mylan ordinary shares, and to the extent the amount of the distributions exceeds such adjusted tax basis, the excess will be taxed as capital gain recognized on a sale or exchange.

Capital gains. For U.S. federal income tax purposes, a U.S. Holder will recognize gain or loss on any sale or exchange of a Mylan ordinary share in an amount equal to the difference between the amount realized for the share and its adjusted tax basis in the share. The gain or loss recognized by a U.S. Holder on the sale or exchange will generally be capital gain or loss. Capital gains of a non-corporate U.S. Holder (including an individual) will be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. Holder has held its Mylan ordinary shares for more than one year as of the date of the sale or exchange. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company. U.S. Holders would be subject to a special, adverse U.S. federal income tax regime (that would differ in certain respects from that described above) if New Mylan were, or were to become, a PFIC for U.S. federal income tax purposes. Although Mylan believes it will not be a PFIC for the current year and that it is unlikely that it will become a PFIC, the determination of whether a non-U.S. corporation is a PFIC is made annually, and thus may be subject to change. In addition, the IRS or a court may disagree with Mylan’s position, and Mylan cannot assure U.S. Holders that Mylan will avoid PFIC status in the future. Mylan recommends that U.S. Holders consult with their own tax advisors regarding the adverse U.S. federal income tax consequences of owning the stock of a PFIC and of making certain available elections designed to lessen those adverse consequences.

Controlled Foreign Corporation. If one or more U.S. persons who each own, directly, indirectly or constructively, 10% or more of the vote of Mylan (each, a “CFC Shareholder”) own directly, indirectly or constructively more than 50% of Mylan (by vote or value), Mylan would generally be treated as a controlled foreign corporation (a “CFC”). CFC Shareholders are treated as receiving current distributions of their respective share of certain income of the CFC without regard to any actual distributions. CFC Shareholders are subject to certain burdensome U.S. federal income tax and administrative requirements (but generally are not subject to the requirements generally applicable to U.S. shareholders of a PFIC). In addition, a U.S. Holder who is or has been a CFC Shareholder may recognize dividend income and not capital gain on the disposition of shares of the CFC. U.S. Holders who are not CFC Shareholders would not be subject to any additional U.S. federal income tax consequences in the event Mylan becomes a CFC in the future. Mylan believes that it is not a CFC and does not expect to become a CFC in the future.

Information reporting and backup withholding. Except in the case of certain corporations or other exempt holders, dividends paid by Mylan to a U.S. Holder may be subject to U.S. information reporting requirements and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number on a properly completed IRS Form W-9 and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that certain required information is timely furnished to the IRS.

Specified foreign financial assets. Individual U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a foreign financial institution, as well as securities issued by a foreign issuer (which would include Mylan ordinary shares) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations have been proposed that would extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders who fail to report the required information could be subject to substantial penalties. Mylan recommends that U.S. Holders consult their own tax advisors concerning the application of these rules to their investment in Mylan, including the application of the rules to their particular circumstances.

Non-U.S. Holders

Dividends. Non-U.S. Holders generally will not be subject to U.S. federal income tax (including U.S. federal withholding tax) on dividends in respect of Mylan ordinary shares.

Holders whose dividend is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed place of business maintained by the non-U.S. Holder in the United States) will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a U.S. Holder and, in the case of a non-U.S. corporation, might be subject to an additional “branch profits” tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be specified by an applicable income tax treaty) in the same manner as a U.S. Holder, as described above.

Capital gain. In addition, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange or other disposition of Mylan ordinary shares unless:

•	the gain is “effectively connected” with the non-U.S. Holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty as a condition for subjecting the holder to U.S. federal income taxation on a net income basis, the gain is attributable to a U.S. permanent establishment of the non-U.S. Holder; or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the transaction and certain other conditions are satisfied.

Gain recognized by a non-U.S. Holder described in the first bullet point above will be subject to tax under the rules described above as if it were a U.S. Holder and, in the case of a non-U.S. corporation, might be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). An individual non-U.S. Holder of Mylan ordinary shares who is present in the United States for 183 days or more during the taxable year of the transaction and satisfies certain other conditions will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the gain, which may be offset by U.S. source capital losses of the non-U.S. Holder so long as the non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

If a non-U.S. Holder is a citizen or resident of, or otherwise subject to taxation in, a country other than the United States, the foreign tax consequences of owning and disposing of Mylan ordinary shares will depend on the applicable tax laws in such country Mylan recommends that non-U.S. Holders consult their own tax advisors regarding the tax consequences of the owning and disposing of Mylan ordinary shares.

Non-U.S. Holders may be required to comply with certification and identification procedures in order to establish an exemption from information reporting and backup withholding.

FATCA

Provisions under Sections 1471 through 1474 of the Code and applicable U.S. Treasury Regulations commonly referred to as “FATCA” generally impose 30% withholding on certain “withholdable payments” and, in the future, may impose such withholding on “foreign passthru payments” made by a “foreign financial institution” (each as defined in the Code) that has entered into an agreement with the IRS to perform certain diligence and reporting obligations with respect to the foreign financial institution’s accounts (a “participating foreign financial institution” or “PFFI”). While Mylan does not expect to be treated as a “foreign financial institution” for the purposes of FATCA, it is possible that FATCA withholding may be imposed on Mylan dividends if, for example, such dividends are paid to an intermediary foreign financial institution that is not a PFFI or if the dividend is paid to a recipient who has failed to comply with certain FATCA reporting obligations (a so-called “recalcitrant account holder”). Mylan recommends that prospective investors consult their own tax advisors regarding the potential impact of FATCA and any foreign legislation or foreign intergovernmental agreement implementing FATCA on their ownership of Mylan ordinary shares.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES DISCUSSED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF PERRIGO ORDINARY SHARES OR MYLAN ORDINARY SHARES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO THE HOLDER.

United Kingdom Tax Considerations

Tax Consequences of the Offer and Compulsory Acquisition for Holders of Perrigo Ordinary Shares

Scope of Discussion

The comments set out below summarize certain aspects of the U.K. tax treatment of certain holders of Perrigo ordinary shares of the offer and compulsory acquisition, and do not purport to be a complete analysis of all tax considerations relating to the offer and compulsory acquisition. They are based on current U.K. legislation and what is understood to be current HM Revenue and Customs (“HMRC”) practice, both of which are subject to change, possibly with retroactive effect.

The comments are intended as a general guide and do not deal with certain types of holders of Perrigo ordinary shares such as charities, dealers in securities, persons who have or could be treated for tax purposes as having acquired their Perrigo ordinary shares by reason of their employment, collective investment schemes, persons subject to U.K. tax on the remittance basis, insurance companies and persons who hold more than 5% of Perrigo’s ordinary shares (either alone or with persons connected with them).

References below to “U.K. Holders” are to holders of Perrigo ordinary shares who are resident for tax purposes in the United Kingdom, who hold their Perrigo ordinary shares as an investment (other than under a personal equity plan or individual savings account) and who are the absolute beneficial owners of their Perrigo ordinary shares. “Non-U.K. Holders” are persons who are not resident for tax purposes in the United Kingdom, have not within the past five years been resident or ordinarily resident for tax purposes in the United Kingdom and are not carrying on a trade (or profession or vocation) in the United Kingdom.

MYLAN RECOMMENDS THAT HOLDERS OF PERRIGO ORDINARY SHARES WHO ARE IN ANY DOUBT ABOUT THEIR TAX POSITION CONSULT AN APPROPRIATE INDEPENDENT PROFESSIONAL TAX ADVISOR.

United Kingdom Taxation of Chargeable Gains (“CGT”)—U.K. Holders

To the extent that a U.K. Holder receives Mylan ordinary shares under the terms of the offer or compulsory acquisition, he is not expected to be treated as having made a disposal of his Perrigo ordinary shares for CGT purposes. Instead, the Mylan ordinary shares so received should generally be treated as the same asset, acquired at the same time and for the same consideration, as the Perrigo ordinary shares.

To the extent that a U.K. Holder receives cash under the terms of the offer or compulsory acquisition, he should be treated as making a disposal or part disposal of the relevant Perrigo ordinary shares for CGT purposes which may, depending on the holder’s individual circumstances (including the availability of exemptions, reliefs and allowable losses), give rise to a liability to CGT.

United Kingdom Taxation of Chargeable Gains—Non-U.K. Holders

Non-U.K. Holders should not be subject to CGT in respect of the offer or compulsory acquisition.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No stamp duty or SDRT should be payable by holders of Perrigo ordinary shares in respect of the offer or compulsory acquisition.

Tax Consequences of Holding Mylan Ordinary Shares

Scope of Discussion

The comments set out below summarize certain aspects of the U.K. tax treatment of certain holders of Mylan ordinary shares after the offer or compulsory acquisition and do not purport to be a complete analysis of all tax considerations relating to the Mylan ordinary shares. They are based on current U.K. legislation and what is understood to be current HMRC practice, both of which are subject to change, possibly with retroactive effect.

The comments are intended as a general guide and apply only to holders of Mylan ordinary shares who are resident for tax purposes in the United Kingdom, who hold their Mylan ordinary shares as an investment (other than under a personal equity plan or individual savings account) and who are the absolute beneficial owners of their Mylan ordinary shares. The comments do not deal with certain types of holders of Mylan ordinary shares such as charities, dealers in securities, persons who have or could be treated for tax purposes as having acquired their Mylan ordinary shares by reason of their employment, collective investment schemes, persons subject to U.K. tax on the remittance basis and insurance companies. They assume that Mylan is, and will continue to be, tax resident solely in the United Kingdom (including for the purposes of applicable tax treaties).

MYLAN RECOMMENDS THAT HOLDERS OF MYLAN ORDINARY SHARES WHO ARE IN ANY DOUBT ABOUT THEIR TAX POSITION CONSULT AN APPROPRIATE INDEPENDENT PROFESSIONAL TAX ADVISOR.

Taxation of Dividends on Mylan Ordinary Shares

Mylan will not be required to withhold tax at source from dividend payments it makes.

Individuals

A holder of Mylan ordinary shares who is an individual resident in the United Kingdom for tax purposes and who receives a dividend from Mylan will be entitled to a tax credit which may be set off against his total income tax liability. The tax credit will be equal to 10% of the aggregate of the dividend and the tax credit (the “gross dividend”), which is also equal to one-ninth of the amount of the cash dividend received.

A holder of Mylan ordinary shares who is not liable for U.K. income tax at either the higher or the additional rate will be subject to U.K. income tax on the gross dividend at the rate of 10%. The tax credit will, in consequence, satisfy in full the holder’s liability to U.K. income tax on the gross dividend. A holder of Mylan ordinary shares who is liable for U.K. income tax at the higher rate will be subject to U.K. income tax on the gross dividend at the rate of 32.5% for the tax year 2015/2016, to the extent that the gross dividend falls above the threshold for the higher rate of U.K. income tax but below the threshold for the additional rate of U.K. income tax when it is treated as the top slice of the holder’s income. The tax credit will, in consequence, satisfy only part of the holder’s liability to U.K. income tax on the gross dividend and the holder of Mylan ordinary shares will have to account for U.K. income tax equal to 22.5% of the gross dividend (or 25% of the cash dividend received). For example, assuming the entire gross dividend falls above the higher rate threshold and below the additional rate threshold, if the holder of Mylan ordinary shares received a dividend of £90 from Mylan, the dividend received would carry a tax credit of £10 and therefore represent a gross dividend of £100. The holder would then be required to account for U.K. income tax of £22.50 on the dividend (being £32.50 (i.e., 32.5% of £100) less £10 (i.e., the amount of the tax credit)).

A holder of Mylan ordinary shares who is liable for U.K. income tax at the additional rate will be subject to U.K. income tax on the gross dividend at the rate of 37.5% for the tax year 2015/2016, to the extent that the gross dividend falls above the threshold for the additional rate of U.K. income tax when it is treated as the top slice of the holder’s income. After setting off the tax credit portion of the gross dividend, the holder of Mylan ordinary shares will, accordingly, have to account for U.K. income tax equal to 27.5% of the gross dividend (or approximately 30.6% of the cash dividend received). For example, assuming the entire gross dividend falls above the additional rate threshold, if the holder of Mylan ordinary shares received a dividend of £90 from Mylan, the dividend received would carry a tax credit of £10 and therefore represent a gross dividend of £100. The holder would then be required to account for U.K. income tax of £27.50 on the dividend (being £37.50 (i.e., 37.5% of £100) less £10 (i.e., the amount of the tax credit)).

A U.K. resident individual holder of Mylan ordinary shares whose liability for U.K. income tax in respect of a dividend received from Mylan is less than the tax credit attaching to the dividend will not be entitled to any payment from HMRC in respect of any part of the tax credit attaching to the dividend.

Companies

Holders of Mylan ordinary shares within the charge to U.K. corporation tax which are “small companies” (for the purposes of U.K. taxation of dividends) will not generally be subject to tax on dividends paid on their Mylan ordinary shares.

Other holders of Mylan ordinary shares within the charge to U.K. corporation tax will not be subject to tax on dividends paid on their Mylan ordinary shares so long as (i) the dividends fall within an exempt class, (ii) the dividends do not fall within certain anti-avoidance provisions and (iii) the holder of Mylan ordinary shares has not elected for the dividends not to be exempt. It would normally be expected that dividends paid on the Mylan ordinary shares would fall within an exempt class; for example, dividends paid in respect of portfolio holdings (that is, where the recipient owns less than 10% of the issued share capital of the payer or any class of that share capital) will do so.

United Kingdom Taxation of Chargeable Gains

A disposal or deemed disposal of Mylan ordinary shares may, depending on the particular circumstances of the holder and subject to any available exemptions or reliefs, give rise to a chargeable gain or an allowable loss for CGT purposes.

Individuals

A holder of Mylan ordinary shares who is an individual resident in the United Kingdom for tax purposes and whose total taxable gains and income in a given tax year, including any gains made on the disposal or deemed disposal of his Mylan ordinary shares, are less than or equal to the upper limit of the income tax basic rate band applicable in respect of that tax year (the “Band Limit”) will generally be subject to CGT at a flat rate of 18% in respect of any gain arising on a disposal or deemed disposal of his Mylan ordinary shares.

A holder of Mylan ordinary shares who is an individual resident in the United Kingdom for tax purposes and whose total taxable gains and income in a given tax year, including any gains made on the disposal or deemed disposal of his Mylan ordinary shares, are more than the Band Limit will generally be subject to CGT at a flat rate of 18% in respect of any gain arising on a disposal or deemed disposal of his Mylan ordinary shares (to the extent that, when added to the holder’s other taxable gains and income in that tax year, the gain is less than or equal to the Band Limit) and at a flat rate of 28% in respect of the remainder of the gain arising on a disposal or deemed disposal of his Mylan ordinary shares.

No indexation allowance will be available to an individual holder of Mylan ordinary shares in respect of any disposal or deemed disposal of Mylan ordinary shares. However, each individual has an annual exemption, such that CGT is chargeable only on gains arising from all sources during the tax year in excess of this figure. The annual exemption is £11,000 for the tax year 2015/2016.

Companies

For holders of Mylan ordinary shares within the charge to U.K. corporation tax, indexation allowance may be available in respect of the period of ownership of the Mylan ordinary shares (together with any preceding period of ownership of Perrigo ordinary shares) to reduce any chargeable gain arising (but not to create or increase any allowable loss).

Stamp Duty and SDRT

No SDRT will be payable in respect of any transfer of, or agreement to transfer, Mylan ordinary shares after the offer or compulsory acquisition, assuming that they are not registered in a register kept in the United Kingdom by or on behalf of Mylan. Provided that any instrument of transfer is executed outside the United Kingdom and does not relate to any property situate, or to any matter or thing done or to be done, in the United Kingdom, no stamp duty will arise in respect of a transfer of Mylan ordinary shares after the offer or compulsory acquisition.

Irish Tax Considerations

Scope of Discussion

The following discussion describes the material Irish tax consequences of (a) the offer and compulsory acquisition generally expected to be applicable to certain beneficial owners of Perrigo ordinary shares and (b) disposing of Mylan ordinary shares received in the proposed transaction.

The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus/offer to exchange. Changes in law and/or administrative practice may result in alteration of the tax considerations described below. The summary does not constitute tax advice and is intended only as a general guide. Also it is not exhaustive and shareholders should consult their own tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the transactions and of the acquisition, ownership and disposal of Mylan ordinary shares. The summary applies only to shareholders who beneficially own Perrigo shares as capital assets and who will beneficially own Mylan ordinary shares received in the offer or compulsory acquisition as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes, pension funds or shareholders who have, or who are deemed to have, acquired their Perrigo ordinary shares or Mylan ordinary shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Irish Tax on Chargeable Gains

The Offer and Compulsory Acquisition

A shareholder who is resident or ordinarily resident for tax purposes in Ireland or who holds their shares in connection with a trade or business carried on by such shareholder in Ireland through a branch or agency is referred to herein as an “Irish Holder.”

Perrigo shareholders who are not Irish Holders should not be within the charge to Irish CGT on the disposal of their Perrigo ordinary shares, or on the receipt of Mylan ordinary shares and cash pursuant to the offer or compulsory acquisition.

Perrigo shareholders who are Irish Holders will be subject to Irish CGT in respect of the offer or compulsory acquisition. As share for share “roll-over” relief should apply to the Mylan ordinary shares issued pursuant to the offer or compulsory acquisition:

•	an Irish Holder’s holding of Mylan ordinary shares received pursuant to the offer or compulsory acquisition should be treated as the same asset, acquired at the same time and for the same consideration, as the holding of Perrigo ordinary shares held by that Irish Holder immediately prior to the offer or compulsory acquisition; and

•	an Irish Holder should be treated as having made a part disposal of their holding of Perrigo ordinary shares for any cash received pursuant to the offer or compulsory acquisition (including cash received in respect of any fractional entitlement) which may, subject to the Irish Holder’s individual circumstances and any available exemption or relief, give rise to a chargeable gain (or allowable loss) for the purposes of Irish CGT.

The amount of Irish CGT, if any, payable as a consequence of offer or compulsory acquisition by an Irish Holder will depend on his or her own personal tax position. No Irish CGT should be payable on any chargeable gain realised as a result of the offer or compulsory acquisition if the amount of the net chargeable gains realised by an Irish Holder, when aggregated with other net chargeable gains realised by that Irish Holder in the year of assessment (and after taking account of allowable losses), does not exceed the annual exemption (EUR(€) 1,270 for 2015). Broadly, any gains in excess of this amount will be taxed at a rate of 33%. Indexation allowance will not be available in respect of expenditure incurred on or after January 1, 2003 or in respect of periods of ownership after December 31, 2002.

For the purposes of computing Irish CGT, euro amounts must generally be used. Where an Irish Holder has given or received a non-euro amount in acquiring or being treated as disposing of assets, such euro amounts must be determined by reference to the relevant rate of exchange at the time of the relevant Irish CGT event. An Irish Holder receiving a dollar amount in the offer or compulsory acquisition or on another disposal of Mylan ordinary shares will therefore be required to convert that sum into euro by reference to the relevant rate of exchange as at the date on which the offer or compulsory acquisition of those shares becomes effective in accordance with its terms.

After the Offer or Compulsory Acquisition

Mylan shareholders who are not Irish Holders should not be liable for Irish CGT realized on a subsequent disposal of their Mylan ordinary shares.

Mylan shareholders that are Irish Holders will be subject to Irish CGT on a future disposal of their Mylan ordinary shares. Where an Irish Holder disposes of Mylan ordinary shares and those Mylan ordinary shares were received in the offer or compulsory acquisition the base cost for Irish CGT purposes that was “rolled-over” from the Perrigo ordinary shares into the Mylan ordinary shares should be available as a deduction in computing any gain on such disposal.

Stamp Duty

No Irish stamp duty will be payable by Perrigo shareholders in respect of the offer or compulsory acquisition.

No Irish stamp duty will be payable in respect of a cash sale of Mylan ordinary shares after the offer or compulsory acquisition.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH PERRIGO SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER.

IN LIGHT OF THE FOREGOING, HOLDERS ARE URGED TO CONSULT AND MUST RELY ON THE ADVICE OF THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE OFFER AND COMPULSORY ACQUISITION, INCLUDING APPLICABLE U.S. FEDERAL, PROVINCIAL, STATE, LOCAL, IRISH AND OTHER FOREIGN, AND OTHER TAX CONSEQUENCES.

Netherlands Tax Considerations

Scope of Discussion

The following is a general summary of material Netherlands tax consequences to shareholders who exchange their Perrigo ordinary shares for Mylan ordinary shares and cash pursuant to the offer or compulsory acquisition. This summary does not purport to describe all possible tax considerations or consequences that may be relevant to all categories of investors, some of which may be subject to special treatment under applicable law (such as trusts or other similar arrangements), and in view of its general nature, it should be treated with corresponding caution. All Perrigo shareholders should consult with their tax advisors with regard to the tax consequences of the offer and compulsory acquisition and the holding or disposal of Mylan ordinary shares in their particular circumstances. The discussion below is included for general information purposes only.

Please note that this summary does not describe the tax considerations for:

(i)	holders of Perrigo ordinary shares and holders of Mylan ordinary shares if such holders, and in the case of individuals, his/her partner or certain of their relatives by blood or marriage in the direct line (including foster children), have a substantial interest or deemed substantial interest in Perrigo or in us under the Netherlands Income Tax Act 2001 (in Dutch: “Wet inkomstenbelasting 2001”). Generally speaking, a holder of securities in a company is considered to hold a substantial interest in such company, if such holder alone or, in the case of individuals, together with his/her partner (statutorily defined term), directly or indirectly, holds (i) an interest of 5% or more of the total issued and outstanding capital of that company or of 5% or more of the issued and outstanding capital of a certain class of shares of that company; or (ii) rights to acquire, directly or indirectly, such interest; or (iii) certain profit sharing rights in that company that relate to 5% or more of the company’s annual profits and/or to 5% or more of the company’s liquidation proceeds. A deemed substantial interest may arise if a substantial interest (or part thereof) in a company has been disposed of, or is deemed to have been disposed of, on a non-recognition basis;

(ii)	holders of Perrigo ordinary shares and holders of Mylan ordinary shares that qualify or qualified as a participation for purposes of the Netherlands Corporate Income Tax Act 1969 (in Dutch: “Wet op de vennootschapsbelasting 1969”). Generally, a taxpayer’s shareholding of 5% or more in a company’s nominal paid-up share capital qualifies as a participation. A holder may also have a participation if such holder does not have a 5% shareholding but a related entity (statutorily defined term) has a participation or if the company in which the shares are held is a related entity (statutorily defined term);

(iii)	holders of Perrigo ordinary shares who are individuals for whom the Perrigo ordinary shares or any benefit derived from the Perrigo ordinary shares are a remuneration or deemed to be a remuneration for activities performed by such holders or certain individuals related to such holders (as defined in the Netherlands Income Tax Act 2001);

(iv)	holders of Mylan ordinary shares who are individuals for whom the Mylan ordinary shares or any benefit derived from the Mylan ordinary shares are a remuneration or deemed to be a remuneration for activities performed by such holders or certain individuals related to such holders (as defined in the Netherlands Income Tax Act 2001); and

(v)	pension funds, investment institutions (in Dutch: “fiscale beleggingsinstellingen”), exempt investment institutions (in Dutch: “vrijgestelde beleggingsinstellingen”) and other entities that are, in whole or in part, not subject to or exempt from corporate income tax in the Netherlands, as well as entities that are exempt from corporate income tax in their country of residence, such country of residence being another state of the European Union, Norway, Liechtenstein, Iceland or any other state with which the Netherlands have agreed to exchange information in line with international standards.

Except as otherwise indicated, this summary only addresses Netherlands national tax legislation and published regulations, whereby the Netherlands means the part of the Kingdom of the Netherlands located in Europe, as in effect on the date hereof and as interpreted in published case law until this date, without prejudice to any amendment introduced at a later date and implemented with or without retroactive effect.

Tax Consequences of the Offer and Compulsory Acquisition to Holders of Perrigo Ordinary Shares—Taxes on Income and Capital Gains

Netherlands Resident Individuals

If a holder of Perrigo ordinary shares is a resident or deemed to be resident in the Netherlands for Netherlands tax purposes (“Netherlands Resident Individual”), any benefit derived or deemed to be derived from the exchange of such holder’s Perrigo ordinary shares for Mylan ordinary shares and cash pursuant to the offer or compulsory acquisition is taxable at the progressive income tax rates (with a maximum of 52%), if:

(a)	the Perrigo ordinary shares are attributable to an enterprise from which the Netherlands Resident Individual derives a share of the profit, whether as an entrepreneur or as a person who has a co-entitlement to the net worth (in Dutch: “medegerechtigd tot het vermogen”) of such enterprise, without being an entrepreneur or a shareholder, as defined in the Netherlands Income Tax Act 2001; or

(b)	the holder of the Perrigo ordinary shares is considered to perform activities with respect to the Perrigo ordinary shares that go beyond ordinary asset management (in Dutch: “normaal, actief vermogensbeheer”) or derives benefits from the Perrigo ordinary shares that are taxable as benefits from other activities (in Dutch “resultaat uit overige werkzaamheden”).

If the above-mentioned conditions (a) and (b) do not apply to the individual holder of Perrigo ordinary shares, the Perrigo ordinary shares are recognised as investment assets and included as such in such holder’s net investment asset base (in Dutch: “rendementsgrondslag”). Such holder will be taxed annually on a deemed income of 4% of his or her net investment assets for the year at an income tax rate of 30%. The net investment assets for the year are the fair market value of the investment assets less the allowable liabilities on 1 January of the relevant calendar year. A tax free allowance may be available. Actual benefits derived from the Perrigo ordinary shares are as such not subject to Netherlands income tax.

Netherlands Resident Entities

Any benefit derived or deemed to be derived from the Perrigo ordinary shares held by corporate legal entities who are resident or deemed to be resident in the Netherlands for Netherlands tax purposes (“Netherlands Resident Entities”), including any capital gains realised on the exchange of Perrigo ordinary shares for Mylan ordinary shares and cash pursuant to the offer or compulsory acquisition, will generally be subject to Netherlands corporate income tax at a rate of 25% (a corporate income tax rate of 20% applies with respect to taxable profits up to €200,000).

Non-residents of the Netherlands

A holder of Perrigo ordinary shares will not be subject to Netherlands taxes on income or on capital gains in respect of any payment under the Perrigo ordinary shares or any gain realised on the exchange of Perrigo ordinary shares for Mylan ordinary shares and cash pursuant to the offer or compulsory acquisition, provided that:

(i)	such holder is neither a resident nor deemed to be resident in the Netherlands for Netherlands tax purposes;

(ii)	such holder does not have an interest in an enterprise or a deemed enterprise (statutorily defined term) which, in whole or in part, is either effectively managed in the Netherlands or is carried out through a permanent establishment, a deemed permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the Perrigo ordinary shares are attributable; and

(iii)	in the event such holder is an individual, such holder does not carry out any activities in the Netherlands with respect to the Perrigo ordinary shares that go beyond ordinary asset management and does not derive benefits from the Perrigo ordinary shares that are taxable as benefits from other activities in the Netherlands.

Tax Consequences of Holding Mylan Ordinary Shares—Withholding Tax

Dividends distributed by us generally are subject to Netherlands dividend withholding tax at a rate of 15%. The expression “dividends distributed” includes, among other things:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognised for Netherlands dividend withholding tax purposes;

•	liquidation proceeds, proceeds of redemption of Mylan ordinary shares, or proceeds of the repurchase of Mylan ordinary shares by us or one of our subsidiaries or other affiliated entities to the extent such proceeds exceed the average paid-in capital of those Mylan ordinary shares as recognised for purposes of Netherlands dividend withholding tax;

•	an amount equal to the par value of Mylan ordinary shares issued or an increase of the par value of Mylan ordinary shares, to the extent that it does not appear that a contribution, recognised for purposes of Netherlands dividend withholding tax, has been made or will be made; and

•	partial repayment of the paid-in capital, recognised for purposes of Netherlands dividend withholding tax, if and to the extent that we have net profits (in Dutch: “zuivere winst”), unless the holders of Mylan ordinary shares have resolved in advance at a general meeting to make such repayment and the par value of the Mylan ordinary shares concerned has been reduced by an equal amount by way of an amendment of our articles of association.

If a holder of Mylan ordinary shares is resident in a country other than the Netherlands and if a double taxation convention is in effect between the Netherlands and such other country, such holder of Mylan ordinary shares may, depending on the terms of that double taxation convention, be eligible for a full or partial exemption from, or refund of, Netherlands dividend withholding tax.

Netherlands Resident Individuals and Netherlands Resident Entities can generally credit the Netherlands dividend withholding tax against their income tax or corporate income tax liability. The same generally applies to holders of Mylan ordinary shares that are neither resident nor deemed to be resident of the Netherlands if the Mylan ordinary shares are attributable to a Netherlands permanent establishment of such non-resident holder.

In general, we will be required to remit all amounts withheld as Netherlands dividend withholding tax to the Netherlands tax authorities. However, under certain circumstances, we are allowed to reduce the amount to be remitted to the Netherlands tax authorities by the lesser of:

•	3% of the portion of the distribution paid by us that is subject to Netherlands dividend withholding tax; and

•	3% of the dividends and profit distributions, before deduction of foreign withholding taxes, received by us from qualifying foreign subsidiaries in the current calendar year (up to the date of the distribution by us) and the two preceding calendar years, as far as such dividends and profit distributions have not yet been taken into account for purposes of establishing the above mentioned reduction.

Although this reduction reduces the amount of Netherlands dividend withholding tax that we are required to remit to the Netherlands tax authorities, it does not reduce the amount of tax that we are required to withhold on dividends distributed.

Pursuant to legislation to counteract “dividend stripping”, a reduction, exemption, credit or refund of Netherlands dividend withholding tax is denied if the recipient of the dividend is not the beneficial owner as described in the Netherlands Dividend Withholding Tax Act 1965. This legislation generally targets situations in which a shareholder retains its economic interest in shares but reduces the withholding tax costs on dividends by a transaction with another party. It is not required for these rules to apply that the recipient of the dividends is aware that a dividend stripping transaction took place. The Netherlands State Secretary of Finance takes the position that the definition of beneficial ownership introduced by this legislation will also be applied in the context of a double taxation convention.

Tax Consequences of Holding Mylan Ordinary Shares—Taxes on Income and Capital Gains

Netherlands Resident Individuals

If a holder of Mylan ordinary shares is a Netherlands Resident Individual, any benefit derived or deemed to be derived from the Mylan ordinary shares is taxable at the progressive income tax rates (with a maximum of 52%), if:

(a)	the Mylan ordinary shares are attributable to an enterprise from which the Netherlands Resident Individual derives a share of the profit, whether as an entrepreneur or as a person who has a co-entitlement to the net worth (in Dutch: “medegerechtigd tot het vermogen”) of such enterprise, without being an entrepreneur or a shareholder, as defined in the Netherlands Income Tax Act 2001; or

(b)	the holder of the Mylan ordinary shares is considered to perform activities with respect to the Mylan ordinary shares that go beyond ordinary asset management (in Dutch: “normaal, actief vermogensbeheer”) or derives benefits from the Mylan ordinary shares that are taxable as benefits from other activities (in Dutch “resultaat uit overige werkzaamheden”).

If the above-mentioned conditions (a) and (b) do not apply to the individual holder of Mylan ordinary shares, the Mylan ordinary shares are recognised as investment assets and included as such in such holder’s net investment asset base (in Dutch: “rendementsgrondslag”). Such holder will be taxed annually on a deemed income of 4% of his or her net investment assets for the year at an income tax rate of 30%. The net investment assets for the year are the fair market value of the investment assets less the allowable liabilities on 1 January of the relevant calendar year. A tax free allowance may be available. Actual benefits derived from the Mylan ordinary shares are as such not subject to Netherlands income tax.

Netherlands Resident Entities

Any benefit derived or deemed to be derived from the Mylan ordinary shares held by Netherlands Resident Entities, including any capital gains realised on the disposal thereof, will generally be subject to Netherlands corporate income tax at a rate of 25% (a corporate income tax rate of 20% applies with respect to taxable profits up to €200,000).

Non-residents of the Netherlands

A holder of Mylan ordinary shares will not be subject to Netherlands taxes on income or on capital gains in respect of any payment under Mylan ordinary shares or any gain realised on the disposal or deemed disposal of Mylan ordinary shares, provided that:

(i)	such holder is neither a resident nor deemed to be resident in the Netherlands for Netherlands tax purposes;

(ii)	such holder does not have an interest in an enterprise or a deemed enterprise (statutorily defined term) which, in whole or in part, is either effectively managed in the Netherlands or is carried out through a permanent establishment, a deemed permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the Mylan ordinary shares are attributable; and

(iii)	in the event such holder is an individual, such holder does not carry out any activities in the Netherlands with respect to the Mylan ordinary shares that go beyond ordinary asset management and does not derive benefits from the Mylan ordinary shares that are taxable as benefits from other activities in the Netherlands.

Other Taxes and Duties

No Netherlands VAT and no Netherlands registration tax, stamp duty or any other similar documentary tax or duty will be payable by a holder of Perrigo ordinary shares or a holder of Mylan ordinary shares on any payment in consideration for the exchange of Perrigo ordinary shares for Mylan ordinary shares and cash pursuant to the offer or compulsory acquisition or for the holding or disposal of the Mylan ordinary shares.

Israeli Income Tax Considerations

The following is a general summary of the material Israeli income tax consequences to shareholders who exchange their Perrigo ordinary shares for Mylan ordinary shares and cash pursuant to the offer or compulsory acquisition. The following summary is included for general information purposes only, is based upon current Israeli tax law and should not be viewed as tax advice to any particular holder of Perrigo ordinary shares. No assurance can be given that the analysis made and the views contained in this summary as well as the classification of the transaction for Israeli tax purposes as set forth below will be upheld by the tax authorities, nor that new or future legislation, regulations or interpretations will not significantly change the tax considerations described below, and any such change may apply retroactively. This summary does not discuss all material aspects of Israeli tax consequences that may apply to particular holders of Perrigo ordinary shares in light of their particular circumstances, such as investors subject to special tax rules (e.g., financial institutions, tax-exempt organizations, partnerships or other pass-through entities, insurance companies, or dealers or brokers in stocks and securities).

As used in this prospectus/offer to exchange, an “Israeli Holder” is any beneficial owner of Perrigo ordinary shares that is considered an Israeli resident for tax purposes.

HOLDERS OF PERRIGO ORDINARY SHARES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR ISRAELI TAX CONSEQUENCES OF THE OFFER AND COMPULSORY ACQUISITION APPLICABLE TO THEM.

Exchange of Ordinary Shares

In general, under the Israeli Income Tax Ordinance New Version, 1961, and the rules and regulations promulgated thereunder, which we also refer to as the Israeli Tax Ordinance, the disposition of shares of a company is deemed to be a sale of capital assets, unless such shares are held for the purpose of trading. The Israeli Tax Ordinance generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares in a non-Israeli resident company whose main assets are, direct or indirect, rights in assets located in Israel, by both residents and non-residents of Israel for tax purposes, unless a specific exemption is available or unless a double taxation prevention treaty between Israel and the seller’s country of residence provides otherwise.

Israeli Holders

Under the Israeli Tax Ordinance, the tax rate applicable to capital gains derived from the exchange of Perrigo ordinary shares pursuant to the offer or compulsory acquisition is generally 25% for individuals, unless such an individual shareholder claims a deduction for financing expenses in connection with such shares, in which case the gain will generally be taxed at a rate of 30%. Additionally, if such shareholder is considered a “Significant Shareholder” at any time during the 12-month period preceding such disposition, i.e., such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in Perrigo, the tax rate will be 30%. However the foregoing tax rates will not apply to: (a) dealers in securities; or (b) shareholders who acquired their shares prior to January 1, 2003. Companies are subject to the corporate tax rate (26.5% for the 2015 tax year) on capital gains derived from the exchange of Perrigo ordinary shares pursuant to the offer or compulsory acquisition.

Non-Israeli Holders

Notwithstanding the foregoing, according to the Israeli Tax Ordinance, non-Israeli Holders should be exempt from Israeli capital gains tax on any gains derived from the exchange of Perrigo ordinary shares pursuant to the offer or compulsory acquisition, provided that such gains are not derived from a permanent establishment of such shareholders in Israel and that Perrigo’s main assets are not, directly or indirectly, rights in assets located in Israel. However, a non-Israeli corporate shareholder will not be entitled to such exemption if Israeli residents

(a) have, directly or indirectly, a controlling interest of 25% or more in such non-Israeli corporation or (b) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

We intend to file with the Israeli Tax Authority an application for a ruling that provides that no Israeli withholding tax is applicable to a shareholder who provides the required information set forth in the ruling and certifies, inter alia, that it is a non-Israeli resident and has no connection to Israel as set forth in the ruling. Any payment to a shareholder that fails to provide the required information as set forth in the ruling may be made at the Israeli applicable withholding rate (up to 30%).

Non-Israeli Holders who do not provide the required information set forth in the ruling and certify, inter alia, that they are a non-Israeli resident and have no connection to Israel as set forth in the ruling, may be subject to Israeli capital gains tax on the exchange of their Perrigo ordinary shares pursuant to the offer or compulsory acquisition. SUCH SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OFFER OR COMPULSORY ACQUISITION TO THEM.

Shares Issued as Compensation for Employment or Service

Israeli Holders who received or acquired their Perrigo ordinary shares under one or more of Perrigo’s share schemes, or otherwise as compensation for employment or services provided to Perrigo or any of its affiliates, may be subject to different tax rates. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, ANY SUCH HOLDERS OF PERRIGO ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI TAX CONSEQUENCES APPLICABLE TO THEM.

Compulsory Acquisition

If the offer becomes or is declared unconditional, Mylan intends to apply the provisions of Sections 456 to 460 of the Companies Act 2014 of Ireland to acquire compulsorily any outstanding Perrigo ordinary shares not acquired or agreed to be acquired pursuant to the offer or otherwise. In these circumstances, holders of Perrigo ordinary shares who have not tendered in the offer or any subsequent offer period will receive, in the compulsory acquisition, the same amount of cash and the same number of Mylan ordinary shares that they would have received had they tendered their shares in the offer.

Mylan will be entitled to initiate the compulsory acquisition process in respect of any outstanding Perrigo ordinary shares once Mylan receives acceptances in respect of at least 80% of Perrigo’s ordinary shares under the offer and the offer becomes or is declared wholly unconditional. Notwithstanding that Mylan intends to initiate the compulsory acquisition process promptly following the date on which the offer becomes or is declared wholly unconditional, Mylan will be entitled to compulsorily acquire outstanding Perrigo ordinary shares at any time before the expiration of the period of six months after the date of this prospectus/offer to exchange.

In order to compulsorily acquire the outstanding Perrigo ordinary shares, Mylan will be required to issue a call notice to Perrigo ordinary shareholders who did not tender their shares during the offer indicating that Mylan wishes to acquire the beneficial ownership of their shares. Following receipt of a call notice, Perrigo shareholders who did not tender their shares in the offer will be entitled to apply to the Irish High Court for an order allowing them to retain their shares in Perrigo or amend the terms of the compulsory acquisition. The granting of such an order is at the High Court’s discretion and such an order would usually only be granted where the High Court determines the compulsory acquisition to be unfair or inequitable. Mylan will become obliged to compulsorily acquire any outstanding Perrigo ordinary shares in respect of which notice has been given following the expiration of 30 days after the date on which the call notice was given, or, in the event that a Perrigo shareholder applies to the Irish High Court seeking to retain their shares or amend the terms of the compulsory acquisition, as soon as may be practicable after that application is disposed of.

Notwithstanding that Mylan intends to compulsorily acquire outstanding Perrigo ordinary shares in this manner, if Mylan has received acceptances in respect of at least 80% of Perrigo’s ordinary shares under the offer, any

Perrigo shareholder who has not tendered in the offer will have the right (under Sections 456 to 460 of the Companies Act 2014 of Ireland) to require Mylan to acquire his Perrigo ordinary shares for the same amount of cash and the same number of Mylan ordinary shares as that payable to Perrigo shareholders who tendered in the offer. This right must be exercised within three months of the date on which Mylan issues a notification that the 80% threshold has been reached.

Mylan will be required to pay the consideration for any outstanding Perrigo ordinary shares compulsorily acquired no later than 30 days after the date on which it becomes obliged to acquire those shares, or in the event that a Perrigo shareholder applies to the Irish High Court seeking to retain their shares or amend the terms of the compulsory acquisition, as soon as may be practicable after that application is disposed of.

Appraisal/Dissenters’ Rights

No dissenters’ or appraisal rights are available under the terms of the offer.

If Mylan has received acceptances in respect of at least 80% of Perrigo’s ordinary shares under the offer, you will have the right (under Sections 456 to 460 of the Companies Act 2014 of Ireland) to require Mylan to acquire your Perrigo ordinary shares for the same amount of cash and the same number of Mylan ordinary shares as that payable to Perrigo shareholders who tendered in the offer. This right must be exercised within 3 months of the date on which Mylan issues a notification that the 80% threshold has been reached.

In the event that the compulsory acquisition procedures described under the heading “Compulsory Acquisition” are implemented (either on the initiative of Mylan or a Perrigo shareholder), Perrigo shareholders who have not participated in the offer and whose Perrigo ordinary shares are to be compulsorily acquired, will have certain rights under the Companies Act of 2014 of Ireland, as the case may be, to make an application to the Irish courts objecting to the compulsory acquisition or the terms of the compulsory acquisition.

Convertible Securities and Rights under Perrigo Share Plans

The offer will be extended to any Perrigo ordinary shares which are issued or unconditionally allotted (i.e., shares which a person has an unconditional right to have issued to him/her, but which have not yet been issued) and fully paid (or credited as fully paid) while the offer remains open for acceptance (or, subject to the Irish Takeover Rules, by such earlier date as Mylan may decide), including, without limitation, any Perrigo ordinary shares issued pursuant to the exercise of options to subscribe for Perrigo ordinary shares or rights to otherwise acquire Perrigo ordinary shares under the Perrigo Company 2013 Long-Term Incentive Plan, the Perrigo Company 2008 Long-Term Incentive Plan and the Perrigo Company 2003 Long-Term Incentive Plan, in each case, as amended, (collectively, the “Perrigo Shares Plans”) in each case subject to the offer becoming or being declared wholly unconditional. As required by the Irish Takeover Rules, Mylan will make appropriate proposals to the holders of options to subscribe for Perrigo ordinary shares or rights to otherwise acquire Perrigo ordinary shares under the Perrigo Share Plans, in each case, subject to the offer becoming or being declared wholly unconditional.

Plans for Perrigo

The purpose of our offer is for Mylan to acquire control of, and ultimately the entire equity interest in, Perrigo. The offer, as the first step in the acquisition of Perrigo, is intended to facilitate the acquisition of Perrigo as promptly as practicable.

If the offer becomes or is declared wholly unconditional and the Acceptance Condition has been met, Mylan intends to apply the provisions of Sections 456 to 460 of the Companies Act 2014 of Ireland to acquire compulsorily any outstanding Perrigo ordinary shares not acquired or agreed to be acquired pursuant to the offer or otherwise. The amount of cash and number of Mylan ordinary shares payable as consideration for the acquisition of any Perrigo ordinary shares compulsorily acquired in this manner will be the same as that payable in respect of Perrigo ordinary shares tendered under the offer (with fractional entitlements rounded up or down to the nearest whole number and fractional entitlements of 0.5 of a Mylan ordinary share being rounded up). After this compulsory acquisition, the former Perrigo shareholders will no longer have any ownership interest in Perrigo. See “Compulsory Acquisition” beginning on page 68 of this prospectus/offer to exchange.

If the shares are not delisted prior to the compulsory acquisition, we intend to cause the delisting of the Perrigo ordinary shares by the NYSE and by the TASE promptly following consummation of the compulsory acquisition and to re-register Perrigo as a private company under Irish law. We intend to cause Perrigo to terminate registration of the Perrigo ordinary shares under the Exchange Act as soon after the consummation of the offer as the requirements for deregistration, including the delisting of the shares, are met. See “Effect of the Offer on the Market for Perrigo ordinary shares; NYSE and TASE Listing; Registration under the Exchange Act; Margin Regulations” beginning on page 71 of this prospectus/offer to exchange.

As of the date of this prospectus/offer to exchange, Perrigo has refused to engage in discussions with Mylan, including refusing to grant Mylan any due diligence access. As such, Mylan has limited information about Perrigo’s assets and employees. Accordingly, Mylan has limited information with which to formulate a detailed plan with respect to the operations or employees of Perrigo following consummation of the offer. However, Mylan has conducted an extensive review of publicly available information related to Perrigo, and has reviewed and analyzed various business strategies that it might consider in the event that Mylan consummates the offer. Based on this extensive review, as well as Mylan’s prior integration experience, understanding of Perrigo’s operations and cost structure, market intelligence and Mylan’s own transactional experience, Mylan expects the combination will result in at least $800 million of annual pre-tax operational synergies by the end of year four following the consummation of the offer. These expected synergies are expected to come from savings associated with integration and optimization across cost components and functions of the combined company, including the following:

•	Reduced costs of goods sold from operational efficiencies;

•	Limits on the need for further near-term expansion;

•	Vertical integration;

•	Manufacturing rationalization;

•	Research and development savings from elimination of overlapping operations to allow for more efficient and enhanced product development;

•	Optimizing sales and distribution channels from combining sales infrastructure;

•	Reduced general and administrative expense from complementary operating platforms; and

•	Increased revenue from cross-selling.

The estimate of annual pre-tax operational synergies is based on certain assumptions, including the following: (i) that the acquisition will be consummated; (ii) that there will be no material impact on Mylan arising from any divestitures or other restrictions required by competition authorities; (iii) that there will be no material change to the market dynamics affecting Mylan and/or Perrigo following the consummation of the acquisition; and (iv) that there will be no material change to exchange rates following the consummation of the acquisition.

In addition to the efficiencies described above, Mylan intends to explore and take advantage of opportunities for growth upon consummation of the offer. For example, Mylan expects to capitalize on the combined company’s reach across channels and around the world to enhance market positions and customer relations, and to expand its product distribution and marketing to new geographic and customer markets.

Following the consummation of the offer, Mylan intends to continue its review of the combined company’s operations. Perrigo will have the opportunity to be involved in this review and the formulation and execution of more detailed integration plans. If the offer is consummated, Mylan would intend to establish joint teams with

Perrigo to conduct this more detailed review to assess how best to leverage the combined company’s strategic position and resources. These teams would look at all aspects of the combined company’s business, including its assets, financial projections, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable to achieve anticipated synergies in the combined company, in light of the circumstances which then exist. Such strategies could include, among other things, changes in Perrigo’s business, facility locations, corporate structure, product development, marketing strategies, capitalization, management or dividend policy. In any integration plan, Mylan will observe the existing employment rights (including pension rights) of all employees of Perrigo at least to the extent required by law.

Mylan is prepared to make appropriate divestitures in connection with obtaining the regulatory approvals required for the consummation of the offer. These divestitures are not expected to be material to the combined company.

Except as described above or elsewhere in this prospectus/offer to exchange, Mylan has no present plans or proposals that would relate to or would result: (i) in any extraordinary transactions (such as a merger, reorganization or liquidation) involving Perrigo or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of Perrigo or any of its subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of Perrigo, (iv) any change in the present Perrigo board of directors or management, (v) any other material change in Perrigo’s corporate structure or business, (vi) any class of equity securities of Perrigo being delisted from a national securities exchange and (vii) any class of equity securities of Perrigo becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act.

Effect of the Offer on the Market for Perrigo ordinary shares; NYSE and TASE Listing; Registration under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Perrigo Ordinary Shares

The exchange of Perrigo ordinary shares by Mylan pursuant to the offer will reduce the number of Perrigo ordinary shares that might otherwise trade publicly and will reduce the number of holders of Perrigo ordinary shares, which could adversely affect the liquidity and market value of the remaining Perrigo ordinary shares held by the public. We cannot predict whether the reduction in the number of Perrigo ordinary shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Perrigo ordinary shares or whether such reduction would cause future market prices to be greater or less than the price paid in the offer. The extent of the public market for Perrigo ordinary shares and the availability of quotations reported in the over-the-counter market depends upon the number of shareholders holding Perrigo ordinary shares, the aggregate market value of the shares remaining at such time, the interest of maintaining a market in the shares on the part of any securities firms and other factors. Perrigo’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2015 indicates that as of April 24, 2015 there were 146,262,983 Perrigo ordinary shares outstanding. Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014 indicates that, as of August 8, 2014, there were approximately 2,940 record holders of Perrigo’s ordinary shares.

NYSE and TASE Listing

The Perrigo ordinary shares are listed on the NYSE and the TASE. Depending upon the number of Perrigo ordinary shares exchanged pursuant to the offer and the number of holders of Perrigo ordinary shares remaining thereafter, the Perrigo ordinary shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE.

According to the NYSE’s published guidelines, the NYSE would consider delisting the Perrigo ordinary shares if, among other things, (1) the total number of holders of Perrigo ordinary shares should fall below 400, (2) the total number of holders of Perrigo ordinary shares should fall below 1,200 and the average monthly trading volume for the Perrigo ordinary shares should fall below 100,000 for the most recent 12 months or (3) the number of publicly held Perrigo ordinary shares (exclusive of holdings of officers and directors of Perrigo and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000.

According to the Israeli Securities Law, 5728—1968, and applicable TASE regulations, Perrigo may at any time, by giving 90-days’ prior notice by way of an immediate report filed with the TASE and in two Israeli newspapers, delist the Perrigo ordinary shares from the TASE, provided that prior to such notice (i) the Perrigo ordinary shares were not delisted from the NYSE; (ii) trading in the Perrigo ordinary shares on the NYSE was not suspended, and (iii) the NYSE has not announced its intention to suspend the trade in Perrigo ordinary shares or to delist them. In the event of a delisting of the Perrigo ordinary shares from the NYSE following a compulsory acquisition, Perrigo may request that the Perrigo ordinary shares be delisted from the TASE concurrently with the delisting from the NYSE.

If, as a result of the exchange of Perrigo ordinary shares pursuant to the offer or otherwise, the Perrigo ordinary shares no longer meet the requirements of the NYSE for continued listing and the listing of the Perrigo ordinary shares is discontinued, the market for the Perrigo ordinary shares could be adversely affected. If the NYSE were to delist the Perrigo ordinary shares, it is possible that the Perrigo ordinary shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Perrigo ordinary shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Mylan cannot predict whether the reduction in the number of Perrigo ordinary shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Perrigo ordinary shares or whether it would cause future market prices to be greater or less than the consideration being offered in the offer.

If the Perrigo ordinary shares are not delisted prior to the compulsory acquisition, then Mylan intends to delist the Perrigo ordinary shares from the NYSE and the TASE, and to propose a resolution to re-register Perrigo as a private company under the relevant provisions of Irish law.

Registration under Exchange Act

Perrigo ordinary shares are currently registered under the Exchange Act. This registration may be terminated upon application by Perrigo to the SEC if Perrigo ordinary shares are not listed on a “national securities exchange” and there are fewer than 300 record holders. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by Perrigo to holders of Perrigo ordinary shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders’ meetings and the related requirement to furnish an annual report to shareholders and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to Perrigo ordinary shares. In addition, “affiliates” of Perrigo and persons holding “restricted securities” of Perrigo may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of the Perrigo ordinary shares under the Exchange Act were terminated, Perrigo ordinary shares would no longer be “margin securities” or eligible for listing on the NYSE. We intend to seek to cause Perrigo to terminate registration of the Perrigo ordinary shares under the Exchange Act as soon after consummation of the offer as the requirements for termination of registration of the shares are met. If registration of Perrigo ordinary shares is not terminated prior to the compulsory acquisition, then Mylan intends to terminate the registration of Perrigo ordinary shares under the Exchange Act upon consummation of the compulsory acquisition.

Reporting Obligations under the Israeli Securities Law

Perrigo ordinary shares are currently registered for trading on the TASE, and as such, Perrigo is subject to several reporting obligations under the Israeli Securities Law, applicable to dual listed companies. For as long as the Perrigo ordinary shares are listed on the NYSE, and the registration of the Perrigo ordinary shares under the Exchange Act is not suspended (and there is no announcement by the NYSE of its intention to suspend the trade or to delist the Perrigo ordinary shares from trading), the TASE registration may be terminated at any time, by giving 90-days’ prior notice to the TASE by way of an immediate report filed with the TASE. Termination of registration from the TASE, prior to a delisting from the NYSE would release Perrigo from all reporting obligations under the Israeli Securities Law.

Margin Regulations

Perrigo ordinary shares are currently “margin securities,” as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the offer it is possible that Perrigo ordinary shares would no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event Perrigo ordinary shares would no longer be used as collateral for loans made by brokers. In addition, if registration of Perrigo ordinary shares under the Exchange Act were terminated, Perrigo ordinary shares would no longer constitute “margin securities.”

Financing of the Offer; Source and Amount of Funds

The offer is fully financed and not subject to any financing condition or contingency.

Mylan expects to use the borrowings from its new bridge credit facility of approximately $12.5 billion arranged by Goldman Sachs Bank USA to finance the acquisition of Perrigo pursuant to the offer to the extent that the cash portion of the consideration under the offer is not funded from our own resources and/or alternative funding sources. Subject to market conditions, Mylan expects to refinance or reduce advances under the bridge credit facility from proceeds of alternative financing sources.

Goldman, Sachs & Co., in its capacity as financial advisor to Mylan, has stated that it is satisfied that sufficient resources will be available to satisfy in full the cash consideration payable upon full acceptance of the offer by Perrigo’s shareholders.

Bridge Credit Facility

On April 24, 2015, Mylan entered into a bridge credit agreement, which bridge credit agreement was amended on April 29, 2015 (the “Bridge Credit Agreement”) among Mylan, the lenders party thereto from time to time and Goldman Sachs Bank USA, as the administrative agent (in such capacity, the “Administrative Agent”), in connection with the offer. The Bridge Credit Agreement provides for a bridge credit facility (the “Bridge Facility”) under which Mylan may obtain loans up to an aggregate amount of approximately $12.5 billion, consisting of a Tranche A Loan (the “Tranche A Loan”) in an aggregate amount up to $11.0 billion, and a Tranche C Loan (the “Tranche C Loan”, and collectively the “Loans”) in an aggregate amount up to approximately $1.5 billion. The proceeds of the Tranche A Loan and Tranche C Loan will be applied solely to (i) finance the acquisition of the ordinary shares of Perrigo pursuant to the terms of the offer, (ii) repay Perrigo’s outstanding term loans and (iii) pay other costs associated with the acquisition, including all non-periodic fees, expenses and taxes.

The commitments in respect of the Loans will be available until the earliest to occur of April 22, 2016 and any of the following events: (i) the offer lapses or is withdrawn, (ii) an offer document is not issued to the shareholders of Perrigo with respect to the offer within 28 days of the waiver or satisfaction of the pre-conditions to the offer or such later date as the Irish Takeover Panel may agree, (iii) 15 days elapse after closing the offer or, if on that date Mylan effects a compulsory acquisition of the remaining Perrigo ordinary shares not tendered in the offer, the date on which Mylan owns 100% of the outstanding Perrigo ordinary shares, or (iv) the date on which Mylan owns 100% of the outstanding Perrigo ordinary shares and all consideration payable to the Perrigo shareholders is paid. In the event that the acquisition is consummated by a scheme of arrangement rather than an offer, the Bridge Credit Agreement contains analogous provisions that would be applicable to the availability of the commitments in respect of the Loans in that circumstance. The commitments will be reduced by the net cash proceeds received by Mylan in connection with debt and equity issuances and non-ordinary course of business asset dispositions, other than certain debt and equity issuances, non-ordinary course asset dispositions and permitted reinvestments specified in the Bridge Credit Agreement.

The obligations of the lenders under the Bridge Credit Agreement to make the Loans are subject to the satisfaction of the following conditions precedent (i) Mylan owns (or will own after giving effect to the application of the proceeds of the Loans) no less than 80% of the shares in the capital of Perrigo, (ii) the conditions applicable to the consummation of the offer contained in Mylan’s announcement under Rule 2.5 of the Irish Takeover Rules and other offer-related documents have been satisfied or amended or waived in accordance with their terms and the terms of the Bridge Credit Agreement or as otherwise agreed by the arrangers of the Bridge Facility and Mylan has declared the offer wholly unconditional, (iii) the representations specified as “certain funds representations” in the Bridge Credit Agreement are true and correct in all material respects, (iv) no event of default specified as a “certain funds event of default” in the Bridge Credit Agreement has occurred or is continuing, both before and after giving effect to the funding of the Loans, (v) the Administrative Agent and the arrangers of the Bridge Facility have been paid all fees and other amounts due to them, (vi) the making of the Loans or the consummation of the offer is not subject to any injunction or similar government order, judgment or decree or is not otherwise unlawful and (vii) the Administrative Agent has received customary certifications by Mylan of certain of the foregoing and other documentary evidence that the offer may be consummated. In the event that the acquisition is consummated by a scheme of arrangement rather than an offer, the Bridge Credit Agreement contains analogous conditions precedent that would be applicable in that circumstance, including that Mylan owns (or will own after giving effect to the application of the proceeds of the Loans) 100% of the shares in the capital of Perrigo.

The Loans will bear interest at LIBOR (determined in accordance with the Bridge Credit Agreement) plus 1.500% per annum, if Mylan chooses to make LIBOR borrowings, or at a base rate (determined in accordance with the Bridge Credit Agreement) plus 0.500% per annum. The applicable margins over LIBOR and the base rate for the Loans can fluctuate based on the long term unsecured senior, non-credit enhanced debt rating of Mylan by Standard & Poor’s Ratings Group and Moody’s Investors Service Inc. Mylan will pay to each lender a ticking fee accruing from May 24, 2015 until the earlier of the date the Loans are funded and the date the commitments terminate at a rate equal to 0.175% per annum of each lender’s commitments to make Tranche A Loans or Tranche C Loans. If the Tranche A Loans are funded, Mylan will pay to each lender duration fees equal to 0.50%, 0.75% and 1.00% (or if Mylan does not meet certain criteria with respect to its debt rating, 0.75%, 1.00% and 1.25%, respectively) of the principal amount of Tranche A Loans of each lender that are outstanding on the 90th, 180th and 270th, respectively, day after the day the Loans are funded.

The Loans will be unsecured and will be guaranteed by Mylan Inc., each subsidiary of Mylan that guarantees (or is otherwise a co-obligor of) third-party indebtedness of Mylan in excess of $350,000,000 and, following consummation of the offer, Perrigo. As of April 24, 2015, no subsidiary of Mylan other than Mylan Inc. is required to provide a guarantee of the Bridge Facility.

The Bridge Credit Agreement contains customary affirmative covenants for facilities of this type, including, among others, covenants pertaining to the delivery of financial statements, notices of default and certain other material events, maintenance of corporate existence and rights, business, property, and insurance and compliance with laws, as well as customary negative covenants for facilities of this type, including, among others, limitations on the incurrence of subsidiary indebtedness, liens, mergers and certain other fundamental changes, investments and loans, acquisitions, transactions with affiliates, payments of dividends and other restricted payments and changes in Mylan’s line of business. The Bridge Credit Agreement also contains certain covenants related to the offer that are customary in this context. The Bridge Credit Agreement contains a financial covenant requiring maintenance of a maximum ratio of 4.75 to 1.00 for consolidated total indebtedness as of the end of any quarter to consolidated EBITDA for the trailing four quarters. This financial covenant was first tested at the quarter ending June 30, 2015.

The Bridge Credit Agreement contains default provisions customary for facilities of this type, which are subject to customary grace periods and materiality thresholds, including, among others, defaults related to payment failures, failure to comply with covenants, material misrepresentations, defaults under other material indebtedness, the occurrence of a “change in control”, bankruptcy and related events, material judgments, certain events related to pension plans and the invalidity or revocation of any loan document or any guarantee agreement of Mylan or any subsidiary that becomes a guarantor as described above. If an event of default occurs under Bridge Credit Agreement, the lenders may, among other things, terminate their commitments and declare immediately payable all borrowings.

Under the Bridge Credit Agreement, Mylan may not waive or amend the 80% acceptance condition of the Offer without obtaining a majority lender consent. Breach of this term of the Bridge Credit Agreement would result in the failure of a condition precedent to funding the Loans, and consequently, the lenders would not be required to fund their loan commitments. Accordingly, if Mylan obtains the consent required under the Bridge Credit Agreement, it may waive or amend the 80% acceptance condition of the Offer (subject to the minimum acceptance threshold of more than 50% required under the Irish Takeover Rules) without jeopardizing the availability of Loans under the Bridge Credit Agreement.

The Administrative Agent and the lenders have, from time to time, performed, are currently performing and may in the future perform, various financial advisory and commercial and investment banking services for Mylan, for which they received or will receive customary fees and expenses.

The Tranche A Loans mature on the day that is 364 days after the Loans are funded, and the Tranche C Loans mature on the day that is six months after the Loans are funded. The entire principal amount on the Loans will be due and payable on their respective maturity dates. The Loans may be voluntarily prepaid without penalty or premium, other than customary breakage costs related to prepayments of LIBOR borrowings.

Security Ownership of Certain Beneficial Owners and Management of Mylan

The following tables set forth information regarding the beneficial ownership of Mylan ordinary shares as of July 13, 2015 by (i) all persons who beneficially own five percent or more of the outstanding Mylan ordinary shares, (ii) Mylan’s directors, Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers of Mylan who were serving at the end of 2014, and (iii) all directors and executive officers of Mylan as a group (based on 491,424,828 shares of Mylan ordinary shares outstanding as of such date). For purposes of these tables, and in accordance with the rules of the SEC, shares are considered “beneficially owned” if the person, directly or indirectly, has sole or shared voting or investment power over such shares. A person is also considered to beneficially own shares that he or she has the right to acquire within 60 days of July 13, 2015. Unless otherwise indicated, the principal address of each of the Mylan shareholders listed below is c/o Mylan N.V., Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL England. To Mylan’s knowledge, as of July 13, 2015, the persons in the following table have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all of the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below.

Shareholders Owning Approximately 5% or More

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Subsidiaries of Abbott Laboratories(1) c/o Abbott Laboratories, 100 Abbott Park Road, Abbott Park, IL 60064-6092	69,750,000	(2)	14.2%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	34,852,351	(3)(5)	7.1%
The Vanguard Group, Inc. 100 Vanguard Boulevard, Malvern, PA 19355	28,841,159	(4)(5)	5.9%

(1)	Abbott and its subsidiaries that own ordinary shares of Mylan N.V. are subject to the terms of the Shareholder Agreement (the “Shareholder Agreement”), dated February 27, 2015, by and among Mylan N.V., Abbott, Laboratoires Fournier S.A.S. (“Abbott France”), Abbott Established Products Holdings (Gibraltar) Limited (“Abbott Gibraltar”), and Abbott Investments Luxembourg S.a`.r.l. (“Abbott Luxembourg” and, together with Abbott France and Abbott Gibraltar, the “Abbott Subsidiaries”). The Shareholder Agreement will terminate when Abbott no longer beneficially owns any of the ordinary shares of Mylan N.V. issued to it in connection with the EPD Transaction. So long as Abbott beneficially owns at least five percent of the ordinary shares of Mylan N.V., Abbott is required to vote each Mylan N.V. voting security (a) in favor of all those persons nominated and recommended to serve as directors of Mylan N.V.’s Board of Directors or any applicable committee thereof and (b) with respect to any other action, proposal, or matter to be voted on by the shareholders of Mylan N.V. (including through action by written consent), in accordance with the recommendation of the Mylan N.V. Board of Directors or any applicable committee thereof. However, Abbott is free to vote at its discretion in connection with any proposal submitted for a vote of the Mylan N.V. shareholders in respect of (a) the issuance of equity securities in connection with any merger, consolidation, or business combination of Mylan N.V., (b) any merger, consolidation, or business combination of Mylan N.V., or (c) the sale of all or substantially all the assets of Mylan N.V., except where such proposal has not been approved or recommended by the Mylan N.V. Board of Directors, in which event Abbott must vote against the proposal.
(2)	Based on Schedule 13D/A filed by Abbott and the Abbott Subsidiaries with the SEC on June 18, 2015 (the “Schedule 13D/A”), Abbott has sole voting power over 0 shares, shared voting power over 69,750,000 shares, sole dispositive power over 0 shares, and shared dispositive power over 69,750,000 shares; Abbott France has sole voting power, shared voting power, sole dispositive power and shared dispositive power over 0 shares; Abbott Gibraltar has sole voting power over 0 shares, shared voting power over 62,782,018 shares, sole dispositive power over 0 shares, and shared dispositive power over 62,782,018 shares; and Abbott Luxembourg has sole voting power over 0 shares, shared voting power over 6,967,982 shares, sole dispositive power over 0 shares, and shared dispositive power over 6,967,982 shares. According to Item 4 of the Schedule 13D/A filed by Abbott on April 6, 2015, on March 31, 2015, the Abbott Subsidiaries entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and Goldman Sachs & Co., as representatives of the several underwriters named therein, and Mylan N.V. relating to an underwritten public resale offering by the Abbott Subsidiaries of an aggregate of 35,000,000 ordinary shares of Mylan N.V. (the “Offering”). The ordinary shares were sold at a price of $56.89125 per ordinary share. This amount represents the $58.35 public offering price per ordinary share, less underwriting discounts and commissions of $1.45875 per ordinary share. The Offering was completed on April 6, 2015. Pursuant to the Underwriting Agreement, Abbott Luxembourg, for no additional consideration, granted the representatives of the Underwriters a 30-day option to purchase up to an additional 5,250,000 ordinary shares of Mylan N.V. from Abbott Luxembourg on the same terms. According to Item 4 of the Schedule 13D/A filed by Abbott on April 10, 2015, on April 7, 2015, the representatives of the Underwriters delivered notice of their exercise of the foregoing option in full. The sale of ordinary shares pursuant to the exercise of the option was completed on April 10, 2015.

(3)	Based on Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 15, 2015 with respect to Mylan Inc., BlackRock, Inc. has sole voting power over 31,701,037 shares, shared voting power over 0 shares, sole dispositive power over 34,852,351 shares, and shared dispositive power over 0 shares.
(4)	Based on Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 11, 2015 with respect to Mylan Inc., The Vanguard Group, Inc. has sole voting power over 651,279 shares, shared voting power over 0 shares, sole dispositive power over 28,228,670 shares, and shared dispositive power over 612,489 shares.
(5)	On February 27, 2015, in connection with the EPD Transaction, each share of Mylan Inc. common stock issued and outstanding was canceled and automatically converted into and became the right to receive one Mylan N.V. ordinary share.

Directors, Executive Officers, and Directors and Executive Officers as a Group

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Options Exercisable and Restricted Shares Vesting within 60 Days	Percent of Class
Heather Bresch	923,955	(1)(8)	44,709	*
Wendy Cameron	64,487		2,974	*
Hon. Robert J. Cindrich	8,135		2,974	*
Robert J. Coury	1,551,698	(2)(8)	42,526	*
JoEllen Lyons Dillon	3,609		2,974	*
Neil Dimick, C.P.A.	38,587		2,974	*
Melina Higgins	19,000	(3)	9,597	*
Harry Korman(4)	30,971	(5)	25,966	*
Douglas Leech, C.P.A.	31,380		2,974	*
Rajiv Malik	813,291	(8)	11,463	*
Joseph C. Maroon, M.D.	11,787		2,974	*
Anthony Mauro	151,022	(6)(8)	13,026	*
Mark W. Parrish	29,660		2,974	*
Rodney L. Piatt, C.P.A.	33,135		79,525	*
John D. Sheehan, C.P.A.	205,830	(8)	23,419	*
Randall L. (Pete) Vanderveen, Ph.D., R.Ph.	35,787		2,974	*
All Directors and executive officers as a group (15 persons, but not including Mr. Korman(4))	3,921,363	(7)	248,057	*

*	Less than 1%.
(1)	Includes 1,157 shares held in Ms. Bresch’s 401(k) account.
(2)	Includes 4,957 shares held in Mr. Coury’s 401(k) account.
(3)	Includes 19,000 shares held by Ms. Higgins’ spouse.
(4)	Mr. Korman retired from Mylan Inc. effective July 1, 2014.
(5)	Includes 1,001 shares held in Mr. Korman’s 401(k) account.
(6)	Includes 5,574 shares held in Mr. Mauro’s 401(k) account.
(7)	Includes 11,688 shares held in the executive officers’ 401(k) accounts.
(8)	Includes restricted ordinary shares issued on June 10, 2015 upon conversion of stock appreciation rights pursuant to the terms of Mylan’s One-Time Special Performance-Based Five-Year Realizable Value Incentive Program implemented in 2014. The restricted ordinary shares remain subject to forfeiture and additional vesting conditions, including achievement of adjusted diluted earnings per share of $6.00 and continued service, and the other terms and conditions of the program. The One-Time Special Performance- Based Five-Year Realizable Value Incentive Program is described in detail in Mylan Inc.’s Form 10-K/A for the period ending December 31, 2014.

Regulatory Approvals; Certain Other Legal Matters

Regulatory Approvals

General

Based on our examination of publicly available information filed by Perrigo with the SEC and other publicly available information concerning Perrigo, we are not aware of any governmental license or regulatory permit that appears to be material to Perrigo’s business that might be adversely affected by our acquisition of Perrigo ordinary shares pursuant to the offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares pursuant to the offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “—Non-U.S. Antitrust Approvals,” such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Perrigo’s business, any of which could cause us to elect to terminate the offer without the purchase of Perrigo ordinary shares thereunder.

Antitrust Clearance

The making of the offer to acquire all of the outstanding Perrigo ordinary shares is pre-conditioned on one of the following having occurred: (i) the expiration or termination of all applicable waiting periods (including any extensions thereof) under the HSR Act, (ii) a final decision to clear or approve the consummation of the Acquisition under the HSR Act having been obtained, irrespective of the conditions attaching thereto, or (iii) September 13, 2015 (the “HSR Pre-Condition”). Mylan reserves the right to waive the HSR Pre-Condition and commence the offer, but if Mylan waives the HSR Pre-Condition or the HSR Pre-Condition is satisfied pursuant to clause (iii) above, the consummation of the offer will remain subject to the HSR Condition.

Mylan has an unconditional commitment to take all actions, including making regulatory submissions, responding to information requests and doing everything necessary to obtain a decision from the U.S. Federal Trade Commission, including making any and all divestitures and other substantive actions, necessary or required in order to ensure that the HSR Pre-Condition is satisfied.

The offer is subject to review by the U.S. Federal Trade Commission and the U.S. Department of Justice. Under the HSR Act, the offer may not be completed until certain information and documentary material (“Premerger Notification and Report Forms”) have been provided to the antitrust agencies and the applicable HSR Act waiting period has expired or been terminated.

We filed a Premerger Notification and Report Form on April 13, 2015 with the antitrust agencies in connection with the proposed purchase of Perrigo ordinary shares. On May 13, 2015, prior to the expiration of an initial 30-day waiting period following our filing, we received a request for additional information or documentary material (a “Second Request”). As a result of the Second Request, the waiting period will be extended for an additional period of 30 days following the date we substantially comply with that request, unless it is terminated earlier by the antitrust agencies.

At any time before or after our acquisition of Perrigo ordinary shares, the antitrust agencies could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin our purchase of Perrigo ordinary shares or seeking the divestiture of Perrigo ordinary shares acquired by us or the divestiture of substantial assets of Perrigo or its subsidiaries. Mylan has committed to comply with any conditions attaching to any final decision to clear or approve the acquisition contemplated by the offer under the HSR Act.

In addition, the proposed acquisition of Perrigo may be reviewed by the attorneys general in the various states in which we and Perrigo operate or by antitrust authorities in jurisdictions outside the United States. These authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove of the acquisition of Perrigo under the circumstances and based upon the review set forth in applicable state laws and regulations. We cannot assure you that one or more state attorneys general will not attempt to file an antitrust action to challenge the Perrigo acquisition. Private parties also may seek to take legal action under the antitrust laws in some circumstances.

Non-U.S. Antitrust Approvals

Mylan and, based on our examination of publicly available information, Perrigo derive revenues in a number of jurisdictions where antitrust or competition filings or approvals are or may be required. In particular, we believe that the closing of the offer is subject to the receipt of regulatory approvals from the relevant competition authorities in the European Union, Mexico, Russia and Ukraine or the expiration of the applicable waiting periods under the antitrust and competition laws of such jurisdictions. On June 15, 2015, Mylan filed a formal antitrust notification with the Federal Economic Competition Commission in Mexico. On June 22, 2015, Mylan filed a formal antitrust notification with the Anti-Monopoly Committee in Ukraine. On June 23, 2015, Mylan filed a formal antitrust notification with the European Commission in the European Union. Lastly, on June 29, 2015, Mylan filed a formal antitrust notification with the Federal Antimonopoly Service in Russia.

Mylan has not made a formal unconditional commitment to take any and all actions as may be necessary or required in order to ensure that non-U.S. antitrust and competition approvals, including any such approvals as may be required in the EU, Mexico, Russia and Ukraine, are obtained. However, pursuant to the legally binding process under the Irish Takeover Rules to commence its offer for Perrigo in order to effect the acquisition, Mylan is generally required to commit to take, and to take, any and all steps necessary to avoid or eliminate impediments or objections, if any, that may be asserted by governmental agencies from which Mylan seeks consents or approvals, including any divestitures needed to obtain any antitrust or competition approvals, provided, in the case of any non-U.S. antitrust and competition approvals, that it is a condition to the offer that the terms and conditions of any such antitrust and competition approvals must be acceptable or reasonably satisfactory to Mylan.

The closing of the offer cannot be consummated until after the relevant approvals have been obtained or applicable waiting periods have expired under the antitrust and competition laws of the countries listed above where filings or approvals are or may be required. We cannot assure you that a challenge to the closing of the offer will not be made or that, if a challenge is made, it will not succeed.

Certain Other Legal Matters

“Going Private” Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the compulsory acquisition or other business combination following the exchange of Perrigo ordinary shares pursuant to the offer in which Mylan seeks to acquire the remaining Perrigo ordinary shares not held by it at such time. Mylan believes that Rule 13e-3 should not be applicable to the compulsory acquisition, because it is anticipated that the compulsory acquisition will be effected within one year following the consummation of the offer, and in the compulsory acquisition, shareholders will receive the same consideration per Perrigo ordinary shares as paid in the offer. Rule 13e-3 requires, among other things, that certain financial information concerning Perrigo and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

The foregoing discussion of certain provisions of the Exchange Act is not a complete description of the Exchange Act or such provisions thereof and is qualified in its entirety by reference to the Exchange Act.

Legal Proceedings

On June 11, 2015, City of Riviera Beach General Employees Retirement System and Doris Arnold (collectively, “Plaintiffs”) filed a class action complaint against Mylan and Directors of Mylan Inc. (the “Directors”) in the Washington County, Pennsylvania, Court of Common Pleas (the “Pennsylvania Court”), on behalf of certain former shareholders of Mylan Inc. The complaint alleges both breach of fiduciary duty on the part of the Directors and breach of contract by Mylan and the Directors relating to certain public disclosures made in connection with the EPD Transaction and the creation of, and call option agreement with, Stichting Preferred Shares Mylan. Plaintiffs asked the Pennsylvania Court to: find that the Directors breached their fiduciary duties and that Mylan and the Directors breached the purported contract, rescind the vote of Mylan Inc.’s former shareholders approving the EPD Transaction, award compensatory damages and award Plaintiffs their costs relating to the lawsuit. On June 22, 2015, Mylan and the Directors removed the case to the U.S. District Court for the Western District of Pennsylvania (the “District Court”). Plaintiffs filed an amended complaint in the District Court on July 10, 2015, that includes the same basic causes of action and requested relief, drops allegations against some of the Directors named in the original complaint and asserts the breach of contract claim not on behalf of a purported class of former shareholders of Mylan Inc. but on behalf of a purported subclass of such shareholders who held shares of Mylan continuously for a specified period following consummation of the EPD Transaction. The responsive pleading is due on August 31, 2015. We believe that the claims in this lawsuit are without merit and intend to defend against them vigorously.

Certain Relationships with Perrigo and Interests of Mylan in the Offer

Except as set forth in this prospectus/offer to exchange, neither we nor, after due inquiry and to the best of our knowledge and belief, any of our directors, executive officers or other affiliates, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Perrigo. Except as otherwise described in this prospectus/offer to exchange, there have been no contacts, negotiations or transactions since two years before the date of this prospectus/offer to exchange between Mylan, any of Mylan’s subsidiaries or, after due inquiry and to the best of our knowledge and belief, any of our directors, executive officers or other affiliates, on the one hand, and Perrigo or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Mylan and certain other information are set forth in Schedule I to this prospectus/offer to exchange. Except as described in this prospectus/offer to exchange and in Schedule I hereto, none of Mylan or, after due inquiry and to the best knowledge and belief of Mylan, any of the persons listed on Schedule I to this prospectus/offer to exchange, has during the last ten years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. Except as set forth in this prospectus/offer to exchange, to Mylan’s knowledge, after reasonable inquiry, none of our directors or executive officers nor any of their respective associates or majority owned subsidiaries, beneficially owns or has the right to acquire any securities of Perrigo or has effected any transaction in securities of Perrigo during the past 60 days.

Fees and Expenses

Mylan has retained Goldman, Sachs & Co. to act as financial advisor. Mylan has agreed to pay the financial advisor a reasonable and customary fee for its services in connection with the offer, all of which is contingent upon consummation of the offer. Mylan has also agreed to indemnify the financial advisor and its affiliates against certain liabilities in connection with their engagement.

Mylan has retained Innisfree M&A Incorporated as information agent in connection with the offer. The information agent may contact holders of Perrigo ordinary shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, banks, trust companies and other nominees to forward material relating to the offer to beneficial owners of Perrigo ordinary shares. Mylan will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Mylan agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. Federal securities laws.

In addition, Mylan has retained [●] as the exchange agent in connection with the offer. Mylan will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. Federal securities laws. Mylan has also retained Abernathy MacGregor Group, Inc. to act as public relations counsel in connection with the offer. Mylan will pay the public relations counsel reasonable and customary compensation for its services in connection with the offer, will reimburse the public relations counsel for its reasonable out-of-pocket expenses and will indemnify the public relations counsel against certain liabilities and expenses in connection with its engagement.

Except as set forth above, Mylan will not pay any commissions or fees to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer. Mylan will reimburse brokers, dealers, banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

ASC 805 requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the accounting acquiree and accounting acquiror. In a business combination effected through an exchange of equity interest, the entity that issues the interest (Mylan in this case) is generally the acquiring entity. However, there are other factors in ASC 805 which must also be considered. Mylan management considered these other factors and determined that Mylan will be considered the acquiror for accounting purposes. The total purchase price will be allocated to the identifiable assets acquired and liabilities assumed from Perrigo based on their fair values as of the date of the completion of the transaction, with any excess being allocated to goodwill. Reported financial condition and results of operations of Mylan issued after completion of the transaction will reflect Perrigo’s balances and results after completion of the transaction, but will not be restated retroactively to reflect the historical financial position or results of operations of Perrigo. Following the completion of the transaction, the earnings of the combined company will reflect purchase accounting adjustments; for example, amortization of identified intangible assets or other impacts from the purchase price allocation.

DESCRIPTION OF ORDINARY SHARES

The following summary of the terms of Mylan’s ordinary shares does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Dutch law and our articles of association, which we refer to as our Articles. A copy of our Articles has been filed with the SEC and is incorporated by reference as an exhibit to the Registration Statement of which this prospectus/offer to exchange is a part. See “Where You Can Find More Information” beginning on page 151 of this prospectus/offer to exchange.

Share Capital

Authorized Share Capital

Our Articles authorize two classes of shares, ordinary shares and preferred shares, each with a nominal value of €0.01 per share. Our authorized share capital is €24,000,000, nominal value, and is divided into 1,200,000,000 ordinary shares, each with a nominal value of €0.01, and 1,200,000,000 preferred shares, each with a nominal value of €0.01.

Issued Share Capital

We have issued 488,388,431 ordinary shares with a nominal value of €0.01 per share. All our ordinary shares are fully paid up and non-assessable. We may issue preferred shares as described below.

Issuance of Shares

Until February 27, 2020, our board of directors (“Board”) may authorize the issuance of shares (including subscription rights thereto) up to our maximum authorized share capital. From and after February 27, 2020, our general meeting of our shareholders (“General Meeting”) will have the power and authority upon a proposal duly made by our Board to so authorize the issuance of shares up to our maximum authorized share capital at the time of such issuance, provided that the General Meeting may delegate to and vest our Board with the power and authority to authorize, from time to time, the issuance of shares up to such maximum amount (but in any event not to exceed our authorized share capital at the time of such issuance) and for such period (but in any event not to exceed a period of five years) as the General Meeting may determine. Each such delegation by the General Meeting may be extended from time to time thereby, provided that no extension will result in such delegation exceeding five years, the maximum period permitted by the applicable provision of Dutch law. Unless otherwise expressly provided therein, any such delegation by the General Meeting to our Board of the power and authority to authorize the issuance of shares will be irrevocable.

The consideration for which any shares will be issued (including any subscriptions rights related thereto), as authorized by the General Meeting or our Board, as applicable, and the terms and conditions of such issuance of shares will be as set forth in the resolution of the General Meeting or our Board, as applicable, authorizing the issuance thereof.

Pre-emptive Rights

Our shareholders have a pre-emptive right with respect to the issuances of our ordinary shares in proportion to the aggregate amount of the ordinary shares held by such shareholder. Our shareholders have no pre-emptive right with respect to the issuances of our preferred shares. Also no pre-emptive right exists upon the issue of shares (i) against payment other than in cash, (ii) to employees of us or our group companies, or (iii) to a party exercising a previously acquired right to subscribe for shares.

Until February 27, 2020, our Board may restrict or exclude any pre-emptive rights with respect to any share issuance (including subscription rights thereto) that our Board is authorized to resolve upon. From and after February 27, 2020, pre-emptive rights may be restricted or excluded with respect to any share issuance (including subscriptions rights thereto) for shares pursuant to a resolution of the General Meeting upon a proposal duly made by our Board, or pursuant to a resolution of our Board if the power and authority to restrict or exclude pre-emptive rights has been delegated to our Board by the General Meeting for such period (but in any event not to exceed five years) as the General Meeting may determine. Each such delegation by the General Meeting may be extended from time to time thereby, provided that no extension will result in such delegation exceeding five years, the maximum period permitted by the applicable provision of Dutch law.

Unless otherwise expressly provided therein, any such delegation by the General Meeting will be irrevocable.

A resolution of the General Meeting to restrict or exclude pre-emptive rights or to delegate to our Board the power and authority to restrict or exclude pre-emptive rights generally requires the approval of a majority of the votes cast at the General Meeting. If less than half of the issued share capital is represented at the meeting, the approval of at least two-thirds of the votes cast at the General Meeting is required.

Composition of Our Board

As of the date of this prospectus/offer to exchange, our Board had 13 members. Our Articles require that our Board has at least one executive director and two non-executive directors. Our directors serve one-year terms and our entire Board is up for reelection at each annual General Meeting.

Election and Removal of Directors

Binding Nominations

Our directors are appointed by the General Meeting upon the binding nomination by our Board. The General Meeting may only overrule the binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the General Meeting overrules a binding nomination for director, our Board will promptly make a new binding nomination to be submitted to a subsequent General Meeting. If the Board fails to exercise its right to submit a binding nomination for a director or fails to do so in a timely manner, the General Meeting may nominate and appoint a director (with a majority of at least two-thirds of the votes cast representing more than half of Mylan’s issued share capital), provided that the relevant nominee(s) is/are named in the agenda of the meeting or the explanatory notes thereto.

Removal

Directors may be suspended or removed by the General Meeting, with or without cause, at any time. Our Articles provide that a resolution of the General Meeting to suspend or remove a director pursuant to and in accordance with a proposal by our Board will be passed with an absolute majority of the votes cast. A resolution of the General Meeting to suspend or remove a director other than pursuant to and in accordance with a proposal by our Board will require a two-thirds majority of the votes cast, representing more than half of the issued share capital.

Vacancies

Our Articles provide that in the event of a vacancy, our Board continues to be validly constituted by the remaining directors, and our Board may elect a new director to temporarily fill such vacancy until the next General Meeting and the appointment by the General Meeting of a new director.

In the event all non-executive directors are absent or unable to act, then the executive directors will be authorized to temporarily entrust the tasks and duties of the non-executive directors to one or more other persons. In the event all directors are absent or unable to act, the most recent chairman of our Board and/or such persons that he or she appoints will be temporarily entrusted with the tasks and duties of the non-executive directors until the next General Meeting at which new non-executive directors are appointed, and such persons will be authorized to temporarily entrust the tasks and duties of the executive directors to one or more other persons until the next General Meeting at which a new executive director or directors are appointed.

Transfer of Shares

If our shares are not admitted to trading on a regulated market or multilateral trading facility in a European Economic Area state or comparable stock exchange in a non-European Economic Area state, the issuance and transfer of our ordinary shares will require a notarial deed, executed before a civil law notary officiating in a municipality in the Netherlands. Our ordinary shares are listed on NASDAQ (see “—Listing” below beginning on page 90 of this prospectus/offer to exchange) and, accordingly, the issuance or transfer of our shares irrespective of which class it concerns does not require a notarial deed.

Any transfer of our preferred shares is restricted under our Articles and will require the approval of our Board.

Form of Shares

Our ordinary shares have been issued in registered form only. No share certificates will be issued for our ordinary shares, unless our Board in its discretion otherwise determines. A share register will be kept by us or on our behalf.

Repurchase of Our Shares

Under Dutch law, a company may not subscribe for newly issued shares in its own capital. Subject to certain provisions of Dutch law and our Articles, we are permitted to acquire fully paid up shares of our share capital for such consideration as our Board may determine (but within the boundaries set by the General Meeting), to the extent that (i) the shareholders’ equity less the acquisition price is not less than the sum of the paid-up and called-up part of our capital and the reserves that we are required to maintain pursuant to Dutch law, (ii) the nominal value of the shares to be acquired in our capital, which we hold or hold in pledge or which are held by a subsidiary, does not exceed 50% of the issued capital, and (iii) the acquisition of such shares has been authorized by the General Meeting. Such authorization will be valid for a maximum of 18 months (subject to further authorizations). The General Meeting has granted an 18 month authorization as of February 27, 2015, which will expire on August 27, 2016, and allows the Mylan Board to repurchase shares at a price per share consistent with such authorization. Authorization is not required for the acquisition of our ordinary shares listed on NASDAQ for the purpose of transferring the shares to employees under our equity incentive plans. Subject to applicable limits under Dutch law and applicable securities regulation, the combined company may engage in share repurchases in 2016 and 2017; while maintaining our commitment to our investment grade credit rating.

Capital Reduction

At the proposal of our Board, the General Meeting will be permitted to resolve to reduce our issued capital by (i) cancellation of shares held by us, (ii) reducing the nominal value of a specific class of shares to be effected by an amendment of our Articles, or (iii) cancellation of all preferred shares. A reduction of the nominal value of shares of a specific class without repayment will be required to be effected proportionally among all shares of that specific class. A resolution that would result in the reduction of capital requires prior or simultaneous approval of the meeting of each group of holders of shares of the same class whose rights are prejudiced by the reduction. A resolution to reduce capital generally requires a public filing and notice of such filing, allowing our creditors to object to the reduction in capital under specified circumstances and in a manner specified by Dutch law.

Dividends and Other Distributions

Under Dutch law, distributions may be distributed only to the extent the shareholders’ equity exceeds the amount of the paid-up and called-up part of the issued share capital and the reserves that must be maintained under Dutch law or our Articles. Distributions may be made after adoption of the annual accounts by the General Meeting and only upon the recommendation and proposal of our Board.

The profits as they appear from the annual accounts will be distributed as follows:

•	First, if our preferred shares are outstanding, a dividend is distributed to our preferred shares in accordance with our Articles; and

•	Second, our Board will determine which part of the profits remaining after such distribution on our preferred shares, if applicable, will be reserved.

Interim dividends may be declared as provided in our Articles and may be distributed to the extent that the shareholders’ equity exceeds the amount of the paid-up and called-up part of the issued share capital and the required legal reserves as described above as apparent from interim financial statements prepared in accordance with Dutch law.

Annual Meeting of Our Shareholders

Our Articles provide that the annual General Meeting will be held within six months of the end of the financial year in Amsterdam, Rotterdam, The Hague, Bunschoten-Spakenburg, Haarlemmermeer (Schiphol), Schiermonnikoog, Groningen, or Leeuwarden. Annual General Meetings will be convened by our Board or the chairman of our Board (the “Chairman”) in the manner and with reference to the applicable provisions of Dutch law. The notice convening an annual General Meeting will contain the subjects to be dealt with by the General Meeting, the venue and time of the General Meeting, the procedures for participating and exercising voting rights in the General Meeting and the address of our website.

Dutch law provides that the record date for a General Meeting, if any, will be 28 days prior to the date of such General Meeting.

Extraordinary Meetings of Our Shareholders

Dutch law provides that one or more shareholders representing at least one-tenth of our issued share capital may request the Dutch courts to order that a General Meeting be held and may, on their application, be authorized by the court to convene a General Meeting. The court will disallow the application if the applicants have not previously requested the board to convene a General Meeting and the Board has taken the necessary steps so that the General Meeting could be held within six weeks after the request.

In addition, our Articles provide that extraordinary General Meetings will be held as often as the Chairman, or our Board, deems necessary.

Our Articles provide that an extraordinary General Meeting will be held in the manner and with reference to the applicable provisions of Dutch law. The notice convening an extraordinary General Meeting must at least contain the subjects to be dealt with by the General Meeting, the venue and time of the General Meeting, and the procedures for participating and exercising voting rights in the General Meeting and the address of our website.

Dutch law provides that the record date for a General Meeting, if any, will be 28 days prior to the date of such General Meeting.

Advance Notice Procedures for a Shareholder Proposal

Our Articles provide that agenda items or proposed resolutions within the authority of shareholders can only be made by one or more of our shareholders representing at least three percent of our issued capital, must be submitted 60 calendar days before an annual or extraordinary General Meeting, and must otherwise comply with applicable law.

Voting Rights

Each of our ordinary shares and each of our preferred shares confers the right to cast one vote at the General Meeting. As a result, the number of votes that a shareholder may cast equals the number of shares such shareholder holds. Under Dutch law and our Articles shareholders do not have cumulative voting rights.

Resolutions of the General Meeting are passed by an absolute majority of the votes cast, unless Dutch law or our Articles prescribe a larger majority. Under Dutch law or our Articles, the following matters require at least two-thirds of the votes cast at a meeting if less than half of the issued share capital is present or represented:

•	a resolution to reduce the issued share capital;

•	a resolution to restrict or exclude rights of pre-emption;

•	a resolution to designate our Board as authorized to restrict or exclude rights of pre-emption; or

•	a resolution to enter into a legal merger or a legal demerger (subject to certain limited exceptions).

Quorum

Our Articles provide that insofar as Dutch law or our Articles do not prescribe otherwise, resolutions of the General Meeting must be passed by an absolute majority of votes cast at a General Meeting at which at least one-third of the issued shares are present or represented. Under Dutch law and our Articles, there are special majority and quorum requirements that apply in relation to certain specific resolutions.

Action by Written Consent

Under Dutch law, resolutions of shareholders outside a General Meeting are possible provided the articles of association expressly allow it and subject to certain other conditions. Our Articles permit our shareholders to take action by unanimous written consent.

Amendment of Our Articles

Upon a proposal of our Board, the General Meeting generally will be authorized to resolve to amend our Articles by an absolute majority of votes cast at a General Meeting at which at least one-third of the issued shares are present or represented. However, resolutions of the General Meeting to amend certain enumerated provisions may only be adopted by the General Meeting with a majority of at least 75% of the votes cast, representing more than half of the issued share capital.

This special shareholder vote requirement applies to amendments to the provisions of our Articles that (i) require resolutions of the General Meeting be adopted only pursuant to and in accordance with a proposal by our Board in order to reduce issued share capital: issue ordinary shares or preferred shares; grant rights to subscribe for ordinary and preferred shares, restrict or waive pre-emptive rights with respect to any issuance of, or grant rights to subscribe for, ordinary and preferred shares; or delegate the power and authority to take the foregoing actions; approve or enter into any legal merger or demerger; liquidate or dissolve us; make a distribution on our ordinary shares from our profits or reserves; or request that our Board file a petition in bankruptcy with respect to us; (ii) provide that the directors are elected upon the binding nomination of our Board; (iii) provide for the suspension or removal of directors; (iv) govern amendments to our Articles; (v) establish the competent courts of the Amsterdam, the Netherlands as the sole and exclusive forum for certain legal proceedings; and (vi) require certain transactions between us and an “interested person” be approved by a majority of at least 75% of the votes cast, representing more than half of the issued share capital, at the General Meeting.

Our Board may resolve to amend the rules of our Board (the “Board Rules”) by the affirmative vote of a majority of our Board.

Duties of Directors

Under Dutch law, the board of directors is collectively responsible for the general affairs of the company and executive directors are responsible for the daily management and operations of the company. Non-executive directors are responsible for providing advice to the board, for supervision of the performance of duties by the directors and general supervision of the business. Directors must act for the benefit of the company and its business, strategy and mission, taking into account the interests of all stakeholders, such as shareholders, creditors, employees, customers, suppliers, relevant patient populations and communities in which Mylan operates and the importance of the sustainable success of the company’s business. Directors may not engage in self-dealing, take actions that are devoid of any business rationale, or violate a company’s governing documents.

Limitations on Liability of Directors

Under Dutch law, directors of a Dutch public limited liability company (naamloze vennootschap) may not be held jointly and severally liable to the company for damages unless the director breaches his or her fiduciary duties and a serious reproach can be made against him or her. Directors may be held liable to third parties for any actions that may give rise to a tort.

The tasks of the executive and non-executive directors in a one-tier board such as our Board may be allocated under or pursuant to our Articles or the Board Rules, provided that the General Meeting has stipulated whether a director is appointed as executive or as non-executive director and furthermore provided that the task to supervise the performance by the directors of their duties can only be performed by the non-executive directors. In addition, an executive director may not be appointed as the Chairman or delegated the task of establishing the remuneration of executive directors, or nominating directors for appointment. Tasks that have not been allocated fall within the power of the board as a whole.

Regardless of an allocation of tasks, all directors remain collectively responsible for the general affairs of the company. Therefore, certain important decisions of the board should be adopted by the board in its entirety. All directors are jointly and severally liable for failure of one or more co-directors. However, an individual director may be exempted from liability if he proves that he cannot be held seriously culpable for the mismanagement or the improper supervision and that he has not been negligent in seeking to prevent the consequences of the mismanagement or the improper supervision. In this regard a director may refer to the allocation of tasks between the directors. In certain circumstances, directors may incur additional specific civil, administrative and criminal liabilities.

Indemnification of Directors and Officers

Without prejudice to any indemnity to which such person may be contractually or otherwise entitled and to the fullest extent permitted by applicable Dutch law, as the same exists or may be amended (but, in the case of such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than such law permitted us to provide prior to such amendment), the Articles provide that we will indemnify any director or officer who was, is, or becomes in his or her capacity as director or officer a party or witness or is or becomes threatened to be made a party or witness to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, or administrative or any action, suit, or proceeding in order to obtain information, against any and all liabilities including all expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, and other financial losses, actually and reasonably incurred by him in connection with such action, suit, or proceeding. As a Dutch company, our indemnification obligations to our directors and officers will be subject to and interpreted in accordance with Dutch law.

Under Dutch law, indemnification generally will not be available to any person in respect of any claim, issue, or matter as to which such person will have been adjudged in a final and non-appealable judgment by a Dutch or other court of competent jurisdiction to be liable for intentional recklessness or willful misconduct in the performance of his or her duty to us unless such court determines that such person is fairly and reasonably entitled to such indemnification despite the adjudication of such liability, or to the extent any related costs and losses have been insured and reimbursed to such person under any applicable insurance policy. Also, no indemnification will be made in respect of any claim brought by us and for which the person is adjudged in a final and non-appealable judgment to be liable to us unless the court or we have determined that indemnification of some or all expenses incurred by the person is appropriate and permitted under applicable law.

We also have entered into indemnification agreements with each of our directors and certain of its officers that provide them with substantially similar indemnification rights to those provided under the Articles.

The Articles also provide that we may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. We currently maintain such a policy. The description of indemnity herein is merely a summary of the provisions in the Articles and other indemnification agreements, and such description shall not limit or alter the provisions in the Articles or other indemnification agreements.

Forum Selection

Unless we consent in writing to the selection of an alternative forum, the competent courts of Amsterdam, the Netherlands will be the sole and exclusive forum for any action asserting a claim for breach of a duty owed by any of our directors, officers, or other employees (including any of our former directors, former officers, or other former employees to the extent such claim arises from such director, officer, or other employee’s breach of duty while serving as our director, officer, or employee) to us or our shareholders; any action asserting a claim arising pursuant to or otherwise based on any provision of Dutch law or our Articles; any action asserting a claim that is mandatorily subject to Dutch law; or to the extent permitted under Dutch law, any derivative action or proceeding brought on behalf of us, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein.

Compensation of Directors

Dutch law requires that we have a policy governing the remuneration of directors adopted by the General Meeting upon the recommendation and proposal of our Board. The remuneration of each individual executive director will be determined by our Board with due observance of the remuneration policy. The executive directors may not participate in the deliberation and the decision-making process of our Board if it concerns the remuneration of an executive director. The remuneration of the individual non-executive directors will be determined by our Board with due observance of the remuneration policy.

Proposals concerning plans or arrangements in the form of shares or rights to subscribe for shares for directors will be submitted by our Board to the General Meeting. The proposal must include the maximum number of shares and/or options that may be granted to directors under the plan and which criteria apply to the granting of such shares or options or to the modification of these arrangements.

Protective Measures

Under Dutch law, various protective measures are permissible. Our governance arrangements include several provisions that may have the effect of delaying a potential takeover or making a takeover more difficult or less attractive, including:

•	we have issued to Stichting Preferred Shares Mylan (a Dutch foundation (stichting)) a call option to subscribe for our preferred shares that, if exercised (see “Comparison of Shareholders’ Rights—Rights Agreement/Preferred Shares” beginning on page 115 of this prospectus/offer to exchange), could discourage, prevent or delay a potential takeover or allow us to further discuss with a potential acquiror its future plans for us as well as to search for strategic alternatives;

•	requirements that certain matters, including the amendment of our Articles (see “—Approval of Certain Transactions” beginning on page 89 of this prospectus/offer to exchange below), may only be brought to the General Meeting for a vote upon a proposal by our Board; and

•	subject the appointment of our directors to a binding nomination by our Board.

Approval of Certain Transactions

Under Dutch law, resolutions of a company’s board of directors regarding a significant change in the identity or nature of the company or its business must be approved at a General Meeting. Such resolutions include in any event the transfer of the business or a substantial part thereof, entering into or terminating a long-lasting cooperation agreement with a third party, and the sale or purchase of a company or a stake in a company with a value of one-third of the assets of the company (according to the most recently adopted annual accounts plus the explanatory notes to that balance sheet).

Our Articles require that certain transactions between us and an “interested person” be approved by the a majority of at least 75% of the votes cast, representing more than half of the issued share capital, of the General Meeting. An “interested person” is defined by our Articles to mean any person who beneficially owns ten percent or more of our outstanding ordinary shares.

The transactions subject to this special vote requirement include (i) any legal merger to which we and an interested person are parties, (ii) any legal demerger to which we and an interested person are parties, (iii) any sale, lease, exchange, or other disposition of all or substantially all of our properties or assets to an interested person, (iv) the adoption of any plan or proposal for our liquidation or dissolution under which the rights of an interested person differ from those accorded to other holders of our ordinary shares, or (v) any transaction of a character described in (i), (ii), (iii), or (iv) involving an “affiliate” or “associate” of an interested person or an associate of any such affiliate. For purposes of this provision, (i) an “affiliate” of a person is another person that directly or indirectly controls, is controlled by, or is under common control with such person and (ii) an “associate” of a person is (a) any corporation or organization of which such person is an officer, partner, or beneficial owner of ten percent or more of any class of equity securities, (b) any trust or estate in which such person has a ten percent or greater beneficial interest or for which such person serves as a trustee or in a similar capacity, or (c) any relative or spouse of such person, or relative of such spouse, who has the same residence as such person.

This special shareholder vote requirement does not apply to any transaction which is (i) approved by the vote of a majority of our Board prior to the time the interested person connected with the transaction became an interested person or (ii) approved by our Board prior to the consummation by the vote of an absolute majority of the votes cast, whereby the majority of all executive and non-executive directors of our Board who were not interested persons, an affiliate, associate, or agent of such interested persons, or an associate or agent of any such affiliate voted in favor of the resolution.

Our Articles provide that the General Meeting may only adopt certain resolutions upon the recommendation and proposal of our Board. These resolutions concern, amongst other items, (i) any amendment to our Articles; (ii) any legal merger of us; (iii) any demerger; or (iv) any dissolution of us.

Squeeze-Out

Under Dutch law, a shareholder who for his own account contributes at least 95% of a company’s issued share capital may initiate proceedings against the company’s minority shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof Amsterdam) (the “Enterprise Chamber”). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares must give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

Dissolution/Liquidation

A resolution to dissolve our company may be proposed by our Board and adopted by an absolute majority of the votes cast, in a meeting in which at least one third of our issued share capital is present or represented.

If we are dissolved, our assets would be used for payment of debts. After payment of debts and the costs of liquidation, payments are first made to the holders of any outstanding preferred shares in accordance with the procedures set forth in our Articles and below, and the balance of our assets would be paid to the holders of our ordinary shares in proportion to the number of our ordinary shares they held.

If our preferred shares are outstanding at the time of a dissolution, prior to the distribution to the holders of our ordinary shares, an amount will be paid to the holders of our preferred shares equal to redemption amounts, increased by: (i) any deficit in the payment of dividend referred to in our Articles and (ii) an amount equal to the percentage referred to in our Articles on the compulsory amount paid on the preferred shares, calculated over the period starting on the first day after the last full financial year for which the company has adopted annual accounts prior to the liquidation and ending on and including the day of the payment on preferred shares referred to above, plus any accrued and unpaid dividends for prior periods, with due observance of the fact that any and all dividends and/or other distributions paid on the preferred shares relating to such periods will be deducted from the payment.

Listing

Our ordinary shares are listed on NASDAQ under the ticker symbol “MYL.”

COMPARISON OF SHAREHOLDERS’ RIGHTS

Holders of Perrigo ordinary shares who validly tender their shares in the offer and do not properly withdraw such shares will receive Mylan ordinary shares following consummation of the offer. Upon completion of the compulsory acquisition, all remaining outstanding Perrigo ordinary shares will be converted into the right to receive the amount of cash and the same number of Mylan ordinary shares as are received by Perrigo shareholders pursuant to the offer. Mylan is organized under the laws of the Netherlands and Perrigo is organized under the laws of Ireland. Therefore, differences in the rights of holders of Mylan ordinary shares and Perrigo ordinary shares arise both from differences between the articles of association of Mylan (the “Mylan Articles”) and the amended and restated memorandum and articles of association of Perrigo (the “Perrigo Articles”) and also from differences between Dutch and Irish law. As holders of Mylan ordinary shares, your rights with respect thereto will be governed by Dutch law, including the Dutch Civil Code, as well as Mylan’s constituent documents. This section summarizes the material differences between the rights of Mylan shareholders and the rights of Perrigo shareholders.

The following summary is not a complete statement of the rights of shareholders of either of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the Dutch Civil Code, Sections 449 to 455 of the Companies Act 2014 of Ireland, and Mylan and Perrigo’s constituent documents, which you are urged to read carefully. Copies of the companies’ constituent documents have been filed with the SEC. To find out where you can get copies of these documents, see “Where You Can Find More Information” beginning on page 151 of this prospectus/offer to exchange.

	Perrigo	Mylan
Authorized Share Capital	The authorized share capital of Perrigo is €10,000,000 and US$1,000, nominal value, divided into 10,000,000,000 Perrigo ordinary shares, each with a nominal value of €0.001, and 10,000,000 Perrigo preferred shares, each with a nominal value of US$0.0001.	The authorized share capital of Mylan is €24,000,000, nominal value, divided into 1,200,000,000 Mylan ordinary shares, each with a nominal value of €0.01, and 1,200,000,000 Mylan preferred shares, each with a nominal value of €0.01.

Authorization and Issuance of Share Capital	Under Irish law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The Perrigo Articles authorize the directors to issue new ordinary or preferred shares without shareholder approval for a period of five years from December 17, 2013.	Until February 27, 2020, the Mylan board of directors (the “Mylan Board”) may authorize the issuance of shares (including subscription rights thereto) up to the maximum authorized share capital of Mylan. From and after February 27, 2020, the General Meeting will have the power and authority upon a proposal duly made by the Mylan Board to authorize the issuance of shares (including subscription rights thereto) up to the maximum authorized share capital of Mylan at the time of such issuance, provided that the General Meeting may delegate to and vest the Mylan Board with the power and authority to authorize, from time

	Perrigo	Mylan
to time, the issuance of shares up to such maximum amount (but in any event not to exceed the authorized share capital of Mylan at the time of such issuance) and for such period (but in any event not to exceed a period of five years) as the General Meeting may determine. Each such delegation by the General Meeting may be extended from time to time thereby, provided that no extension will result in such delegation exceeding five years, the maximum period permitted by the applicable provision of Dutch law. Unless otherwise expressly provided therein, any such delegation by the General Meeting to the Mylan Board of the power and authority to authorize the issuance of shares will be irrevocable. The consideration for which any shares will be issued (including subscription rights thereto), as authorized by the General Meeting or the Mylan Board, as applicable, and the terms and conditions of such issuance of shares will be as set forth in the resolution of the General Meeting or the Mylan Board, as applicable, authorizing the issuance thereof.

Voting Rights

Each Perrigo ordinary share confers the right to cast one vote at a general meeting of Perrigo. As a result, the number of votes that a Perrigo shareholder may cast equals the number of ordinary shares such shareholder holds.

The holders of Perrigo preferred shares may also be entitled to a vote depending on the terms upon which any such shares are issued.

Each Mylan ordinary share and each Mylan preferred share confers the right to cast one vote at the General Meeting. As a result, the number of votes that a shareholder may cast equals the number of shares such shareholder holds. Under Dutch law and the Mylan Articles, shareholders do not have cumulative voting rights.

Number of Directors	The board of directors of Perrigo (the “Perrigo Board”) has 11 members.	The Mylan Board has 13 members.

	Perrigo	Mylan
Term of the Board of Directors	At each annual general meeting of Perrigo, all directors retire from office and are eligible to be nominated for re-election at such annual general meeting.	Dutch law permits staggering terms of directors at the time of appointment. Mylan has not adopted, and does not plan to adopt, a staggered board. Accordingly, the Mylan directors will serve one-year terms and the entire Mylan Board will be up for re-election at each annual General Meeting

Nomination of Directors

No person shall be appointed a director of Perrigo unless nominated as follows:

(i) by the affirmative vote of two-thirds of the Perrigo Board;

(ii) with respect to election at an annual general meeting, by any shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of Perrigo, who is a shareholder at the time of the giving of the notice and at the time of the relevant annual general meeting and who timely complies with the notice procedures set out in the Perrigo’s Articles;

(iii) with respect to election at an extraordinary general meeting requisitioned in accordance with the Irish Companies Act 2014, by a shareholder or shareholders who hold ordinary shares or other shares carrying the general right to vote at general meetings of Perrigo and who make such nomination in the written requisition of the extraordinary general meeting; or

(iv) by holders of any class or series of shares in Perrigo then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue.

Mylan’s directors are appointed by the General Meeting upon the binding nomination by the Mylan Board. The General Meeting may only overrule the binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the General Meeting overrules a binding nomination for director, the Mylan Board will promptly make a new binding nomination to be submitted to a subsequent General Meeting. If the Board fails to exercise its right to submit a binding nomination for a director or fails to do so in a timely manner, the General Meeting may nominate and appoint a director (with a majority of at least two-thirds of the votes cast representing more than half of Mylan’s issued share capital), provided that the relevant nominee(s) is/are named in the agenda of the meeting or the explanatory notes thereto.

	Perrigo	Mylan

Perrigo directors are appointed as follows:

(i) by shareholders by majority of votes cast at the annual general meeting in each year or at any extraordinary general meeting called for the purpose, except that, if resolutions are passed in respect of the election of directors which would result in the maximum number of directors being exceeded, then those directors, in such number as exceeds such maximum number, receiving at that meeting the lowest number of votes will not be elected; or

(ii) by the Perrigo Board in accordance with the Perrigo Articles.

Removal of Directors	Under the Irish Companies Act 2014 and notwithstanding anything contained in the Perrigo Articles or in any agreement between Perrigo and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term, at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The Perrigo Articles provide that Perrigo may, by ordinary resolution, remove any director before the expiration of his period of office notwithstanding anything in any agreement between Perrigo and the removed director. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Perrigo in respect of his removal.	Directors may be suspended or removed by the General Meeting, with or without cause, at any time. The Mylan Articles provide that a resolution of the General Meeting to suspend or remove a director pursuant to and in accordance with a proposal by the Mylan Board will be passed with an absolute majority of the votes cast. A resolution of the General Meeting to suspend or remove a director other than pursuant to and in accordance with a proposal by the Mylan Board will require two-thirds majority of the votes cast, representing more than half of the issued share capital.

Vacancies on the Board of Directors	The Perrigo Articles provide that, so long as there is in office a sufficient number of directors to constitute a quorum of the Perrigo	The Mylan Articles provide that in the event of a vacancy, the Mylan Board continues to be validly constituted by the remaining

	Perrigo	Mylan

Board in accordance with the Perrigo Articles, the directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the Perrigo Board or as an addition to the existing directors but so that the total number of directors shall not at any time exceed the maximum number provided for in the Perrigo Articles.

The shareholders may by ordinary resolution elect another person in place of a director removed from office and, without prejudice to the powers of the directors under the Perrigo Articles set out above, the shareholders may in general meeting elect any person to be a director to fill a vacancy or as an addition.

directors, and the Mylan Board may elect a new director to temporarily fill such vacancy until the next General Meeting and the appointment by the General Meeting of a new director.

In the event all non-executive directors are absent or unable to act, then the executive directors will be authorized to temporarily entrust the tasks and duties of the non-executive directors to one or more other persons. In the event all directors are absent or unable to act, the most recent chairman of the Mylan Board and/or such persons that he or she appoints will be temporarily entrusted with the tasks and duties of the non-executive directors until the next General Meeting at which new non-executive directors are appointed, and such persons will be authorized to temporarily entrust the tasks and duties of the executive directors to one or more other persons until the next General Meeting at which a new executive director or directors are appointed.

Duties of Directors

The Perrigo Board is collectively responsible for the management of the business and affairs of Perrigo and may exercise all of the powers of Perrigo as are not required by Irish law or the Perrigo Articles to be exercised by the shareholders in general meeting.

The Irish Companies Act 2014, which came into force on June 1, 2015, has codified the law in Ireland on directors’ duties. The Irish Companies Act 2014 specifies eight relevant fiduciary duties which apply to the directors of Irish companies:

(i) to act in good faith and in the best interests of the company;

(ii) to act honestly and responsibly in relation to the company’s affairs;

Under Dutch law, the board of directors is collectively responsible for the general affairs of the company and executive directors are responsible for the daily management and operations of the company. Non-executive directors are responsible for providing advice to the board, for supervision of the performance of duties by the directors and general supervision of the business. Directors must act for the benefit of the company and its business, strategy and mission, taking into account the interests of all stakeholders, such as shareholders, creditors, employees, customers, suppliers, relevant patient populations and communities in which Mylan operates, and the importance of the sustainable success of the company’s business. Directors may not

Perrigo	Mylan

(iii) to act in accordance with the company’s constitutional documents and to exercise powers only for lawful purposes;

(iv) not to misuse the company’s property, information and/or opportunity;

(v) not to fetter independent judgement;

(vi) to avoid conflicts of interest;

(vii) to exercise care, skill and diligence; and

(viii) to have regard to the interests of the company’s shareholders.

The Irish Companies Act 2014 also specifies a number of general duties for directors of Irish companies:

(i) ensure compliance with the Irish Companies Act 2014 and Irish tax legislation;

(ii) ensure that the company secretary of the company is suitably qualified;

(iii) acknowledge the existence of their duties by signing a declaration to that effect;

(iv) take into account the interests of the shareholders of the company and have regard to the interests of the employees;

(v) disclose any interests in contracts made by the company; and

(vi) notify the company of any interests in shares in the company, its parent or its subsidiaries (no obligation arises if the shares held represent less than 1% or the shares are non-voting).

engage in self-dealing, take actions that are devoid of any business rationale or violate a company’s governing documents.

	Perrigo	Mylan
Conflicts of Interest of Directors

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Directors who have a personal interest in a contract or proposed contract with Perrigo are required to declare the nature of their interest at a meeting of the Perrigo Board. Perrigo is required to maintain a register of declared interests, which must be available for shareholder inspection.

The Perrigo Articles provide that a director must declare any interest he or she may have in a contract with Perrigo at a meeting of the Perrigo Board or otherwise provide notice to the Perrigo Board. No director shall be prevented by his or her office from contracting with Perrigo, provided that he or she has declared the nature of his or her interest in the contract and the contract or transaction has been approved by a majority of the disinterested directors.

Under Perrigo Articles, a director of Perrigo may be a director of, other officer of, or otherwise interested in, any company promoted by Perrigo or in which Perrigo is interested, and such director will not be accountable to Perrigo for any remuneration received from such employment or other interest. The Perrigo Articles further provide that:

(i) no director will be prevented from contracting with Perrigo because of his or her position as a director;

(ii) any contract entered into between a director and Perrigo will not be subject to avoidance; and

Under Dutch law, a director may not participate in the deliberations and decision-making if he or she has a direct or indirect personal interest therein that is contrary to the interests of the company and its business. In such event, Dutch law provides that the other directors will be authorized to adopt the relevant resolution. If all directors have a conflict of interest, the Mylan Articles provide that the resolution may nonetheless be adopted the Mylan Board.

	Perrigo	Mylan

(iii) no director will be liable to account to Perrigo for any profits realized by virtue of any contract between such director and Perrigo because the director holds such office or the fiduciary relationship established thereby.

A director of Perrigo is at liberty to vote in respect of any transaction in which he or she is interested, provided that such director discloses the nature of his or her interest prior to consideration of the transaction and any vote thereon.

Limitations on Liability of Directors

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result. Under Irish law, shareholders may not agree to exempt a director or officer from any claim or right of action a shareholder may have, whether individually or in the right of a company, on account of any action taken or the failure to take any action in the performance of such director’s or officer’s duties to the company.

Under Perrigo Articles, to the maximum extent permitted by Irish law, no director or officer of Perrigo shall be personally liable to Perrigo or its shareholders for monetary damages for his or her acts or omissions save where such acts or omissions involve negligence, default, breach of duty or breach of trust.

Under Dutch law, directors of a Dutch a public limited liability company (naamloze vennootschap) may not be held jointly and severally liable to the company for damages unless the director breaches his or her duties and a serious reproach can be made against such director. Directors may be held liable to third parties for any actions that may give rise to a tort.

	Perrigo	Mylan
Indemnification of Directors and Officers

Irish law prohibits indemnification of directors and officers by a company where that director or secretary acted negligently, in default, in breach of duty or in breach of trust.

The Perrigo Articles confer an indemnity in favour of its directors and secretary relating to any costs and liabilities incurred by a director or secretary in the execution and discharge of his duties where judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused.

The Perrigo Articles also contain indemnification and expense advancement provisions for current or former executives who are not directors or the secretary of Perrigo.

The directors of Perrigo may, on a case-by-case basis, decide at their discretion that it is in the best interests of Perrigo to indemnify an individual director from any liability arising from his or her position as a director of Perrigo. However, this discretion must be exercised bona fide in the best interests of Perrigo as a whole. Any such indemnity will be limited in the manner set out in the Perrigo Articles.

The Perrigo Articles provide that Perrigo has the power to purchase and maintain for any director, the secretary or other employees of

Without prejudice to any indemnity to which such person may otherwise be entitled and to the fullest extent permitted by applicable Dutch law, the Mylan Articles provide that the company will indemnify any director or officer who was or is in his capacity as director or officer a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, or administrative or any action, suit or proceeding in order to obtain information (other than an action, suit, or proceeding instituted by or on behalf of Mylan), against any and all liabilities including all expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, and other financial losses, actually and reasonably incurred by him in connection with such action, suit, or proceeding.

No indemnification will be made to any person in respect of any claim, issue, or matter as to which such person will have been adjudged in a final and non-appealable judgment by a Dutch court to be liable for intentional recklessness or willful misconduct in the performance of his duty to the Company unless such court will determine that such person is fairly and reasonably entitled to such compensation despite the adjudication of such liability; or to the extent any related costs and losses have been insured and reimbursed to such person under any applicable insurance policy.

	Perrigo	Mylan

Perrigo insurance against such liability as Perrigo is prohibited from indemnifying those officers pursuant to Irish law. Perrigo equally may purchase and maintain insurance against such liability as it has indemnified its directors and officers under the Perrigo Articles.

Compensation of Directors	The Perrigo Articles provide that each director is entitled to receive such fees for his services as a director as the Perrigo Board may from time to time determine and each director is entitled to be paid all expenses properly and reasonably incurred by him in the conduct of Perrigo’s business or in the discharge of his duties as a director, including his reasonable travelling, hotel and incidental expenses in attending and returning from meetings of the board of directors or any committee of the Perrigo Board or general meetings.

Dutch law requires that Mylan has a policy governing the remuneration of directors and the Mylan Articles provide that such policy may only be adopted by the General Meeting upon the recommendation and proposal of the Mylan Board. The remuneration of each individual executive director will be determined by the Mylan Board with due observance of the remuneration policy. The executive directors may not participate in the deliberation and the decision-making process of the Mylan Board if it concerns the remuneration of an executive director. The remuneration of the individual non-executive directors will be determined by the Mylan Board with due observance of the remuneration policy.

Proposals concerning plans or arrangements in the form of shares or rights to subscribe for shares for directors will be submitted by the Mylan Board to the General Meeting. The proposal must include the maximum number of shares and/or options that may be granted to directors under the plan and which criteria apply to the granting of such shares or options or to the modification of these arrangements.

Board Diversity Requirements	Not applicable.	According to Dutch law, large Dutch companies, as referred to in the applicable provision of Dutch law, are obliged to pursue a policy

	Perrigo	Mylan

of having at least 30% of the seats on their Board of Directors be held by men and at least 30% of the seats on their Board of Directors be held by women. Companies may deviate from these targets, but then must explain the deviation in its statutory Dutch annual report, also stating in which manner the company has tried to meet the target and in which manner the company aims to realize the target in future. The Mylan Board will be subject to this requirement.

Annual Meetings of Shareholders

As a matter of Irish law, Perrigo is required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after Perrigo’s fiscal year-end. Perrigo’s fiscal year end is currently the Saturday closest to each June 30 and will be changed to December 31 starting in the 2016 fiscal year.

The Perrigo Articles provide that meetings may be held in or outside of Ireland.

The provisions of the Perrigo Articles relating to general meetings apply to every such general meeting of the holders of any class of shares.

The Mylan Articles provide that the annual General Meeting will be held within six months of the end of the financial year in Amsterdam, Rotterdam, The Hague, Bunschoten—Spakenburg, Haarlemmermeer (Schiphol), Schiermonnikoog, Groningen, or Leeuwarden. Annual general meetings of shareholders will be convened by the Mylan Board or the Mylan Chairman in the manner and with reference to the applicable provisions of Dutch law.

Extraordinary Meetings of Shareholders	As provided under Irish law, extraordinary general meetings of Perrigo may be convened (i) by the Perrigo Board, (ii) on requisition of Perrigo shareholders holding not less than 10% of the paid up share capital of Perrigo carrying voting rights or directly by Perrigo shareholders holding not less than 50% of the paid up	Dutch law provides that one or more shareholders representing at least one-tenth of our issued share capital may request the Dutch courts to order that a General Meeting be held and may, on their application, be authorized by the court to convene a General Meeting. The court will disallow the application if the applicants

Perrigo	Mylan

share capital of Perrigo carrying voting rights, (iii) on requisition of Perrigo’s auditors or (iv) in exceptional cases, by court order. Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set out in the notice of that meeting.

In the case of an extraordinary general meeting convened by requisition of Perrigo shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the Perrigo Board has 21 days to convene a meeting of Perrigo shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the Perrigo Board does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of Perrigo’s receipt of the requisition notice.

If the Perrigo Board becomes aware that the net assets of Perrigo are not greater than half of the amount of Perrigo’s called-up share capital, it must convene an extraordinary general meeting of Perrigo’s shareholders not later than 28 days from the date that the Perrigo Board learns of this fact to consider how to address the situation.

have not previously requested the board to convene a General Meeting and the board has taken the necessary steps so that the General Meeting could be held within six weeks after the request. In addition, the Mylan Articles provide that extraordinary General Meetings may be convened by the chairman of the Mylan Board as prescribed in the Mylan Board Rules. The Mylan Board Rules require any extraordinary General Meeting to be called pursuant to a two-thirds vote of the Mylan Board.

	Perrigo	Mylan
The Irish Companies Act 2014 provides that shareholders holding not less than 10% of the total voting rights may requisition, and shareholders holding not less than 50% of the total voting rights may themselves call, an extraordinary general meeting for the purpose of considering director nominations or other proposals.

Record Date

The Perrigo Articles provide that the Perrigo Board may from time to time fix a record date for the purpose of determining the rights of members to notice of and/or to vote at any general meeting of Perrigo.

The record date shall be not more than 60 nor less than ten days before the date of such meeting. If no record date is fixed by the directors, the record date for determining members shall be the close of business on the date preceding the day on which notice is given.

Dutch law provides that the record date for a General Meeting, if any, will be 28 days prior to the date of such General Meeting.

Notice of Shareholder Meetings

As provided under Irish law, notice of an annual or extraordinary general meeting must be given to all Perrigo shareholders and to the auditors of Perrigo.

The Perrigo Articles provide for the minimum notice period of 21 days’ notice in writing for an annual meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. In each case, the maximum notice is 60 days.

The Mylan Articles provide that a General Meeting will be convened by the Mylan Board or the chairman of the Mylan Board in the manner and with reference to applicable law and stock exchange regulations.

Advance Notice Procedures for a Shareholder Proposal or Director Nomination	In addition to any other applicable requirements, for business or nominations to be properly brought before an annual general meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the secretary of Perrigo.	The Mylan Articles provide that agenda items or proposed resolutions within the authority of shareholders may only be made by one or more shareholders representing at least three percent of the issued capital of Mylan, must be submitted to Mylan at least 60 calendar days prior to any General Meeting, and must

Perrigo	Mylan

To be timely for an annual general meeting, a shareholder’s notice to the secretary as to the business or nominations to be brought before the meeting must be delivered to or mailed and received at Perrigo’s registered office not later than the 70th day nor earlier than the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period.

In the event that the number of directors to be elected to the Perrigo Board is increased and there is no public announcement by Perrigo naming all of the nominees for director or specifying the increased size of the Perrigo Board at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice shall also be considered timely but only with respect to nominees for any new director positions created by such increase, if it shall be delivered to the secretary at Perrigo’s registered office not later than close of business on the 10th day following the day on which such public announcement is first made by Perrigo.

otherwise comply with applicable law.

	Perrigo	Mylan
Shareholder Action by Written Consent	Irish company law provides that shareholders may approve a resolution without a meeting if (i) all shareholders sign the written resolution and (ii) the Perrigo Articles permit written resolutions of shareholders. The Perrigo Articles provide that the shareholders may not pass a resolution by unanimous written consent.	Under Dutch law, resolutions of shareholders outside a General Meeting are possible provided the articles of association allow it and subject to certain other conditions. The Mylan Articles permit shareholders to take action by unanimous written consent.

Quorum of Shareholders	The Perrigo Articles provide that a quorum shall be one or more persons holding or representing by proxy more than 50% of the total issued voting rights of Perrigo ordinary shares.

The Mylan Articles provide that, insofar as Dutch law or the Mylan Articles do not prescribe otherwise, resolutions of the General Meeting must be passed by an absolute majority of votes cast at a General Meeting at which at least one—third of the issued share capital is present or represented.

Under Dutch law and the Mylan Articles, there are special majority and quorum requirements that apply in relation to certain specific resolutions.

Derivative Shareholder Suits

In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors, who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of the company. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go un-redressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish

Derivative shareholder suits are not permitted in the Netherlands. If a person is liable to a Dutch public limited liability company (naamloze vennootschap), only the company can bring a civil action against that person. Individual shareholders do not have the right to bring an action on behalf of the company of which they are a shareholder. If a director is liable to the company, for example, on the grounds of improper performance of his or her duties, only the company itself can bring a civil action against that director. Individual shareholders do not have the right to bring an action against the director.

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a prima facie case (a) that the company is entitled to the relief claimed and (b) that the action falls within one of the five exceptions derived from case law, as follows:

(i) where an ultra vires or illegal act is perpetrated;

(ii) where more than a bare majority is required to ratify the “wrong” complained of;

(iii) where the shareholders’ personal rights are infringed;

(iv) where a fraud has been perpetrated upon a minority by those in control; or

(v) where the justice of the case requires a minority to be permitted to institute proceedings.

Shareholders may also bring proceedings against the company where the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct that is burdensome, harsh or wrong. Conduct must relate to the internal management of the company. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

A shareholder can sue in his own name for damages that the shareholder has suffered directly, i.e. not derived from the company’s damages. Dutch law provides for the possibility to initiate such shareholder actions collectively. A foundation or association whose objective is to protect the rights of a group of persons having similar interests (a “class”) can commence a collective action (“SPV”). Thus far, such collective action can only result in a declaratory judgment (verklaring voor recht). However, recently a draft bill has been proposed by the government to make it possible that collective redress at the initiative of an SPV may also take the form of a claim for monetary damages. If a settlement is reached with an SPV, a Dutch court may declare the settlement binding upon all members of the relevant class on an opt-out basis.

Under Dutch law, shareholders who satisfy certain threshold requirements and certain other stakeholders of the company can initiate inquiry proceedings with the Enterprise Chamber. Claimants may request an inquiry into the policy of the company and the conduct of its business. The Enterprise Chamber will only order an inquiry if it finds that well—founded reasons exist to doubt the soundness of the policies of the company or the conduct of its business. The proceedings may only be initiated after the claimant has given the board of the company advance written notice of its objections to the policy of the company or the conduct of the business. Ample time should be given to the company to examine the objections and to address the

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alleged issues. During the entire proceedings, the Enterprise Chamber may impose immediate provisional measures, for example, a temporary deviation from the Articles and/or appointment of interim board members.

Inspection of Books and Records

Under Irish law, shareholders have the right to:

(i) receive a copy of the Perrigo Articles and any act of the Irish government that alters the memorandum of Perrigo;

(ii) inspect and obtain copies of the minutes of general meetings and resolutions of Perrigo;

(iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Perrigo;

(iv) receive copies of statutory financial statements and directors’ and auditors’ reports that have previously been sent to shareholders prior to an annual general meeting; and

(v) receive statutory financial statements and directors’ and auditors’ reports of any subsidiary of Perrigo that have previously been sent to shareholders prior to an annual general meeting for the preceding ten years.

Under Dutch law, the Mylan Board is required to provide the General Meeting with all information that the shareholders require for the exercise of their powers, unless this would be contrary to Mylan’s overriding interest. The Mylan Board is required to submit the statutory Dutch annual accounts of Mylan to the General Meeting for adoption. The Mylan Board will keep a record of all resolutions adopted by the General Meeting, which record will be available at the offices of Mylan for inspection by shareholders. Each shareholder will upon its request be provided with a copy from such record. Under Dutch law, the shareholders’ register is available for inspection by the shareholder.

Amendment of Governing Documents	Perrigo, pursuant to Irish law, may only alter the Perrigo Articles by the passing of a special resolution of shareholders.	Upon a proposal of the Mylan Board, the General Meeting generally will be authorized to resolve to amend the Mylan Articles by an absolute majority of votes cast at a General Meeting at which at least one-third of the issued shares are present or represented. However, resolutions of the General Meeting to amend

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certain enumerated provisions may only be adopted by the General Meeting with a majority of at least 75% of the votes cast, representing more than half of the issued share capital. This special shareholder vote requirement applies to amendments to the provisions of the Mylan Articles that (i) require resolutions of the General Meeting be adopted only pursuant to and in accordance with a proposal by the Mylan Board in order to reduce issued share capital; issue ordinary shares or preferred shares; grant of rights to subscribe for ordinary and preferred shares, restrict or waive pre-emptive rights with respect to any issuance of, or grant of rights to subscribe for, ordinary and preferred shares; or delegate the power and authority to take the foregoing actions; (ii) approve any legal merger or demerger; liquidate or dissolve Mylan; make a distribution from profits or reserves of Mylan; or request that the Mylan Board file a petition in bankruptcy with respect to Mylan; (iii) provide that the directors are elected upon the binding nomination of the Mylan Board; (iv) provide for the suspension or removal of directors; (v) govern amendments to the Mylan Articles; (vi) establish the competent courts of the Amsterdam, the Netherlands as the sole and exclusive forum for actions brought against officers and directors; and (vii) require certain transactions between Mylan and an “interested person” be approved by a majority of at least 75% of the votes cast, representing more than half of the issued share capital, of the General Meeting.

The Mylan Board may resolve to amend the Mylan Board Rules by the affirmative vote of a majority of the Mylan Board.

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Shareholder Approval of Business Combinations

The European Communities (Cross-Border Mergers) Regulations 2008 apply to cross-border mergers involving companies formed and registered under the Irish Companies Act 2014 and bodies corporate governed by the laws of a state other than Ireland in the European Economic Area. The terms of the merger have to be approved by special resolution (i.e. 75% of shareholders for an Irish company) of each of the companies (subject to certain exemptions) and (where the surviving entity is Irish) the merger must be confirmed by an order of the Irish High Court.

The Irish Companies Act 2014, which came into force on June 1, 2015, has introduced new statutory provisions relating to mergers between Irish companies and mergers between Irish companies and companies from different states within the European Economic Area which are based on the European Communities (Cross-Border Mergers) Regulations 2008. The provisions of the Irish Companies Act 2014 require the terms of the merger to be prepared by the two companies, approved by special resolution of the shareholders of those companies and confirmed by an order of the Irish High Court.

Shareholder approval by way of a special resolution is required for business combinations effected by way of a scheme of arrangement.

Under Irish law, however, there is no need for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets.

Under Dutch law, resolutions of a company’s board of directors regarding a significant change in the identity or nature of the company or its business must be approved at a General Meeting. Such resolutions include in any event the transfer of the business or a substantial part thereof, entering into or terminating a long-lasting cooperation agreement with a third party, and the sale or purchase of a company or a stake in a company with a value of one-third of the assets of the company (according to the most recently adopted annual accounts plus the explanatory notes to that balance sheet).

The Mylan Articles provide that the General Meeting may only adopt certain resolutions upon the recommendation and proposal of the Mylan Board. These resolutions concern, amongst other items, (a) any amendment to the Mylan Articles; (b) any legal merger of the company; (c) any demerger; or (d) any dissolution of Mylan.

The Mylan Articles provide that the following transactions require approval by at least 75% of the votes cast, representing more than half of the issued share capital, of the General Meeting, unless approved under certain circumstances by the Mylan Board: (i) any legal merger to which Mylan and an interested person are parties, (ii) any legal demerger to which Mylan and an interested person are parties, (iii) any sale, lease, exchange, or other disposition of all or substantially all of Mylan’s properties or assets to an interested person, (iv) the adoption of any plan or proposal for Mylan’s liquidation or dissolution

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under which the rights of an interested person differ from those accorded to other holders of Mylan ordinary shares, or (v) any transaction of a character described in (i), (ii), (iii), or (iv) involving an affiliate or associate of an interested person or an associate of any such affiliate.

Purchase and Repurchase of Shares	The Perrigo Articles provide that, unless the Perrigo Board determines otherwise, if an ordinary share is not listed on a recognized stock exchange within the meaning of the Irish Companies (Recognised Stock Exchanges) Regulations 2010, it shall be automatically converted into a redeemable share on, and from the time of, the existence or creation of an agreement, transaction or trade between Perrigo and any person pursuant to which Perrigo acquires or will acquire ordinary shares, or an interest in ordinary shares, from the relevant person. In these circumstances, the ordinary share concerned shall have the same characteristics as any other ordinary share in accordance with the Perrigo Articles save that it shall be redeemable in accordance with the arrangement. If an ordinary share is listed on a recognized stock exchange within the meaning of the Irish Companies (Recognised Stock Exchanges) Regulations 2010, the same requirements will apply unless the board determines otherwise. Accordingly, for purposes of Irish law, the repurchase of ordinary shares by Perrigo may technically be effected as redemption. The Perrigo Articles provide that any ordinary share that Perrigo has agreed to acquire shall be deemed to be a redeemable share.	Under Dutch law, a company may not subscribe for newly issued shares in its own capital. Subject to certain provisions of Dutch law and the Mylan Articles, Mylan is permitted to acquire fully paid up shares of its own share capital for such consideration as the Mylan Board may determine.

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Under Irish law, Perrigo may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. Perrigo may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Perrigo. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Perrigo may also be given authority to purchase its own shares on market on a recognized stock exchange such as the NYSE or off market with such authority to be given by its shareholders at a general meeting, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Perrigo’s subsidiaries.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Perrigo at any time must not exceed 10% of the nominal value of the issued share capital of Perrigo. Perrigo may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by Perrigo or re-issued subject to certain conditions

Pre-emptive Rights	Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, Perrigo has opted out of these preemption rights in the Perrigo Articles as permitted under Irish law. Because Irish law requires this opt-out to be renewed every	Mylan shareholders have a pre-emptive right with respect to the issuances of Mylan ordinary shares in proportion to the aggregate amount of the ordinary shares held by such shareholder. Mylan shareholders have no pre-emptive right with respect to the issuances of Mylan preferred shares. Also, no pre-emptive right

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five years by a special resolution (approval by not less than 75% of the votes cast at a general meeting of Perrigo’s shareholders) of the shareholders, the Perrigo Articles provide that this opt-out must be so renewed in accordance with Irish statutory requirements. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of Perrigo on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders. Statutory pre-emption rights do not apply:

(i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition);

(ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution); or

(iii) where shares are issued pursuant to an employee option or similar equity plan.

exists upon the issue of shares (i) against payment other than in cash, (ii) to employees of Mylan or its affiliates, or (iii) to a party exercising a previously acquired right to subscribe for shares.

Until February 27, 2020, the Mylan Board may restrict or exclude any pre-emptive rights with respect to any share issuance (including any subscriptions rights thereto). From February 27, 2020, pre-emptive rights may be restricted or excluded with respect to any such share issuance pursuant to a resolution of the General Meeting upon a proposal duly made by the Mylan Board, or pursuant to a resolution of the Mylan Board if the power and authority to restrict or exclude pre-emptive rights has been delegated to the Mylan Board by the General Meeting for such period (but in any event not to exceed five years) as the General Meeting may determine. Each such delegation by the General Meeting may be extended from time to time thereby, provided that no extension will result in such delegation exceeding five years, the maximum period permitted by the applicable provision of Dutch law.

Unless otherwise expressly provided therein, any such delegation by the General Meeting will be irrevocable. A resolution of the General Meeting to delegate to the Mylan Board the power and authority to restrict or exclude pre-emptive rights can only be adopted pursuant to and in accordance with a proposal duly made by the Mylan Board.

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A resolution of the General Meeting to restrict or exclude pre-emptive rights or to delegate to the Mylan Board the power and authority to restrict or exclude pre-emptive rights generally requires the approval of a majority of the votes cast at the General Meeting. If less than half of the issued share capital is represented at the meeting, the approval of at least two-thirds of the votes cast at the General Meeting is required.

Protective Measures

A transaction in which a third party seeks to acquire 30% or more of the voting rights of Perrigo is governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

(a) in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

(b) the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the

Under Dutch law, various protective measures are permissible. Mylan’s governance arrangements include several provisions that may have the effect of making a takeover more difficult or less attractive, including:

•    Mylan’s issuance to a Dutch foundation of a call option to acquire preferred shares that, if exercised (see “—Rights Agreement/Preferred Shares” beginning on page 115 of this prospectus/offer to exchange), could discourage, prevent or delay a potential takeover or allow Mylan to further discuss with a potential acquiror its future plans for Mylan as well as to search for strategic alternatives;

•    requirements that certain matters, including the amendment of the Mylan Articles (see “—Amendment of Governing Documents” beginning on page 107 of this prospectus/offer to exchange), may only be brought to the General Meeting for a vote upon a proposal by the Mylan Board; and

•    subject the appointment of our directors to a binding nomination by our Board.

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locations of the target company’s places of business;

(c) the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

(d) false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

(e) a bidder must announce an offer only after ensuring that he or she can fulfill in full any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

(f) a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

(g) a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Irish law also includes mandatory bid rules, other requirements in relation to offers, “substantial acquisition” rules and restrictions on “frustrating action.”

Rule 21 of the Irish Takeover Rules places restrictions on a “frustrating action” during offer periods. Rule 21 applies from the

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time the company receives a takeover approach or at any earlier time at which the company’s board has reason to believe that the making of an offer is or may be imminent. Rule 21 restricts the company from taking any action (other than seeking alternative offers) that may result in frustration of an offer or possible offer, or in the company’s shareholders being denied the opportunity to decide the merits of such an offer or possible offer, except in limited circumstances. Actions that otherwise would be a “frustrating action” may be taken, inter alia, where the company’s shareholders have approved the “frustrating action” in general meeting, or the Irish Takeover Panel has consented to the “frustrating action” being taken pursuant to a contract entered into prior to the announcement of the offer or the time when the board of the company had reason to believe an offer may be imminent.

Rights Agreement / Preferred Shares	The Perrigo Articles expressly authorize the Perrigo Board to adopt any shareholders’ rights plan or similar plan, agreement or arrangement pursuant to which some or all the shareholders of Perrigo will have rights to acquire shares in Perrigo or interests in shares in Perrigo at a discounted price, not being less than the nominal value, upon such terms and conditions as the Perrigo Board deems expedient and in the best interests of the company. Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on this issue. The Irish Takeover Rules may

Dutch law permits a company to issue to a Dutch foundation a call option to acquire preferred shares that, if exercised, could discourage, prevent or delay a potential takeover or allow such company to further discuss with a potential acquiror its future plans for the company as well as to search for strategic alternatives. Mylan has issued a call option to a Dutch foundation, called Stichting Preferred Shares Mylan, for Mylan preferred shares. The number of preferred shares held by the foundation is limited so that, after giving effect to the exercise of a call option, it will not exceed the number of issued ordinary shares of Mylan at such time.

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also restrict the Perrigo Board’s ability to issue shares after the commencement of any offer period if it is deemed to constitute an attempt to “frustrate” the relevant bid pursuant to Rule 21 of the Irish Takeover Rules.	The foundation is an independent entity with its own independent directors and advisers and will determine, in its sole discretion, subject to the limits set by its governing documents and applicable Dutch law, whether or not to exercise the call option and any resulting voting power. The foundation’s governing documents and the call option agreement between Mylan and the foundation provide that the call option and the foundation’s resulting voting power will be exercised solely to further the foundation’s limited, protective purpose. This limited, protective purpose is set forth in the foundation’s governing documents, which state that the foundation shall safeguard the interests of Mylan, its businesses and its stakeholders from time to time against any influence that might threaten the strategy, mission, independence, continuity and/or identity of Mylan and its businesses and which are contrary to the interests of Mylan, its businesses and its stakeholders from time to time (including shareholders, employees, creditors, customers, suppliers, relevant patient populations and communities in which Mylan operates). The foundation’s limited, protective purpose includes preventing an unsolicited bid for Mylan’s ordinary shares or changes in the composition of Mylan’s board of directors without Mylan’s board of directors having the opportunity to sufficiently consider the consequences of and explore alternatives to such bid or changes. The foundation’s independent board determines in its sole discretion, acting reasonably and within the limits set by the foundation’s governing

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documents, the call option agreement and Dutch law (as described further below), whether or not it perceives that such a threat exists and, if so, whether or not it is required to act by exercising the call option and by voting (or not voting) the Mylan preferred shares.

The foundation’s conduct is subject to and limited by the fundamental principle of Dutch law, as developed and re-affirmed in Dutch case law, that any protective measure adopted must be an adequate and proportional response to the perceived threat. Given this fundamental principle of Dutch law and the foundation’s governing documents, the foundation is (i) permitted to acquire and vote the Mylan preferred shares solely to the extent these actions further its limited, protective purpose and (ii) restricted from exercising any voting power unless it is an adequate and proportional response to a threat reasonably perceived by the foundation. The foundation thereby is limited to exercising its voting power to a situation where a party or parties posing such a threat could actually vote (or control the vote on) Mylan ordinary shares and in an amount not greater than the voting power of the party or parties posing the threat.

The foundation, as a matter of Dutch law, also would be expected to require Mylan to cancel its preferred shares once the perceived threat to Mylan and its stakeholders has been removed or sufficiently mitigated or neutralized. Subject to the same limitations described above, the foundation would continue to have the right to exercise the call option

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in the future in response to a new threat to the interests of Mylan, its businesses and its stakeholders from time to time.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Perrigo are equal to, or in excess of, the aggregate of Perrigo’s called up share capital plus undistributable reserves and the distribution does not reduce Perrigo’s net assets below such aggregate.

Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Perrigo’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Perrigo’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Perrigo has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant accounts” of Perrigo. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Act 2014, which give a “true and fair view” of Perrigo’s unconsolidated financial position and accord with accepted accounting practice. The relevant

Under Dutch law, distributions may be distributed only to the extent the shareholders’ equity exceeds the amount of the paid-up and called-up part of the issued share capital and the reserves that must be maintained under Dutch law or the Mylan Articles. Distributions may be made after adoption of the annual accounts by the General Meeting upon the recommendation and proposal of the Mylan Board. The profits as they appear from the annual accounts will be distributed as follows:

•     First, if Mylan preferred shares are outstanding, a dividend will be distributed to the Mylan preferred shares in accordance with the Mylan Articles; and

•     Second, the Mylan Board will determine which part of the profits remaining after such distribution on the Mylan preferred shares, if applicable, will be reserved.

Interim dividends may be declared as provided in the Mylan Articles and may be distributed to the extent that the shareholders’ equity exceeds the amount of the paid-up and called-up part of the issued share capital and the required legal reserves as described above as apparent from interim financial statements prepared in accordance with Dutch law.

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accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).
Squeeze-Out Merger Threshold

An Irish public limited company may be acquired in a number of ways, including:

(a) a court-approved scheme of arrangement under the Irish Companies Act 2014. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

(b) through a tender or takeover offer by a third party for all of the shares of the company. Where the holders of 80% or more of company’s ordinary shares have accepted an offer for their shares in company, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of the company were to be listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and

(c) it is also possible for a company to be acquired by way of a transaction with a company incorporated in the European Economic Area under the EU Cross-Border Mergers Directive 2005/56/EC. Such a transaction must be approved by a special resolution (i.e. 75% of

Under Dutch law, a shareholder who for his own account contributes at least 95% of a company’s issued share capital may initiate proceedings against the company’s minority shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber. The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares will give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

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shareholders for an Irish company) and by the Irish courts. If a company is being merged with another company incorporated in the European Economic Area under the EU Cross-Border Mergers Directive 2005/56/EC and the consideration payable to the company’s shareholders is not all in the form of cash, the company’s shareholders may be entitled to require their shares to be acquired at fair value.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have appraisal or dissenters’ rights. However, as described above (see “—Squeeze-Out Merger Threshold” beginning on page 119 of this prospectus/offer to exchange), shareholders have certain rights in the context of a squeeze-out merger.

Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company such as Perrigo and a company incorporated in the European Economic Area, a shareholder:

(i) who voted against the special resolution approving the merger; or

(ii) of a company in which 90% of the shares are held by the other party to the merger,

has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.

There is no concept of appraisal rights under Dutch law. However, as described above (see “—Squeeze-Out Merger Threshold” beginning on page 119 of this prospectus/offer to exchange), shareholders have certain rights in the context of a squeeze-out merger.

In addition, Dutch law provides that, to the extent that the acquiring company in a cross-border merger is organized under the laws of another E.U. member state, a shareholder of a Dutch disappearing company who has voted against the cross-border merger may file a claim with the Dutch company for compensation. Such compensation will be determined by one or more independent experts. The shares of such shareholder that are subject to such claim will cease to exist as of the moment of entry into effect of the cross-border merger.

Dissolution/Liquidation	Perrigo may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In	A resolution to dissolve Mylan may be proposed by the Mylan Board and adopted by an absolute majority of the votes cast, in a

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the case of a shareholders’ voluntary winding up, a special resolution of shareholders is required. Perrigo may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Perrigo has failed to file certain returns.

The rights of Perrigo shareholders to a return of Perrigo’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in Perrigo Articles or the terms of any preferred shares issued by Perrigo from time to time. The holders of Perrigo preferred shares in particular may have the right to priority in a dissolution or winding up of Perrigo. If the Perrigo Articles contain no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to Perrigo shareholders in proportion to the paid-up nominal value of the shares held. The Perrigo Articles provide that the ordinary shareholders of Perrigo are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the preferred shares to participate under the terms of any series or class of such shares.

meeting in which at least one-third of Mylan’s issued share capital is present or represented.

If Mylan is dissolved, the assets of Mylan would be used for payment of debts. After payment of debts and the costs of liquidation, payments are first made to the holders of any outstanding preferred shares in accordance with the procedures set forth in the Mylan Articles and below, and the balance of Mylan’s assets would be paid to the holders of Mylan ordinary shares in proportion to the number of Mylan ordinary shares they held.

If Mylan preferred shares are outstanding at the time of a dissolution, prior to the distribution to the holders of Mylan ordinary shares, an amount will be paid to the holders of Mylan preferred shares equal redemption amounts, increased by: (i) any deficit in the payment of dividend referred to in the Mylan Articles and (ii) an amount equal to the percentage referred to in the Mylan Articles on the compulsory amount paid on the preferred shares, calculated over the period starting on the first day after the last full financial year for which the company has adopted annual accounts prior to the liquidation and ending on and including the day of the payment on preferred shares referred to above and any accrued and unpaid dividends with respect to periods prior to such period, with due observance of the fact that any and all dividends and/or other distributions paid on the preferred shares relating to such periods will be deducted from the payment

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Forum Selection

Under Irish law, the forum which has jurisdiction in respect of claims involving Perrigo will be determined in accordance with:

(i) The Recast Brussels Regulation on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters (EU No. 1215 / 2012) (the “Recast Brussels Regulation”), which operates between EU Member States in relation to claims to which it applies;

(ii) The Lugano Convention on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters (the “Lugano Convention”) which operates between EU Members States and Iceland, Switzerland, Norway, and Denmark in relation to claims to which it applies; or

(iii) The general principles and rules of private international law in respect of claims that are not governed by either the Recast Brussels Regulation or the Lugano Convention.

The general principle that is set out in both the Recast Brussels Regulation and the Lugano Convention in respect of claims that fall within them is that a party should be sued in the courts of the state in which that party is domiciled. (Perrigo is domiciled in Ireland.) This general principle is subject to a number of specific exceptions that are set out in the Recast Brussels Regulation and the Lugano Convention, including amongst others:

(a) agreement of the parties as to which courts have exclusive jurisdiction; and

(b) the courts of the place where the harmful event occurred in respect of tortious claims.

Unless Mylan consents in writing to the selection of an alternative forum, the competent courts of Amsterdam, the Netherlands will be the sole and exclusive forum for any action asserting a claim for breach of a duty owed by any director, officer, or other employee of Mylan (including any former director, former officer, or other former employee of Mylan to the extent such claim arises from such director, officer, or other employee’s breach of duty while serving as a director, officer, or employee of Mylan) to Mylan or Mylan’s shareholders; any action asserting a claim arising pursuant to or otherwise based on any provision of Dutch law or the Mylan Articles; any action asserting a claim that is mandatorily subject to Dutch law; or to the extent permitted under Dutch law, any derivative action or proceeding brought on behalf of Mylan, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On April 24, 2015, Mylan N.V. (“Mylan”) issued a Rule 2.5 announcement under the Irish Takeover Rules setting forth its legally-binding commitment to commence an offer for the entire issued and to be issued share capital of Perrigo Company plc (“Perrigo”). Under the terms of the offer, amended on April 29, 2015, Perrigo shareholders will receive $75 in cash and 2.3 Mylan N.V. ordinary shares for each Perrigo ordinary share (the “offer”). The offer is subject to certain conditions and other terms set forth in the formal Rule 2.5 announcement, including approval by Mylan’s ordinary shareholders. The offer is fully financed, cash confirmed and not conditional on due diligence. The offer is subject to regulatory approvals and customary conditions for an offer governed by the Irish Takeover Rules. On April 29, 2015, Perrigo issued a press release announcing its purported rejection of the amended offer.

On April 24, 2015, the Company entered into a bridge credit agreement (the “Bridge Credit Agreement”) with the lenders from time to time party thereto and Goldman Sachs Bank USA as the Administrative Agent in connection with the offer. The Bridge Credit Agreement, amended on April 29, 2015, provides for a bridge credit facility (the “Bridge Facility”) under which Mylan may obtain loans up to an aggregate amount of approximately $12.5 billion. The proceeds of the Bridge Facility will be applied solely to finance the acquisition, directly or indirectly (whether by way of the offer (and subsequent compulsory acquisition) or any other legal arrangement) of all or any portion of the ordinary shares of Perrigo outstanding (on a fully diluted basis) as of the consummation of such acquisition (the “Acquisition”) and costs related to the Acquisition to the extent that the cash portion of the consideration being paid as part of the Acquisition is not funded from our own resources and/or alternative funding sources.

Mylan is not affiliated with Perrigo and has not had the cooperation of Perrigo’s management, advisors or auditors or due diligence access to Perrigo or its business or management in the preparation of these unaudited pro forma condensed combined financial statements. Mylan has not received information from Perrigo concerning its business and financial condition for any purpose, including preparing these unaudited pro forma condensed combined financial statements. Accordingly, these unaudited pro forma condensed combined financial statements have been prepared by Mylan based solely on publicly available information, including Perrigo’s financial statements, SEC filings, analyst reports and investor presentations. The following discussion details the process and assumptions, including those related to recent acquisitions that Mylan has made in preparing the unaudited pro forma condensed combined financial statements.

On February 27, 2015 Mylan completed the acquisition of the non-U.S. developed markets specialty and branded generics business (the “Acquired EPD Business”) of Abbott Laboratories, an Illinois corporation (“Abbott”), in an all-stock transaction for total consideration of $6.3 billion (the “EPD Transaction”). Also on February 27, 2015, Moon of PA Inc. merged with and into Mylan Inc., with Mylan Inc. surviving as a wholly owned indirect subsidiary of Mylan N.V. and each share of Mylan Inc. common stock issued and outstanding immediately prior to the effective date of the Merger was canceled and automatically converted into, and became the right to receive, one Mylan N.V. ordinary share. On February 18, 2015, the Office of Chief Counsel of the Division of Corporation Finance of the SEC issued a no-action letter to Mylan Inc. and Mylan N.V. that included its views that the acquisition of the Acquired EPD Business constituted a “succession” for purposes of Rule 12g-3(a) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and that Mylan N.V., as successor to Mylan Inc., is deemed a large accelerated filer for purposes of Exchange Act Rule 12-b2.

On March 30, 2015, Perrigo completed its acquisition of Omega Pharma Invest NV (“Omega”), a limited liability company incorporated under the laws of Belgium. The purchase price for Omega totaled $4.4 billion, and consisted of $2.1 billion of cash (inclusive of $67.7 million in interest incurred from November 6, 2014, the date on which Perrigo entered into the agreement to purchase Omega, through the closing date), the assumption of $1.4 billion of Omega debt, and the issuance of 5,397,711 Perrigo shares. The cash consideration was financed by a combination of debt and equity issued by Perrigo.

The financial information of Mylan, the Acquired EPD Business and Perrigo is prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) with all amounts stated in U.S. Dollars. Omega prepared its historical financial information in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”) with all amounts presented in Euro.

The proposed acquisition of Perrigo is to be accounted for using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Mylan as the acquirer. Unless otherwise indicated, all references to the proposed acquisition of Perrigo include Perrigo’s acquisition of Omega.

For purposes of preparing the unaudited pro forma condensed combined balance sheet at March 31, 2015, Mylan has utilized the following information:

•	The unaudited Mylan condensed consolidated balance sheet as of March 31, 2015;

•	The unaudited Perrigo condensed consolidated balance sheet as of March 28, 2015;

•	The unaudited Omega condensed consolidated balance sheet as of December 31, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K/A dated June 15, 2015;

•	Pro forma adjustments to reflect the proposed acquisition of Perrigo, including acquisition adjustments related to Omega, as if it had occurred on March 31, 2015; and

•	Financing related adjustments to reflect the proposed acquisition of Perrigo (including Omega) as if it had occurred on March 31, 2015.

For purposes of preparing the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015, Mylan has utilized the following information:

•	The unaudited Mylan condensed consolidated statement of operations for the three months ended March 31, 2015;

•	The unaudited Perrigo condensed consolidated statement of operations for the three months ended March 28, 2015;

•	The unaudited Acquired EPD Business combined statement of earnings for the period from January 1, 2015 to February 27, 2015, the acquisition date of the Acquired EPD Business;

•	The unaudited Omega condensed consolidated statement of operations for the six months ended December 31, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K/A dated June 15, 2015;

•	The unaudited Omega condensed consolidated statement of operations for the three months ended September 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K dated November 24, 2014;

•	Pro forma adjustments to reflect the acquisition of the Acquired EPD Business as if it had occurred on January 1, 2014;

•	Pro forma adjustments to reflect the acquisition of Perrigo, including acquisition adjustments related to Omega, as if it had occurred on January 1, 2014; and

•	Financing related adjustments to reflect the proposed acquisition of Perrigo (including Omega) as if it had occurred on January 1, 2014.

For purposes of preparing the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014, Mylan has presented the following information:

•	The Mylan consolidated statement of operations for the year ended December 31, 2014;

•	The unaudited Perrigo condensed consolidated statement of operations for the twelve months ended December 27, 2014;

•	The Acquired EPD Business combined statement of earnings for the year ended December 31, 2014;

•	The unaudited Omega consolidated statement of operations for the twelve months ended June 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K/A dated June 15, 2015;

•	Pro forma adjustments to reflect the acquisition of the Acquired EPD Business as if it had occurred on January 1, 2014;

•	Pro forma adjustments to reflect the acquisition of Perrigo, including acquisition adjustments related to Omega, as if it had occurred on January 1, 2014; and

•	Financing related adjustments to reflect the proposed acquisition of Perrigo (including Omega) as if it had occurred on January 1, 2014.

In preparing the unaudited pro forma condensed combined financial statements, Mylan has utilized the unaudited December 31, 2014 historical condensed consolidated balance sheet for Omega and the unaudited consolidated statement of operations for the twelve months ended June 30, 2014 and the six months ended December 31, 2014, converted to U.S. GAAP and U.S. Dollars by Perrigo filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K/A dated June 15, 2015. In addition, Mylan utilized the unaudited consolidated statement of operations for the three months ended September 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K dated November 24, 2014. Mylan has presented this financial information for Omega as it believes that it represents the best publicly available information to reflect a complete presentation of the unaudited pro forma condensed combined financial statements on a U.S. GAAP basis and is the most useful presentation for shareholders and other stakeholders. As previously mentioned, Mylan has not had the cooperation of Perrigo’s management, advisors or auditors and has not received any non-public financial or business information regarding Perrigo (including information regarding Omega). If additional historical Omega financial information for a more recent period prepared on a U.S. GAAP basis becomes available, Mylan will update and revise the unaudited pro forma condensed combined financial statements.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are: directly attributable to the aforementioned transactions; factually supportable; and, with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the Mylan, Abbott and Perrigo (including Omega, as filed by Perrigo) documents detailed in the section titled “Incorporation of Certain Documents by Reference” beginning on page 152.

The unaudited pro forma financial information is for informational purposes only. It does not purport to indicate the results that would have actually been attained had the proposed acquisition of Perrigo (including Omega) or the acquisition of the Acquired EPD Business been completed on the assumed date or for the period presented, or which may be realized in the future. To produce the unaudited pro forma financial information, Mylan allocated the estimated purchase price using its best estimates of fair value. These estimates are based on the most recently available public information. To the extent there are significant changes to the business of Perrigo (including the business of Omega), the assumptions and estimates herein could change significantly. The allocation of the purchase price is dependent upon certain valuation and other studies that are not yet started. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustments as additional information becomes available, and as additional analysis is performed. There can be no assurances that the final valuation will not result in material changes to the purchase price allocation. Furthermore, Mylan could have reorganization and restructuring expenses as well as potential operating efficiencies as a result of the proposed combining of Mylan and Perrigo. The unaudited pro forma financial information does not reflect these potential expenses and efficiencies.

Mylan N.V.

Unaudited Pro Forma Condensed Combined Balance Sheet Information

as of March 31, 2015

(in millions)

	Historical			Pro Forma				Mylan/Perrigo Pro Forma Combined
	Mylan March 31, 2015	Perrigo March 28, 2015	Omega December 31, 2014	Perrigo Pro Forma Adjustments	Note	Perrigo Financing Adjustments	Note
	I	II	III	IV		V		I+II+III+IV+V
ASSETS
Assets
Current assets:
Cash and cash equivalents	$277.2	$3,430.4	$44.2	$(135.0)	4e	$11,000.0	7a	$1,087.1
				(11,039.1)	4c	(390.8)	7a
				(2,099.8)	4b,4m
Accounts receivable, net	2,264.6	881.7	238.0	—		—		3,384.3
Inventories	1,908.3	637.0	219.9	110.0	4f	—		2,875.2
Deferred income tax benefit	369.9	69.9	78.7	—		—		518.5
Prepaid expenses and other current assets	2,606.4	111.0	29.5	—		—		2,746.9

Total current assets	7,426.4	5,130.0	610.3	(13,163.9)		10,609.2		10,612.0
Property, plant and equipment, net	1,872.3	769.2	88.7	—	4g	—		2,730.2
Intangible assets, net	6,770.6	6,591.2	1,275.2	15,597.6	4h	—		30,234.6
Goodwill	5,115.8	3,403.9	753.8	20,003.6	4j	—		25,119.4
				(4,157.7)	4j
Deferred income tax benefit	87.8	27.7	37.2	—		—		152.7
Other assets	850.9	260.8	38.4	—		—		1,150.1

Total assets	$22,123.8	$16,182.8	$2,803.6	$18,279.6		$10,609.2		$69,999.0

LIABILITIES AND EQUITY
Liabilities
Current liabilities:
Trade accounts payable	$997.0	$323.2	$374.4	$—		$—		$1,694.6
Short-term borrowings	169.2	3.4	—	—		—		172.6
Income taxes payable	63.9	4.0	21.4	—		—		89.3
Current portion of long-term debt and other long-term obligations	2,611.4	355.6	1.7	—		11,000.0	7a	13,968.7
Deferred income tax liability	7.4	—	21.0	31.3	4i	—		59.7
Other current liabilities	1,439.1	598.0	207.5	(4.9)	4m	—		2,239.7

Total current liabilities	5,288.0	1,284.2	626.0	26.4		11,000.0		18,224.6

	Historical			Pro Forma				Mylan/Perrigo Pro Forma Combined
	Mylan March 31, 2015	Perrigo March 28, 2015	Omega December 31, 2014	Perrigo Pro Forma Adjustments	Note	Perrigo Financing Adjustments	Note
	I	II	III	IV		V		I+II+III+IV+V
Long-term debt	5,750.4	4,367.8	1,233.5	303.4	4k	—		11,655.1
Other long-term obligations	1,378.4	300.5	39.3	—		—		1,718.2
Deferred income tax liability	613.8	644.6	130.6	4,348.7	4i	—		5,737.7

Total liabilities	13,030.6	6,597.1	2,029.4	4,678.5		11,000.0		37,335.6

Equity
Ordinary shares	5.5	7,704.7	471.6	(8,176.3)	41	—		9.3
				3.8	4a
Additional paid-in capital	7,007.6	—	—	24,106.5	4a	—		31,114.1
Retained earnings	3,671.1	1,900.0	317.5	(2,217.5)	4l	(390.8)	7a	3,131.0
				(135.0)	4e
				(14.3)	4m
Accumulated other comprehensive (loss) income	(1,610.9)	(19.0)	(14.4)	33.4	4l	—		(1,610.9)

	9,073.3	9,585.7	774.7	13,600.6		(390.8)		32,643.5
Noncontrolling interest	19.9	—	(0.5)	0.5	4l	—		19.9

Total equity	9,093.2	9,585.7	774.2	13,601.1		(390.8)		32,663.4

Total liabilities and equity	$22,123.8	$16,182.8	$2,803.6	$18,279.6		$10,609.2		$69,999.0

Mylan N.V.

Unaudited Pro Forma Condensed Combined Statements of Operations

for the Three Months Ended March 31, 2015

(in millions, except per share amounts)

	Historical		Pro Forma			Historical		Pro Forma Adjustments
	Mylan N.V. Three Months Ended March 31, 2015	Acquired EPD Business Jan. 1, 2015 - Feb. 27, 2015	Acquired EPD Business Pro Forma Adjustments	Note	Mylan Pro Forma for Acquired EPD Business	Perrigo Three Months Ended March 28, 2015	Omega Three Months Ended December 31, 2014	Perrigo Pro Forma Adjustments	Note	Perrigo Financing Adjustments	Note	Mylan/Perrigo Pro Forma Combined
	I	II	III		IV=I+II+III	V	VI	VII		VIII		IV+V+VI+VII+VIII
Revenues:
Net sales	$1,854.6	$247.0	$—		$2,101.6	$1,049.1	$393.6	$—		$—		$3,544.3
Other revenues	17.1	—	—		17.1	—	—	—		—		17.1

Total revenues	1,871.7	247.0	—		2,118.7	1,049.1	393.6	—		—		3,561.4
Cost of sales	1,041.6	90.3	62.3	5a	1,212.3	670.3	205.0	187.3	6a	—		2,378.2
			0.1	5d				110.0	6c	—
			18.0	5b				(6.7)	6b

Gross profit	830.1	156.7	(80.4)		906.4	378.8	188.6	(290.6)		—		1,183.2
Operating expenses:
Research and development	169.9	15.6	—		185.5	35.4	11.2	—		—		232.1
Selling, general, and administrative	483.2	93.4	(62.1)	5c	514.6	144.2	157.0	—		—		815.8
			0.1	5d
Litigation settlements, net	17.7	—	—		17.7	—	—	—		—		17.7
Other operating expense, net	—	—	—		—	—	(6.5)	—		—		(6.5)

Total operating expenses	670.8	109.0	(62.0)		717.8	179.6	174.7	—		—		1,072.1

Earnings from operations	159.3	47.7	(18.4)		188.6	199.2	13.9	(290.6)		—		111.1
Interest expense, net	79.5	—	—		79.5	43.3	12.7	(12.0)	6f	59.3	7a	182.8
Other expense, net	18.5	—	—		18.5	258.6	7.3	—		—		284.4

Earnings (loss) before income taxes and noncontrolling interest	61.3	47.7	(18.4)		90.6	(102.7)	(6.1)	(278.6)		(59.3)		(356.1)
Income tax provision (benefit)	4.7	8.7	(2.9)	5e	10.5	(7.8)	(6.9)	(50.1)	6d	(10.7)	7c	(65.0)

Net earnings (loss) attributable to Mylan N.V. ordinary shareholders	$56.6	$39.0	$(15.5)		$80.1	$(94.9)	$0.8	$(228.5)		$(48.6)		$(291.1)

Earnings (loss) per ordinary share attributable to Mylan ordinary shareholders:
Basic	$0.14											$(0.35)

Diluted	$0.13											$(0.35)

Weighted average ordinary shares outstanding:
Basic	418.0		73.3	5f	491.3			338.5	6e			829.8

Diluted	443.8		73.3	5f	517.1			338.5	6e			829.8

Mylan N.V.

Unaudited Pro Forma Condensed Combined Statements of Operations

for the Year Ended December 31, 2014

(in millions, except per share amounts)

	Historical		Pro Forma			Historical		Pro Forma Adjustments				Mylan/Perrigo Pro Forma Combined
	Mylan N.V. December 31, 2014	Acquired EPD Business December 31, 2014	Acquired EPD Business Pro Forma Adjustments	Note	Mylan Pro Forma for Acquired EPD Business	Perrigo Twelve Months Ended December 27, 2014	Omega Twelve Months Ended June 30, 2014	Perrigo Pro Forma Adjustments	Note	Perrigo Financing Adjustments	Note

	I	II	III		IV=I+II+III	V	VI	VII		VIII		IV+V+VI+VII+VIII
Revenues:
Net sales	$7,646.5	$1,985.0	$—		$9,631.5	$4,171.5	$1,698.6	$—		$—		$15,501.6
Other revenues	73.1	—	—		73.1	—	—	—		—		73.1

Total revenues	7,719.6	1,985.0	—		9,704.6	4,171.5	1,698.6	—		—		15,574.7
Cost of sales	4,191.6	933.0	338.6	5a	5,500.1	2,735.3	791.4	749.3	6a	—		9,861.5
			36.0	5b				110.0	6c
			0.9	5d				(24.6)	6b

Gross profit	3,528.0	1,052.0	(375.5)		4,204.5	1,436.2	907.2	(834.7)		—		5,713.2
Operating expenses:
Research and development	581.8	104.0	—		685.8	172.5	47.6	—		—		905.9
Selling, general, and administrative	1,625.7	646.0	(97.2)	5c	2,175.2	641.4	641.4	—		—		3,458.0
			0.7	5d
Litigation settlements, net	47.9	—	—		47.9	—	—	—		—		47.9
Other operating income, net	80.0	—	—		80.0	—	8.7	—		—		88.7

Total operating expenses	2,175.4	750.0	(96.5)		2,828.9	813.9	680.3	—		—		4,323.1

Earnings from operations	1,352.6	302.0	(279.0)		1,375.6	622.3	226.9	(834.7)		—		1,390.1
Interest expense, net	333.2	—	—		333.2	109.1	59.0	(48.0)	6f	296.1	7a,7b	749.4
Other expense, net	44.9	3.0	—		47.9	91.5	25.8	—		—		165.2

Earnings before income taxes and noncontrolling interest	974.5	299.0	(279.0)		994.5	421.7	142.1	(786.7)		(296.1)		475.5
Income tax (benefit) provision	41.4	34.0	(27.9)	5e	47.5	75.2	30.6	(141.6)	6d	(53.3)	7c	(41.6)

	Historical		Pro Forma			Historical		Pro Forma Adjustments				Mylan/Perrigo Pro Forma Combined
	Mylan N.V. December 31, 2014	Acquired EPD Business December 31, 2014	Acquired EPD Business Pro Forma Adjustments	Note	Mylan Pro Forma for Acquired EPD Business	Perrigo Twelve Months Ended December 27, 2014	Omega Twelve Months Ended June 30, 2014	Perrigo Pro Forma Adjustments	Note	Perrigo Financing Adjustments	Note

	I	II	III		IV=I+II+III	V	VI	VII		VIII		IV+V+VI+VII+VIII
Net earnings	933.1	265.0	(251.1)		947.0	346.5	111.5	(645.1)		(242.8)		517.1
Net earnings attributable to the noncontrolling interest	(3.7)	—	—		(3.7)	—	—	—		—		(3.7)

Net earnings attributable to Mylan N.V. ordinary shareholders	$929.4	$265.0	$(251.1)		$943.3	$346.5	$111.5	$(645.1)		$(242.8)		$513.4

Earnings per ordinary share attributable to Mylan ordinary shareholders:
Basic	$2.49											$0.62

Diluted	$2.34											$0.61

Weighted average ordinary shares outstanding:
Basic	373.7		110.0	5f	483.7			338.5	6e			822.2

Diluted	398.0		110.0	5f	508.0			338.5	6e			846.5

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. General

On April 24, 2015, Mylan issued a Rule 2.5 announcement under the Irish Takeover Rules setting forth its legally-binding commitment to commence an offer for the entire issued and to be issued share capital of Perrigo (the “Perrigo Proposal”). Under the terms of the offer, Perrigo shareholders will receive $75 in cash and 2.3 Mylan ordinary shares for each Perrigo ordinary share. The offer is subject to certain conditions and other terms set forth in the formal Rule 2.5 announcement, including approval by Mylan N.V. shareholders. On April 29, 2015, Perrigo issued a press release announcing its purported rejection of the offer.

On February 27, 2015, Mylan completed the acquisition of the Acquired EPD Business from Abbott in an all-stock transaction for total consideration of $6.3 billion. Also on February 27, 2015, Moon of PA Inc. merged with and into Mylan Inc., with Mylan Inc. surviving as a wholly owned indirect subsidiary of Mylan N.V. and each share of Mylan Inc. common stock issued and outstanding immediately prior to the effective date of the Merger was canceled and automatically converted into, and became the right to receive, one Mylan N.V. ordinary share. On February 18, 2015, the Office of Chief Counsel of the Division of Corporation Finance of the SEC issued a no-action letter to Mylan Inc. and Mylan N.V. that included its views that the acquisition of the Acquired EPD Business constituted a “succession” for purposes of Rule 12g-3(a) under the Exchange Act and that Mylan N.V., as successor to Mylan Inc., is deemed a large accelerated filer for purposes of Exchange Act Rule 12b-2.

The unaudited pro forma financial information gives effect to the acquisition of the Acquired EPD Business and the proposed acquisition of Perrigo (including Omega) both of which are accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under ASC 805, the acquirer is usually the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity. The acquirer usually is also the combining entity whose relative size is significantly larger than that of the other combining entity or entities. As a result, Mylan is treated as the acquirer in both transactions.

The historical financial information has been adjusted in the unaudited pro forma financial information to give effect to pro forma events that are: directly attributable to the acquisition of the Acquired EPD Business and the proposed acquisition of Perrigo (including Omega); factually supportable; and, with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the results of Mylan. As such, the impact from transaction-related expenses is not included in the unaudited pro forma condensed combined statement of operations. However, the impact of these expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to cash and cash equivalents with a corresponding decrease to retained earnings.

The unaudited pro forma financial information does not reflect any synergies, including cost savings, or the associated costs to achieve such synergies that could result from either transaction.

Assumptions and estimates underlying the pro forma adjustments are described in Notes 4, 5, 6 and 7. Since the unaudited pro forma financial information has been prepared based on preliminary estimates, which are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price and its allocation thereof. Differences from the preliminary estimates could be material.

The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of the results of operations or financial position that would have been achieved had either transaction been consummated on the dates indicated above, or the future consolidated results of operations or financial position of Mylan.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

2. Basis of Presentation

Mylan is not affiliated with Perrigo and has not had the cooperation of Perrigo’s management, advisors or auditors or due diligence access to Perrigo or its business or management in the preparation of these unaudited pro forma condensed combined financial statements. Mylan has not received information from Perrigo concerning its business and financial condition for any purpose, including preparing these unaudited pro forma condensed combined financial statements. Accordingly, these unaudited pro forma condensed combined financial statements have been prepared by Mylan based solely on publicly available information, including Perrigo’s and Omega’s financial statements, as filed by Perrigo with the SEC, analyst reports and investor presentations. The unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the following documents:

•	audited consolidated financial statements of Mylan Inc. as of and for the year ended December 31, 2014 and the related notes, included in the Mylan Inc. Annual Report on Form 10-K;

•	the Current Report on Form 8-K of Mylan dated June 11, 2015, which presents revised historical financial statements and related disclosure contained in Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 to include the subsidiary guarantor footnote;

•	audited consolidated financial statements of Perrigo as of and for the year ended June 27, 2014 and the related notes, included in the Perrigo Annual Report on Form 10-K;

•	unaudited condensed consolidated financial statements of Perrigo as of and for the three and six months ended December 27, 2014 and the related notes, included in the Perrigo Quarterly Report on Form 10-Q;

•	unaudited condensed consolidated financial statements of Perrigo as of and for the three and nine months ended March 28, 2015 and the related notes included in the Perrigo Quarterly Report on Form 10-Q;

•	unaudited condensed consolidated financial statements of Mylan as of and for the three months ended March 31, 2015 and the related notes included in the Mylan Quarterly Report on Form 10-Q;

•	audited consolidated financial statements of Omega for the year ended December 31, 2013, which were filed as Exhibit 99.1 to the Current Report on Form 8-K of Perrigo dated November 20, 2014;

•	unaudited combined financial information of Omega, which was filed as Exhibit 99.2 to the Current Report on Form 8-K of Perrigo dated November 20, 2014; and

•	the Current Report on Form 8-K/A of Perrigo dated June 15, 2015, which presents the pro forma impacts of the Omega transaction.

The following discussion details the process and assumptions, including those related to recent acquisitions that Mylan has made in preparing the unaudited pro forma condensed combined financial statements.

On March 30, 2015, Perrigo completed its acquisition of Omega. The purchase price for Omega totaled $4.4 billion, and consisted of $2.1 billion of cash (including $67.7 million in interest incurred from November 6, 2014, the date on which Perrigo entered into the agreement to purchase Omega, through the closing date), the assumption of $1.4 billion of Omega debt, and the issuance of 5,397,711 Perrigo shares. The cash consideration was financed by a combination of debt and equity issued by Perrigo.

The financial information of Mylan, the Acquired EPD Business and Perrigo is prepared in accordance with U.S. GAAP with all amounts presented in U.S. Dollars. Omega prepared its consolidated historical financial information in accordance with IFRS as issued by the IASB with all amounts presented in Euro.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

The proposed acquisition of Perrigo is to be accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Mylan as the acquirer. Unless otherwise indicated, all references to the proposed acquisition of Perrigo, include Perrigo’s acquisition of Omega.

For purposes of preparing the unaudited pro forma condensed combined balance sheet at March 31, 2015, Mylan has utilized the following information:

•	The unaudited Mylan condensed consolidated balance sheet as of March 31, 2015;

•	The unaudited Perrigo condensed consolidated balance sheet as of March 28, 2015;

•	The unaudited Omega condensed consolidated balance sheet as of December 31, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K/A dated June 15, 2015;

•	Pro forma adjustments to reflect the proposed acquisition of Perrigo, including acquisition adjustments related to Omega, as if it had occurred on March 31, 2015; and

•	Financing related adjustments to reflect the proposed acquisition of Perrigo (including Omega) as if it had occurred on March 31, 2015.

For purposes of preparing the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015, Mylan has utilized the following information:

•	The unaudited Mylan condensed consolidated statement of operations for the three months ended March 31, 2015;

•	The unaudited Perrigo condensed consolidated statement of operations for the three months ended March 28, 2015;

•	The unaudited Acquired EPD Business combined statement of earnings for the period from January 1, 2015 to February 27, 2015, the acquisition date of the Acquired EPD Business;

•	The unaudited Omega condensed consolidated statement of operations for the six months ended December 31, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K/A dated June 15, 2015;

•	The unaudited Omega condensed consolidated statement of operations for the three months ended September 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K dated November 24, 2014;

•	Pro forma adjustments to reflect the acquisition of the Acquired EPD Business as if it had occurred on January 1, 2014;

•	Pro forma adjustments to reflect the acquisition of Perrigo, including acquisition adjustments related to Omega, as if it had occurred on January 1, 2014; and

•	Financing related adjustments to reflect the proposed acquisition of Perrigo (including Omega) as if it had occurred on January 1, 2014.

For purposes of preparing the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014, Mylan has utilized the following information:

•	The Mylan Inc. consolidated statement of operations for the year ended December 31, 2014;

•	The unaudited Perrigo condensed consolidated statement of operations for the twelve months ended December 27, 2014;

•	The Acquired EPD Business combined statement of earnings for the year ended December 31, 2014;

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

•	The unaudited Omega condensed consolidated statement of operations for the twelve months ended June 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K/A dated June 15, 2015;

•	Pro forma adjustments to reflect the acquisition of the Acquired EPD Business as if it had occurred on January 1, 2014;

•	Pro forma adjustments to reflect the acquisition of Perrigo, including acquisition adjustments related to Omega, as if it had occurred on January 1, 2014; and

•	Financing related adjustments to reflect the proposed acquisition of Perrigo (including Omega) as if it had occurred on January 1, 2014.

In preparing the unaudited pro forma condensed combined financial statements, Mylan has utilized the unaudited December 31, 2014 historical condensed consolidated balance sheet for Omega and the unaudited consolidated statement of operations for the twelve months ended June 30, 2014 and the six months ended December 31, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Form 8-K/A dated June 15, 2015. In addition, Mylan utilized the unaudited consolidated statement of operations for the three months ended September 30, 2014 converted to U.S. GAAP and U.S. Dollars by Perrigo and filed as part of Exhibit 99.1 to Perrigo’s Current Report on Form 8-K dated November 24, 2014. Mylan has presented this financial information for Omega as it believes that it represents the best publicly available information to reflect a complete presentation of the unaudited pro forma condensed combined financial statements on a U.S. GAAP basis and is the most useful presentation for shareholders and other stakeholders. As previously mentioned, Mylan has not had the cooperation of Perrigo management, advisors or auditors and has not received any non-public financial or business information regarding Perrigo (including information regarding Omega). If additional historical Omega financial information for a more recent period prepared on a U.S. GAAP basis becomes available, Mylan will update and revise the unaudited pro forma condensed combined financial statements.

The unaudited pro forma financial information has been prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations. For accounting purposes, Mylan has been treated as the acquirer in the acquisition of the Acquired EPD Business and proposed acquisition of Perrigo (including Omega). Acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary and have been presented solely for the purpose of providing the unaudited pro forma financial information and will be revised as additional information becomes available and as additional analysis is performed. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of judgment in determining the appropriate assumptions and estimates. Differences between preliminary estimates in the unaudited pro forma financial information and the final acquisition accounting will occur and could have a material impact on the unaudited pro forma financial information and Mylan’s future consolidated results of operations and financial condition.

The acquisition of the Acquired EPD Business and the proposed acquisition of Perrigo (including Omega) has been accounted for using Mylan’s historical information and accounting policies and combining the assets and liabilities of the Acquired EPD Business and Perrigo (including Omega) at their respective estimated fair values. The assets and liabilities of the Acquired EPD Business have been measured based on various estimates using assumptions that Mylan’s management believes are reasonable and utilizing information currently available. For the assets and liabilities of Perrigo, Mylan allocated the estimated purchase price using its best estimates of fair value. These estimates are based on the most recently available public information. To the extent there are significant changes to the business of Perrigo or adverse impacts from a proposed transaction Mylan is unaware of because of lack of cooperation from management, the assumptions and estimates herein could change

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

significantly. The allocation of the purchase price is dependent upon certain valuation and other studies that are not yet started. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustments as additional information becomes available, and as additional analysis is performed. There can be no assurances that the final valuation will not result in material changes to the purchase price allocation.

Acquisition-related transaction costs, such as investment banker, advisory, legal, valuation, and other professional fees are not included as a component of consideration transferred but are expensed as incurred. These costs are not presented in the unaudited pro forma condensed combined statement of operations because they will not have a continuing impact on the consolidated results of operations for Mylan.

In connection with the proposed acquisition of Perrigo, total acquisition-related transaction costs expected to be incurred by Mylan are estimated to be approximately $135 million (excluding financing fees payable related to the bridge credit agreement). The estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2015 as a reduction to cash and cash equivalents with a corresponding decrease to retained earnings. No tax effect was recorded for these costs as their deductibility has not been assessed.

In connection with the acquisition of the Acquired EPD Business, during the three months ended March 31, 2015, transaction costs incurred by Mylan totaled $62.1 million. During the year ended December 31, 2014, transaction costs incurred by Mylan and the Acquired EPD Business totaled $50.2 million and $47.0 million, respectively. These costs are included in the consolidated results of operations and eliminated in the unaudited pro forma condensed combined income statement adjustments.

Reclassifications

Certain reclassifications were made to the historical financial statements of the Acquired EPD Business, Perrigo and Omega to conform to the financial statement presentation adopted by Mylan, which include the following:

Adjustments made to the Acquired EPD Business’s historical combined financial statements for the year ended December 31, 2014:

•	A reclassification of $3.0 million from net foreign exchange losses to other expense, net.

Adjustments made to the Perrigo’s unaudited historical condensed consolidated financial statements as of and for the three months ended March 28, 2015:

•	A reclassification of $21.8 million from investment securities to prepaid and other current assets

•	A reclassification of $63.4 million from goodwill and other indefinite lived intangible assets to intangible assets

•	A reclassification of $14.7 million from distribution expenses to selling, general and administrative expenses

•	A reclassification of $48.8 million from selling expenses to selling, general and administrative expenses

•	A reclassification of $79.6 million from administration expenses to selling, general and administrative expenses

•	A reclassification of $1.1 million from restructuring expenses to selling, general and administrative expenses

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

Adjustments made to the Perrigo’s unaudited historical condensed consolidated financial statements for the twelve months ended December 27, 2014:

•	A reclassification of $57.3 million from distribution expenses to selling, general and administrative expenses

•	A reclassification of $206.3 million from selling expenses to selling, general and administrative expenses

•	A reclassification of $343.7 million from administration expenses to selling, general and administrative expenses

•	A reclassification of $34.2 million from restructuring expenses to selling, general and administrative expenses

Adjustments made to the Omega’s unaudited historical condensed consolidated financial statements as of and for the three months ended December 31, 2014

•	A reclassification of $1.3 billion from goodwill and other indefinite-lived intangible assets to intangible assets

•	A reclassification of $17.9 million from distribution expenses to selling, general and administrative expenses

•	A reclassification of $135.9 million from selling expenses to selling, general and administrative expenses

•	A reclassification of $6.5 million from restructuring to selling, general and administrative expenses

Adjustments made to the Omega’s unaudited historical condensed consolidated financial statements for the twelve months ended June 30, 2014

•	A reclassification of $95.2 million from distribution expenses to selling, general and administrative expenses

•	A reclassification of $535.0 million from selling expenses to selling, general and administrative expenses

•	A reclassification of $11.2 million from restructuring to selling, general and administrative expenses

Upon consummation of the proposed acquisition of Perrigo, Mylan will review, in detail, Perrigo’s accounting policies. As a result of that review, Mylan may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited condensed combined financial statements. Based upon the publicly available information, Mylan is not aware of any differences that would have a material impact on the unaudited pro forma financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

3. Perrigo Purchase Price

Upon consummation of the proposed acquisition of Perrigo, Perrigo ordinary shareholders will receive $75 of cash and 2.3 Mylan ordinary shares for each Perrigo ordinary share.

Perrigo ordinary shares outstanding as of April 24, 2015	146,262,983
Perrigo ordinary shares to be issued to settle share-based awards (a)	924,896

Total estimated Perrigo ordinary shares to be acquired	147,187,879

Multiplied by equity exchange ratio	2.3

Number of Mylan shares to be issued to Perrigo Shareholders	338,532,122

Multiplied by Mylan closing share price on July 10, 2015	$71.22

Estimated fair value of ordinary shares transferred (in millions)	$24,110.3

Cash consideration per each Perrigo ordinary share to be acquired	$75.00

Estimated cash consideration (in millions)	$11,039.1

Fair value of total consideration transferred (in millions)	$35,149.4

Goodwill (in millions)	$20,003.6

(a)	For purposes of calculating the fair value of the total consideration transferred, Mylan has assumed that upon consummation of the proposed acquisition, Perrigo ordinary shares would be issued to satisfy the exercise of options and settlement of other share-based awards under Perrigo share schemes (assuming exercise of such options and settlement of such awards at target levels of performance) and those shares are each exchanged for $75.00 in cash and 2.3 Mylan ordinary shares.

4. Perrigo Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following summarizes the pro forma adjustments in connection with the proposed acquisition of Perrigo to give effect to the acquisition as if it had occurred on January 1, 2014 for purposes of the unaudited pro forma condensed combined statements of operations and on March 31, 2015 for purposes of the unaudited pro forma condensed combined balance sheet. All pro forma adjustments presented below reflect Mylan’s estimated pro forma adjustments for Omega.

(in millions)	Note	Amount
Purchase consideration
Fair value of total consideration transferred	4a	$35,149.4
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of Perrigo’s net assets	4d	10,359.9
Cash consideration related to Omega acquisition, excluding transaction costs	4b	(2,080.6)
Elimination of Perrigo’s historical goodwill	4j	(4,157.7)

Net assets to be acquired		4,121.6
Preliminary estimate of fair value adjustments of net assets acquired
Inventories	4f	110.0
Intangible assets, net	4h	15,597.6
Fair value of debt	4k	(303.4)
Deferred income tax liability	4i	(4,380.0)

Goodwill	4j	$20,003.6

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

a. The table below depicts a sensitivity analysis of the estimated purchase consideration and goodwill, assuming a 10% increase or decrease of the closing price of Mylan’s ordinary shares used to determine the total estimated purchase consideration.

	Price of Mylan Ordinary Shares	Shares Exchanged (in millions)	Calculated Value of Share Consideration (in millions)	Cash Consideration Transferred (in millions)	Total Purchase Price (in millions)	Total Goodwill (in millions)
As of July 10, 2015	$71.22	338.5	$24,110.3	$11,039.1	$35,149.4	$20,003.6
Decrease of 10%	64.10	338.5	21,699.9	11,039.1	32,739.0	17,593.2
Increase of 10%	78.34	338.5	26,520.6	11,039.1	37,559.7	22,413.9

b. Reflects a reduction in Perrigo’s cash of $2.1 billion, with a corresponding adjustment to goodwill, to reflect the cash consideration paid by Perrigo to acquire Omega on March 30, 2015, including $19.2 million of transaction costs.

c. As a result of the proposed acquisition, Perrigo shareholders will receive 338,532,122 Mylan ordinary shares as consideration and $11.0 billion in cash.

d. Reflects the acquisition of $10.4 billion of historical book value of net assets of Perrigo as of March 31, 2015.

e. Reflects the recognition of $135.0 million of transaction costs expected to be incurred by Mylan. These fees are recorded against retained earnings solely for the purposes of this presentation. There is no continuing impact of these transaction costs on the consolidated results of operations and, as such, these fees are not included in the pro forma condensed combined statement of operations.

f. Represents the estimated adjustment to step-up inventory to fair value of $110.0 million. The estimated step-up in inventory is preliminary and is subject to change based upon final determination of the fair values of finished goods and work in-process inventories. Mylan will reflect the fair value of the inventory of Perrigo as the acquired inventory is sold, which for purposes of the unaudited pro forma condensed combined statement of operations is assumed to occur within the first year after closing.

g. The estimated fair value allocated to Perrigo’s historical property, plant and equipment in the unaudited pro forma condensed combined balance sheet as of March 31, 2015 is based upon a preliminary assumption that the estimated fair value approximates the net book value. Changes in the estimated fair values are expected based on valuation studies and other analysis which have not been performed to date. This estimate is preliminary and subject to change and could vary materially from the actual adjustment on the consummation date. Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, Mylan believes, to the best of its knowledge, that the current book values of Perrigo’s (including Omega’s) property, plant and equipment represent the best estimate of fair value.

Based on estimated useful lives averaging approximately 25 years for buildings, for each $50 million change in the total fair value adjustment there could be an annual change in depreciation expense of approximately $2.0 million.

Based on estimated useful lives averaging approximately 10 years for equipment, for each $30 million change in the total fair value adjustment there could be an annual change in depreciation expense of approximately $3.0 million.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

h. The fair value adjustment estimate for identifiable intangible assets of $15.6 billion is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset. Mylan’s assumptions as to the fair value of Perrigo’s identifiable intangible assets are based solely on publicly available information and these assumptions likely will change as it conducts, with the assistance of a third party, a valuation of Perrigo’s identifiable intangible assets following the completion of the proposed acquisition of Perrigo (including Omega).

The fair value adjustment estimate of identifiable intangible assets is preliminary and is determined using the “income approach,” which is a valuation technique that calculates an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible asset valuations, from the perspective of a market participant, include the estimated net cash flows for each year (including net revenues, cost of sales, research and development costs, selling and marketing costs, and working capital), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream, and other factors. We cannot assure you that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

i. Reflects the deferred income tax liability adjustment of $4.4 billion resulting from fair value adjustments for the inventory, identifiable intangible assets and long-term debt acquired. This estimate was determined based on the excess book basis over the tax basis at a 28.4% weighted average statutory tax rate. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon Mylan’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed.

j. Reflects the elimination of the historical goodwill amount and the recognition of goodwill related to the proposed acquisition. Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The estimated goodwill calculation is preliminary and is subject to change based upon final determination of the fair value of assets acquired and liabilities assumed and finalization of the purchase price. Goodwill is not amortized, but is assessed at least annually or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable based on management’s assessment.

k. Reflects a $200.0 million adjustment to the fair value of Perrigo’s debt and a $103.4 million adjustment to the fair value of Omega’s debt assumed by Perrigo.

l. The adjustments relate to the elimination of Perrigo’s shareholder’s equity.

m. To record non-recurring acquisition related transaction costs of $19.2 million, of which $4.9 million was accrued by Perrigo as of December 27, 2014 related to the acquisition of Omega. The unaudited pro forma condensed combined balance sheet reflects a reduction in cash for these accrued transaction costs with a corresponding adjustment to historical retained earnings.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

5. Acquired EPD Business Unaudited Pro Forma Condensed Combined Income Statement Adjustments

Adjustments included in the accompanying unaudited pro forma condensed combined statement of operations are represented by the following:

a. Represents an increase in amortization expense associated with fair value adjustments to the carrying value of intangible assets for the three months ended March 31, 2015 and the year ended December 31, 2014. As the EPD Transaction closed on February 27, 2015, the March 31, 2015 amortization expense adjustment represents two months of activity. The increase in amortization expense is recorded as follows:

			Amortization
(in millions, except for useful lives)	Useful Lives	Fair Value	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Products rights and licenses	13 years	$4,523.0	$58.0	$347.9
Contractual rights	2-5 years	320.0	18.8	112.7

		$4,843.0	$76.8	$460.6
Less: historical amortization expense of the Acquired EPD Business			14.5	122.0

			$62.3	$338.6

b. Represents an adjustment to cost of goods sold for the amortization expense related to inventory fair value adjustment.

c. Represents the elimination of transaction costs included in the historical financial statements of Mylan and the Acquired EPD Business. An adjustment totaling $62.1 million was reflected in the unaudited pro forma condensed consolidated statement of operations to eliminate transaction costs incurred by Mylan for the three months ended March 31, 2015. An adjustment totaling $97.2 million was reflected in the pro forma condensed combined statements of operations to eliminate transaction costs incurred by Mylan and the Acquired EPD Business of $50.2 million and $47.0 million, respectively, for the year ended December 31, 2014. There is no continuing impact of these transaction costs on the consolidated results of operations, and, as such, these fees are not included in the unaudited pro forma condensed consolidated statement of operations.

d. Represents an adjustment to depreciation expense associated with fair value adjustments to the property, plant and equipment for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively.

e. A weighted average effective tax rate of 18.2% was applied to the applicable pro forma adjustments. The total effective tax rate of Mylan could be significantly different depending on the post-closing geographical mix of income and other factors.

f. Adjustment to increase Mylan ordinary shares outstanding after the closing of the EPD Transaction. Abbott and its subsidiaries received 110,000,000 Mylan ordinary shares as consideration for the transfer of the Acquired EPD Business, and in the Merger, each issued and outstanding share of Mylan common stock was converted into the right to receive one Mylan ordinary share. This adjustment is reflected for the year ended December 31, 2014. For the three months ended March 31, 2015 there is an adjustment of 73,300,000 shares. This represents the weighted average impact of the Mylan ordinary shares issued to affect the EPD Transaction. A weighted average is used as the transaction closed on February 27, 2015.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

6. Perrigo Unaudited Combined Income Statement Adjustments

Adjustments included in the accompanying unaudited pro forma condensed combined statement of operations are represented by the following:

a. Represents an increase in amortization expense associated with fair value adjustments to the carrying value of intangible assets for the three months ended March 31, 2015 and the year ended December 31, 2014. The increase in amortization expense is recorded as follows:

			Amortization
(in millions, except for useful lives)	Useful Lives	Fair Value	Three Months Ended March 31, 2015	Year Ended December 31, 2014
In-process research and development	Indefinite	$2,900.0	—	—
Trade names	Indefinite	3,000.0	—	—

Licensing agreements	15 years	4,700.0	78.3	313.3

Product rights and trademarks	15 years	12,864.0	214.4	857.6

		$23,464.0	$292.7	$1,170.9
Less: historical amortization expenses of the Perrigo Business			105.4	421.6

			$187.3	$749.3

b. Represents an elimination of historical Omega amortization expense included in cost of sales of $6.7 million and $24.6 million, for the three months ended December 31, 2014 and the twelve months ended June 30, 2014, respectively.

c. Represents an adjustment to cost of goods sold for the amortization expense related to inventory fair value adjustment.

d. Adjustment to tax effect the pro forma adjustments. A weighed average effective tax rate of 18.0% was applied to the applicable pro forma adjustments. The total effective tax rate of Mylan after completion of the proposed acquisition of Perrigo could be significantly different depending on the post-closing geographical mix of income and other factors.

e. Adjustment to increase Mylan ordinary shares outstanding after completion of the proposed acquisition of Perrigo. Under the terms of the offer, as amended on April 29, 2015, Perrigo shareholders will receive $75 in cash and 2.3 Mylan ordinary shares for each Perrigo ordinary share. Refer to Note 3 for the computation of Mylan ordinary shares to be issued in connection with the proposed acquisition of Perrigo. For purposes of the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015, the dilutive impacts of share based awards and equity warrants have been excluded from the calculation of the pro forma diluted loss per share, as the effect of including them would have been anti-dilutive, as it would have reduced the pro forma loss per share. The potential dilutive effect of the share based awards and equity warrants represented 25.8 million shares for the three months ended March 31, 2015.

f. To record amortization of the fair value adjustment on the long-term debt assumed in connection with the proposed acquisition. Amortization was $12 million and $48 million for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

7. Financing Adjustments

a. On April 24, 2015, the Company entered into a bridge credit agreement (the “Bridge Credit Agreement”) with the lenders from time to time party thereto and Goldman Sachs Bank USA, as the Administrative Agent in connection with the offer. The Bridge Credit Agreement, amended on April 29, 2015, provides for a bridge credit facility (the “Bridge Facility”) under which Mylan may obtain loans up to an aggregate amount of approximately $12.5 billion. The Bridge Facility consists of a Tranche A Loan in an aggregate amount up to $11.0 billion and a Tranche C Loan in an aggregate amount up to $1.5 billion. The Tranche A Loans mature on the day that is 364 days after the Loans are funded, and the Tranche C loans mature on the day that is six months after the Loans are funded. The proceeds of the Bridge Facility will be applied solely to finance the acquisition, directly or indirectly (whether by way of the offer (and subsequent compulsory acquisition) or other legal arrangement) of all or any portion of the ordinary shares of Perrigo outstanding (on a fully diluted basis) as of the consummation of such acquisition (the “Acquisition”) and costs related to the Acquisition to the extent that the cash portion of the consideration being paid as part of the Acquisition is not funded from our own resources and/or alternative funding sources.

Mylan expects to use the borrowings from the Bridge Facility to finance the proposed acquisition of Perrigo to the extent that the cash portion of the consideration under the offer is not funded from our own resources and/or alternative funding sources. The unaudited pro forma condensed combined balance sheet is adjusted to reflect Tranche A borrowings of approximately $11.0 billion, which is classified as current in the unaudited pro forma condensed combined balance sheet.

For purposes of these unaudited pro forma condensed combined statement of operations, we have assumed that the amounts outstanding under the Bridge Facility bear interest at LIBOR, plus an estimated margin ranging from 150 - 225 basis points. The pro forma adjustment to interest expense was approximately $59.3 million and $237.1 million for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively, at a weighted average rate of approximately 2.2%.

It is assumed that Mylan will incur approximately $390.8 million of debt issuance costs for the Bridge Facility, primarily consisting of financing fees and commitment fees. Since the Bridge Facility has a maturity of less than one year, there is no adjustment to the pro forma condensed combined statement of operations for these debt issuance costs as there is no continuing impact of the Bridge Facility on Mylan’s consolidated results of operations. The fees Mylan will ultimately pay and the level of net debt expected to be incurred could vary significantly from what is assumed in these unaudited condensed combined pro forma financial statements. Variances could arise from multiple factors including: other acquisitions Mylan may pursue, the amount of cash on hand at both Mylan and Perrigo at the time of the closing of the acquisition, actual timing and amount of borrowings and repayments under the Bridge Facility, the actual mix of permanent debt / equity financing, the actual fixed / floating mix of permanent debt financing and Mylan’s credit rating. Accordingly, the estimated debt and interest expense reflected in these unaudited pro forma condensed combined financial statements may change and the change could be significant. A 0.125 percent change in the interest rate could result in an increase or decrease in the pro forma interest expense of approximately $14 million for the year ended December 31, 2014.

b. On December 2, 2014, Perrigo issued $1.6 billion principal amount of Senior Notes to finance the acquisition of Omega. Mylan has included a pro forma interest expense adjustment of $59.0 million to reflect the estimated additional annual interest expense to be incurred under these Senior Notes for the period ended December 31, 2014. Interest related to this debt was included in Perrigo historical results for the three months ended March 31, 2015, as such no pro forma adjustment was necessary.

c. A weighted average statutory tax rate of 18.0% was applied to the applicable pro forma adjustments. The total effective tax rate of Mylan after completion of the proposed acquisition of Perrigo could be significantly different depending on the post-closing geographical mix of income and other factors.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements - Continued

8. Comparative Per Share Information

The following table sets forth selected historical share information of Mylan and unaudited pro forma share information of Mylan after giving effect to the acquisition of the Acquired EPD Business and the proposed acquisition of Perrigo.

You should read this information in conjunction with the combined financial statements of the Acquired EPD Business and the related notes thereto, incorporated by reference in this prospectus/offer to exchange, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015, as revised by Mylan’s Current Report on Form 8-K filed on June 11, 2015, and contained in the Mylan Quarterly Report Form 10-Q for the three months ended March 31, 2015.

	Mylan N.V.
	Three Months Ended		Year Ended
	March 31, 2015		December 31, 2014
(in millions, except per share amounts)	Historical	Pro Forma	Historical	Pro Forma
Earnings (loss) per ordinary share attributable to Mylan ordinary shareholders:
Basic	$0.14	$(0.35)	$2.49	$0.62

Diluted	$0.13	$(0.35)	$2.34	$0.61

Weighted average ordinary shares outstanding:
Basic	418.0	829.8	373.7	822.2

Diluted	443.8	829.8	398.0	846.5

Notes to Unaudited Pro Forma Financial Statements - Continued

9. Reconciliation of Perrigo’s Unaudited Historical Statement of Operations

A reconciliation of Perrigo’s unaudited historical statement of operations for the twelve months ended December 27, 2014 is as follows:

Consolidated Statements of Income

(in millions)

				Perrigo Twelve Months Ended December 27, 2014
	Twelve Months Ended June 28, 2014	Six Months Ended
		December 27, 2014	December 28, 2013
Net sales	$4,060.8	$2,023.1	$1,912.4	$4,171.5
Cost of sales	2,613.1	1,317.6	1,195.4	2,735.3

Gross profit	1,447.7	705.5	717.0	1,436.2

Operating expenses
Distribution	55.3	29.2	27.2	57.3
Research and development	152.5	89.8	69.8	172.5
Selling and administration	619.9	260.8	330.8	549.9
Write-off of in-process research and development	6.0	—	6.0	—
Restructuring charges	47.0	4.2	17.0	34.2

Total	880.7	384.0	450.8	813.9

Operating income	567.0	321.5	266.2	622.3
Interest expense, net	103.5	56.7	51.1	109.1
Other expense (income), net	12.4	61.9	5.1	69.2
Loss on sales of investments	12.7	—	—	12.7
Total loss on extinguishment of debt	165.8	9.6	165.8	9.6

Income from continuing operations before income taxes	272.6	193.3	44.2	421.7
Income tax expense	67.3	26.8	18.9	75.2

Net income	$205.3	$166.5	$25.3	$346.5

Mylan’s fiscal year ends on December 31. Perrigo’s fiscal year is a 52- or 53-week period, which ends the Saturday on or about June 30. In 2014, Perrigo’s fiscal year ended on June 28. As the fiscal years differ by more than 93 days, financial information for Perrigo for the twelve months ended June 28, 2014 and the six-month periods ended December 27, 2014 and December 28, 2013 has been used in preparation of the unaudited pro forma condensed combined financial statements. The Perrigo financial information for the twelve-month period ended December 27, 2014 was derived by adding the audited consolidated statement of operations of Perrigo for the year ended June 28, 2014 to the unaudited condensed consolidated statement of operations of Perrigo for the six months ended December 27, 2014 and deducting the unaudited condensed consolidated statement of operations of Perrigo for the six months December 28, 2013.

Notes to Unaudited Pro Forma Financial Statements - Continued

10. Reconciliation of Omega’s Unaudited Historical Statement of Operations

A reconciliation of Omega’s unaudited historical statement of operations for the three months ended December 31, 2014, converted to U.S. GAAP and U.S. Dollars by Perrigo, is as follows:

Consolidated Statement of Operations

(in millions)

	Six Months Ended December 31, 2014	Three Months Ended September 30, 2014	Omega Three Months Ended December 31, 2014
Net sales	$806.0	$412.4	$393.6
Cost of sales	389.1	184.1	205.0

Gross profit	416.9	228.3	188.6

Operating expenses
Distribution	38.9	21.0	17.9
Research and development	22.4	11.2	11.2
Selling and Administration	270.4	134.5	135.9
Restructuring charges	4.6	1.4	3.2
Other expense (income)	4.3	(2.2)	6.5

Total	340.6	165.9	174.7

Operating income	76.3	62.4	13.9

Interest expense, net	26.5	13.8	12.7
Other expense (income), net	13.0	5.7	7.3

Income from continuing operations before income taxes	36.8	42.9	(6.1)
Income tax benefit	(13.4)	(6.5)	(6.9)

Net income	$50.2	$49.4	$0.8

FORWARD-LOOKING STATEMENTS

This prospectus/offer to exchange, and the documents incorporated herein by reference, contain “forward-looking statements.” Such forward-looking statements may include, without limitation, statements about the proposed transaction, Mylan’s acquisition (the “EPD Transaction”) of Mylan Inc. and Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business (the “Acquired EPD Business”), the benefits and synergies of the proposed transaction or EPD Transaction, future opportunities for Mylan, Perrigo, or the combined company and products, and any other statements regarding Mylan’s, Perrigo’s, or the combined company’s future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties related to the proposed transaction, including as to the timing of the offer and compulsory acquisition, whether Perrigo will cooperate with Mylan and whether Mylan will be able to consummate the offer and compulsory acquisition, whether Mylan shareholders will provide the requisite approvals for the proposed transaction, the possibility that competing offers will be made, the possibility that the conditions to the consummation of the offer will not be satisfied, and the possibility that Mylan will be unable to obtain regulatory approvals for the offer and compulsory acquisition or be required, as a condition to obtaining regulatory approvals, to accept conditions that could reduce the anticipated benefits of the offer and compulsory acquisition; the ability to meet expectations regarding the accounting and tax treatments of the proposed transaction and the EPD Transaction; changes in relevant tax and other laws, including but not limited to changes in healthcare and pharmaceutical laws and regulations in the U.S. and abroad; the integration of Perrigo and the Acquired EPD Business being more difficult, time-consuming, or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the proposed transaction and the EPD Transaction; the retention of certain key employees of Perrigo and the Acquired EPD Business being difficult; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the proposed transaction and the EPD Transaction within the expected time-frames or at all and to successfully integrate Perrigo and the Acquired EPD Business; expected or targeted future financial and operating performance and results; challenges to our business and strategic plans posed by the recent unsolicited business proposal made by a large competitor. to acquire all of our outstanding shares; the capacity to bring new products to market, including but not limited to where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); success of clinical trials and our ability to execute on new product opportunities; the scope, timing, and outcome of any ongoing legal proceedings and the impact of any such proceedings on financial condition, results of operations and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impact of competition; changes in the economic and financial conditions of the businesses of Mylan, Perrigo, or the combined company; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with the Company’s business activities, see the risks described in Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, Mylan N.V.’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and our other filings with the SEC. These risks, as well as other risks associated with the Company, Perrigo and the combined company are also more fully discussed in the section entitled “Risk

Factors” beginning on page 21 of this prospectus/offer to purchase. You can access Mylan’s filings with the SEC through the SEC website at www.sec.gov, and the Company strongly encourages you to do so. The Company undertakes no obligation to update any statements herein for revisions or changes after the filing date of this prospectus/offer to purchase, except as required by law.

All subsequent written or oral forward-looking statements concerning the offer, compulsory acquisition or other matters addressed in this prospectus/offer to purchase and attributable to Mylan or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

LEGAL MATTERS

Before this registration statement becomes effective, NautaDutilh N.V., our Dutch counsel, will provide an opinion regarding the validity of the Mylan ordinary shares to be issued pursuant to the offer.

RESPONSIBILITY STATEMENT

The directors of Mylan accept responsibility for the information contained in this document, save that the only responsibility accepted by the directors of Mylan in respect of the information in this document relating to Perrigo, the Perrigo Group, the Perrigo Board and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the directors of Mylan to verify this information). To the best of the knowledge and belief of the directors (who have taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

DEALING DISCLOSURE REQUIREMENTS

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, ‘interested’ (directly or indirectly) in, 1% or more of any class of ‘relevant securities’ of Perrigo or Mylan, all ‘dealings’ in any ‘relevant securities’ of Perrigo or Mylan (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 pm (New York time) on the ‘business’ day following the date of the relevant transaction. This requirement will continue until the date on which the ‘offer period’ ends. If two or more persons cooperate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of Perrigo or Mylan, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all ‘dealings’ in ‘relevant securities’ of Perrigo by Mylan or ‘relevant securities’ of Mylan by Perrigo, or by any party acting in concert with either of them, must also be disclosed by no later than 12:00 noon (New York time) on the ‘business’ day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

Interests in securities arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

Goldman Sachs International, which is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, and its affiliate, Goldman, Sachs & Co, are acting as joint financial advisers to Mylan and no one else in connection with Mylan’s proposed acquisition of Perrigo and will not be responsible to anyone other than Mylan for providing the protections afforded to clients of Goldman Sachs International, Goldman, Sachs & Co or any of their affiliates, nor for providing advice in relation to Mylan’s acquisition of Perrigo or any other matters referred to in this document. Neither Goldman Sachs International nor Goldman, Sachs & Co. nor any of their affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Goldman Sachs International, Goldman, Sachs & Co. or any of their affiliates in connection with this document, any statement contained herein, Mylan’s proposed acquisition of Perrigo or otherwise.

NO PROFIT FORECAST / ASSET VALUATION

No statement in this document is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Mylan or Perrigo as appropriate. No statement in this document constitutes an asset valuation.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated by reference into this prospectus/offer to exchange from Mylan N.V.’s Current Report on Form 8-K filed on June 11, 2015, and the effectiveness of Mylan Inc.’s internal control over financial reporting as of December 31, 2014 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the Acquired EPD Business appearing in Mylan N.V.’s Current Report on Form 8-K/A dated March 26, 2015 at and for the year ended December 31, 2014 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to expense allocations from the consolidated financial statements and accounting records of Abbott). Such combined financial statements of the Acquired EPD Business are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The combined financial statements of the Acquired EPD Business as of and for the years ended December 31, 2013 and December 31, 2012 and for each of the three years in the period ended December 31, 2013 incorporated by reference in the prospectus/offer to exchange have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to expense allocations from the consolidated financial statements and accounting records of Abbott), and such combined financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Perrigo’s consolidated financial statements and the effectiveness of Perrigo’s internal control over financial reporting as of June 28, 2014, have been audited by an independent registered public accounting firm, as stated in their reports thereon, included therein. Perrigo acquired Elan Corporation plc (“Elan”) during the second quarter of fiscal 2014, and Perrigo management has excluded Elan from its evaluation of internal control over financial reporting as of June 28, 2014. Pursuant to Rule 439 under the Securities Act, we require the consent of Perrigo’s independent registered public accounting firm to incorporate by reference in this prospectus/offer to exchange their audit report included in Perrigo’s Annual Report on Form 10-K for the year ended June 28, 2014 or to refer to them by name in this prospectus/offer to exchange. We are requesting such consent from Perrigo’s independent registered public accounting firm and, as of the date hereof, we have not received it. If we receive this consent and/or acknowledgment, we will promptly file it as an exhibit to our registration statement of which this prospectus/offer to exchange forms a part.

An auditor’s report was issued on Omega’s financial statements and filed as an exhibit to Perrigo’s filings with the SEC. Pursuant to Rule 439 under the Securities Act, we are required to obtain the consent of Omega’s statutory audit firm to incorporate by reference their audit report included in Omega’s financial statements for the year ended December 31, 2013 (which have been filed as Exhibit 99.1 to Perrigo’s Current Report on Form 8-K dated November 20, 2014, which otherwise is incorporated herein by reference) or to refer to them by name in this prospectus/offer to exchange. We are requesting such consent from Omega’s statutory audit firm and, as of the date hereof, have not received such consent. If we receive this consent, we will promptly file it as an exhibit to our registration statement of which this prospectus/offer to exchange forms a part.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website from which interested parties can electronically access our SEC filings, including the Registration Statement of which this prospectus/offer to exchange forms a part and the exhibits and schedules thereto. The address of that site is http://www.sec.gov. Our Internet website address is www.mylan.com. Information on our website does not constitute a part of this prospectus/offer to exchange.

We have filed a Registration Statement on Form S-4 to register with the SEC the offer and sale of the Mylan ordinary shares to be issued in the offer and any compulsory acquisition. This prospectus/offer to exchange is a part of that Registration Statement. This prospectus/offer to exchange, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC and the Irish Takeover Rules. For further information about us and our ordinary shares, you should refer to the Registration Statement to which this prospectus/offer to exchange relates, including the exhibits and schedules to the Registration Statement. We may also file amendments to that Registration Statement. In addition, on [•], 2015, we filed with the SEC a tender offer statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer. We may also file amendments to the Schedule TO. You should read these documents as they will contain important information. These documents will not be sent to you in hard copy form. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this prospectus/offer to exchange. You may also request that the information agent sends you all future documents, announcements and information in relation to the offer in hard copy form.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be part of this prospectus/offer to exchange, except for any information that is superseded or modified by information included directly in this prospectus/offer to exchange. This prospectus/offer to exchange incorporates by reference the documents set forth below (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) that Mylan and Perrigo have previously filed or furnished with the SEC. These documents contain important information about Mylan and Perrigo and their financial condition, business and results. In addition, Mylan N.V. is considered the successor to Mylan Inc. for certain purposes under both the Securities Act and the Exchange Act, including for purposes of incorporation of certain documents by reference.

Mylan Inc. Filings (File No. 001-09114) Mylan N.V. (successor to Mylan Inc.) Filings (File No. 333-199681)	Period
Annual Report on Form 10-K	Year Ended December 31, 2014, as filed on March 2, 2015 (amended April 30, 2015).

Quarterly Report on Form 10-Q	Three Months Ended March 31, 2015 as filed on May 8, 2015.

Current Reports on Form 8-K	Filed on February 27, 2015 (regarding the closing of Mylan’s acquisition of the Acquired EPD Business, amended March 26, 2015), February 27, 2015 (regarding a press release announcing the closing of Mylan’s acquisition of the Acquired EPD Business), April 3, 2015, April 6, 2015, April 8, 2015, April 24, 2015 (relating to the bridge loan credit facility), April 29, 2015, May 1, 2015, May 7, 2015, June 1, 2015, June 8, 2015, June 11, 2015, June 15, 2015 and June 19, 2015.

Proxy Statement on Schedule 14A regarding the Acquired EPD Business	Filed on December 24, 2014.

Proxy Statement on Schedule 14A	Filed on March 10, 2014.

Perrigo Filings (File No. 001-36353)	Period
Annual Report on Form 10-K (except for the reports of Perrigo’s independent public accountants contained therein, which is not incorporated herein by reference because the consent of Perrigo’s independent public accountants has not yet been obtained nor has exemptive relief been granted to Mylan by the SEC)	Fiscal Year Ended June 28, 2014, as filed on August 14, 2014.

Quarterly Report on Form 10-Q	Fiscal Quarter Ended September 27, 2014, as filed on November 6, 2014, Fiscal Quarter Ended December 27, 2014, as filed on February 5, 2015 and Fiscal Quarter ended March 28, 2015 as filed on April 29, 2015.

Current Reports on Form 8-K (except for the report of Omega’s statutory audit firm contained in Exhibit 99.1 to Perrigo’s Current Report on Form 8-K filed on November 20, 2014 which is not incorporated herein by reference because the consent of Omega’s statutory audit firm has not yet been obtained nor has exemptive relief been granted to Mylan by the SEC)	Filed on November 12, 2014 (regarding Perrigo and Omega’s entering into a Share Purchase Agreement), November 20, 2014 (which includes as Exhibit 99.1 pro forma financial statements of Perrigo giving effect to the acquisition of Omega), November 20, 2014 (which includes as Exhibit 99.1 the audited financial statements of Omega as of and for the year ended December 31, 2013), November 21, 2014,

Perrigo Filings (File No. 001-36353)	Period
November 24, 2014 (which includes as Exhibit 99.1 pro forma financial statements of Perrigo giving effect to the acquisition of Omega), November 25, 2014, November 26, 2014, December 2, 2014, December 9, 2014, December 22, 2014, March 30, 2015 (amended June 15, 2015), April 3, 2015, April 9, 2015, April 24, 2015, April 29, 2015, June 22, 2015 and June 26, 2015.

Proxy Statement on Schedule 14A	Filed on October 1, 2014.

Mylan hereby further incorporates by reference additional documents that Mylan or Perrigo may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on and after the date of this prospectus/offer to exchange and prior to the consummation or termination of the offer (other than the portions of those documents not deemed to be filed and any report of Perrigo’s independent public accountants contained therein, which is not incorporated herein by reference because the consent of Perrigo’s independent public accountants has not yet been obtained nor has exemptive relief been granted to Mylan by the SEC). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and certain Current Reports on Form 8-K (or portions thereof) that are “filed” with the SEC, as well as proxy statements. A hard copy of the documents incorporated by reference into this prospectus/offer to exchange will not be sent to you unless requested.

See also “Note on Information Concerning Perrigo” beginning on page i of this prospectus/offer to exchange.

You can obtain any of the documents incorporated by reference in this prospectus/offer to exchange upon written or oral request to the information agent at Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022, (877) 750-9499 (toll free), (212) 750-5833 (banks and brokers), or from the SEC through the SEC’s website at the address described above. Documents incorporated by reference are available from the information agent without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus/offer to exchange. A hard copy of the documents incorporated by reference into this prospectus/offer to exchange will not be sent to you unless requested

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM MYLAN, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN [●], 2015, OR FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE, WHICHEVER IS LATER, TO RECEIVE THEM BEFORE THE EXPIRATION DATE OF MYLAN’S OFFER. IF YOU REQUEST ANY INCORPORATED DOCUMENTS, THE INFORMATION AGENT WILL MAIL THEM TO YOU BY FIRST-CLASS MAIL, OR OTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY OF RECEIPT OF YOUR REQUEST.

WE ARE ONLY RESPONSIBLE FOR THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE IN MAKING YOUR DECISION WHETHER TO TENDER YOUR PERRIGO ORDINARY INTO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE. THIS PROSPECTUS/OFFER TO EXCHANGE IS DATED [●], 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS/OFFER TO EXCHANGE TO SHAREHOLDERS NOR THE ISSUANCE OF MYLAN ORDINARY SHARES IN THE OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

ENFORCEABILITY OF CIVIL LIABILITIES

WE ARE ORGANIZED AND EXISTING UNDER THE LAWS OF THE NETHERLANDS, AND, AS SUCH, THE RIGHTS OF HOLDERS OF THE ORDINARY SHARES AND THE CIVIL LIABILITY OF OUR DIRECTORS AND OFFICERS WILL BE GOVERNED IN CERTAIN RESPECTS BY THE LAWS OF THE NETHERLANDS AND OUR ARTICLES. IN ADDITION, A SUBSTANTIAL PORTION OF OUR ASSETS WILL BE LOCATED OUTSIDE OF THE UNITED STATES. UNDER OUR ARTICLES, UNLESS WE CONSENT IN WRITING TO THE SELECTION OF AN ALTERNATIVE FORUM, THE COMPETENT COURTS OF AMSTERDAM, THE NETHERLANDS WILL BE THE SOLE AND EXCLUSIVE FORUM FOR ANY ACTION ASSERTING A CLAIM FOR BREACH OF A DUTY OWED BY ANY OF OUR DIRECTORS, OFFICERS, OR OTHER EMPLOYEES (INCLUDING ANY OF OUR FORMER DIRECTORS, FORMER OFFICERS, OR OTHER FORMER EMPLOYEES TO THE EXTENT SUCH CLAIM ARISES FROM SUCH DIRECTOR, OFFICER, OR OTHER EMPLOYEE’S BREACH OF DUTY WHILE SERVING AS OUR DIRECTOR, OFFICER, OR EMPLOYEE) TO US OR OUR SHAREHOLDERS; ANY ACTION ASSERTING A CLAIM ARISING PURSUANT TO OR OTHERWISE BASED ON ANY PROVISION OF DUTCH LAW OR OUR ARTICLES; ANY ACTION ASSERTING A CLAIM THAT IS MANDATORILY SUBJECT TO DUTCH LAW; OR TO THE EXTENT PERMITTED UNDER DUTCH LAW, ANY DERIVATIVE ACTION OR PROCEEDING BROUGHT ON BEHALF OF US, IN EACH SUCH CASE SUBJECT TO SUCH COURT HAVING PERSONAL JURISDICTION OVER THE INDISPENSABLE PARTIES NAMED AS DEFENDANTS THEREIN.

AS A RESULT, IT MAY BE MORE DIFFICULT FOR HOLDERS OF THE ORDINARY SHARES TO SERVE PROCESS ON US OR OUR DIRECTORS AND OFFICERS IN THE UNITED STATES OR OBTAIN OR ENFORCE JUDGMENTS FROM U.S. COURTS AGAINST US OR OUR DIRECTORS AND OFFICERS BASED ON THE CIVIL LIABILITY PROVISIONS OF THE U.S. SECURITIES LAWS. THERE IS DOUBT AS TO WHETHER THE COURTS OF THE NETHERLANDS WOULD ENFORCE CERTAIN CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS IN ORIGINAL ACTIONS OR ENFORCE CLAIMS FOR PUNITIVE DAMAGES. UNDER OUR ARTICLES, WE INDEMNIFY AND HOLD HARMLESS OUR DIRECTORS AND OFFICERS AGAINST ALL CLAIMS AND SUITS BROUGHT AGAINST THEM, SUBJECT TO LIMITED EXCEPTIONS.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF MYLAN

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Mylan are incorporated by reference from the Annual Report on Form 10-K filed on March 2, 2015 and amended on April 30, 2015. The business address of each director and officer is care of Mylan N.V., Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, England. Unless otherwise indicated, the current business telephone of each director and officer is +44 (0) 1707-853-000. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Mylan. None of the directors and officers of Mylan has, during the past ten years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. Federal or state securities laws, or a finding of any violation of U.S. Federal or state securities laws. Each director and officer is a citizen of the United States, except for Mr. Malik, who is a citizen of India.

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APPENDIX I

CONDITIONS TO AND CERTAIN FURTHER TERMS OF THE OFFER

The offer to be made by Mylan will comply with the Irish Takeover Rules and applicable US tender offer rules and will be subject to the terms and conditions set out in this prospectus/offer to exchange. The offer will be governed by the laws of Ireland and the US and will be subject to the jurisdiction of the courts of Ireland and the US.

The offer will be subject to the following conditions:

Acceptance Condition

(a)	valid acceptances being received (and not validly withdrawn) by not later than 1.00 p.m. (Irish time) / 8.00 a.m. (New York City time) on the Initial Closing Date (or such later time(s) and/or date(s) as Mylan may: (i) with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules; and (ii) subject to the US tender offer rules, determine) in respect of Perrigo Shares Affected representing not less than 80% (or such lower percentage as Mylan may decide) in nominal value of the Maximum Perrigo Shares Affected, which carry, or if allotted and issued, or re-issued from treasury would carry, not less than 80% (or such lower percentage as Mylan may decide) of the voting rights attaching to the Maximum Perrigo Shares Affected, provided that this condition shall not be satisfied unless Mylan shall have acquired or agreed to acquire (whether pursuant to the offer or otherwise) Perrigo shares carrying in aggregate more than 50% of the voting rights then exercisable at a general meeting of Perrigo, including for this purpose (except to the extent otherwise agreed with the Irish Takeover Panel) any such voting rights attaching to Perrigo shares that are unconditionally allotted or issued before the offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, and provided that unless Mylan otherwise determines, this condition (a) shall be capable of being satisfied, or being treated as satisfied, only at the time when all of the other conditions (b) to (w) inclusive, shall have been satisfied, fulfilled or, to the extent permitted, waived;

For the purposes of the conditions in Appendix I:

(i)	Perrigo shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon issue; and

(ii)	the expression “Perrigo Shares Affected” shall mean:

(A)	Perrigo shares which have been issued or unconditionally allotted on, or before, the date the offer is made, but excluding any such Perrigo shares which are cancelled after the date on which the offer is made or which are held, or become held, as treasury shares; and

(B)	Perrigo shares which have been issued or unconditionally allotted after the date on which the offer is made but before the time at which the offer closes, or such earlier date as Mylan may, subject to the Irish Takeover Rules, decide (not being earlier than the date on which the offer becomes unconditional as to acceptances or, if later, the Initial Closing Date), but excluding any such Perrigo shares which are cancelled after the date on which the offer is made or which are held, or become held, as treasury shares; and

(C)	Perrigo shares which have been re-issued from treasury after the date on which the offer is made but before the time at which the offer closes, or such earlier date as Mylan may, subject to the Irish Takeover Rules, decide (not being earlier than the date on which the offer becomes unconditional as to acceptances or, if later, the Initial Closing Date), other than Perrigo shares in the beneficial ownership of Mylan on the date the offer is made;

(iii)	the expression “Maximum Perrigo Shares Affected” shall mean, at a relevant date of determination, the aggregate of:

(A)	the total number of Perrigo Shares Affected; and

(B)	the maximum number (or such lesser number as Mylan may decide) of Perrigo shares which are required, or may be required, to be allotted and/or issued and/or re-issued from treasury pursuant to the exercise of outstanding subscription, conversion or other rights (including rights granted under the Perrigo Share Plans), disregarding the terms on which any such rights may be exercised (including any restrictions thereon), and irrespective of whether such rights have been granted on, before, or after, the date on which the offer is made.

Receipt of Mylan Shareholder Approval

(b)	Mylan having received the affirmative vote of the requisite majority of the votes cast at a general meeting of its shareholders at which the requisite part of the issued share capital is present or represented in respect of the resolutions of the general meeting required by article 2:107a of the Dutch Civil Code and Nasdaq Rule 5636 in connection with the consummation of the offer and such other resolutions as may be instrumental for the implementation of the offer;

Effective Registration Statement

(c)	The registration statement that Mylan intends to file with the SEC having been declared effective by the SEC under the United States Securities Act of 1933, as amended, no stop order suspending the effectiveness of the registration statement having been issued by the SEC and no proceeding for that purpose having been initiated or threatened by the SEC;

Nasdaq Listing

(d)	Nasdaq having authorised, and not withdrawn such authorisation, for listing all of the Mylan Shares to be delivered to Perrigo Shareholders pursuant to the offer subject to satisfaction of any conditions to which such approval is expressed to be subject;

Share Buyback, Reduction, Redemption, Dividends etc

(e)	no member of the Perrigo Group having, after the date of this announcement, purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its shares or other securities (or the equivalent) or any shares or other securities (or the equivalent) of Perrigo or any other member of the Perrigo Group or reduced or made any other change to any part of its share capital;

(f)	no member of the Perrigo Group having, after the date of this announcement, recommended, declared, paid, or made, or proposed to recommend, declare, pay or make, any bonus issue, dividend or other distribution (whether in cash or otherwise) other than bonus issues of shares, dividends or other distributions lawfully paid or made to another member of the Perrigo Group;

Acquisitions, Disposals, Joint Ventures, Mergers and Similar Transactions

(g)	save for transactions between two or more members of the Perrigo Group, since 28 June 2014, no member of the Perrigo Group having implemented, authorised, proposed or announced its intention to implement, authorise or propose any merger, demerger, joint venture, partnership, collaboration, reconstruction, amalgamation, consolidation, scheme, acquisition or disposal of any operations, assets, undertaking, body corporate or partnership (or any interest therein) or the creation of any encumbrance over any operations or assets;

Frustrating Actions (within the meaning of Rule 21 of the Irish Takeover Rules)

(h)	no passing of any resolution at a shareholder meeting of Perrigo to approve any action, possible action, contract, sale, disposal, or acquisition for the purposes of Rules 21(a)(i) or (iii) of the Irish Takeover Rules;

(i)	no member of the Perrigo Group having taken, committed to take or announced that it intends to take or may take any action or commit to take any action which the Irish Takeover Panel determines is or would be frustrating action for the purposes of, or within the meaning of, Rule 21 of the Irish Takeover Rules;

European Merger Regulation

(j)	to the extent that the offer or its implementation would give rise to a concentration with a Community dimension within the scope of Council Regulation (EC) No. 139/2004 (the “Regulation”) or otherwise would give rise to a concentration that is subject to the Regulation, the European Commission deciding that the concentration is compatible with the common market pursuant to Article 6(1)(b) of the Regulation before the latest time the offer may become or be declared unconditional as to acceptances in accordance with the Irish Takeover Rules and the terms or conditions to which any such decision is or may be subject being acceptable to Mylan in its sole discretion;

Irish Competition Act

(k)	to the extent that Part 3 of the Competition Act 2002 (as amended) (the “Competition Act”) is applicable to the offer or its implementation, one of the following events having occurred:

(i)	the Competition and Consumer Protection Commission (“CCPC”), in accordance with Section 21(2)(a) of the Competition Act, having informed Mylan that the offer may be put into effect; or

(ii)	the period specified in Section 21(2) of the Competition Act having elapsed without the CCPC having informed Mylan of the determination (if any) which it has made under Section 21(2) of the Competition Act; or

(iii)	the CCPC, in accordance with Section 22(4) of the Competition Act, having furnished to Mylan a copy of its determination (if any), in accordance with Section 22(3)(a) of the Competition Act, that the Offer may be put into effect; or

(iv)	the CCPC, in accordance with Section 22(4) of the Competition Act, having furnished to Mylan a copy of its determination (if any), in accordance with Section 22(3)(c) of the Competition Act, that the Offer may be put into effect subject to conditions specified by the CCPC being complied with, and such conditions being acceptable to Mylan; or

(v)	the period of 120 working days after the appropriate date (as defined in Section 19(6) of the Competition Act) having elapsed, or, where a requirement is made under Section 20(2) of the Competition Act, the period of 120 working days and any period of suspension that applies pursuant to Section 22(4A) of the Competition Act after the appropriate date (as defined in Section 19(6)) of the Competition Act) having elapsed, without the CCPC having made a determination under Section 22(3) of the Competition Act in relation to the offer, in each case prior to the latest time the offer may become or be declared unconditional as to acceptances in accordance with the Irish Takeover Rules;

US Hart-Scott-Rodino Clearance

(l)

if the HSR Pre-Condition has been waived by Mylan or the HSR Pre-Condition has been satisfied pursuant to paragraph (c) of the HSR Pre-Condition, to the extent applicable to the offer or its implementation, all notifications and filings, where necessary, having been made and all applicable waiting periods (including any extensions thereof) under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended, of the United States and the rules and regulations thereunder (the “HSR Act”) having been terminated or having expired (in each case in connection with the offer) or a final decision to clear or approve the consummation of the acquisition contemplated by the offer under the HSR Act having been obtained, irrespective of the conditions attaching thereto, in each case prior to the latest time the offer may become or be declared unconditional as to acceptances in accordance with the Irish Takeover Rules;

General Regulatory and Antitrust/Competition

(m)	no central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, administrative, investigative or fiscal body, court, agency, association, institution, department or bureau including any anti-trust or merger control authorities, regulatory body, court, tribunal, environmental body, employee representative body, any analogous body whatsoever or tribunal in any jurisdiction or any person including, without limitation, a member of the Perrigo Group (each a “Third Party”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or having made, proposed or enacted any statute, regulation, decision, order or change to published practice or having done or decided to do anything, in each case which would or would reasonably be expected to:

(i)	make the offer or its implementation, or the acquisition or the proposed acquisition by Mylan of the Perrigo Shares Affected, or control of Perrigo or any of the assets of the Perrigo Group by Mylan void, illegal or unenforceable under the laws of any relevant jurisdiction or otherwise, directly or indirectly, restrain, revoke, prohibit, materially restrict or materially delay the same or impose additional or different conditions or obligations with respect thereto, or otherwise challenge or interfere therewith or require amendment of the offer;

(ii)	result in a material delay in the ability of Mylan, or render Mylan unable, to acquire some or all of the Perrigo Shares Affected or require a divestiture by Mylan of any Perrigo shares;

(iii)	require the divestiture by any member of the Wider Perrigo Group of all or any portion of their respective businesses, assets (including, without limitation, the shares or securities of any other member of the Perrigo Group) or property or impose any material limitation on the ability of any of them to conduct their respective businesses (or any of them) or own, control or manage their respective assets or properties or any part thereof;

(iv)	impose any limitation on or result in a delay in the ability of Mylan to acquire, or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of the Perrigo Shares Affected, or to exercise voting or management control over Perrigo or any subsidiary or subsidiary undertaking of Perrigo which is material in the context of the Perrigo Group taken as a whole (a “Material Subsidiary”) or on the ability of any member of the Perrigo Group to hold or exercise effectively, directly or indirectly, any rights of ownership of shares or other securities (or the equivalent) in, or to exercise rights of voting or management control over, any member of the Perrigo Group to the extent that Perrigo has such ownership, voting or management control rights;

(v)	require Mylan or any member of the Perrigo Group to acquire or offer to acquire any shares or other securities (or the equivalent) in, or any interest in any asset owned by, any member of the Perrigo Group or any third party;

(vi)	impose any limitation on the ability of Mylan to integrate or co-ordinate its business or assets, or any part of it, with all or any part of the businesses of any member of the Perrigo Group;

(vii)	cause any member of the Wider Perrigo Group to cease to be entitled to any Authorisation (as defined in condition (n) below) used by it in the carrying on of its business; or

(viii)	otherwise adversely affect the business, profits, assets, liabilities, financial or trading position of any member of the Perrigo Group;

provided that this condition (m) does not apply to any matter which is referred to in condition (l) above;

Notifications, waiting periods and Authorisations

(n)	all necessary or appropriate notifications and filings having been made and all necessary or appropriate waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or having been terminated (as appropriate) and all statutory or regulatory obligations in any jurisdiction having being complied with in each case in connection with the offer or its implementation and all necessary, desirable or appropriate regulatory approvals, authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals in any jurisdiction (“Authorisations”) having been obtained on terms and in a form reasonably satisfactory to Mylan from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider Perrigo Group has entered into contractual arrangements and, all such necessary, desirable or appropriate Authorisations remaining in full force and effect at the time at which the offer becomes otherwise wholly unconditional and there being no notice or intimation of an intention to revoke, suspend, restrict or vary or not to renew the same at the time at which the offer becomes wholly unconditional and all necessary statutory or regulatory obligations in any such jurisdiction having been complied with, provided that this condition (n) does not apply to any matter which is referred to in condition (l) above;

(o)	all applicable waiting periods and any other time periods (including any extension thereof) during which any Third Party could, in respect of the offer or the acquisition or proposed acquisition of any Perrigo Shares Affected by Mylan, institute, implement or threaten any action, proceedings, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction having expired, lapsed or been terminated; provided that this condition (o) does not apply to any matter which is referred to in condition (l) above;

Certain matters arising as a result of any arrangement, agreement etc

(p)	save as publicly announced by Perrigo prior to the date of this announcement, there being no provision of any arrangement, agreement, licence, permit, franchise, facility, lease or other instrument to which any member of the Wider Perrigo Group is a party or by or to which any such member or any of its respective assets may be bound, entitled or be subject and which, in consequence of the offer or the acquisition or proposed acquisition by Mylan of the Perrigo Shares Affected or because of a change in the control of Perrigo or otherwise, would or would be reasonably expected to result in (except where, in any of the following cases, the consequences thereof would not be material (in value terms or otherwise) in the context of the Perrigo Group taken as whole):

(i)	any monies borrowed by, or any indebtedness or liability (actual or contingent) of, or any grant available to any member of the Perrigo Group becoming, or becoming capable of being declared, repayable immediately or prior to their or its stated maturity or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited under any existing facility or loan agreement;

(ii)	the creation or enforcement of any mortgage, charge or other security interest wherever existing or having arisen over the whole or any part of the business, property or assets of any member of the Perrigo Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(iii)	any such arrangement, agreement, licence, permit, franchise, facility, lease or other instrument or the rights, liabilities, obligations or interests of any member of the Perrigo Group thereunder or the business of any such member with any persons, firms or body (or any agreement or arrangement relating to any such arrangement or bonus) being or becoming capable of being terminated or adversely modified or affected or any adverse action being taken or any obligation or liability arising thereunder;

(iv)	any assets or interests of, or any asset the use of which is enjoyed by, any member of the Perrigo Group being disposed of or charged, or ceasing to be available to any member of the Perrigo

Group or any right arising under which any such asset or interest would be required to be disposed of or charged or would cease to be available to any member of the Perrigo Group;

(v)	the value of, or financial or trading position of, any member of the Perrigo Group being prejudiced or adversely affected;

(vi)	the creation or acceleration of any liability or liabilities (actual or contingent) by any member of the Perrigo Group; or

(vii)	any liability of any member of the Perrigo Group to make any severance, termination, bonus or other payment to any of its directors or other officers or advisers, and no event having occurred which might result in any events or circumstances as are referred to in this condition (p) (i)-(vii);

Certain Events occurring since 28 June 2014

(q)	save as publicly announced by Perrigo prior to the date of this announcement, no member of the Perrigo Group having, since 28 June 2014:

(i)	issued or agreed to issue, or authorized or proposed the issue of, additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible or exchangeable securities or issued or transferred, or agreed, authorized or proposed the re-issue of, any shares from treasury;

(ii)	save for transactions between two or more members of the Perrigo Group, made or proposed, or announced an intention to propose or make, any change or amendment in its loan capital or any loan notes issued by a member of the Perrigo Group to a person who is not a member of the Perrigo Group;

(iii)	except in the ordinary and usual course of business, entered into or materially improved, or made any offer (which remains open for acceptance) to enter into or materially improve, the terms of any employment contract, commitment or arrangement with any director of Perrigo or any person occupying one of the senior executive positions in the Perrigo Group;

(iv)	issued, authorised or proposed to make, or made, any change or amendment to any loan capital or debentures or (save in the ordinary course of business and save for transactions between two or more members of the Perrigo Group) incurred any indebtedness or contingent liability or repaid, repurchased or redeemed any indebtedness, loan capital, debenture or other liability or obligation;

(v)	entered into or varied or authorised, proposed or announced its intention to enter into or vary the terms of any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be materially restrictive on the business of any member of the Perrigo Group;

(vi)	entered into or varied or authorised, proposed or announced its intention to enter into or vary the terms of any contract, transaction or arrangement otherwise than in the ordinary and usual course of business;

(vii)	waived or compromised any claim which would be material (in value terms or otherwise) in the context of the Perrigo Group taken as a whole;

(viii)	been unable, or admitted in writing that it is unable, to pay its debts or stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased to carry on all or a substantial part of any business;

(ix)	taken or proposed any steps, any corporate action or had any legal proceedings instituted or threatened against it in respect of its winding-up, dissolution, examination or reorganisation or for the appointment of a receiver, examiner, administrator, administrative receiver, trustee or similar officer of all or any part of its assets or revenues, or any analogous proceedings in any jurisdiction;

(x)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any employee of the Wider Perrigo Group;

(xi)	made any alteration to its memorandum or articles of association or other incorporation documents;

(xii)	made or agreed or consented to any significant change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable thereunder, or to the basis on which qualification therefore or accrual or entitlement to such benefits or pensions are calculated or determined, or made or agreed or consented to any change to the trustees involving the appointment of a trust corporation; or

(xiii)	entered into any agreement, contract, scheme, arrangement or commitment or passed any resolution or made any offer with respect to, or announced an intention to, or to propose to effect any of the transactions, matters or events set out in this condition;

No adverse change, litigation, regulatory enquiry or similar

(r)	since 28 June 2014:

(i)	there not having arisen any adverse change or deterioration, or circumstances which could result in any adverse change or deterioration, in the business, assets, financial or trading position or profits of Perrigo or any member of the Perrigo Group;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Perrigo Group is or would reasonably be expected to become a party (whether as plaintiff or defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Perrigo Group having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider Perrigo Group;

(iii)	no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence, consent, permit or authorisation held by any member of the Wider Perrigo Group which is necessary for the proper carrying on of its business; and

(iv)	no contingent or other liability existing or having arisen or being apparent to Mylan which would reasonably be expected to affect adversely any member of the Perrigo Group;

No discovery of certain matters regarding information, liabilities and environmental matters

(s)	Mylan not having discovered that any financial, business or other publicly disclosed information concerning the Perrigo Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading;

(t)	Mylan not having discovered that any member of the Perrigo Group is subject to any liability, contingent or otherwise, which is not disclosed in the Perrigo Annual Report and Accounts;

(u)	save as publicly announced by Perrigo prior to the date of this announcement, since 28 June 2014, Mylan not having discovered:

(i)	in relation to any release, storage, carriage, leak, emission, discharge or disposal of any waste or hazardous substance or any other substance reasonably likely to impact the environment or any other fact or circumstance which has caused or would reasonably be expected to impair the environment or harm human health, that any past or present member of the Perrigo Group has acted in violation of any laws, statutes, regulation, notices or other legal or regulatory requirements of any Third Party;

(ii)	that there is, or would reasonably be expected to be, any liability, whether actual or contingent, or requirement to make good, remediate, repair, reinstate or clean up any property or asset now or previously owned, occupied or made use of by any past or present member of the Perrigo Group (or on its behalf) or any other property or asset under any environmental legislation, regulation, notice, circular, order or other lawful requirement of any relevant authority (whether by formal notice or order or not) or Third Party or otherwise; and

(iii)	that circumstances exist (whether as a result of the making of the offer or otherwise) which would reasonably be expected to result in any actual or contingent liability (as a result of an environmental audit or otherwise) to any member of the Perrigo Group under any applicable legislation referred to in sub-paragraph (u)(i) and (u)(ii) above to improve or modify existing or install new plant, machinery or equipment or to carry out any changes in the processes currently carried out;

Directive 2003/71/EC

(v)	to the extent required, compliance with the applicable requirements of Directive 2003/71/EC of the European Parliament and of the Council as amended (the Prospectus Directive), and the rules and regulations promulgated thereunder, all as implemented in the relevant member state(s); and

Securities Law of the State of Israel

(w)	to the extent required, compliance with the applicable requirements of the Securities Law, 5728-1968, of the State of Israel, and the rules and regulations promulgated thereunder, as well as any applicable requirements of the Tel Aviv Stock Exchange.

For the purposes of this Appendix I and the remainder of this prospectus/offer to exchange:

“Competition Act” means the Competition and Consumer Protection Act 2014 of Ireland;

“Competition and Consumer Protection Commission” or “CCPC” means the Competition and Consumer Protection Commission of Ireland as referred to in section 9 of the Competition Act;

“Perrigo Group” means Perrigo and its subsidiaries and subsidiary undertakings, and “member of the Perrigo Group” means any one of them;

“Initial Closing Date” means 1.00 p.m. (Irish time) / 8.00 a.m. (New York City time) on the date fixed by Mylan as the first closing date of the offer, unless and until Mylan in its discretion shall have extended the Initial Offer Period, in which case the term “Initial Closing Date” shall mean the latest time and date at which the Initial Offer Period, as so extended by Mylan, will expire or, if earlier, the date on which the offer becomes or is declared wholly unconditional;

“Initial Offer Period” means the period from the date of the dispatch of the Offer Document to Perrigo Shareholders, to and including the Initial Closing Date;

“Subsequent Offer Period” means the period following the end of the Initial Offer Period during which the offer remains open for acceptances but not withdrawals;

“subsidiary” and “holding company” have the meaning given by Section 155 of the Companies Act 1963 of Ireland;

“subsidiary undertaking” and “undertaking” have the meanings given by the European Communities (Companies: Group Accounts) Regulations 1992 of Ireland; and

“Wider Perrigo Group” means Perrigo, any member of the Perrigo Group and associated companies (including any joint venture, partnership, firm or company or undertaking in which any member of the Perrigo Group (aggregating their interests) is interested) or any company in which any such member has a substantial interest.

The offer will lapse unless all of the conditions set out above in this Appendix I have been fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by Mylan to be or to remain satisfied by 1.00 p.m. (Irish time) / 8.00 a.m. (New York City time) on the Initial Closing Date (or such later time(s) and/or date(s) as Mylan may: (i) with the consent of the Irish Takeover Panel (to the extent required) or in accordance with the Irish Takeover Rules; and (ii) subject to the US tender offer rules, determine).

Unless Mylan otherwise determines, condition (a) shall be capable of being satisfied, or being treated as satisfied, only at the time when all of the other conditions (b) to (w) inclusive, shall have been satisfied, fulfilled or, to the extent permitted, waived. Mylan reserves the right to waive in whole or in part all or any of conditions (b) to (w) (excluding conditions (j) to (l) to the extent applicable to the offer or its implementation). Mylan shall not be obliged to waive (if capable of waiver) or treat as satisfied any condition by a date earlier than the latest time and date for the fulfillment of all conditions referred to in the previous paragraph, notwithstanding that any other condition of the offer may at such earlier date have been waived or fulfilled or that there are at such earlier dates no circumstances indicating that the relevant condition may not be capable of fulfillment.

To the extent that the offer or its implementation would give rise to a concentration with a Community dimension within the scope of the Regulation or would otherwise give rise to a concentration that is subject to the Regulation, the Offer shall lapse if the European Commission notifies Mylan of its decision to initiate proceedings in respect of that concentration under Article 6(1)(c) of the Regulation or to refer that concentration to a competent authority of an EEA member state under Article 9(1) of the Regulation before the first closing date of the Offer or the date when the offer becomes or is declared unconditional as to acceptances, whichever is the later.

In the event that the offer lapses in any circumstances, the Offer will cease to be capable of further acceptance and Mylan and accepting Perrigo Shareholders will thereupon cease to be bound by prior acceptances.

If Mylan is required to make an offer for Perrigo shares under the provisions of Rule 9 of the Irish Takeover Rules, Mylan may make such alterations to any of the above conditions as are necessary to comply with the provisions of that rule.

Mylan reserves the right, with the consent of the Irish Takeover Panel, to elect to implement the acquisition of the Perrigo ordinary shares by way of a scheme of arrangement under Section 201 of the Companies Act 1963 of Ireland, as amended, or Sections 449 to 455 of the Companies Act 2014 of Ireland, as the case may be. In such event, the scheme of arrangement will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the offer. In particular, condition (a) will not apply and the scheme of arrangement will become effective and binding on the following:

(i)	approval at a court meeting or any separate class meeting, if applicable, which may be required by the court (or any adjournment thereof) by a majority in number of the holders of Perrigo shares present and voting, either in person or by proxy, representing 75% or more in value of the Perrigo shares held by such holders;

(ii)	the resolutions required to approve and implement the scheme of arrangement and any related reduction of capital and amendments to Perrigo’s memorandum and articles of association, to be set out in a notice of extraordinary general meeting of the holders of the Perrigo shares, being passed by the requisite majority at such extraordinary general meeting;

(iii)	the sanction of the scheme of arrangement and confirmation of any reduction of capital involved therein by the court (in both cases with or without modifications, on terms reasonably acceptable to Mylan); and

(iv)

office copies of the orders of the court sanctioning the scheme of arrangement and confirming the reduction of capital involved therein and the minute required by Section 75 of the Companies Act 1963 of Ireland, as

amended, or Section 86 of the Companies Act 2014 of Ireland, as the case may be, in respect of the reduction of capital being delivered for registration to the Registrar of Companies in Ireland and the orders and minute confirming the reduction of capital involved in the scheme of arrangement being registered by the Registrar of Companies in Ireland.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Mylan is a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands.

Without prejudice to any indemnity to which such person may be contractually or otherwise entitled and to the fullest extent permitted by applicable Dutch law, as the same exists or may be amended (but, in the case of such amendment, only to the extent that such amendment permits Mylan to provide broader indemnification rights than such law permitted the Registrant to provide prior to such amendment), Mylan’s articles of association provide that Mylan will indemnify any director or officer who was, is, or becomes in his or her capacity as director or officer a party or witness or is or becomes threatened to be made a party or witness to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, or administrative or any action, suit, or proceeding in order to obtain information, against any and all liabilities including all expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, and other financial losses, actually and reasonably incurred by him or her in connection with such action, suit, or proceeding.

Under Dutch law, indemnification generally may not be available to any person in respect of any claim, issue, or matter as to which such person will have been adjudged in a final and non-appealable judgment by a Dutch or other court of competent jurisdiction to be liable for intentional recklessness or willful misconduct in the performance of his or her duty to the Registrant unless such court determines that such person is fairly and reasonably entitled to such indemnification despite the adjudication of such liability, or to the extent any related costs and losses have been insured and reimbursed to such person under any applicable insurance policy. Also, indemnification may not be available in respect of any claim brought by Mylan and for which the person is adjudged in a final and non-appealable judgment to be liable to Mylan unless the court or Mylan shall have determined that indemnification of some or all expenses incurred by such person is appropriate and permitted under applicable law.

Mylan also has entered into indemnification agreements with each of its directors and certain of its officers that provide them with substantially similar indemnification rights to those provided under Mylan’s articles of association.

Mylan’s articles of association also provide that Mylan may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. Mylan currently maintains such a policy. The description of indemnity herein is merely a summary of the provisions in Mylan’s articles of association and other indemnification agreements, and such description shall not limit or alter the provisions in Mylan’s articles of association or other indemnification agreements.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

See the Exhibit Index.

(b)	Financial Statement Schedules.

None.

(c)	Reports, Opinions and Appraisals.

None.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)	The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on July 16, 2015.

MYLAN N.V.,

by	/s/ John D. Sheehan
	Name:	John D. Sheehan
	Title:	Executive Vice President and Chief Financial Officer

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, Mylan N.V. has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed by the following duly authorized representative in the United States:

MYLAN N.V.,

by	/s/ John D. Sheehan
	Name:	John D. Sheehan
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Robert J. Coury	Non-Executive Director and Executive Chairman of the Board	July 16, 2015

* Heather Bresch	Chief Executive Officer and Executive Director (Principal Executive Officer)	July 16, 2015

/s/ John D. Sheehan John D. Sheehan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Accounting Officer)	July 16, 2015

Signature	Title	Date

* Rodney L. Piatt	Non-Executive Director, Lead Independent Director and Vice Chairman of the Board	July 16, 2015

* Wendy Cameron	Non-Executive Director	July 16, 2015

* Robert J. Cindrich	Non-Executive Director	July 16, 2015

* JoEllen Lyons Dillon	Non-Executive Director	July 16, 2015

* Neil F. Dimick	Non-Executive Director	July 16, 2015

* Melina Higgins	Non-Executive Director	July 16, 2015

* Douglas J. Leech	Non-Executive Director	July 16, 2015

* Rajiv Malik	President and Executive Director	July 16, 2015

* Joseph C. Maroon, M.D.	Non-Executive Director	July 16, 2015

* Mark W. Parrish	Non-Executive Director	July 16, 2015

* R.L. Vanderveen, Ph.D., R. Ph.	Non-Executive Director	July 16, 2015

*By:	/s/ John D. Sheehan
John D. Sheehan Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Descriptions

3.1	Articles of Association of Mylan N.V., filed as Exhibit 3.1 to the Mylan N.V. Current Report on Form 8-K filed on February 27, 2015, and incorporated herein by reference.

5.1	Opinion of NautaDutilh N.V regarding the legality of the Mylan ordinary shares N.V.*

10.1	Bridge Loan Credit Agreement, filed as Exhibit 10.1 to the Mylan N.V. Current Report on Form 8-K filed on April 24, 2015, and incorporated herein by reference.

10.2	Amendment No. 1 to Bridge Credit Agreement, filed as Exhibit 10.1 to the Mylan N.V. Current Report on Form 8-K filed on May 1, 2015, and incorporated herein by reference.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Deloitte & Touche LLP, independent auditors.

23.3	Consent of Ernst & Young LLP, independent auditors.

23.4	Consent of NautaDutilh N.V (included in the opinion filed as Exhibit 5.1).*

24.1	Power of Attorney (included on the signature pages hereto).

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees.*

99.4	Form of Letter to Clients for Use by Brokers, Dealers, Banks, Trust Companies and Other Nominees.*

*	To be filed by amendment.